CONSENT SOLICITATION STATEMENT/PROSPECTUS
                  ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP

     This Consent Solicitation Statement/Prospectus ('Consent Solicitation Statement/Prospectus') is being furnished to holders of units of Class A limited partnership interest ('Units') of Atlanta Marriott Marquis Limited Partnership ('AMMLP') in connection with the solicitation of consents ('Consent Solicitation') by Marriott Marquis Corporation, the general partner of AMMLP ('General Partner'). The General Partner is a wholly owned subsidiary of Host Marriott Corporation ('Host Marriott').

     The purpose of the Consent Solicitation is to approve the merger ('Merger') of AMMLP with and into Atlanta Marriott Marquis II Limited Partnership, a newly formed Delaware limited partnership ('AMMLP-II') of which the General Partner is the sole general partner. The Merger is part of a series of transactions intended to facilitate a refinancing of the mortgage debt encumbering the Atlanta Marriott Marquis Hotel ('Hotel') prior to its February 2, 1998 maturity date, recapitalize and stabilize AMMLP and provide additional funds for repairs to the facade of the Hotel and room refurbishments and renovations. As of October 31, 1997, the mortgage debt encumbering the Project was approximately $199 million, bearing interest at an effective rate of 12.3% per annum.

     If the mortgage debt is not refinanced, it is likely that the Hotel will be sold. Such a sale would require each limited partner to recognize gain of as much as $145,100 per Unit as a result of the recapture of negative capital account balances. Any cash received as a result of a sale would increase such gain dollar-for-dollar.

     AMMLP is the owner of an 80% interest in Ivy Street Hotel Limited Partnership, a Georgia limited partnership ('Ivy Street') that owns the Hotel. AMMLP also owns the land on which the Hotel is situated ('Land'). The Land is currently leased to Ivy Street (together, the Hotel and Land are referred to herein as the 'Project'). The other general and limited partners of Ivy Street are not affiliated with the General Partner.

     The Merger, together with the other transactions described below, are referred to herein as the 'Restructuring Transactions.'

     SEE 'RISK FACTORS' BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS RELATING TO THE MERGER, INCLUDING, AMONG OTHERS:

     o The General Partner has not sought, and will not seek, a fairness opinion from an independent third party regarding the fairness of the Merger or the Restructuring Transactions to limited partners.

     o Conflicts of interest exist between the limited partners, AMMLP, AMMLP-II, and the General Partner and its affiliates in connection with the Restructuring Transactions;

     o The terms of the Restructuring Transactions have not been negotiated on an arm's-length basis;

     o Contribution of the Land to Ivy Street or a subsidiary thereof, as described herein, will eliminate payments under the ground lease, which payments have been the principal source of cash distributions to limited partners; and

     o The right of limited partners to consent to a sale of the Project (other than to the General Partner or an affiliate) will be eliminated.

THE SECURITIES TO WHICH THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS RELATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS CONSENT SOLICITATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

November 10, 1997

     The Restructuring Transactions will include the following steps:

     o Ivy Street will receive loan proceeds of approximately $164 million from an unaffiliated lender that, together with additional capital contributions of up to $75 million by the General Partner (to be funded from cash obtained through affiliates of the General Partner) will be used to (i) repay the maturing mortgage debt on or before February 2, 1998 ($199 million), (ii) repay certain Host Marriott advances ($10.4 million), and (iii) provide needed funds for capital expenditures, room renovations and refurbishment, transaction costs and reserves ($29.6 million in the aggregate). Through these expenditures, the General Partner expects to stabilize the capital structure of the partnerships for the next 12 years;

     o AMMLP will be merged with and into AMMLP-II, the separate existence of AMMLP will cease, Units will be converted on a one-for-one basis into units of Class A limited partnership interest in AMMLP-II ('New Units')-- no additional capital contributions will be required from the Class A limited partners of AMMLP;

     o The General Partner will contribute up to $75 million in cash to AMMLP-II and, in return for such additional capital contribution and surrender of its existing Class B limited partnership in AMMLP, will receive a new Class B limited partnership interest in AMMLP-II;

     o The General Partner will cause AMMLP-II to (i) contribute the Land to Ivy Street or a subsidiary of Ivy Street in return for credit to AMMLP-II's capital account in Ivy Street of $26,500,000 (the calculation of the Land value under an option held by Ivy Street) and an annual cumulative 10% preferred return and a priority return of that capital to AMMLP-II and (ii) reinvest the capital contributions received from the General Partner in Ivy Street in exchange for a 13.5% annual cumulative preferred return and priority return of that capital from Ivy Street to AMMLP-II;

     o The General Partner will receive an annual cumulative 13.5% preferred return on the AMMLP-II Class B limited partnership interest, and, after payment of such return, Class A limited partners of AMMLP-II will receive an annual return of 5% on limited partners' original invested capital in AMMLP (ratably with a 5% return to the General Partner on its original invested captial in AMMLP) which, to the extent unpaid in any year will cumulate and compound and be payable from sale or refinancing proceeds after payment of the Class B preferred return and repayment of the Class B capital contribution;

     o Host Marriott will waive its right to priority repayment of approximately $20.1 million in prior non-interest bearing Host Marriott advances to Ivy Street in exchange for a 15 year term note bearing interest at a rate of 9% per annum ('Term Loan'); and

     o AMMLP-II will distribute approximately $5,000 per New Unit to the Class A Limited Partners.

     For additional information regarding the Restructuring Transactions, see 'The Restructuring Transactions--Terms of the Restructuring Transactions.'

     APPROVAL OF THE MERGER BY A MAJORITY IN INTEREST OF THE LIMITED PARTNERS IS A CONDITION TO THE GENERAL PARTNER'S AND HOST MARRIOTT'S OBLIGATION TO INVEST CAPITAL AND ACCEPT THE TERM LOAN IN CONNECTION WITH THE RESTRUCTURING TRANSACTIONS. IF THE MERGER IS NOT APPROVED AND THE REMAINING RESTRUCTURING TRANSACTIONS ARE NOT COMPLETED, IT IS UNLIKELY THAT IVY STREET WILL BE ABLE TO REFINANCE THE MORTGAGE DEBT AT MATURITY. A FAILURE TO REPAY SUCH MORTGAGE DEBT COULD RESULT IN A SALE OF OR FORECLOSURE ON THE PROJECT, WHICH WOULD BE LIKELY TO HAVE MATERIAL ADVERSE EFFECTS ON AMMLP AND ITS PARTNERS.

     THE GENERAL PARTNER HAS APPROVED THE MERGER AND BELIEVES THAT THE MERGER AND RESTRUCTURING TRANSACTIONS ARE FAIR TO AND IN THE BEST INTERESTS OF THE AMMLP LIMITED PARTNERS. THE GENERAL PARTNER RECOMMENDS THAT THE LIMITED PARTNERS APPROVE THE MERGER.

     The mailing of this Consent Solicitation Statement/Prospectus and the enclosed consent card will commence on or about November 12, 1997. This Consent Solicitation Statement/Prospectus constitutes a prospectus of AMMLP-II for up to 530 New Units issuable in connection with the Merger. The costs of this Consent Solicitation will be borne by Host Marriott.

     The limited partnership agreement for AMMLP-II ('AMMLP-II Partnership Agreement') differs in certain material respects from the amended and restated limited partnership agreement of AMMLP ('AMMLP Partnership Agreement'). In general, under the AMMLP-II Partnership Agreement, the General Partner will have greater control over the Project, including a right to cause a sale or other disposition thereof (other than to an affiliate of the General Partner), without the consent of the limited partners. See 'COMPARISON OF LIMITED PARTNER RIGHTS.'

     NEITHER THE UNITS NOR NEW UNITS ARE OR WILL BE LISTED ON ANY NATIONAL SECURITIES EXCHANGE OR QUOTED IN THE OVER THE COUNTER MARKET, AND THERE IS NO ESTABLISHED PUBLIC TRADING MARKET AND NONE IS EXPECTED TO DEVELOP. The transfer of New Units will continue to be restricted under the terms of the AMMLP-II Partnership Agreement.

     YOUR VOTE ON THIS MATTER IS VERY IMPORTANT. ABSTENTIONS OR A FAILURE TO RETURN THE ENCLOSED CONSENT FORM WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE MERGER. THEREFORE, YOU ARE REQUESTED TO COMPLETE, SIGN AND RETURN THE CONSENT FORM IN THE ENCLOSED PREPAID ENVELOPE AT YOUR EARLIEST CONVENIENCE AND, IN ANY EVENT BY 6:00 P.M. EASTERN TIME, ON DECEMBER 12, 1997, UNLESS EXTENDED, TO GEMISYS, INC., ATTENTION: PROXY STATEMENT, 7103 SOUTH REVERE PARKWAY, ENGLEWOOD, COLORADO 80112.

CONSENT FORMS THAT ARE SIGNED BUT CONTAIN NO VOTING INSTRUCTIONS WILL BE DEEMED TO HAVE CONSENTED TO THE MERGER.

                             AVAILABLE INFORMATION

     AMMLP-II has filed with the Securities and Exchange Commission (the 'Commission') a registration statement on Form S-4 (together with all amendments and exhibits thereto) under the Securities Act of 1933, as amended (the 'Securities Act'), relating to the New Units to be issued in connection with the Merger (the 'Registration Statement'). This Consent Solicitation Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be examined, without charge at, or copies obtained upon payment of prescribed fees from, the Commission's public reference facilities located at: Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's regional offices located at: 7 World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Electronic filings filed through the Commission's Electronic Data Gathering, Analysis and Retrieval system ('EDGAR') are publicly available through the Commission's home page on the Internet at http://www.sec.gov.

     AMMLP is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'). On December 29, 1989, AMMLP filed an application for relief from the reporting requirements of the Exchange Act pursuant to Section 12(h) thereof. Because of the pendency of such application, AMMLP was not required to, and did not, make any filings pursuant to the Exchange Act from October 23, 1989 until that application was voluntarily withdrawn on November 10, 1997. Copies of AMMLP's filings under the Exchange Act subsequent to that date may be obtained as described above.
                            ------------------------

     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Consent Solicitation Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Consent Solicitation Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Consent Solicitation Statement/Prospectus in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this Consent Solicitation Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of AMMLP or in the information set forth herein, since the date of this Consent Solicitation Statement/Prospectus.

                               TABLE OF CONTENTS

SUMMARY....................................................................................................     1
  The Partnerships and the Project.........................................................................     1
  The Restructuring Transactions...........................................................................     3
  Distribution Rights Following the Restructuring Transactions.............................................     4
  Comparison of Rights.....................................................................................     5
  Reasons for the Restructuring Transactions...............................................................     8
  Recommendation of the General Partner....................................................................     8
  Opinion of Financial Advisor.............................................................................    11
  Consent Required; Consent Procedures.....................................................................    11
  Solicitation Period......................................................................................    11
  Execution and Revocation of Consents.....................................................................    11
  Effective Time of the Merger.............................................................................    12
  Risk Factors.............................................................................................    12
  Conditions to the Merger; Termination....................................................................    13
  Certain Federal Income Tax Considerations................................................................    13
  Dissenters' Rights.......................................................................................    13
  Access to List of Limited Partners.......................................................................    13
  Anticipated Accounting Treatment.........................................................................    13
RISK FACTORS...............................................................................................    14
  Conflicts of Interest....................................................................................    14
  Change in Distribution Priorities........................................................................    15
  Lack of Control by Limited Partners; Sale of Project by General Partner..................................    15
  Substantial Debt Obligations; Lack of Funds for Distribution to Limited Partners.........................    15
  Risk of Foreclosure......................................................................................    15
  Effect of Land Contribution; Loss of Lease Payments to AMMLP-II..........................................    15
  Rights and Preferences of the General Partner............................................................    16
  No Dissenters' Rights....................................................................................    16
  Market Value of New Units................................................................................    16
  Liquidity Risks..........................................................................................    16
  Risk of Minimum Gain Chargeback..........................................................................    16
  Hotel Industry Risks.....................................................................................    17
  Real Estate Investment Risks.............................................................................    17
  Cautionary Statement Regarding Forward-Looking Statements................................................    18
CONSENT SOLICITATION INFORMATION...........................................................................    19
  Record Date..............................................................................................    19
  Required Vote............................................................................................    19
  Solicitation Period......................................................................................    19
  Execution and Revocation of Consents.....................................................................    19
  Effective Time of the Merger.............................................................................    20
  No Special Meeting.......................................................................................    20
  Access to List of Limited Partners.......................................................................    20
  Cost of Restructuring Transactions.......................................................................    20
THE RESTRUCTURING TRANSACTIONS.............................................................................    20
  Background and Reasons for the Merger....................................................................    20
  Value of Units...........................................................................................    24
  Terms of the Restructuring Transactions..................................................................    24
  Recommendation of the General Partner....................................................................    26
  Opinion of Financial Advisor.............................................................................    28
  Terms of the Merger......................................................................................    29
  Effective Time of the Merger.............................................................................    30
  Conditions to Merger; Termination........................................................................    30
  Operations After the Merger..............................................................................    30
  Dissenters' Rights.......................................................................................    30
  Anticipated Accounting Treatment.........................................................................    30
CAPITALIZATION.............................................................................................    31
UNAUDITED PRO FORMA FINANCIAL DATA.........................................................................    32
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT................................................    34
SELECTED FINANCIAL DATA....................................................................................    37
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS......................    38
  Capital Resources and Liquidity..........................................................................    38

  Results of Operations....................................................................................    39
MARKET FOR UNITS AND DISTRIBUTIONS.........................................................................    42
THE PARTNERSHIPS...........................................................................................    42
  AMMLP and AMMLP-II.......................................................................................    42
  Ivy Street...............................................................................................    43
  Marriott Marquis Corporation.............................................................................    43
  Security Ownership of Certain Beneficial Owners and Management...........................................    44
  Certain Relationships and Related Transactions...........................................................    44
THE HOTEL..................................................................................................    46
  Introduction.............................................................................................    46
  Hotel Facilities.........................................................................................    46
  Design and Construction..................................................................................    46
  Location.................................................................................................    46
  Lease....................................................................................................    46
  Competition..............................................................................................    47
FINANCING ARRANGEMENTS.....................................................................................    47
  New Mortgage Debt........................................................................................    47
  Term Loan................................................................................................    47
THE PARTNERSHIP AGREEMENTS.................................................................................    48
  AMMLP-II Partnership Agreement...........................................................................    48
  Ivy Street Partnership Agreement.........................................................................    51
COMPARISON OF LIMITED PARTNER RIGHTS.......................................................................    54
  Authority of General Partner.............................................................................    54
  Voting Rights............................................................................................    54
  Class B Limited Partner Interest.........................................................................    55
  Distributions............................................................................................    56
THE MANAGEMENT AGREEMENT...................................................................................    58
  Term.....................................................................................................    58
  Compensation.............................................................................................    58
  Sale of Hotel............................................................................................    59
  Termination of the Management Agreement..................................................................    59
  Chain Services...........................................................................................    59
  FF&E Replacements........................................................................................    59
  Working Capital and Fixed Asset Supplies.................................................................    60
  Building Alterations, Improvements and Renewals, Budgets and Marriott Name...............................    60
  Indemnifications.........................................................................................    60
CONFLICTS OF INTEREST......................................................................................    61
  Terms of the Restructuring Transactions..................................................................    61
  Activities of the General Partner and its Affiliates.....................................................    61
  Management of the Hotel..................................................................................    61
  Lack of Separate Representation..........................................................................    61
  Tax Matters..............................................................................................    61
  Establishment of Reserves................................................................................    62
  Additional Conflicts of Interest.........................................................................    62
  Policies with Respect to Conflicts of Interest...........................................................    62
FIDUCIARY RESPONSIBILITIES OF THE GENERAL PARTNER..........................................................    64
FEDERAL INCOME TAX CONSIDERATIONS..........................................................................    64
  The Merger...............................................................................................    65
  Tax Aspects Of Investment in AMMLP-II....................................................................    65
  Dispositions and Redemptions of New Units................................................................    73
  Other Tax Matters Affecting AMMLP-II and Its Limited Partners............................................    74
LEGAL MATTERS..............................................................................................    75
INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................    75
GLOSSARY...................................................................................................    76

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Consent Solicitation Statement/Prospectus. This summary is necessarily general and abbreviated and has been prepared to assist limited partners in their review of this Consent Solicitation Statement/Prospectus. This summary is not intended to be a complete explanation of the matters covered in this Consent Solicitation Statement/Prospectus and is qualified in all respects by reference to the more detailed information contained elsewhere herein and the accompanying Exhibits, which limited partners are urged to read carefully. Certain capitalized terms used in this summary are defined elsewhere in this Consent Solicitation Statement/Prospectus.

THE PARTNERSHIPS AND THE PROJECT

     Atlanta Marriott Marquis Limited Partnership ('AMMLP'), formed on April 29, 1985, owns an 80% general partnership interest in Ivy Street Hotel Limited Partnership, a Georgia limited partnership ('Ivy Street'), that, in turn, owns the Atlanta Marriott Marquis Hotel ('Hotel'). The general partner of AMMLP, with a 1% interest, is Marriott Marquis Corporation ('General Partner'), a wholly owned subsidiary of Host Marriott Corporation ('Host Marriott'). The general partners of Ivy Street are AMMLP and John C. Portman, Jr. Certain affiliates of Mr. Portman own the remaining interest in Ivy Street as limited partners. (Mr. Portman and such affiliates are referred to herein as 'Portman.') AMMLP also owns the land on which the Hotel is situated ('Land'). The Land is leased to Ivy Street pursuant to a long-term ground lease ('Lease'), which includes an option to Ivy Street to purchase the Land at a fixed price (subject to inflation adjustments). The Hotel and the Land are referred to collectively herein as the 'Project.'

     The Hotel, located in downtown Atlanta, Georgia adjacent to Peachtree Center, is operated as part of the Marriott International, Inc. full-service hotel system. The Hotel caters primarily to the group/convention and association business segment.

     The Hotel is managed by Marriott International Inc. ('MII' or the 'Manager') under a long-term management agreement ('Management Agreement'). The Management Agreement also grants the Hotel the right to use the 'Marriott' name. See 'Management Agreement.'

     Atlanta Marriott Marquis II Limited Partnership, a newly formed Delaware limited partnership ('AMMLP-II') of which the General Partner is the sole general partner, will succeed to AMMLP's general partnership interest in Ivy Street as a result of the Merger (as defined below), if approved by the limited partners of AMMLP.

     The ownership structure of the Project, and the respective interests of the partners therein, are illustrated below:

              [Graphic Showing Ownership Structure of the Project]


     The executive offices of each of AMMLP, AMMLP-II, the General Partner and Host Marriott are located at 10400 Fernwood Road, Bethesda, Maryland 20817,
Telephone: (301) 380-2070.

THE RESTRUCTURING TRANSACTIONS

     The General Partner is soliciting the consent of holders of units of Class A limited partnership interest ('Units') of AMMLP ('Consent Solicitation') to approve the merger ('Merger') of AMMLP with and into AMMLP-II. The Merger is part of a series of transactions intended to facilitate a refinancing of the current mortgage debt of approximately $199 million encumbering the Hotel ('Mortgage Debt') on or prior to its February 2, 1998 maturity date, recapitalize AMMLP and Ivy Street, and provide additional proceeds of approximately $19.6 million for capital expenditures for repairs to the facade of the Hotel and room refurbishment and renovations. The Merger, together with the other transactions described below, are referred to herein as the 'Restructuring Transactions' and will allow limited partners to defer recognition of gain for federal income tax purposes of approximately $145,100 per Unit. The Restructuring Transactions include the following steps:

     o Ivy Street will obtain new 12-year first mortgage financing of approximately $164 million ('New Mortgage Debt'), which, together with additional capital contributions of up to $75 million by the General Partner, will be used to repay the maturing Mortgage Debt on or prior to its February 2, 1998 maturity date. AMMLP and Ivy Street have executed a commitment letter with Nomura Asset Capital Corporation ('NACC') with respect to such New Mortgage Debt. Approximately $35 million of the additional capital contributed by the General Partner will be used to repay the Mortgage Debt, $10.4 million will be used to repay certain Host Marriott advances (together with any additional advances and interest thereon), $19.6 million will be applied to capital expenditures and room refurbishment, $4 million will be used to pay costs associated with the transactions, and $6 million will be applied to reserves and additional expenses.

     o AMMLP will be merged with and into AMMLP-II, the separate existence of AMMLP will cease and Units will be converted on a one-for-one basis into units of Class A limited partnership interest in AMMLP-II ('New Units'). No additional capital contributions will be required from AMMLP Class A limited partners in connection with the Restructuring Transactions.

     o The General Partner or its affiliate will immediately contribute $6 million and, as needed, up to an additional $69 million in capital to AMMLP-II. In return for such additional capital contributions, the General Partner will receive a new Class B limited partnership interest in AMMLP-II (entitling the General Partner to a 13.5% cumulative, compounded annual preferred return). The General Partner also will surrender its current Class B interest in distributions of cash flows ranging from 19% to 34%, and an interest in residual distributions from sale proceeds or refinancing proceeds, after payment of priority items, of 34%. For information regarding the rights and preferences of partnership interests in AMMLP and AMMLP-II, see '--Comparison of Rights.'

     o AMMLP-II Class A limited partners will receive an annual return of 5% on Class A limited partners' initial investment in AMMLP (ratably with a 5% return to the General Partner or its initial investment in AMMLP), after payment of the preferred return on the Class B interest, to the extent unpaid in any year, such return will cumulate and compound and be payable from sale or refinancing proceeds.

     o The General Partner will cause AMMLP-II to contribute the Land to Ivy Street or its wholly owned subsidiary in return for credit to AMMLP-II's capital account (represented by a Class C limited partnership interest in Ivy Street) of $26,500,000 and a 10% cumulative compounding annual preferred return and priority return of capital thereon. Ivy Street currently has an option to purchase the Land for a fixed price. The option price is adjusted periodically for changes in the Consumer Price Index ('CPI'), and the capital account credit is intended to reflect the current option price plus estimated changes in the CPI through December 1997. The General Partner also will cause AMMLP-II to reinvest the capital received from the General Partner in Ivy Street (represented by a Class B partnership interest in Ivy Street) for a 13.5% annual cumulative compounding preferred return and priority return of such capital.

     o Host Marriott will waive its existing right to priority repayment of approximately $20.1 million in prior non-interest bearing advances to Ivy Street and restructure such advances as a loan with a 15 year term (interest only for the first 5 years) bearing interest at a rate of 9% per annum ('Term Loan'), the repayment of which will be limited to the distributable cash of Ivy Street but made prior to the preferred distributions to AMMLP-II by Ivy Street. Host Marriott would otherwise be entitled to repayment of all such existing advances prior to making any distributions (other than Lease payments) to partners of Ivy Street.

     o AMMLP-II will distribute funds to Class A limited partners of approximately $5,000 per New Unit.

     As part of repayment of the Mortgage Debt, Host Marriott's guarantees of the payment of up to $50 million in principal and/or interest on the Mortgage Debt will be eliminated. In addition, in connection with obtaining an extension of the maturity date for the Mortgage Debt from July 10, 1997 until February 2, 1998, Host Marriott advanced approximately $10.4 million under its guarantees. That advance, together with any additional advances by Host Marriott and interest thereon, will be repaid in connection with the Restructuring Transactions. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity.'

     Effective upon approval of the Merger by limited partners of AMMLP and receipt of all necessary third party approvals, the partnership agreement of Ivy Street will be amended and restated in the form of the Third Amended and Restated Agreement of Limited Partnership of Ivy Street Limited Partnership in the form attached hereto as Exhibit B (as amended and restated, 'Ivy Street Partnership Agreement'). In addition to the preferred and priority returns to AMMLP-II discussed above, the Ivy Street Partnership Agreement will grant AMMLP-II, through its General Partner, unilateral control to make most major decisions on behalf of Ivy Street, including a sale of the Project, other than to an affiliate of the General Partner.

DISTRIBUTION RIGHTS FOLLOWING THE RESTRUCTURING TRANSACTIONS

     Following the Restructuring Transactions, AMMLP-II will make distributions of net cash flow, not less frequently than annually in such amounts as the General Partner may determine. Such amounts, if any, will be distributed as follows: (i) to the General Partner, until the General Partner has received an amount equal to 13.5% on its Class B invested capital; (ii) to the General Partner and Class A limited partners, until such partners have received a return in the amount of 5% on their initial investment in AMMLP; and (iii) thereafter, in proportion to total invested capital through completion of the Restructuring Transactions or approximately 41% to limited partners and 59% to the General Partner (assuming an investment of $75 million by the General Partner).

     The net proceeds from any sale or refinancing transaction will be distributed as soon as practicable following their receipt by AMMLP-II, in such amounts as the General Partner shall determine. Such proceeds will be distributed in the following order of priority: (i) to the General Partner, until the General Partner has received a 13.5% cumulative compounded annual return on its Class B invested capital, (ii) to the General Partner and Class A limited partners, until such partners have received a return of 5% on their initial investment in AMMLP; (iii) to the General Partner, until its Class B invested capital of up to $75 million has been fully returned, taking into account all distributions to such partners following the effective date of the Restructuring Transactions (other than the approximately $5,000 per Unit being distributed as part of the Restructuring Transactions); (iv) to the General and Class A Limited Partners until they have received a cumulative, compounded return on their original invested capital of 5% per annum from the effective date of the Restructuring Transactions); (v) to the General Partner and Class A limited partners, until such partners' original invested capital of $536,000 and $53,000,000, respectively, has been fully returned; and (vi) thereafter, in proportion to total invested capital through completion of the Restructuring Transactions or approximately 41% to limited partners and 59% to the General Partner (assuming an investment of $75 million by the General Partner).

     Following the Merger, the General Partner's existing AMMLP Class B Interest, representing a right to receive an interest in residual distributions after repayment of priority items (which ranges from 19% to 34%), will be extinguished. The General Partner acquired the Class B Interest that will be extinguished in connection with the organization of AMMLP in 1985 for no additional capital contribution.

     The General Partner has not received any distributions of cash flow with respect to its existing Class B Interest because limited partners have not received a 10% annual return. The existing Class B Interest would provide, however, for a 34% interest in residual distributions of sale and refinancing proceeds after payment of priority items. The General Partner is acquiring its Class B Interest in AMMLP-II (which will entitle it to a

13.5% cumulative compounded annual return and approximately 59% interest in residual distributions after payment of priority items) in exchange for its additional capital contribution of up to $75 million and surrender of its existing Class B Interest.

     For information relating to the distribution rights under the Ivy Street Class B Interest in connection with the organization of AMMLP in 1985 for no additional capital contribution, see 'The Partnership Agreements--Ivy Street Partnership Agreement--Distributions.'

COMPARISON OF RIGHTS

     The following tables set forth comparative information with respect to the rights and privileges of each class of partnership interest in AMMLP and AMMLP-II. For additional information, see 'Comparison of Limited Partner Rights.'

      [One of two Tables comparative rights and privileges of each class of partnership interest in AMMLP and AMMLP-II appears on this page.]

      [Two of two Tables comparative rights and privileges of each class of partnership interest in AMMLP and AMMLP-II appears on this page.]

REASONS FOR THE RESTRUCTURING TRANSACTIONS

     The General Partner has determined that, without a significant contribution of equity capital, Ivy Street will be unable to refinance the Mortgage Debt and obtain sufficient funds to complete needed facade repairs and room renovations and refurbishments. If Ivy Street is unable to repay such Mortgage Debt upon its maturity, Ivy Street likely would be required to sell the Project to avoid a default on the Mortgage Debt and the risk of foreclosure.

     The General Partner believes that a sale or foreclosure would not result in cash proceeds available for distribution to limited partners of AMMLP in excess of tax liabilities associated with a sale. A sale or foreclosure, however, would result in a significant taxable event to the partners of AMMLP. Without taking into account the unique circumstances of each limited partner's ownership of Units (including the availability of carried forward losses and assuming the limited partners received no cash proceeds as a result of such a sale or foreclosure), the General Partner estimates that an AMMLP limited partner who acquired Units in the original offering would recognize a per Unit gain of approximately $145,100 (comprised of (i) the recapture of the limited partner's negative capital account balance of approximately $148,500 at December 31, 1997, plus (ii) approximately $8,600 of payments previously received with respect to the reallocation of certain tax losses resulting from the 1990 debt refinancing (assuming such limited partner classified these amounts as purchase price adjustment as the General Partner advised), minus (iii) approximately $12,000 of unrecovered syndication expenses allocable to each Unit). To the extent any cash would be received by limited partners, the amount of gain would increase on a dollar-for-dollar basis.

     The Restructuring Transactions also are intended to stabilize the capital structure of AMMLP-II and Ivy Street and eliminate the need to refinance any mortgage debt on the Project in the immediate future. The New Mortgage Debt is expected to have a minimum term of 12 years. In addition, the principal amount of such New Mortgage Debt will be significantly less than the level of mortgage debt historically encumbering the Project. The New Mortgage Debt, together with amortizing principal repayments thereon, is expected to provide more flexibility to obtain additional financing, if needed, in the future.

RECOMMENDATION OF THE GENERAL PARTNER

     The General Partner has approved the Merger and believes that the Merger and the Restructuring Transactions are fair to and in the best interests of the AMMLP limited partners. The General Partner recommends that limited partners approve the Merger and has concluded that the Merger and the Restructuring Transactions will provide AMMLP and its limited partners with, among others, the following benefits:

     o The Restructuring Transactions will facilitate a refinancing of the Mortgage Debt on or prior to its maturity date and thereby avoid a sale or foreclosure on the Project;

     o The Restructuring Transactions will allow limited partners to retain an interest in the Project while deferring immediate recognition of gain for federal income tax purposes;

     o The Restructuring Transactions will result in New Mortgage Debt that has a lower principal amount than the Mortgage Debt and has a longer term until maturity, thereby stabilizing the capital structure of AMMLP-II and Ivy Street and reducing the risk of a default and foreclosure;

     o The Restructuring Transactions will result in the Land and the Hotel being owned by the same entity, a structure which facilitates refinancing; and

     o The Restructuring Transactions will permit a distribution of approximately $5,000 per New Unit.

     THE GENERAL PARTNER IS A WHOLLY OWNED DIRECT SUBSIDIARY OF HOST MARRIOTT AND, THEREFORE, HAS SUBSTANTIAL CONFLICTS OF INTEREST WITH RESPECT TO THE MERGER AND THE RESTRUCTURING TRANSACTIONS. See 'Conflicts of Interest.'

     In addition to providing certain benefits to AMMLP and its partners, the Restructuring Transactions involve potentially adverse changes to limited partners including:

     o Distributions to limited partners may be reduced as a result of the combination of the satisfaction of cumulative compounding annual preferred returns to the General Partner and the debt service obligations of Ivy Street.

     o Limited partners' interest in the net proceeds from any sale or refinancing transaction will be reduced, in proportion to invested capital, from 65% to approximately 41%, after payment of priority items.

     o The contribution of the Land to Ivy Street will terminate the Lease, which, during 1995 and 1996, has been the sole source of cash distributions to limited partners.

     o Limited partners will no longer have the right to consent to certain matters, including a sale of the Project (other than to an affiliate of the General Partner).

     Following the Restructuring Transactions, the ownership structure of the Project, and the respective interests of the partners therein, will be as illustrated below:


                  [Graphic showing ownership structure of the
                 project after the restructuring transactions]

OPINION OF FINANCIAL ADVISOR

     The General Partner has not retained and will not retain a financial advisor to render an opinion with respect to the fairness of the Merger or the Restructuring Transactions to the limited partners. The General Partner, however, retained Arthur Consulting Group, Inc. ('Financial Advisor') solely to render an opinion with respect to the fairness to limited partners and AMMLP-II of the preferred and priority returns to be paid to the General Partner as a result of its Class B interest in AMMLP-II.

     The Financial Advisor has delivered a written opinion, dated November 7, 1997, to the General Partner to the effect that, as of the date of its opinion and subject to certain matters stated therein, the preferred and priority returns to be paid to the General Partner of AMMLP-II as a result of its to-be-issued Class B preferred equity interest in AMMLP-II are fair, from a financial point of view, to AMMLP-II and the limited partners. The full text of the written opinion of the Financial Advisor, which sets forth the assumptions made, matters considered, and limitations on the review undertaken, is attached as Exhibit C to this Consent Solicitation Statement/Prospectus and should be read carefully in its entirety. The Financial Advisor did not provide, and the General Partner did not request, copies of the analyses underlying the fairness opinion or the specific value indications as a result of such analyses.

CONSENT REQUIRED; CONSENT PROCEDURES

     The limited partners of AMMLP are being asked to consent to the Merger. Only limited partners admitted to AMMLP will be entitled to vote. The close of business on November 7, 1997 has been fixed by the General Partner as the record date ('Record Date') for determining the limited partners entitled to notice of and to vote upon the Merger. As of the Record Date, AMMLP had 720 limited partners holding 530 Units.

     Approval of the Merger requires the affirmative vote of the General Partner and of Class A limited partners holding a majority of the limited partnership interests in AMMLP. Accordingly, an abstention or failure to return the enclosed Consent Form will have the same effect as a vote AGAINST the Merger. Each limited partner as of the Record Date is entitled to cast one vote on the Merger for each Unit held of record. Holders of half-Units are entitled to cast half a vote for each half-Unit held of record as a limited partner.

     The General Partner owns a total of 1.5 Units that it intends to vote in favor of the Merger. There are no Units owned by directors and executive officers of the General Partner. The officers and directors of MII, as a group, own 2.5 Units representing a 0.5% limited partnership interest in AMMLP. The General Partner has no basis for forming an expectation as to whether or how such holders of Units will vote.

SOLICITATION PERIOD

     The Solicitation Period is the time during which limited partners may vote for or against the Merger. The Solicitation Period will commence upon mailing of this Consent Solicitation Statement/Prospectus and Consent Form and will continue until 6:00 p.m. Eastern time, on December 12, 1997. The General Partner, in its sole discretion may elect to extend the Solicitation Period.

EXECUTION AND REVOCATION OF CONSENTS

     All Consent Forms that are properly executed and returned to GEMISYS, Inc. ('GEMISYS') prior to the expiration of the Solicitation Period will be voted in accordance with the instructions contained therein. ALL PROPERLY EXECUTED CONSENT FORMS THAT CONTAIN NO VOTING INSTRUCTIONS WILL BE DEEMED TO HAVE CONSENTED TO THE MERGER. Consent Forms will be effective only when actually received by GEMISYS at the address or facsimile number set forth below. Consent Forms may be withdrawn at any time prior to the expiration of the Solicitation Period or any extension thereof. In addition, subsequent to the submission of a Consent Form, but prior to the expiration of the Solicitation Period or any extension thereof, limited partners may change their vote. For a withdrawal or change of vote to be effective, limited partners must execute and deliver, prior to the expiration of the Solicitation Period or any extension thereof, a subsequently dated Consent Form or a written notice stating that the consent is revoked to GEMISYS, Attention: Proxy Department, 7103 South Revere Parkway, Englewood, Colorado 80112, facsimile number (800) 387-7365.

EFFECTIVE TIME OF THE MERGER

     If approved by the limited partners, the Merger will become effective at the time and on the date specified in the certificate of merger filed with the Secretary of State in the State of Delaware ('Effective Time'), which will occur as soon as practicable following approval of the Merger by limited partners.

RISK FACTORS

     In considering whether to approve the Merger, limited partners should consider, in addition to the other information contained in this Consent Solicitation Statement/Prospectus, the matters described under 'Risk Factors.' Such matters include:

     o Conflicts of interest between the Class A limited partners on the one hand and the General Partner and its affiliates on the other hand are due to the fact that (i) Host Marriott is the parent of the General Partner and will receive the AMMLP-II Class B interest for its additional capital contribution to AMMLP-II, (ii) in connection with the Restructuring Transactions, Host Marriott's prior non-interest bearing advances of approximately $20.1 million to Ivy Street will be converted into an interest-bearing loan repayable over 15 years to Host Marriott and (iii) $50 million in principal and interest guarantees of Host Marriott on the Mortgage Debt (of which more than $10 million has been advanced by Host Marriott) will be eliminated and amounts advanced thereunder, together with interest, will be repaid;

     o No unaffiliated third party has negotiated the terms of the Merger and the Restructuring Transactions on behalf of the limited partners in AMMLP;

     o The terms of the Merger, the AMMLP-II Class B interest and the Term Loan have not been negotiated on an arm's-length basis. No AMMLP limited partner will have an opportunity to participate in the Restructuring Transactions on the same terms as the General Partner and its affiliates. In addition, no independent financial advisor has been retained to render an opinion with respect to the fairness of the Merger or the Restructuring Transactions to the limited partners;

     o Contribution of the Land to Ivy Street will result in the elimination of the Lease payments to AMMLP which, during 1995 and 1996, have been the sole source of cash distributions to the limited partners; there is no assurance that there will be sufficient cash flow in AMMLP-II to pay the annual preference to Class A limited partners of AMMLP-II or that amounts paid will not be materially less than the amount of recent levels of distributions to the Class A limited partners of AMMLP;

     o Certain differences between the rights of limited partners in AMMLP and AMMLP-II, the most material of which include the elimination of the limited partners' right to consent to certain matters, including a sale of the Project to a purchaser unaffiliated with the General Partner;

     o Although there is no established public trading market for Units and no such market for New Units is expected to develop, secondary sales of Units from time to time occur, and the value of New Units in such transactions may be adversely affected as a result of the Restructuring Transactions;

     o Risks associated with debt financing, including the fact that the Hotel will remain leveraged (a pro forma debt to pure equity ratio of 2.1 to 1) and debt service and payment of the priorities to the General Partner will reduce or may eliminate cash available for distribution to limited partners; there is no limitation on the amount of indebtedness that may be incurred by AMMLP-II or Ivy Street, except as may be imposed by future lenders to AMMLP-II or Ivy Street;

     o Risks affecting the hotel industry generally, and the Hotel specifically, including competition for guests, development of new hotels, increases in operating costs due to inflation and other factors, dependence on business and commercial travelers and tourism, increases in energy costs and other travel expenses, seasonality and the potential need for future capital expenditures and for replacement of furniture, fixtures and equipment ('FF&E'), all of which could have a material adverse effect on funds available for debt service and distributions;

     o Risks affecting the real estate industry generally, including economic and other conditions that may adversely affect real estate investments, including the Hotel, increases in taxes caused by increased assessed values or property tax rates, and potential liabilities, including liabilities for unknown or future environmental problems, all of which could have a material adverse impact on funds available for debt service and distributions;

     o The risk that the planned capital repairs and room refurbishments may adversely impact Hotel revenues which, in turn, would have a material adverse impact on cash available for distributions;

     o Tax risks, including the risk that the Restructuring Transactions will be consolidated by the Internal Revenue Service such that the repayment of the Mortgage Debt will result in a 'minimum gain chargeback' and allocation of taxable income to the limited partners; and

     o The risk that additional sources of financing will be needed to fund capital expenditures.

CONDITIONS TO THE MERGER; TERMINATION

     Consummation of the Merger is conditioned on approval by the requisite vote of the limited partners of AMMLP. The General Partner reserves the right to abandon the Merger at any time prior to the Effective Time, whether before or after approval by limited partners, but has no current intention to do so. It is a condition to the consummation of the Merger that Arnold & Porter render an opinion, dated as of the Closing Date, to the General Partner that on the basis of the facts and assumptions set forth in such opinion, with certain exceptions specified therein, no gain or loss will be recognized by AMMLP for federal income tax purposes as a result of the Merger.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The Restructuring Transactions involve federal income tax considerations. Limited partners should consider carefully and review with their tax advisors the consequences of the Restructuring Transactions, including the discussion set forth under 'Certain Federal Income Tax Considerations' below. That discussion does not address all possible tax considerations, including state, local or foreign tax considerations, that may be relevant to limited partners of AMMLP, nor does such discussion address all aspects of federal income taxation that might be relevant to such partners in light of their particular circumstances.

DISSENTERS' RIGHTS

     Under the Delaware Revised Uniform Limited Partnership Act ('DRULPA'), limited partners are not entitled to dissenters' rights or rights of appraisal in connection with the Merger.

ACCESS TO LIST OF LIMITED PARTNERS

     Under the terms of the AMMLP Partnership Agreement, any limited partner, upon paying the costs of collating, duplicating, and mailing, is entitled, upon written request, to a copy of the list of the names and addresses of limited partners and the number of Units owned by each of them. The list will be made available for any purpose reasonably related to the limited partners' interest in AMMLP.

ANTICIPATED ACCOUNTING TREATMENT

     The assets and liabilities of AMMLP will be transferred to AMMLP-II at AMMLP's historical basis on the Closing Date. See 'The Restructuring Transactions--Anticipated Accounting Treatment.'

d                                  RISK FACTORS

     In considering whether to approve the Merger, limited partners should consider, in addition to the other information in this Consent Solicitation Statement/Prospectus, the matters described below.

CONFLICTS OF INTEREST

  The Restructuring Transactions

     The General Partner of AMMLP is a wholly owned subsidiary of Host Marriott. Conflicts of interest exist due to the fact that Host Marriott and its affiliates will receive certain benefits from the Restructuring Transactions that are different from the benefits to limited partners. Those benefits include the receipt of the AMMLP-II Class B limited partnership interest in exchange for an additional capital contribution, the conversion of the prior non-interest bearing advances to Ivy Street into the Term Loan, and the elimination and repayment of principal and interest guarantees of Host Marriott which could be called upon at maturity of, or on default on, the Mortgage Debt. For additional information on certain conflicts of interest and the General Partner's policies with respect thereto, see 'Conflicts of Interest.'

  No Independent Third Party

     No independent third party has been retained to represent the interests of the limited partners in connection with negotiating and structuring the terms of the Merger and the Restructuring Transactions.

  No Arm's-Length Bargaining; No Independent Fairness Opinion

     The terms of the Merger, the AMMLP-II capital structure and the Term Loan have not been negotiated on an arm's-length basis. No AMMLP limited partner will have an opportunity to participate in the Restructuring Transactions on the same terms as the General Partner and its affiliates. In addition, no independent financial advisor has been retained to render an opinion with respect to the fairness of the terms of the Merger to limited partners.

  Elimination of Payments Associated with Reallocation of Tax Losses

     As a result of certain guarantees furnished by Host Marriott (formerly Marriott Corporation), federal income tax regulations issued since the formation of AMMLP require that certain tax deductions previously allocable to the limited partners be allocated instead to the General Partner. To compensate limited partners for lost value as a result of this reallocation, the limited partners have been paid a total of $4,570,720 ($8,624 per Unit) by the General Partner. Of this amount, approximately $2,539,000 has been paid during the last five years ($4,790 per Unit). Although the General Partner believes, based on projected 1997 operating results, that such payments, if any, would be less than $125 per Unit for 1997 and, if continued, would not be material in future periods, limited partners' rights to such payments will cease following the Restructuring Transactions. See 'Selected Financial Data.'

  The Management Agreement

     The Hotel is managed by MII pursuant to the Management Agreement. Prior to October 8, 1993, MII was a wholly owned subsidiary of Host Marriott, which was then known as Marriott Corporation. On October 8, 1993, Marriott Corporation's operations were divided into two separate companies, Host Marriott and MII. MII now conducts its management business as a separate publicly-traded company and is not a parent or subsidiary of Host Marriott, although the two corporations have various business and other relationships.

     Prior to the time the Mortgage Debt is refinanced, MII has agreed to renegotiate the terms of the Management Agreement. The General Partner intends to negotiate an amendment to the Management Agreement that is fair to AMMLP-II and Ivy Street and reflects commercially reasonable terms. In making this assessment, the General Partner will take into account the current contractual obligations to MII, MII's management of the Project to date, the importance of the 'Marriott' name to the Hotel, and the willingness of MII to waive existing accrued management fees.

CHANGE IN DISTRIBUTION PRIORITIES

     At present, the General Partner and Class A limited partners are entitled to an annual, non-cumulative return of 10% on their invested capital from annual cash flow before any residual distributions are made. Any sale or refinancing proceeds will first be used to repay invested capital and a 10% cumulative return on invested capital to the extent not previously paid and then to make residual distributions. If the Restructuring Transactions are approved, the Class A limited partners annual return on invested capital will be 5% (ratably with a 5% return to the General partner on its original capital contribution), and such return will be subordinated to a 13.5% annual, cumulative return on the up to $75 million to be invested by the General Partner or its affiliates. Upon a sale or refinancing, following priority payments to the Class B limited partner, the Class A limited partner will be entitled to a cumulative 5% annual return on invested capital (commencing from the effective date of the Restructuring Transactions) to the extent not previously paid. In addition, upon a sale or refinancing, the return of the existing invested capital of the General Partner and Class A limited partners will be subordinate to a return of the up to $75 million to be invested by the General Partner as part of the restructuring transactions, together with any accrued but unpaid 13.5% annual return thereon. Finally, after all priority items have been paid, residual distributions will be made in proportion to total invested capital through completion of the Restructuring Transactions, which will result in residual distributions being divided approximately 59% to the General Partner and 41% to the Class A limited partners.

LACK OF CONTROL BY LIMITED PARTNERS; SALE OF PROJECT BY GENERAL PARTNER

     Under the AMMLP-II Partnership Agreement, the General Partner has broad management discretion over the business of AMMLP-II and the business of Ivy Street and therefore the operation of the Hotel. No limited partner may take any part in the conduct or control of the business of AMMLP-II or the Hotel. Subject to certain limitations under the terms of the AMMLP-II Partnership Agreement, the General Partner will have the authority to engage in (or cause Ivy Street to engage in) extraordinary transactions (other than with an affiliate), such as a merger, reorganization, liquidation or sale or transfer of the Project without the consent of the limited partners. See 'Comparison of Limited Partner Rights--Authority of General Partner.'

SUBSTANTIAL DEBT OBLIGATIONS; LACK OF FUNDS FOR DISTRIBUTION TO LIMITED PARTNERS

     Upon consummation of the Restructuring Transactions, Ivy Street's total indebtedness will be approximately $184.1 million, of which $164 million will represent first mortgage financing and $20.1 million will represent the Term Loan. Although the General Partner expects that Ivy Street will have a decreased debt service obligation compared to that under the Mortgage Debt, the rights of the General Partner to receive the returns associated with the AMMLP-II ClassB limited partnership interest, when combined with the debt service payments on the New Mortgage Debt, may adversely impact cash available for distribution to limited partners of AMMLP-II. See 'Financing Arrangements' and 'Partnership Agreements.'

RISK OF FORECLOSURE

     There can be no assurance that Ivy Street will be able to meet its debt service obligations (including, without limitation, the New Mortgage Debt) and, to the extent that it cannot meet its obligations with respect to the New Mortgage Debt, Ivy Street risks a loss of the Project through foreclosure.

EFFECT OF LAND CONTRIBUTION; LOSS OF LEASE PAYMENTS TO AMMLP-II

     The contribution of the Land to Ivy Street, as part of the Restructuring Transactions, will terminate the Lease and result in the cessation of Lease payments from Ivy Street to AMMLP-II. Although AMMLP-II will receive a credit to its capital account in Ivy Street of $26,500,000 in consideration of the Land contribution, and such amount will be entitled to a preferred return from Ivy Street, there can be no assurance that there will be sufficient income generated to pay limited partners any amount on an annual basis. If any payments are made, such payments may be materially less than the payments which limited partners had been receiving as a result of the Lease payments. Furthermore, under the current structure, Lease payments are subordinated solely to payments with respect to the Mortgage Debt and other third-party obligations of Ivy Street. After the Restructuring Transactions, in addition to payments on the New Mortgage Debt, the preferred return to limited partners will also be subordinated to payments on the Term Loan and the return to the General Partner for the Class B limited partnership interest. See 'Risk Factors--Rights and Preferences of the General Partner.'

RIGHTS AND PREFERENCES OF THE GENERAL PARTNER

     The General Partner will be entitled to a cumulative annual priority on distributions of AMMLP-II and a priority upon the liquidation of the assets of AMMLP-II. To the extent unpaid in any year, such annual preference will compound. Those rights and preferences will prevent any distribution to holders of New Units until such priorities are satisfied. If the General Partner invests $75 million as a result of the Restructuring Transaction, it will be entitled to an annual priority distribution of $10,125,000 and its interest in residual distributions, after payment of priority items, will be approximately 59%.

     During each of the years 1994, 1995, and 1996, cash available for distribution to limited partners was approximately $1.8 million, $2.5 million and $0, respectively, and to the General Partner was $18,000, $25,000 and $0, respectively. If the Restructuring Transactions, including the contribution of $75 million by the General Partner, had been in effect during those three years, limited partners would not have received any distributions and the General Partner would have been entitled to distributions of $5.6 million, $8.8 million and $7.3 million in respect of its Class B limited partnership interest in AMMLP-II. See 'The Restructuring Transactions--Terms of the Restructuring Transactions.'

NO DISSENTERS' RIGHTS

     Under DRULPA, limited partners are not entitled to dissenters' rights or rights of appraisal in connection with the Merger.

MARKET VALUE OF NEW UNITS

     There is no established public market for Units, and none is expected to develop for New Units. Secondary sales of Units occur from time to time and such sales of New Units may continue subject to the conditions of the AMMLP-II Partnership Agreement. The value of a New Unit to a possible third party purchaser following the Restructuring Transactions may be adversely affected as a result of the termination of Lease payments, satisfaction of debt service obligations of Ivy Street, and payment of preferred returns to the General Partner.

LIQUIDITY RISKS

  Restrictions on Transfer of New Units

     The AMMLP-II Partnership Agreement, like the AMMLP Partnership Agreement, provides for certain restrictions on a limited partner's right to transfer New Units. Under the AMMLP-II Partnership Agreement, New Units may be assigned only with the consent of the General Partner, the giving or withholding of which is exclusively within the discretion of the General Partner, and then only if such transfer does not (i) violate the Federal or state securities laws, (ii) result in a termination of AMMLP-II for Federal income tax purposes, or (iii) cause Ivy Street to lose its liquor license.

  No Public Market

     It is not anticipated that a public market will exist for the resale of New Units. Therefore, holders of New Units may not be able to sell or otherwise dispose of their New Units should a need arise.

RISK OF MINIMUM GAIN CHARGEBACK

     After the Restructuring Transactions, Ivy Street will have substantially reduced the aggregate amount of nonrecourse liabilities secured by the Project. This reduction in the aggregate amount of nonrecourse liabilities secured by the property of Ivy Street will, in turn, result in a net decrease in partnership minimum gain of Ivy Street. Absent some exception to the minimum gain chargeback rules under the Internal Revenue Code of 1986, as amended, the decrease in partnership minimum gain at Ivy Street will be charged back to the partners of Ivy Street, including AMMLP-II.

     The Restructuring Transactions have been structured so that there will be no reduction in partnership minimum gain at the time of refinancing and thus no minimum gain chargeback to AMMLP-II. There can be no assurance, however, that the Internal Revenue Service will not challenge this position. If the Internal Revenue Service were successful in challenging this position, there could be an acceleration of taxable income to the limited partners as a result of the reduction in nonrecourse liabilities secured by the Property. Furthermore, because of the absence of legal guidance on this issue, the General Partner will not seek a legal opinion on this issue. See 'Federal Income Tax Considerations--Tax Aspects of Investment in AMMLP-II--Minimum Gain Chargeback.'

     The General Partner estimates that the maximum chargeback for federal income tax purposes would be approximately $24,313 per Unit, representing a federal income tax payable of approximately $10,000 per Unit.

HOTEL INDUSTRY RISKS

  Operating Risks

     The Hotel is subject to all operating risks common to the hotel industry. These risks include, among others, (i) competition for guests from other hotels;
(ii) development of new hotels in the same metropolitan area; (iii) increases in operating costs due to inflation and other factors, which increases may not have been offset in recent years, and may not be offset in the future, by increased room rates; (iv) dependence on business and commercial travelers and tourism, which business may fluctuate and be seasonal; (v) increases in energy costs and other expenses of travel, which may deter travelers; and (vi) adverse effects of general and local economic conditions. These factors could adversely affect the Hotel's ability to generate revenues to service its indebtedness, and to permit Ivy Street to make distributions to AMMLP-II and AMMLP-II, in turn, to make distributions to the limited partners.

  Risks of Necessary Operating Costs and Capital Expenditures; Required Hotel Renovations

     Hotels in general, including the Hotel, require ongoing renovations and other capital improvements, including periodic replacement or refurbishment of furniture, fixtures and equipment. If the need for capital expenditures exceeds the General Partner's current expectations, there can be no assurance that sufficient sources of financing will be available to fund such expenditures. The additional cost of such expenditures could have an adverse effect on cash available for distributions.

     The General Partner plans to undertake room renovations and refurbishments at the Hotel. In addition, substantial repairs are required to the facade of the Hotel. Such repairs and renovations may disrupt the operations of the Hotel due to noise associated with facade repairs and hotel guest rooms and common areas being taken out of service for extended periods. Moreover, those renovations may result in guest dissatisfaction and in lower occupancy and Hotel revenues than historical levels during the renovation periods and thereafter.

REAL ESTATE INVESTMENT RISKS

  General Risks

     AMMLP-II's investment is subject to varying degrees of risk generally incident to the indirect ownership of real property. The underlying value of the Hotel is dependent upon the ability of the Manager to operate the Hotel in a manner sufficient to maintain or increase revenues and to generate revenue in excess of operating expenses. Income from the Hotel may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and in the availability, cost and terms of mortgage funds, the impact of present or future environmental legislation and compliance with environmental laws, the ongoing need for capital improvements, changes in real estate tax rates and other operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, floods and other natural disasters (which may result in uninsured losses), acts of war, adverse changes in zoning laws, and other factors which are beyond the control of the Manager or the General Partner.

  Value of Real Estate

     Real estate investments are relatively illiquid. In addition, because of the size of the Hotel, the General Partner believes that there would be a limited number of potential buyers if the Project were offered for sale. There can be no assurance that the General Partner could achieve a sale at any particular value in the event that a sale was determined to be necessary or desirable.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Consent Solicitation Statement/Prospectus includes or incorporates by reference 'forward-looking statements.' Such statements are identified by the use of forward-looking words or phrases including, but not limited to, 'intended,' 'will be positioned,' 'expects,' 'expected,' 'anticipates,' and 'anticipated.' These forward-looking statements are based on the General Partner's current expectations. All statements other than statements of historical facts included in this Consent Solicitation Statement/Prospectus or incorporated by reference therein, including those regarding AMMLP's, AMMLP-II's and Ivy Street's financial position, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. Although the General Partner believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to have been correct. Because forward-looking statements involve risks and uncertainties, AMMLP's and AMMLP-II's actual results could differ materially. Important factors that could cause actual results to differ materially from the General Partner's expectations ('Cautionary Statements') are disclosed under 'Risk Factors,' and elsewhere in this Consent Solicitation Statement/Prospectus or incorporated by reference therein including, without limitation, in conjunction with the forward-looking statements included in this Consent Solicitation Statement/Prospectus. These forward-looking statements represent the General Partner's judgment as of the date of this Consent Solicitation Statement/Prospectus. All subsequent written and oral forward-looking statements attributable to AMMLP, AMMLP-II and/or Ivy Street or the General Partner or persons acting on their behalf are expressly qualified in their entirety by the Cautionary Statements. The General Partner disclaims, however, any intent or obligation to update any forward-looking statements.

                        CONSENT SOLICITATION INFORMATION

     The General Partner is soliciting the consent of the limited partners of AMMLP to the Merger. Consummation of the Merger is a condition to the completion of the Restructuring Transactions.

RECORD DATE

     The General Partner has set the close of business on November 7, 1997, as the Record Date for the determination of holders of Units entitled to notice of and to vote upon the proposed Merger. Only limited partners as of the Record Date who have been admitted to AMMLP as limited partners will be entitled to vote upon the Merger. On the Record Date, there were 530 Units issued and outstanding, held of record by 720 limited partners. AMMLP has no other class of securities.

REQUIRED VOTE

     Under DRULPA, approval of the Merger requires the affirmative consent of the General Partner and of Class A limited partners holding a majority of the limited partnership interests in AMMLP. Accordingly, an abstention or failure to return the enclosed Consent Form will have the same effect as a vote AGAINST the Merger. Each holder of Units who has been admitted to AMMLP as a limited partner as of the Record Date is entitled to cast one vote for each Unit held of record. Holders of half-Units are entitled to cast half a vote for each half-Unit held of record as a limited partner. Units held by a holder who has not been admitted as a limited partner as of the Record Date cannot be voted on the Merger. As of the date hereof, all holders of Units of record have been admitted as limited partners.

     The General Partner owns a total of 1.5 Units representing a 0.3% limited partnership interest in AMMLP and will vote such Units in favor of the Merger. There are no Units owned by executive officers and directors of the General Partner. The officers and directors of MII, as a group, own 2.5 Units representing a 0.5% limited partnership interest in AMMLP. The General Partner has no basis for forming an expectation as to whether or how such holders of Units will vote.

SOLICITATION PERIOD

     The Solicitation Period is the time during which limited partners may vote for or against the Merger. The Solicitation Period will commence upon delivery of this Consent Solicitation Statement/Prospectus and the Consent Form and will continue until 6:00 p.m., Eastern time, on December 12, 1997. The General Partner, in its sole discretion, may elect to extend the Solicitation Period.

EXECUTION AND REVOCATION OF CONSENTS

     A Consent Form is included with this Consent Solicitation Statement/Prospectus. All Consent Forms that are properly executed and returned to GEMISYS prior to the expiration of the Solicitation Period will be voted in accordance with the instructions contained therein. ALL PROPERLY EXECUTED CONSENT FORMS THAT CONTAIN NO VOTING INSTRUCTIONS WILL BE DEEMED TO HAVE CONSENTED TO THE MERGER. Consent Forms will be effective only when actually received by GEMISYS at the address or facsimile number set forth below. Consent Forms may be withdrawn at any time prior to the expiration of the Solicitation Period. In addition, subsequent to the submission of a Consent Form, but prior to the expiration of the Solicitation Period, limited partners may change their vote. For a withdrawal or change of vote to be effective, limited partners must execute and deliver, prior to the expiration of the Solicitation Period, a subsequently dated Consent Form or a written notice stating that the consent is revoked to GEMISYS, Attention: Proxy Department, 7103 South Revere Parkway, Englewood, Colorado 80112, facsimile number (800) 387-7365. Consent Forms and notices of withdrawal or change of vote dated after the expiration of the Solicitation Period will not be valid. Questions concerning (i) how to complete the Consent Form, (ii) where to remit the Consent Form, and (iii) obtaining additional Consent Forms should be directed to GEMISYS, 7103 South Revere Parkway, Englewood, Colorado 80112-9523, (800) 955-9033. Substantive questions concerning the Restructuring Transactions should be directed to Investor Relations at Host Marriott at (301) 380-2070.

EFFECTIVE TIME OF THE MERGER

     If approved by the limited partners, the Merger will become effective at the time and on the date specified in the certificate of merger filed with the Secretary of State of the State of Delaware ('Effective Time'), which will occur as soon as practicable following approval of the Merger by the limited partners and prior to the completion of the other Restructuring Transactions.

NO SPECIAL MEETING

     The AMMLP Partnership Agreement does not require a special meeting of limited partners to consider the Merger or the other Restructuring Transactions. Accordingly, no such meeting will be held.

ACCESS TO LIST OF LIMITED PARTNERS

     Under the terms of the AMMLP Partnership Agreement, any limited partner, upon paying the costs of collating, duplicating, and mailing, is entitled, upon written request, to a copy of the list of the names and addresses of limited partners and the number of Units owned by each of them. The list will be made available for any purpose reasonably related to the limited partner's interest in AMMLP.

COST OF RESTRUCTURING TRANSACTIONS

     Host Marriott has retained GEMISYS at an estimated cost of $10,000 plus reimbursement of expenses to assist in the solicitation of consents. The total cost of the solicitation will be approximately $12,000. All expenses of this solicitation, including the cost of preparing and mailing this Consent Solicitation Statement/Prospectus, will be borne by Host Marriott. In addition, consents may be solicited by directors and officers of the General Partner and employees of Host Marriott in person or by mail, telephone, telegram or other means of communication. These directors and officers will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements also will be made to furnish copies of solicitation materials to custodians, nominees, fiduciaries and brokerage houses for forwarding to beneficial owners of Units. Such persons will be paid for reasonable expenses incurred in connection therewith.

     In addition to the costs of the solicitation, the General Partner estimates that it will incur the following expenses in connection with the Restructuring
Transactions:

SEC Filing Fee..............................................  $      8,030
Legal and Accounting Fees...................................       285,000
Printing....................................................        10,000
Lender's Fees and Expenses..................................     3,700,000
Miscellaneous...............................................        50,000
                                                              ------------
     Total..................................................  $  4,053,030
                                                              ============


                         THE RESTRUCTURING TRANSACTIONS

BACKGROUND AND REASONS FOR THE MERGER

     The Mortgage Debt consists of a $199 million nonrecourse mortgage note of Ivy Street, secured by the Project, which will mature on February 2, 1998. AMMLP has pledged the Land as additional security for the Mortgage Debt. The Mortgage Debt was funded in 1990 through the proceeds of a secured notes offering consisting of $159 million of senior secured notes and $40 million of subordinated secured notes. From 1990 until July 10, 1997, the Mortgage Debt had negative amortization (i.e., interest accruals in excess of interest payments) of approximately $17.6 million.

     On July 10, 1997 ('Extension Date'), AMMLP and Ivy Street entered into a letter agreement with the holders of the senior and subordinated notes to extend the maturity date of the Mortgage Debt from July 10, 1997 until February 2, 1998. On the Extension Date, AMMLP and Ivy Street were required to pay approximately $17.6 million representing deferred interest on the Mortgage Debt in addition to a scheduled interest payment of approximately $10.1 million. As a result, the Mortgage Debt balance outstanding was reduced to $199 million. The payment of the deferred interest was funded from $7.2 million of Ivy Street cash reserves and $10.4 million advanced by Host Marriott pursuant to its interest guarantee.

     In addition to the approximately $199 million needed to repay the Mortgage Debt, the General Partner estimates that approximately $11.4 million will be necessary to make certain capital repairs, and an additional approximately $8.0 million in excess of reserved amounts will be needed to complete the renovation and refurbishment of rooms. In 1991, the Hotel replaced carpeting, bedspreads, upholstery, drapes, and other similar items ('softgoods'). In August 1997, using existing reserves, the Hotel began a $7 million refurbishment of approximately 50% of its guest rooms, which will include replacement of softgoods and also room furniture.

     If the Mortgage Debt is not repaid at maturity, the lender could seek to foreclose on the Project. In addition to a loss of the Project, the General Partner believes, as described below, that a sale or foreclosure would result in adverse tax consequences to the typical limited partner.

     As an alternative to the Restructuring Transactions or a foreclosure, the General Partner considered a sale of the Project. Neither the General Partner nor Host Marriott contacted potential third party purchasers in light of the delay and expense associated with such a process and the need to repay or extend the Mortgage Debt at maturity. Host Marriott has a detailed understanding of the market for full service hotels. For the period from January 1, 1994 through October 22, 1997, Host Marriott and its affiliates have purchased or acquired controlling interests in 69 full service hotel properties for approximately $3 billion. As a result of this knowledge and expertise, the General Partner concluded that an arm's-length sale likely would result in a more favorable price than that attained through a foreclosure sale and would likely generate sufficient proceeds to repay the Mortgage Debt, reimburse all or part of the Host Marriott advances, and cover the transaction costs associated with such a sale. The General Partner believes, however, that a sale or foreclosure would not result in cash proceeds available for distribution to limited partners of AMMLP in excess of tax liabilities as a result of such sale or foreclosure. For the same reasons, the General Partner concluded that ordering an appraisal report did not justify the expenses associated with such a report.

     The General Partner believes that a sale or foreclosure would result in a significant, adverse taxable event to the partners of AMMLP. Without taking into account the unique circumstances of each limited partner's ownership of Units (including the availability of carried forward losses and assuming the limited partners received no cash proceeds as a result of such a sale or foreclosure), the General Partner estimates that an AMMLP limited partner who acquired Units in the original offering would recognize a per Unit gain of approximately $145,100 (comprised of (i) the recapture of the limited partner's estimated negative capital account balance of approximately $148,500 at December 31, 1997, plus (ii) approximately $8,600 of payments received with respect to the reallocation of certain tax losses resulting from the 1990 debt refinancing (assuming such limited partner classified these amounts as purchase price adjustments as the General Partner advised), minus (iii) approximately $12,000 of unrecovered syndication expenses allocable to each Unit). To the extent any cash would be received by limited partners, the amount of gain would increase on a dollar-for-dollar basis.

      In light of the consequences to AMMLP of either a foreclosure or sale of the Project, the General Partner began exploring alternatives that would permit AMMLP to retain its interest in Ivy Street and Ivy Street to retain its interest in the Project. Retaining such an interest in the Project, the General Partner concluded, would give limited partners an opportunity to retain an economic stake in the Project, and defer current recognition of gain, thereby minimizing limited partners' immediate tax burden.

     The General Partner also believed that it would benefit AMMLP if the Mortgage Debt could be repaid with a new loan, the term of which would help stabilize the capital and financial structure of AMMLP and Ivy Street. The high level of debt historically encumbering the Project also adversely affected the availability of any additional financing and increased the risk of default on maturity of such debt.

     Initially the General partner informally contacted several lenders from whom the General Partner's affiliates have obtained financing in the past. Next, the General Partner directly and indirectly (through a broker) solicited eight lenders in the hotel lending market, describing the current financial condition of AMMLP and the Hotel and requesting proposals to refinance the approximately $217 million mortgage debt then encumbering the Hotel. The request for proposals was not limited solely to first mortgage financing, but sought terms for first mortgage and subordinated financing or a combination of debt and equity financing. The General Partner could not identify a potential lender that would provide the requested financing. In addition, the request for refinancing proposals did not take into account the additional approximately $19.4 million in funds that are required for capital expenditures and room renovations.

     In order to meet the objectives of retaining an interest in the Project, continuing to defer immediate adverse tax consequences, stabilizing the capital structure, and obtaining the funds necessary to repay the Mortgage Debt and finance the facade repairs and room renovations, the General Partner considered a restructuring transaction that would provide for an additional equity contribution to AMMLP that, in turn, would be contributed to Ivy Street and allow Ivy Street to reduce the principal amount of the necessary debt financing. By seeking or making an additional capital contribution to AMMLP in the form of equity rather than debt, the General Partner believed that it could obtain terms more favorable to AMMLP with respect to any first mortgage financing and bring the loan to value ratio of the debt encumbering the Project more into line with that of typical hotel loans. Such an equity contribution could help AMMLP's ability to borrow additional amounts or refinance a reduced first mortgage debt in the future. In addition to a capital contribution, the General Partner also concluded, based on its contacts with potential lenders, that a contribution by AMMLP of the Land to Ivy Street, resulting in a termination of the Lease, would be a prerequisite to obtaining new financing and would strengthen Ivy Street's equity base.

     The General Partner also determined that it would be beneficial to AMMLP and its limited partners to seek to increase AMMLP's interest in Ivy Street. The General Partner noted that such an increase, whether in the form of a preferred interest in distributions (particularly after termination of the Lease) and/or a greater residual interest upon a sale of the Project, could result in increased distributions from Ivy Street to AMMLP and ultimately to AMMLP's partners. Accordingly, the General Partner entered into negotiations with Portman to obtain certain preferential returns from Ivy Street for AMMLP. As a result of those negotiations, AMMLP-II will receive certain cumulative preferred returns on invested capital and a priority return of amounts invested (including the Land) as a result of the Restructuring Transactions. The General Partner believes that such preferential returns from Ivy Street to AMMLP-II will match the preferred returns of the General Partner in respect of its additional invested capital and may result in funds available for distribution to limited partners. There can be no assurance, however, that following the Restructuring Transactions that increased distributions from Ivy Street to AMMLP-II will result in larger distributions, or any distributions, to limited partners. In connection with this Consent Solicitation, the General Partner and its affiliates also agreed to indemnify Portman against certain liabilities, including liabilities arising under federal and state securities laws.

     In light of these factors, the General Partner determined to proceed with the Restructuring Transactions and make a capital contribution to AMMLP equal to the difference between the New Mortgage Debt and approximately $238 million. The General Partner viewed the Restructuring Transactions as a recapitalization proposal in which the General Partner would contribute additional capital in the form of cash, limited partners (through AMMLP) would contribute additional capital in the form of the Land, and an unaffiliated third party would provide a loan. Such a structure will permit the General Partner to meet its objectives of repaying the Mortgage Debt, allowing the partners to continue to defer significant adverse tax consequences associated with their negative capital account balances, and providing the needed funds for capital repairs and renovations. See 'Financing Arrangements.'

     The General Partner will receive certain preferred returns on its additional capital contribution to AMMLP-II. The General Partner concluded that a contribution of capital in the form of a preferred equity interest would be more beneficial to the partnerships than an infusion of additional debt financing. Additional debt financing creates a greater risk of default and foreclosure while preferred equity does not. The General Partner will receive an opinion with respect to the fairness of the preferred returns associated with its $75 million additional capital contribution. In addition, as part of the Merger, the General Partner's AMMLP Class B Interest, providing for residual distributions to the General Partner of 34% of sale or refinancing proceeds after priorities have been satisfied, will be extinguished.

     As a part of the proposed Restructuring Transactions, Host Marriott will waive its priority right to repayment of approximately $20.1 million of non-interest bearing advances to Ivy Street. In return for this waiver and the net cash flow payment limitations described below, such advances will be converted into the Term Loan.

Under the terms of those advances, prior to the Restructuring Transactions, such advances would be repaid from Ivy Street prior to any distribution (other than Lease payments) being made to partners of Ivy Street, including AMMLP. Although the Term Loan will become interest bearing, Ivy Street will no longer be required to use all available cash flow to repay such advances before making any distributions to its partners. In addition, Host Marriott has agreed to limit the payment obligation of Ivy Street on the Term Loan to net cash flow of Ivy Street. Therefore, to the extent that Ivy Street does not generate net cash flow and/or capital proceeds after satisfaction of the New Mortgage Debt, no payment obligation will exist with respect to the Term Loan, and failure to make payments under such circumstances will not create any foreclosure or other legal rights for Host Marriott. Interest will accrue, but not compound, on the Term Loan if cash flow of Ivy Street is insufficient to make payments on the Term Loan.

     If the Restructuring Transactions are consummated, Host Marriott will be repaid the amounts (approximately $10.4 million), plus any further amounts advanced and interest, pursuant to the interest/principal guarantee to obtain an extension of the maturity date of the Mortgage Debt. The General Partner believes that such repayment is appropriate since amounts advanced under the guarantees are required to be repaid prior to making cash distributions to the limited partners under the AMMLP Partnership Agreement (other than with respect to Lease payments).

     The contribution of the Land to Ivy Street or its subsidiary has been structured as a contribution of capital by AMMLP-II to Ivy Street. AMMLP-II's capital account credit of $26,500,000 reflects the option price at which Ivy Street could purchase the Land, as adjusted for estimated changes in the CPI through December 31, 1997, under the terms of a purchase option currently held by Ivy Street.

     The General Partner recognizes that the contribution of the Land to Ivy Street will terminate the Lease and future Lease payments to AMMLP-II. Such Lease payments have been the principal source of cash distributions to limited partners. AMMLP-II will be, however, entitled to receive from Ivy Street an annual cumulative compounding preferred return equal to 10% on the value of $26,500,000 assigned to the Land. Class A limited partners of AMMLP-II, in turn, will be entitled to an annual return of 5% on their initial investment in AMMLP (ratably with a 5% return to the General Partner on its initial investment in AMMLP), which, to the extent unpaid in any year, will be payable from sale or refinancing proceeds after payment of priority items. There can be no assurance, however, that there will be revenues generated by Ivy Street to pay the preferred return to AMMLP-II, nor can there be any assurance that the AMMLP-II Partnership Agreement will operate to cause the preference payments to be distributed to limited partners of AMMLP-II in amounts equal to those previously attributable to Lease payments. For information regarding the amount of Lease payments, see 'The Hotel--Lease.'

     The General Partner also concluded that, in light of its total capital contribution to AMMLP-II and Ivy Street, after the Restructuring Transactions, it should have additional control over the Project, including the right to engage in an extraordinary transaction involving the Project, such as a sale (other than to an affiliate of the General Partner), without the consent of the limited partners of AMMLP-II or Portman. Except for the Merger and the other Restructuring Transactions, the General Partner has no present plans or proposals that would result in any extraordinary transaction, such as a merger, reorganization, liquidation, sale or transfer of a material amount of the assets, or any material changes in partnership capitalization, distribution policy, structure or business.

     As an alternative to the Merger, the General Partner considered seeking the consent of limited partners to amendments to the AMMLP Partnership Agreement to implement certain aspects of the Restructuring Transactions, including the preference to limited partners and the General Partner. Such amendments to the AMMLP Partnership Agreement would, however, require the unanimous consent of the limited partners, and the General Partner determined that it was unlikely that such unanimity could be obtained in light of the number of limited partners and the fact that any one of the more than 720 limited partners, by voting against the proposal or simply failing to respond affirmatively in a timely manner could defeat the proposal, despite the possible effect on other limited partners.

     AMMLP-II is intended to be the vehicle through which the capital structure contemplated by the Restructuring Transactions will be put in place. Under DRULPA, the terms of a surviving partnership's limited partnership agreement will control after a merger. Moreover, a merger of partnerships can be approved by the affirmative vote of the General Partner and the holders of a majority in interest of the limited partners.

Accordingly, the General Partner concluded that the Merger would facilitate consummation of the Restructuring Transactions, without the need to obtain the unanimous consent of the limited partners.

VALUE OF UNITS

     The General Partner did not consider the net book value or liquidation value (except in connection with its consideration of a sale of the Project) of a Unit in connection with its evaluation and recommendation of the Restructuring Transactions. As of September 18, 1997, the net book value of the Hotel was approximately $140,664,743. The liquidation value, which was not specifically estimated by the General Partner, would approximate the proceeds that would be received upon a sale of the Project after giving effect to repayment of the Mortgage Debt, all or in part of Host Marriott's advances, and the other fees, costs and expenses associated with a sale.

     The General Partner believes that traditional measures of value such as net book value and liquidation value fail to take into account the significant adverse tax consequences to the limited partners arising from a sale or foreclosure of the Project. As discussed above, a sale or foreclosure of the Project (and subsequent liquidation of AMMLP) would require the typical limited partner to recognize gain for federal income tax purposes of approximately $145,100 per Unit as a result of the recapture of tax benefits. In contrast, approval of the Merger and consummation of the Restructuring Transactions will permit limited partners to defer immediate recognition of gain for federal income tax purposes and retain an interest in the Project.

     The General Partner also considered the rights and preferences of the limited partners in AMMLP-II compared to those of the General Partner following the Merger. The General Partner has committed to risk up to $75 million in additional equity capital as part of the Restructuring Transactions. The General Partner believes that the rights and preferences that it will receive in AMMLP-II in consideration for this additional capital contribution (and surrender of its existing Class B Interest in AMMLP) are fair. In reaching this conclusion, the General Partner considered the fact that limited partners have no obligation to contribute additional capital to AMMLP-II but nevertheless will defer recognition of tax gain and continue to retain an interest in the Project.

     Neither the General Partner nor its affiliates have purchased Units since the inception of AMMLP and have no current intention of making any such purchases.

TERMS OF THE RESTRUCTURING TRANSACTIONS

     Assuming that the Merger is approved by the limited partners, immediately following the Effective Time, the General Partner intends to consummate the remaining Restructuring Transactions as follows:

     o Ivy Street will obtain the New Mortgage Debt, which, together with additional capital contributions of up to $75 million by the General Partner, will be used to repay the maturing Mortgage Debt on or prior to its February 2, 1998 maturity date. Approximately $35 million of the additional capital contributed by the General Partner will be used to repay the Mortgage Debt, $10.4 million will be used to repay certain Host Marriott advances (together with any additional advances and interest thereon), $19.6 million will be applied to capital expenditures and room refurbishment, $4 million will be used to pay costs associated with the transactions, and $6 million will be applied to reserves and additional expenses.

     o AMMLP will be merged with and into AMMLP-II, the separate existence of AMMLP will cease and Units will be converted on a one-for-one basis into New Units. No additional capital contributions will be required from AMMLP Class A limited partners in connection with the Restructuring Transactions.

     o The General Partner or its affiliate will immediately contribute $6 million and, as needed, up to an additional $69 million in capital to AMMLP-II. In return for such additional capital contributions (and surrender of its current Class B Interest in AMMLP), the General Partner will receive a new Class B limited partnership interest in AMMLP-II.

     o The General Partner will cause AMMLP-II to contribute the Land to Ivy Street or its wholly owned subsidiary in return for credit to AMMLP-II's capital account (represented by a Class C limited partnership interest in Ivy Street) of $26,500,000 and a 10% cumulative compounding annual preferred return thereon and priority return of capital. Ivy Street currently has an option to purchase the Land for a fixed option price. The option price is adjusted periodically for changes in the Consumer Price Index ('CPI'), and the capital account credit is intended to reflect the current option price plus estimated changes in the CPI through December 1997. The General Partner also will cause AMMLP-II to reinvest the capital received from the General Partner in Ivy Street (represented by a Class B partnership interest in Ivy Street) for a 13.5% annual cumulative compounding preferred return and priority return of such capital.

     o The General Partner will receive an annual cumulative 13.5% preferred return on the AMMLP-II Class B limited partnership interest, and AMMLP-II Class A limited partners will receive an annual return in the amount of 5% ($5,000 per New Unit) of such limited partners' original invested capital in AMMLP ratably with a 5% return to the General Partner on its initial investment in AMMLP which, to the extent unpaid in any year, will cumulate and compound and be payable from sale or refinancing proceeds.

     o Host Marriott will waive its existing right to priority repayment of approximately $20.1 million in prior advances to Ivy Street and restructure such advances as the Term Loan. Host Marriott would otherwise be entitled to repayment of all such existing advances prior to making any distributions to partners of Ivy Street.

     o AMMLP-II will distribute funds to Class A limited partners of approximately $5,000 per New Unit.

     As part of repayment of the Mortgage Debt, Host Marriott's guarantees of the payment of up to $50 million in principal and/or interest on the Mortgage Debt will be eliminated. In addition, in connection with obtaining an extension of the maturity date for the Mortgage Debt on July 10, 1997, Host Marriott advanced approximately $10.4 million. That advance, together with any additional advances by Host Marriott and interest thereon, will be repaid in connection with the Restructuring Transactions. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Resources and Liquidity.'

     In addition to the preferred and priority returns to AMMLP-II discussed above, the Ivy Street Partnership Agreement will grant AMMLP-II, through its General Partner, unilateral control to make most major decisions on behalf of Ivy Street, including a sale of the Project, other than to an affiliate of the General Partner.

     The Restructuring Transactions are intended to facilitate a refinancing of the Mortgage Debt, stabilize the capital structure of AMMLP-II and Ivy Street, and permit the limited partners to receive a distribution of approximately $5,000 per New Unit and continue to retain an interest in the Project without causing the partners to recognize immediately certain income tax gains associated with their Units. The Restructuring Transactions will not, however, eliminate such income tax gains, which will be recognized at a later date or over time. It is anticipated that the Restructuring Transactions will be completed as promptly as practicable following approval of the Merger.

     The following table illustrates the allocation of the distributions to limited partners and the General Partner for each of the periods indicated on a Pre-Restructuring Transactions basis and on a Post-Restructuring Transactions basis, after giving effect to the Restructuring Transactions.

                                                       PRE-RESTRUCTURING                POST-RESTRUCTURING
                                                         TRANSACTIONS                      TRANSACTIONS
                                                 -----------------------------     ----------------------------
                                                  1994       1995       1996        1994       1995       1996
                                                 ------     ------     -------     ------     ------     ------
                                                                     (DOLLARS IN THOUSANDS)
Total Ivy Street Cash Flow(1)................    $    0     $    0     $     0     $5,927     $8,890     $7,306
Share of Ivy Street Cash Flow................    $    0     $    0     $     0     $5,927     $8,890     $7,306
Ground Rent Payments(2)......................    $1,869     $2,526     $ 2,806     $    0     $    0     $    0
Administration/Other(3)......................    $  (74)    $  (46)    $     5     $  (74)    $  (46)    $    5
Reserves(4)..................................    $    0     $    0     $(2,811)    $    0     $    0     $    0
                                                 ------     ------     -------     ------     ------     ------
Cash Available for Distribution..............    $1,795     $2,480     $     0     $5,853     $8,844     $7,311

DISTRIBUTIONS
Class A Limited Partners(5)..................    $1,777     $2,455     $     0     $    0     $    0     $    0
Class B Limited Partner......................    $    0     $    0     $     0     $5,853     $8,844     $7,311
General Partner(6)...........................    $   18     $   25     $     0     $    0     $    0     $    0

------------------
(1) Reflects revenues remaining after payment of operating expenses, FF&E reserves, capital improvements, debt service guarantee repayments and interest payments. Excludes deferred interest in 1994, 1995, and 1996 of $2,762,000, $1,654,000, and $1,831,000, respectively.

(2) Ground rent payments are equal to 5% of annual gross room sales.

(3) Includes partnership administration costs and interest income.

(4) Includes reserves retained in anticipation of completing required capital improvements.

(5) Limited partner distributions reflect 99% of Cash Available for Distribution in the Pre-Restructuring example, and are subordinate to payment of Class B Preferred Return in Post-Restructuring Transactions.

(6) General Partner distributions reflect 1% of Cash Available for Distribution in the Pre-Restructuring example, and are subordinate to payment of Class B preferred return in Post-Restructuring Transactions.

RECOMMENDATION OF THE GENERAL PARTNER

     The General Partner has approved the Merger and believes that the Merger and the Restructuring Transactions are fair to and in the best interests of the limited partners of AMMLP. The General Partner recommends that the limited partners approve the Merger. In making this recommendation, the General Partner consulted with its legal, financial and other advisors and considered a number of factors. The material factors include:

     o Without the Restructuring Transactions, it is unlikely that AMMLP will be able to obtain third party financing sufficient to repay the Mortgage Debt at maturity and provide for capital repairs and other expenditures, resulting in a need to sell the Project on potentially unfavorable terms or in a possible default on the Mortgage Debt and foreclosure of the Project, each of which, as discussed above, would have significant adverse federal income tax consequences for AMMLP and the typical limited partner;

     o The Merger will be a tax-free transaction to the limited partners for federal income tax purposes and will therefore allow limited partners to retain an interest in the Project without immediate recognition of income; and

     o The Restructuring Transactions will result in New Mortgage Debt that is less in principal amount than the Mortgage Debt and has a longer term until maturity, thereby stabilizing the capital structure of AMMLP-II and Ivy Street.

     Although the General Partner did not obtain an appraisal of the Project, as described below under the caption '--Opinion of Financial Advisor,' the Financial Advisor determined a value indication for the Project

(including the Land) ranging from $250 million to $255 million, after giving effect to required capital expenditures. The Financial Advisor did not indicate how such value would be allocated between Land and Hotel. There is no requirement nor can there be any assurance that the Land could or would be sold at the same time as the Hotel. A purchaser of the Project might prefer to accept an assignment of the Lease rather than purchase the Land if it regarded the Lease terms as favorable.

     Assuming that the Project were purchased at $255 million and, as part of the same transaction, the purchaser immediately exercised the option under the Lease to acquire the Land, approximately $25 million would be distributable to the limited partners of AMMLP after payment of transactional costs. This would result in a per Unit distribution of approximately $46,700, and would increase the potential per Unit gain to approximately $192,000. Assuming an effective tax rate of 25%, this would require a payment of income taxes aggregating $48,000 (plus applicable state and local taxes) by a typical limited partner who purchased in the initial syndication and did not have carried forward tax losses.

     The General Partner is not confident that a sale of the Project could be achieved at the value indication derived by the Financial Advisor. Moreover, it is unclear whether a purchaser would exercise the option to purchase the Land or simply continue to pay the ground rent for the Land. If a purchaser did not exercise the option to purchase the Land, limited partners would not receive any significant cash distribution from such a sale but would have a significant taxable event. In addition, any such transaction would require the consent of Ivy Street with respect to a sale of the Hotel and an assumption of the Lease, and there can be no assurance that Ivy Street would not seek significant concessions in connection with granting such a consent. In contrast to a sale, the Restructuring Transactions will permit a repayment of the Mortgage Debt, allow partners to defer significant adverse tax consequences associated with their negative capital account balances, and retain a continuing interest in the Project as a whole.

     In making its recommendation, the General Partner considered as a potentially negative factor the fact that distributions to limited partners would be reduced as a result of the combination of the debt service obligations of Ivy Street and satisfaction of preferred returns to the General Partner. The General Partner concluded, however, that such detriments were offset, at least in part, by deferral of the adverse tax consequences to limited partners that would arise from a sale of or foreclosure on the Hotel at the present time.

     The General Partner also considered as a negative factor the effect of contributing the Land to Ivy Street. Although the General Partner recognized that payments under the Lease have been the principal source of funds for distribution to limited partners, the General Partner concluded that debt financing would not be available or, if available, would not be on terms as favorable as the New Mortgage Debt if the Land were to be held separately from the Hotel. The General Partner attempted to mitigate this negative factor by structuring the contribution of the Land as a contribution of capital to Ivy Street and negotiating a 10% annual preferred return and a priority return of capital from Ivy Street to AMMLP-II as a result of the Land contribution. The General Partner recognized, however, there can be no assurance that the payment of a 10% annual cumulative preferred return by Ivy Street to AMMLP-II will, in fact, have the effect of mitigating the loss of the Lease payments to the limited partners. While the payment of a preference on the Land contribution will increase the likelihood that amounts will be distributed from Ivy Street to AMMLP-II on account of the Land contribution, the distribution preferences within AMMLP-II will require that the 13.5% annual, compounding preferred return on account of the Class B limited partner interest be satisfied before any payments are made to the limited partners.

     With respect to the Term Loan, the General Partner concluded that such advances otherwise would be repaid prior to any distribution (other than Lease payments) being made to partners of Ivy Street, including AMMLP. Although the Term Loan will become interest bearing, Ivy Street will no longer be required to use all available cash flow to pay such debt before making any distributions to its partners. See 'Financing Arrangements--Term Loan.'

     The General Partner did not view the elimination of the principal and interest guarantees and repayment of prior advances pursuant to such guarantees as having a material bearing on its consideration of the Merger and the Restructuring Transactions. The principal and interest guarantees are entitled to a repayment priority prior to distributions to limited partners either from ongoing operations or upon a foreclosure on or sale of the Project. The General Partner believes that any foreclosure proceeding or sale would result in sufficient proceeds to repay all of the Mortgage Debt and all or substantially all advances made by Host Marriott.

     In recommending the Merger, the General Partner also considered the limited partners' loss of a right to consent to a sale of the Project to an unaffiliated third party. The General Partner included this provision as part of the Restructuring Transactions because it believes that it should have control over the Project commensurate with its increased equity investment in AMMLP-II. The General Partner also concluded that limited partners could benefit from the General Partner's ability to sell the Project in response to rapidly changing market conditions without the delay, uncertainty, and costs associated with seeking limited partners' consent to such a sale. Finally, the General Partner determined that a sale of the Project to an unaffiliated third party does not raise the conflicts of interest presented by a sale to an affiliate of the General Partner.

     THE GENERAL PARTNER IS A WHOLLY OWNED DIRECT SUBSIDIARY OF HOST MARRIOTT AND HAS SUBSTANTIAL CONFLICTS OF INTEREST WITH RESPECT TO THE MERGER AND THE RESTRUCTURING TRANSACTIONS.

OPINION OF FINANCIAL ADVISOR

     Although the General Partner did not retain a financial advisor to evaluate the fairness of the Merger or the Restructuring Transactions to limited partners from a financial point of view, the General Partner retained the Financial Advisor to render an opinion with respect to the fairness to limited partners and AMMLP-II of the preferred and priority returns to be paid to the General Partner as a result of its additional capital contribution and related ClassB limited partnership interest in AMMLP-II.

     The Financial Advisor has delivered a written opinion, dated November 7, 1997, to the General Partner to the effect that, as of the date of its opinion and subject to certain matters stated therein, the preferred and priority returns to be paid to the General Partner of AMMLP-II as a result of its to-be-issued Class B interest in AMMLP-II are fair, from a financial point of view, to AMMLP-II and the limited partners.

     The fairness opinion is directed only to the rate of return paid in the form of the preferred and priority returns associated with the General Partner's Class B interest in AMMLP-II. The General Partner determined such returns prior to the engagement of the Financial Advisor and the rendering of its fairness opinion. The Financial Advisor was not authorized to appraise the Project or to negotiate the preferred and priority returns associated with the Class B limited partnership interest in AMMLP-II.

     In connection with rendering its fairness opinion, the Financial Advisor first prepared a current valuation analysis of the Hotel. The purpose of such an analysis was to provide a basis for estimating the loan-to-value ratio represented by the capital structure of AMMLP-II. The loan-to-value ratio then could be used to assess the perceived risk to invested capital--the higher the ratio of debt to the current value of the collateral, the greater the perceived risk to the invested capital. At higher loan-to-value ratios, the investor typically will require increasingly higher interest rates to match the perceived additional risk.

     The Financial Advisor has advised the General Partner that it arrived at a value indication for the Hotel based on a market approach and an income approach. The market approach is a technique by which value is estimated based on the market prices in actual transactions and the asking prices for assets available as of the contemporaneous time period. The income approach is predicated on the present value of future cash flows that an asset will generate over its estimated useful life.

     After arriving at a value indication for the Hotel based on the approaches described above and estimating a loan-to-value ratio based on the total indebtedness expected to encumber the Hotel following the Restructuring Transactions, the Financial Advisor next compared the terms and yields of similar investments in the capital markets to the investment represented by the General Partner's Class B limited partnership interest in AMMLP-II to arrive at an opinion with respect to the reasonableness of the return required for such an investment. Such an analysis included organized markets and exchanges, private placement sources, and investment analysis sources. The Financial Advisor considered not only preferred equity returns, but also such other comparable equity and debt placements, loan-to-value relationships, debt coverage, and other features as the Financial Advisor deemed pertinent.

     Through its analysis of the terms and yields of the AMMLP-II Class B limited partnership interest and other comparable interests, the Financial Advisor arrived at its opinion of the reasonableness, and hence the fairness, of the preferred and priority returns to be paid to the General Partner as a result of its Class B interest in AMMLP-II.

     Except as described above, the Financial Advisor did not provide the General Partner with any other report relating to or supporting its fairness determination. In particular, the Financial Advisor did not provide, and the General Partner did not request, a summary of the analyses under the market and income approaches described above or the value indication for the Hotel derived from such analyses. The Financial Advisor advised the General Partner, however, that as of December 31, 1997, such analyses provided a value indication for the Hotel ranging from $250 to $255 million, after giving effect to the required capital expenditures. Such a range of value does not represent an appraisal of the Project or reflect the purchase price that might be received in an actual sales transaction of the Hotel.

     The full text of the written opinion of the Financial Advisor dated November 7, 1997, which has been included in this Consent Solicitation Statement/Prospectus with the consent of the Financial Advisor and sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Exhibit C and is incorporated herein by reference. Limited partners are urged to read this opinion carefully in its entirety. The Financial Advisor's opinion does not constitute a recommendation to any limited partner as to how such limited partner should vote. The summary of the opinion of the Financial Advisor set forth in this Consent Solicitation Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     The above discussion summarizes all material analyses performed by the Financial Advisor in connection with rendering its fairness opinion. The summary of such analyses does not purport to be a complete description of the analyses underlying the Financial Advisor's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, the Financial Advisor did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, the Financial Advisor believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, the Financial Advisor made numerous assumptions with respect to the Project, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the General Partner or the Financial Advisor. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     The Financial Advisor is an international consulting firm specializing in business entity valuation and financial and economic analyses. The General Partner selected the Financial Advisor based on the Financial Advisor's expertise and experience in the valuation of tangible and intangible assets. The Financial Advisor regularly engages in the valuation of businesses and possesses a knowledge of the hospitality industry, extensive experience in valuing hotel-related assets, and broad experience in analyzing, modeling, and determining values within limited partnership structures. Pursuant to a letter agreement dated as of September 12, 1997, the General Partner engaged the Financial Advisor to render a fairness opinion with respect to the preferred and priority returns to be paid to the General Partner as a result of its Class B limited partnership interest in AMMLP-II. Pursuant to such letter agreement, the General Partner agreed to pay the Financial Advisor a fee of $50,000, to reimburse out-of-pocket expenses, and to indemnify the Financial Advisor against certain liabilities arising under its engagement. The Financial Advisor has no present or prospective interest in the Project or the partnerships or other entities involved in the Restructuring Transactions and its fee is not contingent on the successful completion of the Restructuring Transactions.

TERMS OF THE MERGER

     At the Effective Time, each outstanding Unit will be exchanged on a one-for-one basis into a New Unit.

EFFECTIVE TIME OF THE MERGER

     If the Merger is approved by the requisite vote of the limited partners, it will become effective as promptly as practicable upon the filing of the certificate of merger with the Secretary of State of the State of Delaware.

CONDITIONS TO MERGER; TERMINATION

     Consummation of the Merger is conditioned upon approval by the requisite vote of the limited partners. The General Partner reserves the right to abandon the Merger at any time prior to the Effective Time, whether before or after approval by Class A limited partners, but has no current intention to do so.

OPERATIONS AFTER THE MERGER

     From and after the Effective Time, AMMLP-II will operate under the AMMLP-II Partnership Agreement in substantially the form set forth in Exhibit A hereto. See 'The Partnership Agreements--AMMLP-II Partnership Agreement.' Host Marriott and the General Partner currently intend that upon consummation of the Merger, AMMLP-II will complete the other Restructuring Transactions as promptly as practicable and will continue its business and operation substantially as they are currently being conducted by AMMLP. Host Marriott has no present plans or proposals that would result in an extraordinary transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving AMMLP-II or its subsidiaries, or, except as discussed in this Consent Solicitation Statement/Prospectus, any material changes in AMMLP-II's capitalization, distribution policy, structure or business.

     For information regarding certain differences between the rights of limited partners under the AMMLP Partnership Agreement and limited partners under the AMMLP-II Partnership Agreement, see 'Comparison of Limited Partner Rights.'

DISSENTERS' RIGHTS

     Under the DRULPA, limited partners are not entitled to dissenters' rights of appraisal in connection with the Merger.

ANTICIPATED ACCOUNTING TREATMENT

     The assets and liabilities of AMMLP will be transferred to AMMLP-II at AMMLP's historical basis on the Closing Date. See 'The Restructuring Transactions--Anticipated Accounting Treatment.'

                                 CAPITALIZATION

     The following table sets forth the capitalization of AMMLP-II on a pro forma basis, giving effect to the Restructuring Transactions as if they had occurred on January 1, 1997. This table should be read in conjunction with the 'Selected Financial Data' and 'Unaudited Pro Forma Financial Data' included elsewhere in this Consent Solicitation Statement/Prospectus.

                                                  AS OF SEPTEMBER 12,
                                                          1997
                                                 ----------------------
                                                               AMMLP-II
                                                  AMMLP          PRO
                                                 HISTORICAL     FORMA
                                                 --------      --------
                                                     (UNAUDITED, IN
                                                       THOUSANDS)
Total Debt....................................   $229,543      $184,134
Partners' (Deficit)/Capital...................    (56,384)       22,938
                                                 --------      --------
     Total Capitalization.....................   $173,159      $207,072
                                                 ========      ========

                       UNAUDITED PRO FORMA FINANCIAL DATA

     The following unaudited pro forma consolidated financial information of AMMLP-II is based on the historical Consolidated Financial Statements of AMMLP and has been prepared to illustrate the effects of the Restructuring Transactions. The unaudited Pro Forma Condensed Consolidated Income Statements of AMMLP-II for the year ended December 31, 1996 and for the thirty-six weeks ended September 12, 1997 have been prepared as if the Restructuring Transactions had occurred January 1, 1996 and the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of September 12, 1997 has been prepared to give effect to the Restructuring Transactions as if the Restructuring Transactions had occurred on September 12, 1997.

     The unaudited pro forma consolidated financial data is not necessarily indicative of the financial position and results of future operations following the Restructuring Transactions or the actual financial position and results of operations that would have been achieved had the Restructuring Transactions been consummated at the dates indicated. The Unaudited Pro Forma Condensed Consolidated Financial Data should be read in connection with the Consent Solicitation Statement/Prospectus.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                 BALANCE SHEET
                                 (IN THOUSANDS)

                                                                                    AS OF SEPTEMBER 12, 1997
                                                                            ----------------------------------------
                                                                                            PRO FORMA
                                                                            HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                                            ----------     -----------     ---------
                                 ASSETS
Property and Equipment, net.............................................     $ 162,654                     $162,654
Amounts held by Marriott International, Inc.............................         3,207             --         3,207
Working Capital and Supplies held by Marriott International, Inc........         2,900                        2,900
Property Improvement Fund...............................................         5,987             --         5,987
Deferred Financing Costs, net...........................................           113          3,887 (C)     4,000
Restricted Cash.........................................................            --         25,775 (B)    25,775
Cash and Cash Equivalents...............................................         6,709         75,000 (A)     2,938
                                                                                              (25,775)(B)
                                                                                               (4,000)(C)
                                                                                             (199,019)(C)
                                                                                               (3,587)(C)
                                                                                              164,000 (C)
                                                                                              (10,390)(D)
                                                                             ---------                     ---------
                                                                             $ 181,570                     $207,461
                                                                             =========                     ========

              LIABILITIES AND PARTNERS' (DEFICIT)/CAPITAL
Mortgage Note Payable...................................................     $ 199,019       (199,019)(C)  $164,000
                                                                                              164,000 (C)
Due to Host Marriott Corporation under Debt Service Guarantee and
  Commitment............................................................        30,524        (30,524)(D)        --
Note Payable to Host Marriott Corporation...............................            --         20,134 (D)    20,134
Due to Marriott International, Inc......................................         4,478         (4,435)(E)        43
Accounts Payable and Accrued Expenses...................................         3,933         (3,587)(C)       346
                                                                             ---------     -----------     ---------
    Total Liabilities...................................................     $ 237,954                     $184,523
Partners' (Deficit)/Capital
    Preferred Class B Limited Partner...................................            --         75,000 (A)    75,000
  General Partner.......................................................          (503)            (1)(C)      (460)
                                                                                                   44 (E)
  Class A Limited Partners..............................................       (55,881)          (112)(C)   (51,602)
                                                                                                4,391 (E)
                                                                             ---------                     ---------
                                                                             $ 181,570                     $207,461
                                                                             =========                     ========

    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                INCOME STATEMENT
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                        THIRTY-SIX WEEKS ENDED
                                                                                          SEPTEMBER 12, 1997
                                                                                -------------------------------------
                                                                                               PRO FORMA
                                                                                HISTORICAL    ADJUSTMENTS   PRO FORMA
                                                                                ----------    -----------   ---------
Revenues.....................................................................    $ 26,786                    $26,786
                                                                                 --------                    --------
Operating Costs and Expenses
  Interest...................................................................      16,838        (5,906)(G)   10,932
  Depreciation...............................................................       3,518                      3,518
  Property Taxes.............................................................       1,981            --        1,981
  Base Management Fee........................................................       1,847            --        1,847
  Incentive Management Fee...................................................       1,447        (1,447)(F)       --
                                                                                 --------                    --------
                                                                                   25,631                     18,278
                                                                                 --------                    --------
Net Income...................................................................    $  1,155                    $ 8,508
                                                                                 ========                    =======
Preferred Return to Class B Limited Partner..................................                                $ 7,010
                                                                                                             --------
Net Income Available for Class A Limited Partners............................                                $ 1,498
                                                                                                             --------
Net Income Available for Class A Limited Partners per Unit
  (530 Units)................................................................                                $ 2,826
                                                                                                             --------

    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                                INCOME STATEMENT
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                           FISCAL YEAR 1996
                                                                                --------------------------------------
                                                                                               PRO FORMA
                                                                                HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                                                ----------    -----------    ---------
Revenues.....................................................................    $ 39,305            --       $39,305
                                                                                 --------                     -------
Operating Costs and Expenses
  Interest...................................................................      22,890        (7,100)(G)    15,790
  Depreciation...............................................................       5,525                       5,525
  Property Taxes.............................................................       2,858            --         2,858
  Base Management Fee........................................................       2,654            --         2,654
  Incentive Management Fee...................................................       2,018        (2,018)(F)        --
  Equipment Rent and Other...................................................         817            --           817
                                                                                 --------                     -------
                                                                                   36,762                      27,644
                                                                                 --------                     -------
Net Income...................................................................    $  2,543                     $11,661
                                                                                 ========                     =======
Preferred return to Class B Limited Partner..................................                                 $10,125
                                                                                                              -------
Net Income Available for Class A Limited Partners............................                                 $ 1,536
                                                                                                              -------
Net Income Available for Class A Limited Partners per Unit
  (530 Units)................................................................                                 $ 2,898
                                                                                                              -------

    See Notes to Unaudited Pro Forma Condensed Consolidated Financial Data.

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

A. Represents adjustment to record an additional capital contribution of $75 million for a preferred Class B limited partnership interest from the general partner, Marriott Marquis Corporation, a wholly owned subsidiary of Host Marriott Corporation.

B. Represents establishment of lender-required escrow accounts totaling $25.8 million for real estate taxes and insurance, three months' debt service, deferred maintenance projects, a rooms renovation and a facade repair.

C. Represents adjustment to:

     o Record repayment of existing mortgage debt of $199 million.

     o Record scheduled repayment of accrued interest of $3.6 million. Record new mortgage debt of $164 million.

     o Record financing costs associated with the new mortgage debt of $4.0 million and the write-off of existing deferred financing costs, net. Extraordinary loss of $113,000 related to the write-off of deferred financing costs of the existing loan are not reflected in the accompanying pro forma condensed consolidated income statements.

D. Represents adjustment to convert Due to Host Marriott Corporation under Debt Service Guarantee to a Term Note Payable to Host Marriott Corporation. The $10.4 million funded during the third quarter will be repaid in conjunction with the Restructuring Transactions.

E. Represents adjustment to record the elimination of $4.4 million of deferred incentive management fees forgiven by Marriott International, Inc. as a part of the partnership restructuring. Extraordinary gain on the forgiveness of deferred incentive management fees payable to Marriott International, Inc. is not reflected in the accompanying pro forma condensed consolidated income statements.

F. Represents an adjustment to eliminate incentive management fees based on the contemplated new management agreement structure which increases owners priority thereby eliminating incentive management fees for the periods presented.

G. Represents the net adjustment to record interest and amortization of deferred financing costs as a result of the debt refinancing. Interest has been recorded on the Mortgage Note Payable based on an assumed interest rate of 8.32% (which represents the average rate for 12-year U.S. Treasury securities during the time period from January 1, 1997 to October 22, 1997 of 6.57% plus
   1.75 percentage points). The pro forma impact on interest expense for a 1/8th change in the average rate for 12-year U.S. Treasury securities is approximately $205,000 for fiscal year 1996 and $142,000 for the thirty-six weeks ended September 12, 1997. Interest has been recorded on the Term Loan at a rate of 9%.

                            SELECTED FINANCIAL DATA

     The following selected financial data presents historical operating information for AMMLP for each of the five years ended December 31, 1996 and for the thirty-six weeks ended September 12, 1997 and September 6, 1996. The selected historical financial data for the five years ended December 31, 1996 were derived from the Consolidated Financial Statements of AMMLP, which have been audited by Arthur Andersen LLP. The following information should be read in conjunction with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and related notes thereto, included elsewhere in this Consent Solicitation Statement/Prospectus (in thousands, except per Unit amounts):

                                     SEPT 12,    SEPT 6,     DEC 31,     DEC 31,     DEC 31,     DEC 31,     DEC 31,
                                       1997        1996        1996        1995        1994        1993        1992
                                     --------    --------    --------    --------    --------    --------    --------
                                                                       (UNAUDITED)

Hotel Revenue.....................   $ 26,786    $ 26,972    $ 38,654    $ 34,831    $ 32,201    $ 29,563    $ 26,441
                                     ========    ========    ========    ========    ========    ========    ========
Net income (loss).................   $  1,155    $    925    $  2,543    $   (413)   $ (3,073)   $ (5,935)   $ (9,020)
                                     ========    ========    ========    ========    ========    ========    ========
Net income (loss) per limited
  partner Unit (530 Units)........   $  2,157    $  1,728    $  4,751    $   (772)   $ (5,740)   $(11,087)   $(16,849)
                                     ========    ========    ========    ========    ========    ========    ========
Total assets......................   $181,570    $181,623    $181,508    $175,963    $179,821    $186,138    $188,534
                                     ========    ========    ========    ========    ========    ========    ========
Total liabilities.................   $237,954    $240,780    $239,047    $235,226    $236,324    $237,679    $232,543
                                     ========    ========    ========    ========    ========    ========    ========
Cash distributions per limited
  partner Unit (530 Units)........   $      0    $      0    $      0    $  4,632    $  3,353    $  3,235    $  2,949
                                     ========    ========    ========    ========    ========    ========    ========
Payment due to Reallocation of Tax
  Losses..........................   $      0    $      0    $    284    $      0    $      0    $    844    $  1,411
                                     ========    ========    ========    ========    ========    ========    ========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES AND LIQUIDITY

     AMMLP's financing needs have been historically funded through loan agreements with independent financial institutions. The General Partner believes that AMMLP's ability to continue to conduct its operations in the ordinary course of business is contingent upon the General Partner's ability to successfully refinance AMMLP's Mortgage Debt.

  Principal Sources and Uses of Cash

     AMMLP's principal source of cash from Ivy Street is cash from operations. Its principal uses of cash are to pay debt service on the Mortgage Debt, to make guarantee repayments, and to fund the property improvement fund. Cash provided from operations was $9.9 million, $10.1 million, and $5.6 million for the years ended December 31, 1996, 1995 and 1994, respectively, and $10.3 million and $6.9 million for the periods ended September 12, 1997 and September 6, 1996, respectively. AMMLP paid $20.4 million, $20.4 million and $19.7 million of interest on the Mortgage Debt for the years ended December 31, 1996, 1995, and 1994, respectively. AMMLP paid $28.5 million and $10.9 million of interest expense on the mortgage debt for the thirty-six weeks ended September 12, 1997 and September 6, 1996, respectively. No guarantee repayments to Host Marriott were made in 1996. AMMLP made guarantee repayments to Host Marriott of $3.5 million and $2.7 million for the years ended December 31, 1995 and 1994, respectively. Contributions to the property improvement fund for the years ended December 31, 1996, 1995, and 1994, were $4.1 million, $3.3 million, and $3.0 million, respectively, and $2.8 million and $2.9 million for the thirty-six weeks ended September 12, 1997 and September 6, 1996, respectively.

     Distributions to partners of AMMLP, funded principally from Lease payments (92% of all distributions), were $0.8 million in 1996, $2.3 million in 1995 and $1.9 million in 1994. As a result of establishing the reserves discussed below and using funds to pay down deferred interest, AMMLP did not make a cash distribution from 1996 operations to its partners. In addition, cash distributions for 1997 and thereafter will be dependent upon the outcome of the Mortgage Debt refinancing.

     In 1996 the General Partner established a reserve at both Ivy Street and AMMLP in anticipation of a potential principal paydown and the costs expected to be incurred to refinance the Mortgage Debt. Based on the General Partner's experience with other partnerships, such costs are estimated at approximately $4 million. These costs include lender appraisals, legal expenses, bank fees, environmental studies and other transaction costs. The reserve at Ivy Street was funded from 1996 cash available after payment of debt service which would have otherwise been available to pay down the $20.1 million Host Marriott advance after payments under the Lease. AMMLP and Ivy Street will continue to reserve all available cash flow until completion of the refinancing. Furthermore, in 1996 Ivy reserved all cash flow in excess of ground rent for refinancing costs and owner funded capital needs. On July 10, 1997, Ivy Street utilized all available reserves to make a payment of deferred interest on the Mortgage Debt. As of September 12, 1997, total reserves of AMMLP approximated $3.6 million.

  Capital Expenditures

     Ivy Street is required to maintain the Hotel in good repair and condition. The Management Agreement provides for the establishment of a property improvement fund to cover the cost of non-routine repairs and maintenance and renewals and replacements to the Hotel's property and equipment. Contributions to the fund for 1994 through June of 1995 were 4% of Hotel gross sales and increased to 5% thereafter. Currently, the funds available in the property improvement fund are sufficient for approximately half of the scheduled $7.0 million rooms refurbishment for the Hotel's rooms which will begin in August 1997. The reserve is insufficient, however, to fund a refurbishment for the remaining rooms. The General Partner expects that the funds for the refurbishment of the remaining rooms and other capital expenditures will be provided for in conjunction with the refinancing of the Mortgage Debt.

     The General Partner believes that cash from Hotel operations, the Interest/Principal Guarantee, the availability of funds from the refinancing and capital reserves will provide adequate funds in the short-term to meet the operational needs of Ivy Street.

  Mortgage Debt

     On July 10, 1997 (the 'Extension Date'), AMMLP and Ivy Street entered into an agreement ('Letter Agreement') that extends the maturity of the Mortgage Debt until February 2, 1998 (the 'New Maturity Date'). On the Extension Date, AMMLP and Ivy Street were required to pay $17.6 million representing the deferred interest on the Mortgage Debt in addition to the scheduled interest payment due of $10.1 million. As a result, the Mortgage Debt balance outstanding was reduced to $199 million. Cash flow from operations provided AMMLP with adequate funds to meet the scheduled interest payment of $10.1 million. The payment of the deferred interest was funded from $7.2 million of Ivy Street cash reserves and $10.4 million drawn pursuant to a Host Marriott interest guarantee (the 'Interest Guarantee'). Host Marriott had agreed to advance up to $50 million to cover interest and principal shortfalls. Should cash flow from operations be insufficient to fund fully interest due, approximately $10 million remains available under the Interest Guarantee through loan maturity. The remaining $30 million is available under the Principal Guarantee. Prior to the payment of deferred interest in the amount of $10.4 million on July 10, 1997, there were no amounts outstanding under either the Principal Guarantee or the Interest Guarantee. However, $20.1 million was outstanding under the original debt service guarantee due to Host Marriott. In conjunction with the extension, Host Marriott reaffirmed its obligations pursuant to these guarantees through the New Maturity Date. The Principal Guarantee is available at maturity, or in the case of a sale, refinancing or acceleration of the principal amount of the underlying notes. To the extent the Interest Guarantee is not used to pay interest, it becomes available as a Principal Guarantee.

     The General Partner estimates that a sale of the Hotel would generate sufficient proceeds to repay the maturing Mortgage Debt and cover transaction costs; therefore, no advances under the guarantees would be required.

     During the term of the Letter Agreement, the Mortgage Debt continues to be nonrecourse and will accrue interest at 12.3% per annum. Additionally, all funds remitted by the Manager during the term of the extension will be held by the partnership in a bank account for the benefit of the lender. In conjunction with the Letter Agreement, Ivy Street paid an extension fee of $500,000, as well as approximately $410,000 representing costs and expenses related to the transaction. It is expected that cash flow from operations will provide adequate funds to meet the scheduled interest payments.

     The General Partner has been exploring alternatives to repay the Mortgage Debt upon or prior to maturity on February 2, 1998 and to obtain the additional funds needed for capital repairs and refurbishments at the Hotel. The General Partner is negotiating with NACC to obtain $164 million in first mortgage financing. For information regarding the terms of such financing, see 'Financing Arrangements.' There can be no assurance that the General Partner will be successful in its attempts to refinance the Mortgage Debt. Failure to refinance or pay off the Mortgage Debt at maturity could lead to a foreclosure or sale of the Hotel.

RESULTS OF OPERATIONS

THIRTY-SIX WEEKS ENDED SEPTEMBER 12, 1997 COMPARED TO SEPTEMBER 6, 1996.

     AMMLP revenues for the third quarter of 1997 decreased 26% when compared to same period in 1996 primarily due to an approximately 16%, or $1,624,000 decrease, in room revenues, coupled with a 31%, or $474,000 decrease, in food and beverage revenues. Room revenues decreased primarily due to a 12% decrease in revenue per available room ('REVPAR'). The decrease in REVPAR was due to a 20% decrease in the average room rate from approximately $142 to approximately $113. This was offset by a 6.5% increase in average occupancy to approximately 70%. The average room rate in the third quarter of 1996 was positively impacted by the Summer Olympics. The improvement in third quarter 1997 average occupancy occurred toward the beginning of the period when compared to the same period last year. In July 1996, the upcoming Summer Olympics negatively impacted average occupancy. Food and beverage revenues in the third quarter of 1997 decreased when compared with the same period in prior year. This is because catering sales were positively impacted by numerous off-site Olympic events in third quarter 1996.

     On a year-to-date basis, AMMLP revenues remained consistent with prior year. Food and beverage revenues increased by 8% while room revenues remained flat when compared to the same period last year. Room revenues remained constant with prior year due primarily to a 4% decrease in the average room rate from approximately $132 to approximately $126 offset by a 2.8% increase in average occupancy to approximately 73%.

     Based on current forecasts, 1997 Hotel operating results are expected to be comparable to 1996 results. The Atlanta market has not realized significant demand growth during the year. Hotel management has reviewed its pricing strategies and analyzed operating costs in order to implement an aggressive cost savings plan to enable them to maximize revenue where possible. Operating costs for the third quarter 1997 decreased approximately 16.8% when compared to the same period in 1996 as a result of these initiatives. Additionally, Hotel management has formed an alliance with the Westin, Hyatt and Hilton (the 'Atlanta Alliance'). The Atlanta Alliance is a formal arrangement among the four hotels to present a meeting alternative to customers' groups that are too large for a single hotel but too small for the Georgia World Congress Center, Atlanta's convention center. The national sales forces for all four hotel companies are actively promoting the Atlanta Alliance.

     Depreciation. Depreciation decreased $1,301,000, or 27%, for the thirty-six weeks ended September 12, 1997 when compared to 1996 due to a portion of the Hotel's furniture and equipment becoming fully depreciated.

     Incentive Management Fees. For the twelve weeks ended September 12, 1997, incentive management fees were ($551,000) as compared to $280,000 for the same period in 1996. The decrease in incentive management fees earned was the result of a decrease in Hotel operating results. For the thirty-six weeks ended September 12, 1997, $1,447,000 of incentive management fees were accrued as compared to $1,307,000 for the same period in 1996.

YEAR ENDED 1996 COMPARED TO 1995

     Hotel Revenues. Hotel revenues for 1996 increased 11% to $38.7 million from $34.8 million in 1995. The increase in revenues is the result of a 9% increase in REVPAR. REVPAR increased due to a 14% increase in average room rate to approximately $130 partially offset by a 3.7 percentage point decrease in average occupancy to the high-60's. The decline in average occupancy is primarily due to a significant decline in occupancy throughout the Atlanta market in the months prior to and subsequent to the Olympic Games. While there were many benefits to the media focus on the city, the coverage of the preparation for the Olympic Games also acted as a deterrent to many potential visitors as people avoided the city believing it to be in a perpetual state of construction. However, the Hotel was able to more than offset this decline by maximizing its average room rate during the Games. During the 17-day Centennial Olympic Games, the Hotel hosted the 'Olympic Family' which was comprised of the International Olympic Committee, the Atlanta Committee for the Olympic Games and federations from each of the participating countries.

     No new full-service hotels opened in the Atlanta market in 1996 and none are expected to open in 1997. However, during 1996 three limited service hotels opened representing approximately 600 additional rooms. As these hotels target a significantly different market segment, this new supply is not expected to have a significant impact on the Hotel's revenues. However, the Hotel may experience some decline in the transient business segment. Hotel management is optimistic about the coming year as the Hotel will look to improve the overall guest experience at the Hotel through a renewed commitment to customer service. In addition, the Hotel will begin a $7.0 million rooms refurbishment of approximately half of the Hotel's rooms in the latter part of the year. In 1997 Hotel management will look to increase occupancy by employing a number of new marketing efforts including a quarterly mailing targeting group meeting planners, as well as a direct mail campaign to transient customers highlighting the Hotel features that would enhance their overall experience.

     Depreciation. Depreciation decreased $1.1 million, or 16%, in 1996 when compared to 1995 due to a portion of the Hotel's furniture and equipment becoming fully depreciated in 1995.

     Incentive Management Fees. In 1996, $2.0 million of incentive management fees were earned as compared to $1.0 million earned in 1995. The increase in incentive management fees earned was the result of improved Hotel operating results.

     Net Income (Loss). In 1996, AMMLP had net income of $2.5 million, an increase of $2.9 million over 1995's net loss of $0.4 million. This increase was primarily due to higher Hotel revenues.

1995 COMPARED TO 1994

     Hotel Revenues. Hotel revenues for 1995 increased to $34.8 million from $32.2 million in 1994. The increase in revenues is primarily the result of a 3% increase in REVPAR combined with a $1.3 million increase in food and beverage profits. REVPAR increased due to a 6% increase in average room rate to approximately $115 partially offset by a 1.8 percentage point decrease in occupancy to the low-70's. Food and beverage profit margins increased 3.4 percentage points due to a large increase in catering sales, a reduction in labor costs, and a shift in banquet sales from lower margin outside banquet sales to higher margin in-house banquet sales.

     Depreciation. Depreciation decreased $0.9 million, or 11%, in 1995 when compared to 1994 due to a portion of the Hotel's furniture and equipment becoming fully depreciated in 1994.

     Incentive Management Fees. In 1994, $1.0 million of incentive management fees were earned as compared with no incentive management fees earned in 1994. The increase in incentive management fees earned was the result of improved Hotel operating results.

     Net Income (Loss). In 1994, AMMLP had a net loss of $0.4 million, a decrease of $2.6 million over 1994's net loss of $3.0 million. This decrease was primarily due to higher Hotel revenues.

     Inflation. The rate of inflation has been relatively low and accordingly, has not had a significant impact on AMMLP's operating results. However, the Hotel's room rates and occupancy levels are sensitive to inflation. The manager is generally able to pass through increased costs to customers through higher room rates.

                       MARKET FOR UNITS AND DISTRIBUTIONS

     There is currently no public market for Units, and it is not anticipated that a public market for Units or New Units will develop. Transfers of Units are limited to the first day of each fiscal quarter, and are subject to approval by the General Partner in its sole and absolute discretion and certain other restrictions.

     Cash available for distribution has been distributed for each fiscal year semi-annually to the General Partner and the limited partners in accordance with the provisions of the AMMLP Partnership Agreement. Cash available for distribution means, with respect to any fiscal period, the revenues of AMMLP from all sources during such fiscal period less (i) all cash expenditures of AMMLP during such fiscal period, including, without limitation, debt service, and any investor service fees, and (ii) such reserves as may be determined by the General Partner, in its sole discretion, to be necessary to provide for the foreseeable needs of AMMLP, but shall not include sale proceeds, refinancing proceeds or proceeds from the sale of the Land other than in connection with the sale of the Hotel.

     Since inception, AMMLP has distributed a total of $16,128,724 from operations (consisting primarily of ground rent paid by Ivy Street to AMMLP) as follows: $161,414 to the General Partner and $15,967,310 to the limited partners ($30,127 per Unit). In addition, as a result of certain guarantees furnished by Host Marriott (formerly Marriott Corporation), income tax regulations issued since the formation of AMMLP require certain tax deductions previously allocable to the limited partners to be instead allocated to the General Partner. To compensate limited partners for lost value as a result of this reallocation, the limited partners have been paid a total of $4,570,720 ($8,624 per Unit) including a May 1997 distribution of $150,520 ($284 per Unit) by the General Partner. These contributions were intended to compensate the limited partners for lost value as a result of this reallocation of tax losses and will terminate as a result of the Merger.

     There were no cash distributions paid from 1996 cash from operations or ground rent distributions, as all cash flow is being reserved for the refinancing of the maturing Mortgage Debt.

     On October 31, 1995, AMMLP made an interim distribution solely from rent paid under the Lease of $1,664,950 as follows: $16,650 to the General Partner and $1,648,300 to the limited partners ($3,110 per Unit). On April 15, 1996, AMMLP made a distribution solely from 1995 ground rent of $814,810 as follows:
$8,150 to the General Partner and $806,660 to the limited partners ($1,522 per Unit).

     On October 31, 1994, AMMLP made an interim distribution solely from ground rent paid of $1,111,930 as follows: $11,120 to the General Partner and $1,100,810 to the limited partners ($2,077 per Unit). On April 17, 1995, AMMLP made a final distribution solely from 1994 ground rent paid of $683,110 as follows: $6,830 to the General Partner and $676,280 to the limited partners ($1,276 per Unit).

     For information regarding cash distributions and allocations of proceeds from subsequent sale and refinancing transactions under the AMMLP-II Partnership Agreement and the Ivy Street Partnership Agreement, see 'The Partnership Agreements--AMMLP-II Partnership Agreement' and '--Ivy Street Partnership,' respectively.

                                THE PARTNERSHIPS

AMMLP AND AMMLP-II

     AMMLP was formed on April 29, 1985 to acquire the Land and an 80% interest in Ivy Street. Ivy Street was formed to acquire, construct and own the Hotel and operate it as part of the MII full service hotel system. AMMLP acquired the Land from Ivy Street and leased the Land to Ivy Street pursuant to the Lease. See 'The Hotel--Lease.'

     Between May 10, 1985 and May 28, 1985, 530 Units were offered and sold for $100,000 per Unit by AMMLP in a private placement transaction. The General Partner made a capital contribution of $536,000 for its 1% interest and acquired a Class B limited partnership interest in AMMLP without making any additional capital contribution. Approximately $28.8 million was used to acquire AMMLP's interest in Ivy Street, $10.0 million was used to repay the Land purchase loan, and the balance was applied to pay accrued interest and various fees and expenses in connection with the transaction.

     AMMLP-II was formed on July 9, 1997 in anticipation of the Merger. AMMLP-II has not yet engaged in any active business and was organized solely to succeed to AMMLP's general partnership interest in Ivy Street.

IVY STREET

     The partners of Ivy Street are AMMLP, with an 80% general partner interest, and Portman with a 0.1% general partner interest and, together with affiliates, a 19.9% limited partner interest. Effective upon approval of the Merger and receipt of all necessary approvals, AMMLP and Portman have agreed that the Ivy Street Partnership Agreement will:

     o Provide that the money to be contributed by AMMLP-II to Ivy Street (including the contribution by the General Partner to AMMLP-II) will be entitled to receive an annual preferred return equal to 13.5%, compounding to the extent unpaid;

     o Provide that the Land, after contribution by AMMLP-II to Ivy Street (or its subsidiary) at an agreed-upon value of $26,500,000, will be entitled to receive an annual compounding preferred return equal to 10% (after payment of the 13.5% return described above); and

     o Grant AMMLP-II the unilateral right, as managing general partner of Ivy Street, to make most major decisions on behalf of Ivy Street, including, without limitation, the sale or other disposition of the Hotel, except where such disposition is to a party related to Host Marriott or an affiliate of Host Marriott.

MARRIOTT MARQUIS CORPORATION

     Marriott Marquis Corporation, the General Partner, was incorporated in Delaware in 1985 and is a wholly owned subsidiary of Host Marriott. The General Partner was organized solely for the purpose of acting as general partner of AMMLP.

     AMMLP has no directors, officers or employees. The business policy making functions of AMMLP are carried out through the directors and executive officers of the General Partner, who are listed below:

                                                                                            AGE AT
NAME                                                    CURREN POSITION                DECEMBER 31, 1996
-----------------------------------------  -----------------------------------------   -----------------
Bruce F. Stemerman.......................  President and Director                              41
Robert E. Parsons, Jr....................  Director                                            41
Christopher G. Townsend..................  Vice President, Director and Assistant              49
                                             Secretary
Patricia K. Brady........................  Vice President and Chief Accounting                 35
                                             Officer
Bruce D. Wardinski.......................  Treasurer                                           36

     Bruce F. Stemerman was elected President of the General Partner in November 1995. He has been a Director of the General Partner since October 1993. Mr. Stemerman joined Host Marriott in 1989 as Director--Partnership Services. He was promoted to Vice President--Lodging Partnerships in 1994 and to Senior Vice President--Asset Management in 1996. Prior to joining Host Marriott, Mr. Stemerman spent ten years with Price Waterhouse. He also serves as a director and an officer of numerous Host Marriott subsidiaries.

     Robert E. Parsons, Jr. was elected a Director of the General Partner in September 1988. Mr. Parsons joined Host Marriott's Corporate Financial Planning staff in 1981, was made Director-Project Finance of Host Marriott's Treasury Department in 1984, and in 1986 he was made Vice President-Project Finance of Host Marriott's Treasury Department. He was made Assistant Treasurer of Host Marriott in 1988. Mr. Parsons was named Senior Vice President and Treasurer of Host Marriott in 1993. He was named Executive Vice President and Chief Financial Officer of Host Marriott in October 1995. Mr. Parsons also serves as a director and an officer of numerous Host Marriott subsidiaries.

     Christopher G. Townsend has been Vice President, Director and Assistant Secretary of the General Partner since May 1987. Mr. Townsend joined Host Marriott's Law Department in 1982 as a Senior Attorney. In 1984, Mr. Townsend was made Assistant Secretary of Host Marriott and in 1986 was made Assistant General Counsel.

In 1993, he was made Senior Vice President, Corporate Secretary and Deputy General Counsel of Host Marriott. In January 1997, Mr. Townsend was named General Counsel of Host Marriott. He also serves as a director and an officer of numerous Host Marriott subsidiaries.

     Patricia K. Brady was appointed Vice President and Chief Accounting Officer of the General Partner on October 10, 1996. Ms. Brady joined Host Marriott in 1989 as Assistant Manager-Partnership Services. She was promoted to Manager in 1990 and to Director-Asset Management in June 1996. Ms. Brady also serves as an officer of numerous Host Marriott subsidiaries.

     Bruce D. Wardinski was elected Treasurer of the General Partner in 1996. Mr. Wardinski joined Host Marriott in 1987 as a Senior Financial Analyst of Financial Planning & Analysis, and was named Manager in June 1988. He was appointed Director, Financial Planning & Analysis in 1989, Director of Project Finance in January 1990, Senior Director of Project Finance in June 1993, Vice President, Project Finance in June 1994, and Senior Vice President of International Development in October 1995. In June 1996, Mr. Wardinski was named Senior Vice President and Treasurer of Host Marriott. He also serves as an officer of numerous Host Marriott subsidiaries.

     The General Partner is required to devote to AMMLP such time as may be necessary for the proper performance of its duties, but the officers and the directors of the General Partner are not required to devote their full time to the performance of such duties. No officer or director of the General Partner devotes a significant percentage of time to AMMLP matters. To the extent that any officer or director of the General Partner or employee of Host Marriott does devote time to AMMLP, the General Partner is entitled to reimbursement for the cost of providing such services. Any such costs may include a charge for overhead, but without a profit to the General Partner. For the fiscal years ending December 31, 1996, 1995 and 1994, administrative expenses reimbursed by AMMLP to the General Partner totaled $65,000, $84,000 and $125,000, respectively.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of August 1, 1997, no person owned of record, or to General Partner's knowledge owned beneficially, more than 5% of the total number of Units. The General Partner owns a total of 1.5 Units and Class B limited partnership interest (which Class B interest will be extinguished in the Merger) representing a 19% to 34% limited partnership interest in AMMLP after payment of priority items.

     There are no Units owned by the executive officers and directors of the General Partner, as a group.

     The officers and directors of MII, as a group, own a total of 2.5 Units, representing a 0.5% limited partnership interest in AMMLP.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Prior to October 8, 1993, MII was a wholly owned subsidiary of Host Marriott, which was then known as Marriott Corporation. On October 8, 1993, Marriott Corporation's operations were divided into two separate companies, Host Marriott and MII. MII now conducts its management business as a separate publicly-traded company and is not a parent or subsidiary of Host Marriott, although the two corporations have various business and other relationships.

     The following table sets forth amounts paid by AMMLP to Host Marriott, MII and their subsidiaries for the years ended December 31, 1996, 1995 and 1994. The table also includes accrued but unpaid incentive management fees:

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                         1996      1995      1994
                                                                                        ------    ------    ------
                                                                                              (IN THOUSANDS)
     Payments to Host Marriott and subsidiaries:
       Administrative expenses.......................................................   $   65    $   84    $  125
       Capital distributions.........................................................       10        30        19
                                                                                        ------    ------    ------
                                                                                        $   75    $  114    $  144
                                                                                        ======    ======    ======
     Payments to MII and subsidiaries:
       Base management fee...........................................................   $2,654    $2,435    $2,337
       Chain Services and HGA costs..................................................    2,685     2,431     2,202
                                                                                        ------    ------    ------
                                                                                        $5,339    $4,866    $4,539
                                                                                        ======    ======    ======
       Accrued but unpaid incentive management fees..................................   $2,018    $  969    $   --
                                                                                        ======    ======    ======

     The Hotel will continue to be managed by MII under the Management Agreement. Although the Management Agreement has a 25-year initial term, MII has agreed to renegotiate the terms of the Management Agreement prior to the repayment of the Mortgage Debt. Ivy Street entered into the Management Agreement at the time of the original offering of Units in 1985 at which time MII was a subsidiary of Host Marriott as described above. Although the General Partner believes that the Management Agreement is fair to Ivy Street and reflects commercially reasonable terms, the General Partner has made no independent investigation as to whether the Management Agreement was on terms at least as favorable as those that would have been obtained from a third party. For information regarding the Management Agreement, see 'Management Agreement.'

                                   THE HOTEL

INTRODUCTION

     The Hotel is located in downtown Atlanta, in the Peachtree Center area of Atlanta's central business district. The Hotel is operated as part of the MII full service hotel system and is one of the largest hotels in the southeastern United States.

     The Hotel is located within walking distance of Atlanta's convention facilities and has been specifically designed to attract convention and related business travelers. The Hotel contains extensive meeting and banquet facilities, recreational facilities, as well as restaurants, lounges, a gift shop and several retail shops.

HOTEL FACILITIES

     The Hotel opened on July 1, 1985 and has 1,671 guest rooms, including 70 suites. The Hotel also contains extensive meeting and banquet facilities totaling approximately 122,000 square feet. Recreational facilities include a complimentary health club, an indoor/outdoor swimming pool, hydro-therapy pool, sun deck, steam room and sauna, a rub-down area and a game room.

DESIGN AND CONSTRUCTION

     The Hotel was designed by John Portman & Associates, Inc., an affiliate of Portman. Portman is a renowned architect and developer who has designed other hotels including the Marriott Marquis Hotel in New York City, Westin's Peachtree Plaza and the Hyatt Regency in Atlanta, the Embarcadero Hyatt in San Francisco, the Westin Bonaventure in Los Angeles and the Westin Renaissance Center in Detroit as well as several international hotels. The Hotel is constructed of steel-reinforced and poured-in-place concrete, with steel framing and concrete pilings.

     The Hotel consists of 52 levels, three of which are below ground level, and one of which, because of the sloped site, is partially below ground level. The interior of the Hotel features a 50-story atrium with a rooftop skylight.

     The base of the Hotel encompasses the following levels: parking, exhibition, convention, main lobby and garden, with the interior completely open from the garden level to the skylight at the top of the tower. The round central elevator core occupies the center of the tower and contains 12 glass-enclosed elevators. The tenth floor of the tower contains additional public space available for meetings, parties and gatherings.

LOCATION

     The Hotel is located on approximately 3.6 acres currently owned by AMMLP in the Peachtree Center area of Atlanta's central business district and occupies most of the block that is bordered by Baker Street to the north, Courtland Street to the east, Harris Street to the south and Peachtree Center Avenue to the west.

LEASE

     The term of the Lease for the Land is 99 years. Rentals equal 5% of annual gross room revenues from the Hotel. For each of the five years ended December 31, 1996, 1995, 1994, 1993 and 1992 rentals have been $2,806,000, $2,526,000,
$1,869,000, $1,803,000 and $1,684,000, respectively.

     Pursuant to the Lease Ivy Street pays all costs, expenses, taxes and assessments relating to the Land. Ivy Street has the obligation to repair and maintain the Land and Hotel in accordance with the lease.

     Ivy Street has the option, until December 31, 1999, to purchase the Land for $25.0 million, subject to annual adjustment to reflect changes in the CPI. The Lease may be assigned or sublet by Ivy Street.

     As part of the Restructuring Transactions, AMMLP-II will make a capital contribution of the Land to Ivy Street (or its subsidiary) and the Lease will terminate. In consideration for its capital contribution, AMMLP-II will receive a credit to its capital account of $26,500,000, the option price for the Land, adjusted for estimated changes in the CPI through December 1997, and will be entitled to receive an annual compounding preferred return thereon equal to 10%. In addition, such amount will be a priority distribution (immediately subordinate to the return of the capital contribution of AMMLP-II attributable to the General Partner's Class B interest to AMMLP-II) to AMMLP-II in the event of a liquidation of Ivy Street whether in connection with a sale of the Hotel or otherwise.

COMPETITION

     The primary competition for the Hotel comes from the following four first-class hotels in downtown Atlanta: (i) the 1,278 room Hyatt Regency Atlanta Hotel, (ii) the 1,222 room Hilton Atlanta & Towers Hotel, (iii) the 1,068 room Westin Peachtree Plaza Hotel and (iv) the 747 room Radisson Hotel Atlanta.

     These four competitors contain an aggregate of approximately 4,315 rooms and 332,000 square feet of meeting space. In addition, other hotels in the Atlanta area compete with the Hotel; however, these differ in terms of size, room rates, facilities, amenities and services offered, market orientation and/or location. None of these other hotels are operated as part of the MII full-service hotel system. As a major convention facility, the Hotel also competes with similar facilities throughout the country.

     No new full-service hotels opened in the Atlanta market in 1996 and none are expected to open in 1997. However, during 1996 three limited service hotels opened representing approximately 600 additional rooms. As these hotels target a significantly different market segment, this new supply is not expected to have a significant impact on the Hotel's revenues. However, the Hotel may experience some decline in the transient business segment.

                             FINANCING ARRANGEMENTS

NEW MORTGAGE DEBT

     The General Partner has obtained a commitment from NACC with respect to the New Mortgage Debt. Subject to the negotiation and finalization of definitive loan documents, NACC has agreed to lend to Ivy Street up to $164 million, subject to reduction based on NACC's underwriting standards.

     In connection with the New Mortgage Debt, the Project will be conveyed to a special purpose, bankruptcy remote entity. Such a structure allows the General Partner to separate the source of repayment of the New Mortgage Debt (i.e., the Project) from Ivy Street, to insulate the lender to the bankruptcy remote entity from the claims of other creditors, and to obtain more favorable loan terms than would be otherwise available. The New Mortgage Debt will bear a fixed interest rate to be established at or prior to closing and require monthly payments of principal and interest calculated to fully amortize the loan over 25 years. Currently, the General Partner estimates that the fixed interest rate will be approximately 8.32%, and the annual debt service will be approximately $15.7 million. The New Mortgage Debt cannot be prepaid for 12 years, but, after three years, the borrower may release the lien on the Project by providing substitute collateral.

     The funding of the New Mortgage Debt is conditioned on the negotiation and finalization of a definitive loan agreement and the satisfaction of certain conditions, including that the Project have a loan-to-value ratio of 70% or less.

TERM LOAN

     The principal amount of the Term Loan will be $20,134,000. The Term Loan will have a term of 15 years and bear interest at the rate of 9% per annum, payable monthly in arrears. Commencing on the 61st month following the Restructuring Transactions, the Term Loan will require monthly payments of principal calculated to fully amortize the Term Loan over its then- remaining term. Payments on the Term Loan will be limited to cash available after payment of the New Mortgage Debt. Upon a sale of the Project, the Term Loan will accelerate and become due and payable.

                           THE PARTNERSHIP AGREEMENTS

     The following discussion summarizes the material features of the AMMLP-II Partnership Agreement and the Ivy Street Partnership Agreement. The discussion is qualified in its entirety by reference to the terms of the AMMLP-II Partnership Agreement and the Ivy Street Partnership Agreement attached hereto as Exhibits A and B, respectively.

AMMLP-II PARTNERSHIP AGREEMENT

     The AMMLP-II Partnership Agreement is the governing instrument establishing AMMLP-II's right under the laws of the State of Delaware to operate as a limited partnership and contains the rules under which AMMLP-II will be operated. The terms of the AMMLP-II Partnership Agreement differ in certain material respects from the terms of the AMMLP Partnership Agreement. See 'Comparison of Limited Partner Rights.'

     The following is a summary of certain material terms of the AMMLP-II Partnership Agreement. A complete copy of the AMMLP-II Partnership Agreement is attached to this Consent Solicitation Statement/Prospectus as Exhibit A, and limited partners are urged to read the AMMLP-II Partnership Agreement in its entirety.

  Liability of General Partner

     The General Partner will be liable for all general obligations of AMMLP-II in the same manner as a partner would be liable in a partnership without limited partners. Generally, any such partner is fully liable for any and all debts or other obligations of the partnership as and to the extent that the partnership is either unable or fails to meet such obligations. Thus, the assets of the General Partner may be reached by the creditors of AMMLP-II to satisfy obligations or other liabilities of AMMLP-II other than nonrecourse liabilities.

  No Right to Withdraw Capital Contribution

     No partner has a right to withdraw capital from AMMLP-II.

  Indebtedness

     The General Partner is authorized to borrow money from third parties, partners or affiliates of partners and issue evidences of indebtedness therefor, and to secure such borrowings by mortgage, pledge or other lien on the assets of AMMLP-II or Ivy Street; provided that such amounts are for (i) payment of expenses arising in the ordinary course of business, (ii) payment of principal, interest, premium or penalty on any debt of AMMLP-II or Ivy Street, (iii) repayment of capital or funding of distributions to partners of AMMLP-II or Ivy Street, (iv) any debt of AMMLP-II to Ivy Street, (v) the mortgage debt secured by the Hotel, and (vi) any debt incurred to refinance any of the foregoing. The General Partner shall be authorized to make any such borrowing in its sole discretion, and no limited partner shall have any right to consent to any such borrowing.

  Management of AMMLP-II

     Responsibility for the general management and operation of AMMLP-II rests exclusively with the General Partner. However, the AMMLP-II Partnership Agreement specifically provides that the General Partner shall have no obligation to directly manage and operate the Hotel. The responsibility of the General Partner on behalf of AMMLP-II, as a general partner of Ivy Street, is to assist in engaging an outside manager for such purpose. Initially, the Ivy Street Agreement provides that the Manager shall fulfill such function pursuant to the terms of the Management Agreement. Subsequent to expiration of the term of the Management Agreement, the sole obligation of the General Partner on behalf of AMMLP-II as a general partner of Ivy Street is to assist in engaging a new manager who may or may not be the Manager.

  Compensation of General Partner

     The General Partner shall not receive any salary, fees, profits or distributions except for allocations to which it may be entitled as a partner of AMMLP-II. However, AMMLP-II shall reimburse the General Partner for the cost of providing any administrative or other services rendered to AMMLP-II.

  Other Business of Partners

     Under the AMMLP-II Partnership Agreement, any limited partner or any affiliates of the General Partner may engage independently or with others in other business ventures of every nature and description including business ventures which compete with the business of AMMLP-II. Neither AMMLP-II nor any partner shall have any right to participate in or to receive any income or proceeds derived from another partner's engaging in any other businesses and the pursuit of such ventures even if competitive with the business of AMMLP-II shall not be deemed wrongful or improper. Neither the General Partner nor any limited partner shall be obligated to present any particular opportunity to AMMLP-II even if such opportunity is of a character which, if so presented, could be taken by AMMLP-II.

     The terms of the Management Agreement will no longer restrict other business activities of partners.

  Restrictions on Authority of the General Partner

     The General Partner shall not be permitted, without first obtaining the affirmative vote of the holders of more than 50% of the Class A limited partner interests to (i) sell or otherwise dispose of or consent on behalf of Ivy Street to a sale or disposition of the Hotel or the interests of AMMLP-II in Ivy Street to the General Partner or an affiliate of the General Partner (after complying with the appraisal procedure established in the AMMLP-II Partnership Agreement),
(ii) effect any amendment to any agreement, contract or arrangement with the General Partner or any affiliate of the General Partner which would reduce the responsibility of the General Partner or its affiliates or which causes the compensation to the General Partner or any such affiliate to be above the market rate for the service provided or consent to any amendment of any agreement, contract or arrangement of Ivy Street which would reduce the responsibility of the General Partner or its affiliates or which causes the compensation to the General Partner or such affiliate to be above the market rate for the service provided, (iii) take any action or fail to take any action which would result in AMMLP-II withdrawing as a partner in Ivy Street, or (iv) make any election to continue, discontinue or dissolve Ivy Street (provided that such provision will not require consent to a sale by AMMLP-II or Ivy Street which is otherwise permitted under the AMMLP-II Partnership Agreement and under the Ivy Street Partnership Agreement).

  Limitation on Withdrawal of General Partner

     The AMMLP-II Partnership Agreement provides that the General Partner shall not retire or withdraw voluntarily from AMMLP-II or sell, transfer or assign its general partnership interest or any portion thereof except as otherwise provided in the AMMLP-II Partnership Agreement. If the General Partner shall withdraw, the limited partners may elect by vote of a majority in interest of holders of all of such interests within 90 days of such withdrawal to continue AMMLP-II and appoint a substitute general partner. In the event of the bankruptcy or dissolution of the General Partner, however, the General Partner shall immediately cease to be the general partner and its interest in AMMLP-II shall be converted to a non-voting limited partner interest. Any such bankruptcy or dissolution shall also cause dissolution of AMMLP-II unless, as in the case of a withdrawal, a majority of the limited partner interests vote to continue AMMLP-II and appoint a substitute general partner.

  Special Voting Rights of Class A Limited Partners

     In the event that the General Partner breaches certain obligations under the AMMLP-II Partnership Agreement or commits and does not, within a reasonable period of time, remedy any act of fraud, bad faith, gross negligence or breach of fiduciary duty in carrying out its duties as the general partner, by the affirmative vote of Class A limited partners owning at least 66 2/3% of the Class A limited partner interests, the General Partner may be removed from its position as General Partner; provided, that a new General Partner is elected within 90 days following the effective date of such removal. In such a case, a new General Partner shall be elected by a majority of the Class A limited partners.

  Class A Limited Partner Capital

     The Class A limited partners of AMMLP-II holding New Units after the Merger will be the same partners who hold Units immediately prior to the Merger. Such Class A limited partners originally purchased their Units for $100,000 per Unit. New Units will be substantially identical to Units. See 'Comparison of Limited Partner Rights.'

  General Partner and Class B Limited Partner Capital

     In addition to the general partnership interest, the General Partner or an affiliate of the General Partner will contribute to AMMLP-II aggregate capital contributions of up to $75 million to enable AMMLP-II to make further contributions to Ivy Street and provide Ivy Street with funds necessary to (i) undertake repair of the facade of the Hotel; (ii) complete refurbishment of the rooms in the Hotel; (iii) provide working capital reserves for the Hotel; (iv) upon funding of the New Mortgage Debt, provide funds necessary to satisfy any shortfall in repayment of the Mortgage Debt existing as of the date of such New Mortgage Debt; (v) satisfy any shortfall in the payments on account of the lease of the Land by AMMLP to Ivy Street; (vi) provide for any reserves deemed necessary or reasonably necessary in connection with the New Mortgage Debt; and
(vii) pay all transaction costs associated with the formation of AMMLP-II, the Merger, refinancing the Mortgage Debt (including the $10.4 million advanced by Host Marriott, as well as any further advances by Host Marriott, together with interest thereon), and any other related transactions. Such capital contributions shall be made as and when needed by AMMLP-II. The General Partner or its affiliate presently intends to contribute the initial $6,000,000 of such aggregate capital contribution upon the execution of the AMMLP-II Partnership Agreement, and AMMLP-II will immediately contribute such funds to Ivy Street to enable Ivy Street to commence the facade repair, the refurbishment of the remaining rooms and provide working capital for Ivy Street.

     In connection with the Merger, the Class B Interest that had been issued to the General Partner in connection with the formation of AMMLP will be extinguished.

  Additional Capital Contributions

     In addition to the foregoing, the AMMLP-II Partnership Agreement provides that the Class B limited partner may (but shall not be required to) make additional capital contributions in the amount of any required additional funds. In the event additional capital contributions are so made, such capital contributions shall be made on the same terms and conditions as the capital contribution in connection with the Restructuring Transactions, and such additional capital contribution shall be entitled to receive the same priority return as the AMMLP-II Class B interest (13.5% per annum). The aggregate amount which may be advanced under this provision, which does not require approval of limited partners, is $20 million. Any such additional capital contributions, if made, will reduce or eliminate cash available for distribution to limited partners, but will not affect the partners' residual interests in AMMLP-II.

  Distribution Rights

     AMMLP-II will make distributions of all net cash flow not less frequently than annually in such amounts as the General Partner shall determine. Such amounts will be distributed (i) to the General Partner, until the General Partner has received an amount equal to 13.5% on its Class B invested capital;
(ii) to the General Partner and Class A limited partners, until such partners have received an annual non-cumulative return of 5% on their initial investment in AMMLP (or $5,600 per Class A Unit); and (iii) thereafter, in proportion to total invested capital through completion of the Restructuring Transactions or approximately 41% to limited partners and 59% to the General Partner (assuming an investment of $75 million by the General Partner).

     AMMLP-II will make distributions of the net proceeds from any sale or refinancing transaction as soon as practicable following their receipt by AMMLP-II, in such amounts as the General Partner shall determine. Such proceeds shall be distributed (i) to the General Partner, until the General Partner has received a 13.5% cumulative compounded annual return on its Class B invested capital, (ii) to the General Partner and Class A limited partners, until such partners have received a non-cumulative, non-compounded annual return of 5% on their initial investment in AMMLP (or $5,000 per Class A Unit); (iii) to the General Partner, until its Class B invested capital of up to $75 million has been fully returned, taking into account all distributions to such Partners following the effective date of the Restructuring Transactions (other than the approximately $5,000 per Unit being distributed as part of the Restructuring Transactions); (iv) to the General and Class A Limited Partners until they have received a cumulative, compounded return on their original invested capital of 5% per annum from the effective date of the Restructuring Transactions); (v) to the General Partner and Class A limited partners, until such partners' original invested capital of $536,000 and $53,000,000, respectively, has been fully returned; and (vi) thereafter, in proportion to total invested capital through completion of the Restructuring Transactions or approximately 41% to limited partners and 59% to the General Partner (assuming an investment of $75 million by the General Partner).

     Distributions to the Class A limited partners are shared among the Class A limited partners on the basis of the number of Units owned by each.

  Dissolution and Liquidation

     The AMMLP-II Partnership Agreement provides that AMMLP-II will be dissolved on December 31, 2085, or earlier upon the occurrence of any of the following events: (i) the bankruptcy of AMMLP-II; (ii) the withdrawal of the General Partner, unless a substitute general partner is elected; (iii) the dissolution or the bankruptcy of the General Partner, unless a substitute general partner is elected; (iv) the sale or other disposition of all of the property of AMMLP-II; or (v) the happening of any other event causing the dissolution of AMMLP-II under Delaware law.

     Upon dissolution of AMMLP-II, AMMLP-II will be liquidated and proceeds of liquidation will be applied first to payment of partnership indebtedness and all other liabilities owing to third parties, second to payment of any loans or advances owing to any of the partners and third to payment of expenses of the liquidation. Any remaining proceeds of liquidation and any other funds or properties of AMMLP-II will then be distributed pro rata in proportion to their capital accounts to the General Partner and to the limited partners to reduce to zero any positive balances in their then existing capital account and, thereafter, in accordance with the distribution of net proceeds from a sale or refinancing as described above.

  Restrictions on Assignment of Units

     Units may be assigned only with consent of the General Partner, the giving or withholding of which is exclusively within the discretion of the General Partner, and then only on the first day of each of AMMLP-II's fiscal quarters, and any assignment is subject to the General Partner's right to prevent sales or exchanges of New Units which (i) when added to the total of all other interests in AMMLP-II capital and profits assigned within a period of 12 consecutive months prior thereto, would result in AMMLP-II being deemed to have been terminated within the meaning of the Code, or (ii) would require filing of a registration statement under the Securities Act of 1933 or violate any federal or state securities law ('Blue Sky') or (iii) would result in the assignee holding a fraction of a New Unit (other than a one-half Unit) or (iv) would result in AMMLP-II being treated as an association taxable as a corporation or
(v) would result in Ivy Street not being able to obtain or continue in effect any license permitting the service or sale of alcoholic beverages in the Hotel.

     Upon the assignment of a New Unit, a substitute limited partner may not be admitted to AMMLP-II without the prior written consent of the General Partner.

  Power of Attorney

     Each limited partner is required to give the General Partner a power of attorney to execute, acknowledge and record or otherwise file such documents as necessary or appropriate to (i) form, qualify or continue AMMLP-II as a limited partnership in the jurisdictions where AMMLP-II is to conduct business, (ii) amend the AMMLP-II Partnership Agreement in accordance with the terms thereof, and (iii) reflect the dissolution and termination of AMMLP-II.

IVY STREET PARTNERSHIP AGREEMENT

     The Ivy Street Partnership Agreement is the governing instrument establishing Ivy Street's rights under the laws of the State of Georgia to operate as a limited partnership and contains the rules under which Ivy Street will be operated.

     The following is a summary of certain material terms of the Ivy Street Partnership Agreement. A complete copy of the Ivy Street Partnership Agreement is attached to this Consent Solicitation Statement/Prospectus as Exhibit B, and limited partners are urged to read the Ivy Street Partnership Agreement in its entirety.

  Liability of Partners to Third Parties

     Under the Revised Uniform Limited Partnership Act as adopted in the State of Georgia, AMMLP-II and Portman Marquis Corp., a Georgia corporation wholly owned by Portman, (the 'Ivy Street General Partners') are liable for the obligations of Ivy Street in the same manner as a partner would be liable in a partnership without limited partners. Generally speaking, any such partner is fully liable for any and all debts or other obligations of the partnership as and to the extent the partnership is either unable or fails to meet its obligations. Thus, assets of the Ivy Street General Partners may be reached by creditors of Ivy Street to satisfy obligations or other liabilities of Ivy Street other than nonrecourse liabilities. Therefore, as an Ivy Street General Partner, the AMMLP-II assets, which primarily will consist of its interest in Ivy Street and the capital contributions of its partners, may be reached by creditors of Ivy Street. However, the AMMLP-II limited partners are not liable for the debts, liabilities, contracts or any other obligations of AMMLP-II, including those incurred in its capacity as an Ivy Street General Partner. Such obligations would be the responsibility of the General Partner.

  Capital Contributions

     No partner in Ivy Street has a right to withdraw his or its capital from Ivy Street, and no partner is required to make any further contribution beyond those described in this Consent Solicitation Statement/Prospectus.

  Management of the Ivy Street Partnership

     Responsibility for the general management and operation of Ivy Street rests exclusively with the Ivy Street General Partners. In turn, the Ivy Street Partnership Agreement delegates virtually all decision-making to AMMLP-II in its capacity as managing general partner of Ivy Street. To the extent that such responsibility lies with AMMLP-II in its capacity as an Ivy Street General Partner, the responsibility will lie with the General Partner.

  Compensation of the Ivy Street General Partners

     The Ivy Street General Partners shall not receive any salary, fees, profits or distributions except for such allocations to which they may be entitled as partners of Ivy Street. However, Ivy Street shall reimburse the managing general partner for the cost of providing any administrative or other services rendered to Ivy Street. It should also be noted that affiliates of the Ivy Street General Partners may receive fees from Ivy Street.

  Other Business of Partners

     Except as may be restricted by the Management Agreement (see 'The Management Agreement'), under the Ivy Street Partnership Agreement any partner may engage in any other business, investment or profession, whether similar or dissimilar to Ivy Street and neither Ivy Street nor any other partner shall have any rights in and to said business, investments or professions, or the income or profits derived therefrom.

  Capitalization

     Ivy Street has three classes of capital, Class A Capital, Class B Capital, and Class C Capital. Class A Capital consists of $27,500,000 credited to AMMLP-II as a result of cash contributions by AMMLP to the capital of Ivy Street in connection with the syndication of Class A limited partnership interests in AMMLP and $2,500,000 credited to Portman as a result of certain contributions of property made to Ivy Street. The Class A capital is not entitled to preference. The Class B Capital will consist of up to $75,000,000 to be contributed to Ivy Street by AMMLP-II as part of the Restructuring Transactions. The Class B Capital is entitled to a preferred return of 13.5% per annum, accruing from the date, or dates, such capital is contributed to Ivy Street by AMMLP-II. The Class C Capital is also credited to AMMLP-II and totals $26,500,000 attributable to the contribution of the Land to Ivy Street. The Class C Capital is entitled to a preferred return equal to 10% per annum, accruing from the date the Land is contributed to Ivy Street (or its subsidiary).

  Distributions of Net Cash Flow

     Net cash flow of Ivy Street will be distributed not less frequently than annually, in such amounts as may be determined by the managing general partner of Ivy Street, as follows: (i) to AMMLP-II until AMMLP-II has received an amount equal to the then-accrued but unpaid Class B Preferred Return (13.5% per annum);
(ii) to AMMLP-II until AMMLP-II has received an amount equal to the then-accrued but unpaid Class C Preferred Return (10% per annum); and (iii) to the partners of Ivy Street based upon their respective percentage of partnership interests. The percentage interest of AMMLP-II in residual distributions of Ivy Street is 80% and the percentage interest of Portman is 20%.

  Distributions of Capital Proceeds

     Capital proceeds shall be distributed as soon as practical following their receipt by Ivy Street, in such amounts as the managing general partner of Ivy Street shall determine. Capital proceeds shall be distributed as follows: (i) to AMMLP-II until AMMLP-II has received an amount equal to the then-accrued but unpaid Class B Preferred Return (13.5% per annum); (ii) to AMMLP-II until AMMLP-II has received an amount equal to the then-accrued but unpaid Class C Preferred Return (10% per annum); (iii) to AMMLP-II until it has been paid the full amount of the Class B Capital contributed to Ivy Street; (iv) to AMMLP-II until it has been paid the full amount of the Class C Capital contributed to Ivy Street; and (v) to the partners of Ivy Street based upon their respective percentage of Partnership Interests. The percentage of partnership interest of AMMLP-II in residual distributions of Ivy Street is 80% and the aggregate percentage interest of Portman is 20%.

  Contingent Payments to Portman Partners

     Although AMMLP-II, as managing general partner of Ivy Street, will have the right to cause a sale or refinancing of the Hotel at any time without the consent of Portman, any such sale or refinancing before June 30, 2010, may require Ivy Street to make certain payments to Portman, unless Portman consents to such a sale or refinancing. Such payments would generally equal the time value to Portman of paying the federal and state income taxes imposed upon Portman as a result of such sale or refinancing at the time of the actual sale or refinancing rather than June 30, 2010. If the Hotel is sold or refinanced after June 30, 2010, Ivy Street will have no liability to Portman under this provision. If the Hotel were sold upon consummation of the Restructuring Transactions and no cash proceeds were realized, the cash payment to Portman would be approximately $5.4 million. The required cash payment to Portman upon a sale of the Project will decline over time.

  Dissolution of the Ivy Street Partnership

     The Ivy Street Partnership Agreement provides that Ivy Street shall dissolve on December 31, 2085 unless earlier terminated upon the occurrence of any of the following events: (i) any sale by Ivy Street of all or substantially all of its interest in the Hotel other than in a sale/leaseback financing transaction; (ii) the consent of partners owning all of the partnership interests to dissolve Ivy Street; (iii) if there is no remaining Ivy Street General Partner or the failure of the Ivy Street General Partners to elect to continue the business of Ivy Street in the event of the death, retirement, adjudication of bankruptcy, insanity, incompetency, liquidation, dissolution or termination of any Ivy Street General Partner; or (iv) any other event causing dissolution of Ivy Street under the Georgia Revised Uniform Limited Partnership Act.

     Upon termination of Ivy Street (i) the Managing General Partner of Ivy Street shall cause to be prepared a statement setting forth the assets and liabilities of Ivy Street; (ii) the property and assets shall be sold as promptly as possible; (iii) taxable gain upon the same shall be credited to the capital accounts of the partners; (iv) taxable loss shall be charged to the capital accounts of the partners; and (v) the proceeds from the sale shall generally be distributed, (a) first to the payment of debts and liabilities of Ivy Street including any fees to the Manager then due and any loans due to partners and their affiliates, (b) to the setting up of any reserves determined necessary by the Ivy Street Managing General Partner, and (c) in accordance with capital accounts.

                      COMPARISON OF LIMITED PARTNER RIGHTS

     Generally, the nature of an investment in New Units is substantially equivalent to an investment in Units. Limited partners will continue to share the risks and rewards of ownership in AMMLP-II in a manner similar to the risks and rewards that such limited partners share in AMMLP prior to the Merger.

     Set forth below is a summary of the material differences between the rights of the General Partner and the limited partners in AMMLP compared with the rights of partners in AMMLP-II.

AUTHORITY OF GENERAL PARTNER

     The AMMLP Partnership Agreement provides, among other things, that the General Partner may not, without the consent of limited partners holding a majority of the Units, (i) sell or otherwise dispose of or consent to the sale or disposition of any assets which had an original cost in excess of 25% of the original cost basis of all assets of the partnership or (ii) vote AMMLP's general partnership interest in Ivy Street in favor of the sale or other disposition of such assets. Additional restrictions apply to a sale of the Hotel to an affiliate of the General Partner.

     The AMMLP-II Partnership Agreement would eliminate limited partner consent requirements with respect to asset transactions involving unaffiliated third parties. The AMMLP-II Partnership Agreement would not, however, materially alter the limited partner consent and other requirements relating to asset sale transactions with affiliates of the General Partner.

     Under the AMMLP-II Partnership Agreement, the General Partner, without the consent of the limited partners, also would have the authority to make any amendment to the AMMLP-II Partnership Agreement as is necessary to clarify the provisions thereof so long as such amendment does not affect the rights of limited partners thereunder in any material respect.

VOTING RIGHTS

     The AMMLP Partnership Agreement prevents the General Partner and its affiliates from voting any Units they own or may acquire.

     The General Partner or its affiliates own 1.5 Units (which will be converted to 1.5 New Units) and may, in the future, acquire New Units from limited partners in privately negotiated transactions or otherwise. The AMMLP-II Partnership Agreement would permit the General Partner and its affiliates to vote any New Units they own or may acquire in the same manner as all other limited partners are entitled to vote regardless of whether the transaction involves a related party.

     The AMMLP-II Partnership also would clarify that a publicly-traded entity (such as MII) will not be deemed an affiliate of the General Partner or any of its affiliates unless a person or group of persons directly or indirectly owns twenty percent (20%) or more of the outstanding common stock of both the General Partner (or its affiliates) and such other entity.

     Under the current definition of 'Affiliate' in Section 1.01 of the AMMLP Partnership Agreement, MII would be deemed an Affiliate of the General Partner because Messrs. J.W. Marriott, Jr. and Richard E. Marriott, together with their families (the 'Marriott Family'), beneficially own more than 10% of the common stock of both the General Partner (through their ownership in Host Marriott, which owns all of the common stock of the General Partner) and MII. The AMMLP-II Partnership Agreement would provide that a publicly traded entity such as MII, although an 'affiliate' under the Federal securities laws, will not be deemed to be an Affiliate of the General Partner or any of its Affiliates for purposes of the AMMLP-II Partnership Agreement unless a person or group of persons directly or indirectly owns twenty percent (20%) or more of the outstanding common stock of the General Partner or its Affiliates and such other entity without regard to the presence or absence of other indices of 'control' commonly evaluated in an affiliation analysis.

     The definition of Affiliate in the AMMLP-II Partnership Agreement would exclude MII from such definition for so long as the Marriott Family or some other person or group of persons does not own 20% or more of the outstanding common stock of the General Partner (through Host Marriott) and Section 10.02.A of the AMMLP Partnership Agreement currently permits limited partners to terminate any agreement (including the

Management Agreement) pursuant to which operating management of any of AMMLP's property is vested in the General Partner or an Affiliate, that AMMLP has the right to terminate as a result of the failure of the operation of such property to achieve specifically defined objectives. Termination by the limited partners under such circumstances can occur without the consent of the General Partner upon the affirmative vote of limited partners holding a majority of the outstanding Units. Because the revised definition of Affiliate would exclude MII, unless or until the Marriott Family or some other person or persons owns 20% or more of the outstanding common stock of both the General Partner (through Host Marriott) and MII, the Management Agreement would be deemed to be vested in a third party, rather than an Affiliate. However, Section 10.02.A of the AMMLP-II Partnership Agreement would maintain the limited partners' right to terminate the Management Agreement with MII or its Affiliates for cause.

     Section 5.02.B(iii) of the AMMLP-II Partnership Agreement currently prohibits the General Partner, without the consent of limited partners holding a majority of the outstanding Units, from causing AMMLP to amend any agreement, contract or arrangement with the General Partner or any Affiliate in a manner that reduces the responsibilities or duties of the General Partner as a general partner of AMMLP, or any of its Affiliates, increases the compensation payable to the General Partner or its Affiliates, or adversely affects the rights of the limited partners. As discussed above, the definition of Affiliate would exclude MII, unless or until the Marriott Family or some other person or group of persons owns 20% or more of the outstanding common stock of both the General Partner (through Host Marriott) and MII. Therefore, the Management Agreement would be deemed to be vested in a third party, rather than an Affiliate, until such time in the future (if ever) that MII becomes an Affiliate under the new definition. Consequently, until such time, the General Partner could cause AMMLP-II to amend the Management Agreement so as to increase the compensation payable thereunder to MII or otherwise change the terms of such agreement.

     Section 5.01.E of the AMMLP Partnership Agreement sets forth certain conflict of interest policies which require that agreements, contracts or arrangements between AMMLP and the General Partner or its Affiliates be on commercially reasonable terms and subject to certain other specific criteria. Because the definition of Affiliate would exclude MII, it would not be subject to the conflict of interest policies until such time in the future (if ever) that MII becomes an Affiliate under the new definition. Nevertheless, the General Partner will not enter into any new, or amend any existing, agreement, contract or arrangement with MII on terms that are unfair to AMMLP-II or commercially unreasonable.

CLASS B LIMITED PARTNER INTEREST

     The AMMLP Partnership Agreement created a Class B limited partner interest which was held by Marriott Marquis Corporation. Marriott Marquis Corporation did not contribute any consideration to AMMLP for such Class B limited partner interest, and was entitled to receive only certain residual distributions in connection therewith. The existing AMMLP Class B limited partnership interest will be extinguished as a result of the Merger.

     The AMMLP-II Partnership Agreement requires the General Partner or its affiliate to make aggregate capital contributions of up to $75 million to enable AMMLP-II to make further contributions to Ivy Street to provide Ivy Street with funds necessary (i) undertake repair of the facade of the Hotel; (ii) complete refurbishment of the rooms in the Hotel; (iii) provide working capital reserves for the Hotel; (iv) upon funding of the New Mortgage Debt, provide funds necessary to satisfy any shortfall in repayment of the Mortgage Debt existing as of the date of such New Mortgage Debt; (v) satisfy any shortfall in the payments made on account of the lease of the Land by AMMLP to Ivy Street; (vi) provide for any reserves deemed necessary or reasonably necessary in connection with the New Mortgage Debt; and (vii) pay all transaction costs associated with the formation of AMMLP-II, the Merger, refinancing the Mortgage Debt (including the $10.4 million advanced by Host Marriott, as well as any further advances, together with interest thereon), and any other related transactions. The General Partner has estimated that the foregoing will require, and the General Partner's capital contribution obligation is limited to, $75,000,000.

     The AMMLP Partnership Agreement does not provide a mechanism for additional capital contributions should the Project require further funding. The AMMLP-II Partnership Agreement provides, however, that the Class B limited partner may (but shall not be required to) contribute up to an additional $20 million. Any such capital contribution would earn an annual, compounding preferred return of 13.5% and would receive the same repayment priority as the capital contributed for the Class B interest in AMMLP-II. Accordingly, any such additional capital contributions, if made, will reduce, or eliminate, cash available for distribution to limited partners, but would not result in an adjustment of the residual sharing ratios of the partners in AMMLP-II.

DISTRIBUTIONS

  Cash from Operations

     Under the terms of the AMMLP Partnership Agreement, after 1991, operating revenues less cash expenditures and reserves are generally distributed 80% to the Class A limited partners, 19% to the Class B Interest and 1% to the General Partner until the Class A limited partners receive cumulative distributions of capital transaction proceeds equal to their capital investments in AMMLP. The AMMLP Partnership Agreement provides an override, however, which requires the Class B Interest to subordinate its distributions to the distributions to the Class A limited partners and General Partner to the extent their distributions provides for less than a 10% noncumulative return on their capital investment in any fiscal year. Once the Class A limited partners receive a return of their capital investment out of capital transaction proceeds, the distributions of cash available for distribution is adjusted to 65% to the Class A limited partners, 34% to the Class B Interest and 1% to the General Partner.

     Under the AMMLP-II Partnership Agreement, operating revenues less cash expenditures and reserves are to be distributed (i) to the General Partner, until the General Partner has received an amount equal to 13.5% on its Class B invested capital; (ii) to the General Partner and Class A limited partners, until such partners have received an annual non-cumulative return of 5% on their initial investment in AMMLP ($5,000 per Class A Unit); and (iii) thereafter, in proportion to total invested capital through completion of the Restructuring Transactions or approximately 41% to limited partners and 59% to the General Partner (assuming an investment of $75 million by the General Partner).

  Sale and Refinancing Proceeds

     Under the terms of the AMMLP Partnership Agreement, proceeds from the sale or refinancing of the Land, which AMMLP leased to Ivy Street, are treated in a manner different from other sales or refinancings. Assuming the consummation of the Restructuring Transactions, the Land will be contributed to Ivy Street and will be an asset of that partnership. The AMMLP Partnership Agreement provides that the proceeds of any sale, refinancing or other disposition of less than all of the interest of AMMLP in Ivy Street is distributed, (i) through December 31, 1990, 1% to the General Partner and 99% to the Class A limited partners and (ii) after December 31, 1990, 65% to the Class A limited partners, 34% to the Class B Interest and 1% to the General Partner. The AMMLP Partnership Agreement provides an override, however, in the event of disposition of all Partnership assets which requires the Class B Interest to subordinate its distributions to the distributions to the Class A limited partners and General Partner to the extent their distributions (when aggregated with previous distributions of capital transaction proceeds) yielded them less than a 10% cumulative compounded return on their capital investment.

     AMMLP-II will make distributions of the net proceeds from any sale or refinancing transaction (i) to the General Partner, until the General Partner has received a 13.5% cumulative compounded annual return on its Class B invested capital, (ii) to the General Partners and Class A limited partners, until such limited partners have received a non-cumulative, non-compounded annual return of 5% on their initial investment in AMMLP; (iii) to the General Partner, until its Class B invested capital of up to $75 million has been fully returned, taking into account all distributions to such Partners following the effective date of the Restructuring Transactions (other than the approximately $5,000 per Unit being distributed as part of the Restructuring Transactions); (iv) to the General and Class A Limited Partners until they have received a cumulative, compounded return on their original invested capital of 5% per annum from the effective date of the Restructuring Transactions); (v) to the General Partner and Class A limited partners, until such partners' original invested capital of $536,000 and $53,000,000, respectively, has been fully returned; and (vi) thereafter, in proportion to total invested capital through completion of the Restructuring Transactions or approximately 41% to limited partners and 59% to the General Partner (assuming an investment of $75 million by the General Partner).

  Right of Removal

     Under the AMMLP Partnership Agreement, in the event that the General Partner breaches certain obligations under the agreement or commits and does not, within a reasonable period of time, remedy an act of fraud, bad faith, gross negligence or breach of fiduciary duty in carrying out its duties as the general partner, the affirmative vote of more than 50% of the Class A limited partners would be sufficient to remove the General Partner and allow the Class A limited partners to replace the General Partner.

     Under the AMMLP-II Partnership Agreement, under the same circumstances, the affirmative vote of 66 2/3% of the Class A limited partners would be required to effect a removal of the General Partner, although more than 50% of the Class A limited partners would still be sufficient to appoint a replacement.

  Provision Reallocating Losses

     The AMMLP Partnership Agreement contains a provision that authorizes the General Partner to make payments to the Class A limited partners to compensate them for certain tax losses which were originally intended to be available to the Class A limited partners but which were subsequently reallocated to the General Partner under governing tax laws implemented after the execution of the AMMLP Partnership Agreement.

     The AMMLP-II Partnership Agreement does not contain a similar provision which would authorize the General Partner to make payments to the Class A limited partners of the type described above. As described more fully below (see 'Federal Income Tax Consequences--Allocations of Partnership Items'), because of the capital contribution being made by the General Partner in respect of the Class B interest in AMMLP-II, substantially all of the tax losses generated by the Project and allocated to AMMLP-II will be allocated within AMMLP-II to the General Partner. Class A limited partners will have little, if any, tax losses from AMMLP-II to shelter their allocable share of taxable income.

                            THE MANAGEMENT AGREEMENT

     Ivy Street entered into an agreement (the 'Management Agreement') with the Manager for services as manager of the Hotel. Those services include operation of the Hotel for Ivy Street, maintenance of books and records, preparation of reports and projections, marketing and advertising, processing of reservations through Marriott's worldwide reservation system and provision of food and beverage services. The Hotel has the right to use the 'Marriott' name and, if the Management Agreement is terminated, will lose such right for all purposes. The material terms of the Management Agreement are described below.

TERM

     Under the Management Agreement, the Hotel will be managed by the Manager on behalf of Ivy Street for an initial term of 25 years, renewable for five additional 10-year terms.

     There can be no assurance that the Manager or Ivy Street will extend the term of the Management Agreement beyond its initial term. If the Manager and Ivy Street decline to extend the term, Ivy Street will be required to employ a new manager for the Hotel.

COMPENSATION

  Base Management Fee

     Under the Management Agreement, the Manager is to be paid an annual Base Management Fee equal to 3% of Hotel Gross Revenues. This fee is payable as reimbursement for the services of the Manager in providing executive supervision, consulting, planning, policy making, corporate finance, personnel and employee relations, in-house legal services, trademark protection, research and development, and the services of Manager's technical and operational experts making periodic inspection and consultation visits to the Hotel. Base management fees paid in 1996, 1995, and 1994 were $2,654,000, $2,435,000, and $2,337,000, respectively.

  Incentive Management Fee

     The Manager may earn an Incentive Management Fee, in addition to the Base Management Fee, equal to 50% of Assumed Net Cash Flow of Hotel. However, once total Incentive Management Fees paid on a cumulative basis from the opening date of the Hotel reach an amount equal to or greater than 20% of Hotel Profit calculated on a cumulative basis from the opening date, the Manager shall earn on an annual basis an amount equal to the average of (i) 50% of the Assumed Net Flow of the Hotel, and (ii) 20% of Hotel Profit. The Incentive Management Fee is paid out of Cash Flow Available for Incentive Management Fee and is subordinate to the Mortgage Debt, guarantee repayments and rent under the Lease. Any Incentive Management Fees not paid will be deferred without interest, in most circumstances, and paid out of the first Cash Flow Available for Incentive Management Fee. As of December 31, 1996 and 1995, $2,018,000 and $969,000,
respectively, in incentive management fees have been earned. Through December 31, 1996, no incentive management fees have been paid. Deferred incentive management fees for the years ended December 31, 1996 and 1995 were $2,987,000 and $969,000, respectively.

     Upon consummation of the Merger, the General Partner intends to renegotiate the terms of the Management Agreement. It is anticipated that the rights and obligations of Ivy Street and MII thereunder will remain substantially the same. The General Partner also expects that the amended management agreement will continue to provide for a Basic Management Fee equal to 3% of Hotel Gross Revenues. The Incentive Management Fee will be revised, however, to provide that no Incentive Management Fee will be paid to the Manager with respect to the first $29,670,000 of operating profit (an 'owner's priority'). Thereafter, the Manager will receive 20% of the profit in excess of such owner's priority. The amount of the owner's priority will not be reduced, but may be increased to take into account additional capital contributions by the General Partner or its affiliates. Payment of accrued deferred fees is expected to be waived by the Manager. MII tentatively has agreed to these changes, subject to negotiation of a definitive agreement.

SALE OF HOTEL

     The Management Agreement provides that Ivy Street may sell the Hotel at any time. Any sale will be subject to the Management Agreement which provides certain rights to the Manager.

TERMINATION OF THE MANAGEMENT AGREEMENT

     Ivy Street and/or the Manager have the right to terminate the Management Agreement under the following conditions: (i) if either party breaches any term, covenant or condition thereof and fails to commence to cure the breach within 30 days of notice and thereafter fails to diligently pursue all efforts necessary to effect such cure; and (ii) upon certain events of insolvency and bankruptcy with respect to the Manger or the Hotel. Ivy Street has the right to terminate the Management Agreement (i) upon not less than 60 days prior notice to the Manager if the Minimum Performance Standards are not met; provided, however, (a) the Manager shall have the right to cure such default by tendering a certified check within said 60 day period for an amount which shall be sufficient, when added to Hotel Profit for the immediately preceding three fiscal years prior to the fiscal year for the date of the notice of default, to bring the amount for said three-year period within the limits of the Minimum Performance Standards and (b) that one-third of any payment made pursuant to the foregoing provision shall be deemed to have been added to Hotel Profit for each of said three fiscal years for the purpose of determining whether the Minimum Performance Standards have been achieved in succeeding fiscal years; (ii) upon not less than 60 days prior notice if the Manger breaches its agreement with regard to the Non-Competition Area as set forth in the Management Agreement; and (iii) upon 15 days prior notice if the Manager fails to comply with certain payment obligations.

     In addition, the Management Agreement may, under certain circumstances, be terminated upon damage, destruction or condemnation of the Hotel. If the Hotel is damaged or destroyed, the Manger may terminate the Management Agreement if Ivy Street fails to undertake repair work within 180 days, and diligently complete the work in the time agreed to by the Manger and Ivy Street, unless the reason for such failure is beyond the control of Ivy Street. Ivy Street has the responsibility to repair damage from a condemnation or a casualty at its own expense. However, Ivy Street may terminate the Management Agreement if (i) the Hotel is damaged or destroyed to such an extent that the cost of repairs or restorations exceeds 30% of the full replacement cost of the Hotel, (ii) the food and beverage facilities are rendered unusable for the last 18 months of the initial or any renewal term, or (iii) the number of guest rooms rendered unusable exceeds a certain percentage ranging from 10% to 30% depending on the number of years left in the term. If the Hotel is condemned, the Management Agreement will terminate (a) unless only a part of the Hotel is condemned and the remainder can be operated as a first-class convention hotel or (b) the proceeds of a condemnation are not made available to Ivy Street by its Lenders.

CHAIN SERVICES

     The Management Agreement requires the Manager to furnish certain services ('Chain Services'), which are furnished generally on a central or regional basis to other hotels managed, owned or leased by MII or its subsidiaries. Chain Services include central training, advertising and promotion, a national reservations system, computer payroll and accounting services, and such additional services as needed and performed more efficiently on a centralized basis. Costs and expenses incurred in the providing of such services are allocated among all hotels in the MII full-service hotel system. In addition, the Hotel also participates in MII's Honored Guest Awards Program ('HGA'). The cost of this program is charged to all hotels in the MII full-service hotel system. The total amount of Chain Services and HGA costs allocated to the Hotel was $2,685,000 in 1996, $2,431,000 in 1995 and $2,202,000 in 1994.

FF&E REPLACEMENTS

     Ivy Street is required to maintain the Hotel in good repair and condition. Pursuant to the Management Agreement, annual contributions to a property improvement fund provide for the replacement of furniture, fixtures and equipment. Annual contributions to the fund equaled 4% of gross Hotel sales through June 1995 and are 5% thereafter. Total contributions to the property improvement fund for the years ended December 31, 1996, 1995 and 1994 were $4,122,000, $3,302,000, and $2,954,000, respectively.

WORKING CAPITAL AND FIXED ASSET SUPPLIES

     Pursuant to the terms of the Management Agreement, Ivy Street is required to provide MII with working capital and supplies to meet the operating needs of the Hotel. MII converts cash provided by Ivy Street into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by MII but owned by Ivy Street. Upon termination of the Management Agreement, the working capital and supplies will be returned to Ivy Street. The individual components of working capital and supplies controlled by MII are not reflected in the consolidated balance sheet of AMMLP. As of December 31, 1996 and 1995, $3,077,000 has been provided to MII for working capital and supplies. At December 31, 1996 and 1995, accumulated amortization related to the revaluation of these supplies totaled $177,000.

BUILDING ALTERATIONS, IMPROVEMENTS AND RENEWALS, BUDGETS AND MARRIOTT NAME

     The Management Agreement provides that the Manager shall prepare annual operating budgets and annual operating projections that the Hotel may use the 'Marriott' name and that the Manager shall prepare an annual estimate of the expenses necessary for major repairs, alterations, improvements, renewals and replacements to the structural, mechanical, electrical, hearing, ventilating, air conditioning, plumbing or vertical transportation elements of the Hotel. Such estimate is to be submitted to Ivy Street for approval. The cost of all such repairs, alterations, improvements, renewals or replacements is to be borne solely by Ivy Street, and Ivy Street expects to borrow any funds necessary to provide for such items. The Management Agreement also provides that in the event the Manager and Ivy Street are unable to agree upon an annual operating projection, either party may submit the dispute to arbitration in accordance with terms set forth in the Management Agreement.

INDEMNIFICATIONS

     The Management Agreement provides that the Manager and Ivy Street indemnify each other for the following: (i) Ivy Street will indemnify the Manager for any claims by third parties as a result of the negligence of Manager's employees employed at the Hotel or the negligence, willful misconduct or breach of the Management Agreement by Ivy Street; (ii) the Manager will indemnify Ivy Street for any claims by third parties as a result of the gross negligence or willful misconduct of Manager's employees employed at the Hotel or the negligence, willful misconduct or breach of the Management Agreement by the Manager; (iii) the Manager has agreed to indemnify Ivy Street against any claims by reason of the Manager's pledging of the credit of Ivy Street or by reason of the Manager, on behalf of Ivy Street, borrowing any money or executing any promissory note, bill of exchange, or other obligation, mortgage or other encumbrance; and (iv) to the extent the Manager uses or pledges its credit in making purchases on behalf of Ivy Street in the ordinary course of business, in the operation of the Hotel and pursuant to the terms of the Management Agreement, Ivy Street has agreed to pay for such purchases to the extent Hotel funds are insufficient and has agreed to indemnify the Manager for any liability for payment therefor.

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
                             CONFLICTS OF INTEREST

     Conflicts of interest between the General Partner or its affiliates and AMMLP-II exist. Such conflicts include:

TERMS OF THE RESTRUCTURING TRANSACTIONS

     The terms of the Restructuring Transactions and the AMMLP-II Partnership Agreement have been established by the General Partner. The General Partner did not retain an unaffiliated representative to act on behalf of the limited partners in connection with either the Restructuring Transactions or the terms of the AMMLP-II Partnership Agreement. Because of the General Partner's interest as a Class B Limited Partner, there may be conflicts of interest between the General Partner and the limited partners holding Units arising from the lack of such independent representation.

ACTIVITIES OF THE GENERAL PARTNER AND ITS AFFILIATES

     Because Host Marriott and its affiliates own and/or operate hotels other than the Hotel, conflicts of interest exist. With respect to these conflicts of interest, Host Marriott and its affiliates retain a free right to compete with the Hotel, including the right to develop competing hotels now and in the future, in addition to those existing hotels which may compete directly or indirectly.

     The Manager is required to devote only such time to the management of the Hotel as in its judgment is reasonably required. Officers and directors of the General Partner currently serve as officers and directors of one or more entities affiliated with Host Marriott.

     The need of Ivy Street to refinance or repay the unamortized portion of its indebtedness upon maturity could place the General Partner in a conflict of interest position with other affiliates if debt capital is then in short supply.

     Agreements, contracts or arrangements between AMMLP-II and the General Partner or its affiliates, or employees of the General Partner or its affiliates, will not be negotiated at arm's-length.

MANAGEMENT OF THE HOTEL

     Under the Management Agreement, the Manager will be responsible for the day-to-day operation of the Hotel and will determine such operational policies as charges for rooms and commercial space; the price, quality and availability of food and beverage services; rates and terms of concessions or leases for shops and agencies within the Hotel; sources of procurement of inventories, supplies and services; and the extent and expense of promotional activities and publicity. Moreover, MII or its affiliates will determine among the Marriott hotels the assignments of its key personnel and the allocation of management and staff time. In the course of its management of the Hotel, the Manager or its affiliates will also solicit the business of conventions and other groups for particular hotels in the Marriott hotel system. In allocating employees and services among, and in soliciting business for, such hotels, the Manager or its affiliates may face conflicts of interest with AMMLP-II and Ivy Street.

LACK OF SEPARATE REPRESENTATION

     AMMLP-II and the General Partner will be represented by the same legal counsel, and will retain the same independent public accountants and other experts. Should a dispute arise between AMMLP-II and the General Partner or any affiliate of the General Partner, the General Partner anticipates that it will retain separate counsel for AMMLP-II in such matter.

TAX MATTERS

     As the sole general partner of AMMLP-II and pursuant to express provisions in the AMMLP-II Partnership Agreement, the General Partner will be the 'tax matters partner' with authority to act for AMMLP-II. To the extent that the characterization for federal income tax purposes of a particular 'partnership item' may be more or less favorable to the tax situation of the General Partner or any of its affiliates as opposed to that of the limited partners, the General Partner may be placed in a conflict of interest position.

ESTABLISHMENT OF RESERVES

     The General Partner has the authority, both in the Ivy Street Partnership Agreement and the AMMLP-II Partnership Agreement, to establish partnership reserve accounts in its sole discretion. In each agreement, the amount of partnership cash that is distributed to the partners is reduced by the amount of such cash the General Partner elects to place in reserve accounts. The General Partner's determination of whether or not to establish or increase reserve accounts may create a conflict of interest with holders of New Units because of the inverse relationship that exists between creation of reserves and the making of cash distributions.

ADDITIONAL CONFLICTS OF INTEREST

     Under DRULPA, the General Partner will have unlimited liability for obligations of AMMLP-II and for the obligations of Ivy Street, unless those obligations are, by contract, without recourse to the partners' or AMMLP-II's assets. Since the General Partner will be entitled to manage and control AMMLP-II's business and operations, and, to a large extent, the business and operations of Ivy Street, this control could lead to a conflict of interest. For example, the General Partner may be inclined to satisfy partnership obligations for which it could become liable prior to satisfying partnership obligations which are without recourse to the General Partner even if satisfaction of the nonrecourse liability is more economical for the partnership.

     Under the terms of the Management Agreement, the Manager will exercise substantial control over decisions as to when to make certain capital expenditures, and certain conflicts of interest may exist in this regard. Primarily this conflict results from the fact that capital expenditures would result in a reduction in cash available for distribution to partners by AMMLP-II, but will not result in any reduction in amounts payable to the Manager. Thus, the Manager and the partners of AMMLP-II may have conflicting interests.

     A sale or other disposition of assets of either AMMLP-II or Ivy Street (other than to an affiliate of the General Partner) will not require the consent of the limited partners. The timing of such decision may be advantageous to the General Partner and its affiliates and disadvantageous to the limited partners or vice versa.

     The General Partner and its affiliates will also continue to be in a conflict of interest position as to various other matters in the day-to-day operation of AMMLP-II, including matters related to (i) the computation of fees and/or reimbursements under the partnership agreements (ii) the order and priority in which obligations of the partnerships are paid, including amounts due to the General Partner or its affiliates, and (iii) the timing, amount and manner in which the partnerships refinance their indebtedness.

POLICIES WITH RESPECT TO CONFLICTS OF INTEREST

     It is the policy of the General Partner that the terms on which AMMLP-II's relationships will be conducted with the General Partner or any of its affiliates or persons employed by the General Partner or such affiliates will be on terms which are fair to AMMLP-II and which reflect commercially reasonable terms.

     The AMMLP-II Partnership Agreement provides that agreements, contracts or arrangements between AMMLP-II or Ivy Street and the General Partner or its affiliates, other than arrangements for rendering legal, tax, accounting and engineering services to AMMLP-II by the General Partner or its affiliates, shall be subject to the following conditions:

          (a) the General Partner or any such affiliate must be actively engaged in the business of rendering such services or selling or leasing such goods, independently of its dealings with AMMLP-II and as an ordinary ongoing business or must enter into and engage in such business with hotels generally and not exclusively with AMMLP-II;

          (b) any such agreement, contract or arrangement must be fair to AMMLP-II and reflect commercially reasonable terms and shall be embodied in a written contract which precisely describes the subject matter thereof and all compensation to be paid therefor;

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          (c) no rebates or give-ups may be received by the General Partner or any affiliate, nor may the General Partner or any affiliate participate in any reciprocal business arrangements which would have the effect of circumventing any of the provisions of the AMMLP-II Partnership Agreement;

          (d) no such agreement, contract or arrangement as to which the limited partners had previously given approval may be amended in such manner as to increase the fees or other compensation payable to the General Partner or any affiliate or to decrease the responsibilities or duties of the General Partner or any affiliate in the absence of consent of more than 50% of the Class A limited partners; and

          (e) any such agreement, contract or arrangement which relates to or secures any funds advanced or loaned to AMMLP-II by the General Partner or any affiliate must reflect commercially reasonable terms.

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               FIDUCIARY RESPONSIBILITIES OF THE GENERAL PARTNER

     The general partner of a limited partnership is in a fiduciary relationship to the partnership and the limited partners. As such, the General Partner is required to exercise good faith and integrity in dealings with respect to the affairs of AMMLP-II and Ivy Street.

     Cases under common or statutory law provide that a limited partner may institute legal action, either individually or on behalf of all other similarly situated limited partners (a class action), to recover damages from the general partner for violations of its fiduciary obligations either to the limited partners or the partnership. The Delaware Revised Uniform Limited Partnership Act provides that a limited partner may bring an action in the name of the limited partnership (a derivative action) to enforce a right of the limited partnership if general partners refuse to bring the action or if an effort to cause the general partners to bring such an action is not likely to succeed.

     The foregoing summary is based on statutes, rules and decisions as of the date of this Consent Solicitation Statement/Prospectus. Since this is a rapidly developing and changing area of the law, limited partners who have questions concerning the General Partner's fiduciary obligations or who, in the future, believe that a breach of fiduciary duty by the General Partner has occurred should consult with their own counsel.

     The fiduciary obligations of the General Partner are in addition to the obligations of the General Partner as set forth in the AMMLP-II Partnership Agreement. The AMMLP-II Partnership Agreement contains provisions which indemnify the General Partner for claims against it arising out of its acting as General Partner unless such claims are determined by a court of competent jurisdiction to have arisen out of the fraud, willful misconduct, gross negligence or other breach of fiduciary duty by the General Partner. Therefore, a limited partner may have a more limited right of action against the General Partner than if no such limitation existed.

     The enforceability of the provision limiting the liability of the General Partner may itself be limited by future developments in the law. In determining the enforceability of this provision, a court may consider the fact, among others, that the AMMLP-II Partnership Agreement was drawn by the General Partner or persons acting on its behalf and that the limited partners may lack business experience and judgment and may be unable to comprehend the effect of such provision. In any case, it should be noted that in the view of the Securities and Exchange Commission any attempt to limit the liability of the General Partner under the federal securities laws is contrary to public policy and unenforceable.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion, to the extent it discusses matters of law or legal conclusions, constitutes the opinion of Arnold & Porter, special tax counsel to AMMLP and AMMLP-II, with respect to the material federal income tax consequences of (i) the Merger, whereby AMMLP will be merged with and into AMMLP-II, with each Unit (or fraction thereof) outstanding immediately prior to the Effective Time being converted into one New Unit (or fraction thereof) and
(ii) the subsequent ownership of a New Unit by a limited partner of AMMLP-II. Except as specifically noted otherwise, this opinion only addresses the tax consequences to a person that acquired the Units on their original issue at their original offering price and that is an individual citizen or resident of the United States. This opinion does not address the state, local or foreign tax consequences of the Merger, nor does it discuss all aspects of federal income taxation that may be relevant to partners of AMMLP in light of their particular circumstances. This opinion has limited application to domestic corporations and persons subject to special federal income tax treatment, such as foreign persons, tax-exempt entities, regulated investment companies and insurance companies.

     This opinion is based on the Code, existing and proposed Treasury Department regulations thereunder (such existing regulations are hereafter referred to as the 'Regulations') and current administrative interpretations and court decisions. No assurance can be given that future legislation, Regulations, administrative interpretations and court decisions will not significantly change the law, and thereby affect the accuracy of this discussion. Any such change in law could apply retroactively to the Merger. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the Merger or of the subsequent ownership of New Units may differ from the treatment described herein.

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     AMMLP and AMMLP-II do not intend to obtain any rulings from the Internal
Revenue Service ('IRS') concerning the tax consequences of the Merger or any of the other matters set forth herein. No assurance can be provided that any statements set forth herein or the tax positions taken by the General Partner, AMMLP or AMMLP-II (none of which bind the IRS or the courts) will not be challenged by the IRS or disallowed by a court if so challenged. The discussions in this section do not constitute tax advice to any person.

     LIMITED PARTNERS ARE STRONGLY URGED TO CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE TAX CONSEQUENCES OF THE MERGER AND THE SUBSEQUENT OWNERSHIP OF NEW UNITS. THE FOLLOWING IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND LIMITED PARTNERS MUST DEPEND UPON THE ADVICE OF THEIR OWN TAX ADVISORS WITH RESPECT TO THE EFFECTS OF THE MERGER AND THE SUBSEQUENT OWNERSHIP OF NEW UNITS IN LIGHT OF THEIR PARTICULAR SITUATIONS.

THE MERGER

     As described in greater detail under 'The Restructuring Transactions--Terms of the Restructuring Transactions,' AMMLP will merge into AMMLP-II, in accordance with DRULPA, and the separate existence of AMMLP will cease.

     Section 708 of the Code provides that upon the merger of two partnerships, the surviving entity is deemed for federal income tax purposes to be a continuation of that partnership whose members own more than 50 percent of the profits and capital in the surviving entity.

     Revenue Ruling 68-289, 1968-1 C.B. 314, further provides that upon the merger of two partnerships, the terminating partnership is deemed to transfer any and all of its assets, subject to any and all of its liabilities, to the surviving partnership in return for partnership interests in the surviving partnership. The terminated partnership is thereupon deemed to fully and completely liquidate, pursuant to which it distributes to its partners the interests in the surviving partnership. See also Rev. Rul. 90-17, 1990-1 C.B.
119. The surviving partnership is required to file a return for the taxable year of the merging partnership that is considered as continuing.

     In accordance with these rules and as a result of the Merger, AMMLP-II will be deemed to contribute its (nominal) assets to the surviving partnership. AMMLP-II will also be deemed to have terminated and AMMLP will be deemed to continue for federal income tax purposes. Thus, AMMLP-II (which is the surviving partnership for state law purposes) will be treated as a continuation of AMMLP for federal income tax purposes. The Merger will not, in and of itself, result in any taxable income being incurred by any partner in either AMMLP or AMMLP-II.

     When used hereafter in this Consent Solicitation Statement/Prospectus, the term 'AMMLP-II' shall mean the partnership deemed to continue for federal income tax purposes in the Merger as of the Effective Time and thereafter. AMMLP-II will file a partnership tax return for the normal taxable year of AMMLP as if the Merger had not occurred.

TAX ASPECTS OF INVESTMENT IN AMMLP-II

  Tax Status of AMMLP-II

     Entity Classification. The discussion below is based on the assumption that AMMLP-II will be classified as a partnership for federal income tax purposes and will not be taxed as a corporation.

     An entity classified as a partnership for federal income tax purposes generally is not a taxable entity and incurs no federal income tax liability. Rather, each partner is required to take into account, in computing his federal income tax liability, his allocable share of income, gain, loss, deduction and credit of the partnership, regardless of whether cash distributions are made. Distributions of money by a partnership to a partner are generally not taxable unless the amount of such distributions exceeds the partner's adjusted basis in his partnership interest. A business entity formed as a partnership will be treated as a partnership, rather than as a corporation, for federal income tax purposes if (i) it is not expressly classified as a corporation under Section 301.7701-2(b) of the Regulations, (ii) it does not elect to be classified as an association taxable as a corporation and (iii) it is not treated as a corporation by virtue of being classified as a 'publicly traded partnership.'

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
     Assuming the General Partner takes any steps advised by counsel to restrict transferability of New Units, as described below, to ensure that AMMLP-II does not become a 'publicly traded partnership,' AMMLP-II will be taxed as a partnership for federal income tax purposes. The General Partner has not requested, and does not intend to obtain, an IRS ruling in this regard.

     Publicly Traded Partnerships. Section 7704 provides that publicly traded partnerships will be taxed as corporations, unless a certain percentage of their income consists of 'qualifying income' under that Section. A partnership is a 'publicly traded partnership' if interests in such partnership are either traded on an established securities market or are 'readily tradable on a secondary market (or the substantial equivalent thereof).'

     Interests in a partnership are treated as readily tradable on a secondary market or the substantial equivalent thereof if, taking into account all of the facts and circumstances, the partners are readily able to buy, sell or exchange their partnership interests in a manner that is comparable, economically, to trading on an established securities market.

     The General Partner anticipates that the New Units will not be tradable on an established securities market. In addition, the General Partner does not believe that partnership interests in AMMLP-II will be readily tradeable on a secondary market or a market substantially equivalent thereto. Moreover, the AMMLP-II Partnership Agreement provides that (i) no transfer of an interest in AMMLP-II may be made if, in the opinion of legal counsel for AMMLP-II, it would result in AMMLP-II being taxed as a corporation, (ii) no assignment of an interest in AMMLP-II may be made unless the assignee agrees in writing that it will not, directly or indirectly, create or facilitate the trading of New Units on a secondary market or a market substantially equivalent thereto and (iii) in addition to the restrictions in (i) and (ii), the General Partner may prohibit transfers of New Units for the remainder of a taxable year if it, in good faith and based on advice of counsel to AMMLP-II, determines that such action is necessary or advisable to protect AMMLP-II's status as a partnership for federal income tax purposes. Thus, it is not anticipated that AMMLP-II will be treated as a publicly traded partnership.

     The foregoing notwithstanding, if AMMLP-II at any time were considered a publicly traded partnership, then it will be considered as having transferred its assets at that time to a corporation, and would be taxed as a corporation for federal income tax purposes, which would result in adverse consequences to the limited partners. This deemed transfer of assets to a corporation would also result in the recognition of taxable income to AMMLP-II and its partners, to the extent that its liabilities at that time exceed the adjusted tax bases of its assets, without the receipt of any cash with which to pay the income tax liability resulting from such income.

  Allocations of Partnership Items

     As noted above, each limited partner will be required to report on his income tax return his allocable share (as determined under the AMMLP-II Partnership Agreement) of income, gain, loss, deductions and credits of AMMLP-II without regard to the amount (if any) of any cash distribution to the limited partner. Since AMMLP-II's sole asset will be its partnership interest in Ivy Street (as more fully described in 'The Partnership Agreements--Ivy Street Partnership Agreement'), virtually all income, gains, losses, deductions and credits that are eventually passed through to the limited partners will originate at the Ivy Street level. These Ivy Street items will first be allocated between the partners of Ivy Street, including AMMLP-II. AMMLP-II, in turn, will allocate to its partners the items allocated to it by Ivy Street.

     Allocations at Ivy Street Level. After giving effect to certain special allocations set forth in the Ivy Street Partnership Agreement, required primarily to satisfy Section 704 and the Regulations promulgated thereunder, Ivy Street profits in each fiscal year will be allocated first to the partners to the extent of the cumulative losses previously allocated to such partners, in reverse order from the order such losses have been allocated, until the cumulative profits so allocated to those partners equal all such losses, if any. The balance (if any) of Ivy Street profits will be allocated (i) first, to AMMLP-II to the extent of the amount accrued by AMMLP-II pursuant to its Class B interest, until the cumulative profits so allocated equal the cumulative amount of the accrued Class B interest, (ii) second, to AMMLP-II to the extent of the amount accrued by AMMLP-II pursuant to its Class C interest, until the cumulative profits so allocated equal the cumulative amount of the Class C interest, and (iii) thereafter, to the partners in proportion to their respective percentage interests in Ivy Street.

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
     After giving effect to the special allocations, Ivy Street losses (if any) in each fiscal year will be allocated (i) first, to the partners in proportion to and to the extent of the cumulative profits allocated to such partners pursuant to item (iii) in the previous paragraph, until the cumulative losses so allocated to those partners equal such profits, (ii) second, to the partners in proportion to and to the extent of their positive capital accounts until all capital accounts have been reduced to zero, and (iii) thereafter, to the partners in accordance with their respective percentage interests in Ivy Street. Notwithstanding the previous sentence, losses will not be allocated to a limited partner if such allocation causes such limited partner to have an 'Adjusted Capital Account Deficit' (as defined in the Ivy Street Partnership Agreement) at the end of any fiscal year. Losses in excess of this limitation shall be allocated to the Ivy Street general partners in proportion to their respective percentage interests in Ivy Street.

     Allocations at AMMLP-II Level. After giving effect to certain special allocations set forth in the AMMLP-II Partnership Agreement, required primarily to satisfy Section 704 and the Regulations promulgated thereunder, AMMLP-II profits (other than profits arising from an extraordinary capital transaction) in each fiscal year will be allocated (i) first, in any fiscal year in which AMMLP-II distributes net cash flow, profits will be allocated among the partners to the extent of and in proportion to the net cash flow distributed to them,
(ii) second, profits in excess of (i) above, if any, will be allocated to the partners based on their negative capital account balances calculated immediately prior to the revaluation described in 'Partnership Allocations--Allocations with Respect to Contributed or Revalued Property' (but, taking into account any Capital Contributions made under the AMMLP-II Partnership Agreement), pro rata, in accordance with such negative capital account balances, until such negative capital accounts have been eliminated; and (iii) thereafter, the balance of any such profits, if any, shall be allocated to the partners in proportion to their respective percentage interests in AMMLP-II.

     After giving effect to certain special allocations, AMMLP-II profits arising from an extraordinary capital transaction (such as a sale, exchange, condemnation or other disposition of the Project) will be allocated to the partners, (i) first, to the partners based upon their negative capital account balances calculated immediately prior to the revaluation described in 'Partnership Allocations--Allocations with Respect to Contributed or Revalued Property' (but, taking into account any capital contributions made under the AMMLP-II Partnership Agreement), pro rata, in accordance with such negative capital account balances, until such negative capital account balances have been eliminated; and (ii) thereafter, in accordance with and following the priority set forth for distributions of the proceeds of a capital transaction.

     After giving effect to the special allocations, AMMLP-II losses (if any) in each fiscal year will be allocated (i) first, one hundred percent (100%) to the partners in proportion to and to the extent of their positive capital accounts until all capital accounts have been reduced to zero; and (ii) the balance, if any, to the partners in proportion to their percentage interests in AMMLP-II. Any losses allocated pursuant to the foregoing shall not exceed the maximum amount of losses that can be so allocated without causing any limited partner to have an 'Adjusted Capital Account Deficit' (as defined in the AMMLP-II Partnership Agreement). All losses in excess of this limitation shall be allocated to the General Partner.

     Requirements Under Section 704(b). Under Section 704(b), a partnership's allocation of any item of income, gain, loss or deduction to a partner will be respected for federal income tax purposes so long as it has 'substantial economic effect,' or is otherwise deemed to be allocated in accordance with the partner's 'interest in the partnership.' If the allocation does not satisfy this standard, the item will be reallocated among the partners on the basis of their respective interests in the partnership, determined by taking into account all the facts and circumstances.

     The allocations of partnership items under the AMMLP-II Partnership Agreement are intended to have substantial economic effect, based on the applicable Regulations. Further, under the AMMLP-II Partnership Agreement, the General Partner, upon obtaining advice of counsel, is authorized and directed to allocate partnership items differently than otherwise provided for if, and to the extent that, the allocations provided for in the AMMLP-II Partnership Agreement would not fully conform with the requirements of Section 704(b), but only so long as no limited partner of AMMLP-II is materially affected thereby. Notwithstanding such intention, however, there can be no assurance that the allocations under the AMMLP-II Partnership Agreement will not be challenged by the IRS or that partnership items will not be required to be reallocated as a result of such challenge.

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
     Allocations With Respect to Contributed or Revalued Property.  Pursuant to
Section 704(c), income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated so that the contributing partner, for tax purposes, is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property and its adjusted tax basis at the time of contribution (a 'Book-Tax Difference'). These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

     Under the Regulations, similar rules apply when a partnership elects to 'revalue' its assets in certain situations, such as the contribution of property to a partnership by a partner. Pursuant to the AMMLP-II Partnership Agreement, the General Partner (or its affiliate) will make a capital contribution of $6 million immediately after the Merger and receipt of necessary third party consents. The AMMLP-II Partnership Agreement provides that the assets of AMMLP-II will be revalued in connection with such capital contribution to reflect their fair market value at such time. As a result, all of the assets of AMMLP-II (the 'Revalued Property') will be revalued at their fair market value ('Agreed Value') at the time of the Merger.

     After the Merger, tax allocations of all items of income, gain, loss and deduction attributable to Revalued Property will be governed by the rules of
Section 704(c). Under those rules, such items, including depreciation and gain or loss on sale of an asset, must be allocated among the limited partners of AMMLP-II in a manner that reduces the disparity between (i) the Agreed Value of each item of Revalued Property credited to the capital accounts of the partners of AMMLP at the time of the Merger and (ii) AMMLP-II's initial tax basis in such item after the Merger (i.e., the tax basis of AMMLP immediately prior to the Merger). (Such a disparity is referred to as a 'Built-in Gain' or 'Built-in Loss.')

     In compliance with these rules, the allowable depreciation with respect to each item of Revalued Property will first be allocated to the General Partner with respect to such property based on the depreciation that would have been allocated to it had such property's initial tax basis been its fair market value at the time of revaluation. Any remaining depreciation will be allocated to the Class A limited partners in proportion to their percentage interests in AMMLP-II. As a result of the foregoing rules, combined with the capital contributions being made by the General Partner, substantially all of the depreciation deductions attributable to the Revalued Property will be allocated to the General Partner. As a result, to the extent profits of AMMLP-II are allocable to the Class A limited partners, it is likely that such profits will not be offset by losses, and will be fully taxable to the Class A limited partners.

     Gain or loss recognized by AMMLP-II upon disposition of an item of Revalued Property which has Built-in Gain or Built-in Loss, respectively, remaining after prior adjustments for depreciation and other items will be allocated to the Class A limited partners, as required under Section 704(c). Any additional gain or loss with respect to the Revalued Property will be allocated among all of the partners of AMMLP-II in the manner provided under the AMMLP-II Agreement for allocations of profits and losses, as described above.

     Pursuant to the Section 704(c) Regulations, the General Partner will elect to apply the 'traditional method without curative allocations' as the means by which AMMLP-II will eliminate the Built-in Gain attributable to the Revalued Property. The General Partner believes this will have the effect of generating less taxable income to limited partners of AMMLP-II than any alternative method the General Partner might select under Section 704(c). Pursuant to the Ivy Street Partnership Agreement, Ivy Street will also apply the 'traditional method without curative allocations' for purposes of eliminating the Built-in Gain resulting from the revaluation of Ivy Street's assets.

  Allocation of Partnership Liabilities Under Section 752

     Under Section 752, a partner is treated as having made a contribution of money to the partnership in an amount equal to any increase in his share of the partnership's liabilities and as having received a distribution of money from the partnership in an amount equal to any decrease in his share of the partnership's liabilities. To the extent that a partner's share of liabilities increases (or decreases), such partner's basis in his partnership interest will increase (or decrease).

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     The Regulations under Section 752 provide rules for allocating partnership liabilities among partners. Since AMMLP-II will be a partner in Ivy Street, these rules provide that AMMLP-II's share of the liabilities of Ivy Street (other than any liability of Ivy Street that is owed to AMMLP-II) will be treated as a liability of AMMLP-II. This liability of AMMLP-II, which the General Partner anticipates will be its only liability, will then be allocated among the partners of AMMLP-II.

     The Regulations under Section 752 allocate partnership liabilities to those partners who will bear the economic risk of loss associated with the liabilities. Partnership liabilities are divided into two categories: (i) recourse liabilities, which include liabilities to the extent any partner or 'related person' (as defined in Regulations Section 1.752-4(b)) bears the economic risk of loss, and (ii) nonrecourse liabilities, which include liabilities to the extent no partner or related person bears the economic risk of loss.

     A partner's share of recourse liabilities equals the portion of such liabilities, if any, for which the partner or a related person bears the economic risk of loss. A partner's share of nonrecourse liabilities equals the sum of three amounts: (i) his share of the partnership minimum gain (as described in 'Tax Aspects of Investment in AMMLP-II--Minimum Gain Chargeback') ('Tier I Liabilities'), (ii) his share of the taxable gain that would be allocated under the principles of Section 704(c) if the partnership disposed of all partnership property subject to one or more nonrecourse liabilities of the partnership in full satisfaction of such liabilities and for no other consideration (see 'Tax Aspects of Investment in AMMLP-II--Allocations of Partnership Items--Allocations With Respect to Contributed or Revalued Property') ('Tier II Liabilities') and (iii) his share of the partnership's 'excess nonrecourse liabilities,' i.e., those nonrecourse liabilities that are neither Tier I Liabilities nor Tier II Liabilities ('Tier III Liabilities'). A partner's share of Tier III Liabilities is generally determined in accordance with the partner's share of partnership profits.

     These rules would be applied to the Restructuring Transactions in the following manner. The total indebtedness encumbering the Project will be reduced as a result of Ivy Street's repayment of the Mortgage Debt with the proceeds of the New Mortgage Debt, a portion of the General Partner's additional equity contribution to AMMLP-II and AMMLP-II's additional equity contribution to Ivy Street. See 'The Restructuring Transactions--Terms of the Restructuring Transactions.' All of Ivy Street's indebtedness after the Restructuring Transactions is expected to be nonrecourse. However, Host Marriott, a 'related person' with respect to the General Partner, will be the lender on the Term Loan. Therefore, for purposes of Section 752, the Term Loan will be treated as a recourse liability for which the General Partner bears the economic risk of loss, and such liability will be allocated entirely to the General Partner under the Section 752 Regulations.

     Assuming the remaining liabilities (other than the Term Loan) of Ivy Street are nonrecourse liabilities within the meaning of the Section 752 Regulations, they will be allocated in accordance with the three tiers discussed above. As a result of the Restructuring Transactions, Tier I Liabilities are expected to be equal to zero. Partnership minimum gain of Ivy Street will be reduced to zero as a result of the capital contribution from the General Partner in consideration for the Class B interest in AMMLP-II, the like contribution of AMMLP-II to Ivy Street and the two partnerships' elections to revalue their assets and restate their partners' capital accounts. See 'Tax Aspects of Investment in AMMLP-II--Minimum Gain Chargeback.'

     To the extent that the Tier I Liabilities are reduced to zero, however, the Tier II Liabilities will increase because, under Section 704(c) principles, the amount formerly classified as partnership minimum gain will become Built-In Gain allocable to the Class A limited partners in the event Ivy Street disposed of the assets securing the nonrecourse liabilities. See 'Tax Aspects of Investment in AMMLP-II--Allocations of Partnership Items--Allocations With Respect to Contributed or Revalued Property.'

     Assuming the Restructuring Transactions occur substantially as outlined in this Consent Solicitation Statement/Prospectus, Ivy Street will have sufficient nonrecourse liabilities to allocate to AMMLP-II (and AMMLP-II will therefore have sufficient nonrecourse liabilities to allocate to its partners) so that the Class A limited partners of AMMLP-II will not receive a constructive distribution (via a reduction in their share of partnership liabilities) in an amount that would cause the Class A limited partners to incur a present taxable gain under the rules of Section 731(a). The foregoing discussion is based on the state of facts the General Partner anticipates will exist at the time the Restructuring Transactions are consummated. No assurance can be provided that such transactions will, in fact, occur as described herein or that subsequent modifications would not alter these results. Such modifications or changes to the Restructuring Transactions could have a material adverse effect on the Class A limited partners.

  Limited Partner's Adjusted Tax Basis in New Units

     Initial Basis of New Units. In general, a limited partner of AMMLP will have an initial tax basis ('Initial Basis') in his New Units of AMMLP-II equal to his basis in his partnership interest in AMMLP reduced by any cash received and any reduction in his share of partnership liabilities, if any.

     Subsequent Adjustments. A limited partner's Initial Basis in his New Units generally will be increased by such limited partner's share of (a) AMMLP-II taxable income, (b) contributions to the capital of AMMLP-II, and (c) increases in his allocable share of the liabilities of AMMLP-II, if any. Generally, such limited partner's basis in his New Units will be decreased (but not below zero) by the limited partner's share of (1) AMMLP-II distributions, (2) decreases in his allocable share of the AMMLP-II liabilities, (3) AMMLP-II losses and (4) nondeductible expenditures of AMMLP-II which are not chargeable to capital.

     Section 754 Election. Although there are exceptions, partnership tax laws generally permit partners to receive distributions of partnership property without recognition of gain or loss. Rules are provided for determining the basis of the distributed property in the hands of the distributee and for allocating basis among multiple properties distributed, as well as for determining adjustments to the distributee partner's basis in its partnership interest. Adjustments to the basis of the partnership's remaining undistributed assets (the 'Inside Basis') are not required unless the partnership has made an election under Section 754 that requires basis adjustments both upon partnership distributions and upon transfers of partnership interests. An electing partnership decreases its Inside Basis to take account of any increase in the basis in the distributee partner's hands, compared to the basis the partnership had in the property. Similarly, an electing partnership increases its Inside Basis to take account of the extent to which the distributee partner's basis is less than the partnership's basis was in the same property.

     AMMLP currently has a Section 754 election in effect, and since AMMLP-II will be treated as the same partnership for federal income tax purposes, AMMLP-II will continue to have the Section 754 election. Ivy Street also has a
Section 754 election in place.

  AMMLP-II Bases in Property/Depreciation

     The revaluation discussed above in 'Allocations of Partnership Items--Allocations With Respect to Contributed or Revalued Property' will not affect AMMLP-II's tax basis in the Revalued Property. Because AMMLP will be deemed to be a continuing partnership for federal income tax purposes in the form of AMMLP-II, the Revalued Property will have the same tax basis, placed-in-service dates and depreciation methods as such property had before the Merger.

  AMMLP-II Distributions

     Money Distributions. Distributions of money (and marketable securities) by AMMLP-II to a limited partner generally will not be taxable to such limited partner to the extent they do not exceed his basis in his New Unit(s) immediately before the distribution. Such a distribution would reduce a limited partner's basis in his New Unit(s) (but not below zero) by the amount of money or the fair market value of the marketable securities distributed. Distributions in excess of such basis generally will be considered to be gain. The basis of marketable securities, if any, distributed by AMMLP-II to a limited partner will be the fair market value of such securities.

     Decrease in Liabilities. Any reduction in a limited partner's share of AMMLP-II's liabilities, whether through repayment, refinancing or otherwise will be treated as a distribution of money. A decrease in a limited partner's percentage interest in AMMLP-II will likely decrease such limited partner's share of nonrecourse liabilities and thus will result in a corresponding deemed distribution of money. See 'Allocation of Partnership Liabilities Under Section 752.'

     Property Distributions. In general, a distribution of property (other than money or marketable securities) by AMMLP-II to a continuing limited partner will not result in taxable gain or loss to AMMLP-II or the limited partner for federal income tax purposes. The basis of such property to the limited partner will be the lesser of

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(1) its adjusted basis to AMMLP-II immediately before the distribution, or (2)
the adjusted basis of the limited partner's interest in AMMLP-II (reduced by any money distributed in the same transaction).

  Minimum Gain Chargeback

     Partnership minimum gain is the amount by which a nonrecourse liability exceeds the adjusted tax basis of the property that it encumbers. Partnership minimum gain is created and increased as a result of the incurring of or increase in partnership nonrecourse liabilities secured by property of the partnership or by the decrease in the adjusted basis of the property (as a result of depreciation) securing the nonrecourse liability. Correspondingly, a reduction in the partnership nonrecourse liabilities secured by the property (as a result of principal curtailment or amortization) or the increase in the basis of the property securing partnership nonrecourse liabilities (for example, due to capital improvements) will result in a decrease in the partnership minimum gain.

     The minimum gain chargeback rules provide that if there is a net decrease in partnership minimum gain for a given partnership taxable year, regardless of whether or not there is a disposition of the partnership property securing the partnership's nonrecourse liability, each partner must be allocated items of partnership gross income and gain for that taxable year equal to such partner's share of the net decrease in partnership minimum gain.

     The minimum gain chargeback issues discussed in this section are not directly related to the Merger but instead arise from the reduction in nonrecourse liabilities in connection with the other Restructuring Transactions. As noted in 'The Restructuring Transactions--Background and Reasons for the Merger,' the General Partner does not believe that the existing nonrecourse financing secured by the Project can be refinanced in full with nonrecourse debt under prevailing market conditions.

     After the Restructuring Transactions, Ivy Street will have substantially reduced the aggregate amount of nonrecourse liabilities secured by the Project. The effect of the Restructuring Transactions will be a net decrease in the partnership minimum gain of Ivy Street as described above. Therefore, absent some exception to the minimum gain chargeback rules, the decrease in partnership minimum gain at the Ivy Street level will be charged back to the partners of Ivy Street, including AMMLP-II and, therefore, the Class A limited partners.

     Under the Regulations, no minimum gain chargeback is required for a partner to the extent the partner's decreased share of partnership minimum gain is caused solely by a revaluation ('book-up') of the partnership assets and partners' capital accounts. As part of the Restructuring Transactions, immediately after the Merger the General Partner will make a capital contribution to AMMLP-II which will, in turn, contribute a like amount to Ivy Street for purposes of commencing capital repairs and room refurbishment. In connection with such capital contributions, both Ivy Street and AMMLP-II will elect to revalue their assets and restate their partners' capital accounts. At such time, the 'book' basis of the assets of Ivy Street will be revalued to an amount equal to the aggregate nonrecourse liabilities secured by the Project. Under the Regulations under Section 704, this increase in the book basis of Ivy Street's assets will eliminate the excess of the aggregate amount of partnership nonrecourse liabilities secured by the Project over the basis of property securing such nonrecourse liabilities and, therefore, will reduce the partnership minimum gain to zero.

     The Restructuring Transactions have been structured such that because of the above-described revaluation and the reduction in partnership minimum gain resulting therefrom, at the time Ivy Street receives the proceeds of the New Mortgage Debt and uses such proceeds along with the additional capital contribution to repay the Mortgage Debt, the partnership will have no minimum gain. Therefore, there will be no reduction in partnership minimum gain at the time of refinancing and no minimum gain chargeback will be required.

     There can be no assurance that the IRS will not challenge the foregoing position and consolidate the revaluation with the refinancing, effectively viewing the entirety of the Restructuring Transactions as a single transaction. Although the transactions making up the Restructuring Transactions have independent significance and, therefore, should not properly be treated as a single transaction, a challenge to such a position might be successful and, if it were successful, could result in an acceleration of taxable income to the limited partners. Furthermore, because the IRS has published no specific legal guidance in this area, the General Partner will not be receiving an opinion of counsel on this issue.

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  Tax Consequences of Other AMMLP-II or Ivy Street Transactions

     There are a variety of transactions that AMMLP-II or Ivy Street may undertake with respect to Revalued Property or the debt securing such property that could cause the limited partners of AMMLP-II to recognize taxable gain, even though little or no cash is distributable to them as a result thereof. Such transactions include, but are not limited to, (1) the sale of the Revalued Property, which will result in an allocation of Section 704(c) gain disproportionately to the Class A limited partners; and (2) a reduction in the nonrecourse debt allocable to the Project (see 'AMMLP-II Distributions--Decrease in Liabilities,' above). The AMMLP-II Partnership Agreement gives the General Partner broad authority to consummate such transactions and does not grant an affected limited partner any rights to prevent such actions, unless an action is an Interested Transaction. See 'Comparison of Limited Partner Rights--Voting Rights.'

     Depreciation Recapture. Section 1245 requires taxpayers to report gains on the disposition of depreciable assets as ordinary income rather than as capital gains to the extent such gains represent the recoupment of depreciation and cost recovery deductions that were applied against ordinary income and exceed the property's loss of value while in use. Although the Hotel has been depreciated using the straight-line method, the associated personal property has been depreciated using accelerated depreciation and is subject to recapture under
Section 1245. If these assets are sold or otherwise disposed of, the resulting gain, which would be passed through to the limited partners of AMMLP-II, would be includable as ordinary income to the extent of the depreciation recapture. The AMMLP-II Partnership Agreement gives the General Partner authority to dispose of Ivy Street's depreciable property without the consent of the limited partners except to an affiliate of the General Partner.

  Limitations on Deductibility of Losses

     Passive Activity Rules. The passive activity rules of Section 469 generally provide that individuals, estates, trusts and certain closely held corporations and personal service corporations can deduct losses from passive activities (including rental activities) only to the extent of the taxpayer's income from passive activities. Most of AMMLP-II's income or loss is likely to be treated as passive activity income or loss (although AMMLP-II also may have portfolio income from earnings on reserves). However, if AMMLP-II were to be classified as a publicly traded partnership under Section 469(k), any passive activity losses allocable to a limited partner could be used to offset passive activity gains or income from AMMLP-II, but not income from other passive activities, and any passive activity income or gain allocable to a limited partner from AMMLP-II could not be offset with losses from other passive activities. (See 'Tax Status of AMMLP-II--Publicly Traded Partnerships,' above.)

     Other Loss Limitations. A limited partner generally may not deduct his share of AMMLP-II losses to the extent that such losses exceed the lesser of (1) the adjusted tax basis of his New Units at the end of AMMLP-II's taxable year in which the loss occurs (see 'Limited Partner's Adjusted Tax Basis in New Units' above) and (2) the amount for which the limited partner is considered 'at risk' at the end of that year. The 'at risk' limitation mentioned in part (2) of the previous sentence and described in the rest of this paragraph does not apply to limited partners who acquired their interest in AMMLP prior to December 31, 1986 (which result is not affected by the Merger and the receipt of New Units in lieu of the Units). In general, a partner will initially be 'at risk' to the extent of the cash investment in his respective partnership interest before the Merger (unless he borrowed amounts on a nonrecourse basis to acquire such interest) plus such partner's share (as determined under Section 752) of the partnership's 'qualified nonrecourse financing' (within the meaning of Section 465(b)(6)). Losses disallowed to a limited partner as a result of these rules can be carried forward and may be allowable to the extent that his adjusted basis or 'at risk' amount (whichever was the limiting factor) is increased in a subsequent year. The 'at risk' rules apply to (a) an individual, (b) a shareholder of a corporation that is an S corporation, and (c) a corporation if more than 50% of the value of stock of such corporation is owned directly or indirectly by five or fewer individuals during the last half of the taxable year.

  Alternative Minimum Tax

     The Code contains different sets of minimum tax rules applicable to corporate and noncorporate taxpayers. The discussion below relates only to the alternative minimum tax applicable to noncorporate taxpayers. Corporate investors should consult with their tax advisors with respect to the effect of the corporate minimum tax provisions following consummation of the Merger.

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     Noncorporate taxpayers are subject to an alternative minimum tax to the extent the tentative minimum tax ('TMT') exceeds the 'regular tax' for the taxable year (as defined in Section 55). The highest rate of tax imposed on alternative minimum taxable income ('AMTI') in computing TMT is 28%. AMTI consists of the taxpayer's taxable income, as adjusted under Sections 56 and 58, plus his items of tax preference, reduced by an exemption amount.

     In computing AMTI, for all depreciable property placed in service after December 31, 1986, an alternative depreciation system is substituted for the depreciation system used in calculating the regular tax. Cost recovery for most real property of the type owned by Ivy Street is computed under a different method of depreciation and over a 40-year life rather than the life used for nonresidential real property under the regular tax system. (For regular tax and AMT purposes, different recovery periods will apply to personal property and parking lot improvements owned by Ivy Street.)

     AMMLP-II itself will not be subject to the alternative minimum tax, but each limited partner will be required to take into account his share of AMMLP-II's tax preference items and adjustments in order to compute AMTI. Since the impact of this tax depends on each limited partner's particular situation, limited partners are urged to consult their own tax advisors as to the applicability of the alternative minimum tax following consummation of the Merger.

DISPOSITIONS AND REDEMPTIONS OF NEW UNITS

  Disposition of New Units

     If a New Unit is sold or otherwise disposed of, the determination of gain or loss will be based on the difference between the amount realized and the limited partner's adjusted tax basis in the New Unit. (See 'Limited Partner's Adjusted Tax Basis in New Units,' above.) Upon the sale of a New Unit, a limited partner's 'amount realized' will be measured by the sum of the cash and fair market value of other property received, plus the portion of AMMLP-II's liabilities allocated to the New Unit sold. Upon a gift of a New Unit, the amount realized will be the portion of AMMLP-II's liabilities allocable to such New Unit. To the extent that the amount realized exceeds the adjusted basis of the New Unit disposed of, the limited partner will recognize gain. The tax liability resulting from such gain could exceed the amount of cash received upon such disposition.

     To the extent that the gain is attributable to depreciation recapture on real property in excess of straight-line depreciation or depreciation recapture on personal property, the gain will be treated as ordinary income subject to tax at regular rates under Section 751. If the limited partner selling or disposing of a New Unit has held the New Unit as a capital asset for more than one year at the time of sale, any remaining gain will be treated as long-term capital gain. Federal income tax rates on long-term capital gain received by individuals vary based on the individual's income, the holding period for the asset and whether there is any 'unrecaptured depreciation' (i.e., depreciation on real property that has been deducted for federal income tax purposes but that is not subject to depreciation recapture under Section 1250) with respect to the asset sold or otherwise disposed of. In particular, different maximum tax rates apply to gains recognized by an individual from the sale of (i) assets held for more than one year but not more than 18 months (28 percent), (ii) assets held for more than 18 months, to the extent of unrecaptured depreciation (25 percent), and (iii) assets held for more than 18 months, to the extent of any long-term capital gain not described in (ii) (20 percent). Recent tax legislation authorizes the Treasury Department to promulgate Regulations applying these rules in the case of sales and exchanges of interests in partnerships. Until such regulations are promulgated, there is some uncertainty as to whether the sale of New Units would be subject to the unrecaptured depreciation provisions of the new tax law.

  Tax Consequences of Termination of AMMLP-II

     Actual Termination. In the event of a liquidation of AMMLP-II, a distribution of AMMLP-II property (other than money or marketable securities) will not result in taxable gain to the partners of AMMLP-II. Each limited partner of AMMLP-II will have a basis in any such distributed property equal to the adjusted basis of his New Unit, reduced by any money distributed in liquidation. The liquidation of AMMLP-II will be taxable to a limited partner to the extent any money or the fair market value of any securities distributed in liquidation exceeds such

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limited partner's adjusted basis in his New Unit. For purposes of the rules governing termination, money is treated as including the amount of liabilities of which a limited partner is deemed to be relieved.

     Constructive Termination of AMMLP-II. Under Section 708(b)(1)(B), a partnership is considered to have been terminated if within a twelve-month period there is a sale or exchange of 50% or more of the interests in partnership capital and profits. The Class B Limited Partner's capital contributions immediately after the Merger should not be treated as a sale or exchange of a partnership interest for purposes of this calculation. Any deemed termination of AMMLP-II would be governed by Regulations finalized in May 1997, and the following would be deemed to occur: AMMLP-II would be deemed to contribute all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership, and, immediately thereafter, AMMLP-II would be deemed to liquidate by distributing interests in the new partnership to the partners of AMMLP-II as constituted after the transfer resulting in the termination. In addition, the termination of AMMLP-II, which owns more than 50 percent of the partnership interests in Ivy Street, would have the effect of causing a termination of Ivy Street. Such a 'cascading termination' may have an adverse impact on Ivy Street and AMMLP-II. It is not contemplated that AMMLP-II will terminate within the meaning of this Code provision during the foreseeable future.

OTHER TAX MATTERS AFFECTING AMMLP-II AND ITS LIMITED PARTNERS

     Partnership Tax Returns and Audit Procedures. AMMLP-II must file with the IRS an annual information return for federal income tax purposes. The return shows AMMLP-II's gross income, partnership items such as deductions and the names and addresses of each partner. Within 75 days after the close of each AMMLP-II taxable year, AMMLP-II intends to furnish to each limited partner a Schedule K-1 which sets forth the allocable share of AMMLP-II's income, gains, losses, deductions and credits, if any, as well as certain other information to be used in the limited partner's tax return.

     Limited partners generally will be required to treat AMMLP-II items on their federal income tax returns in a manner consistent with the treatment of the items on AMMLP-II information return. In general, that consistency requirement will be waived if the limited partner files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the treatment of the item by the limited partner to the treatment on AMMLP-II return. Even if the consistency requirement is waived, adjustments to the limited partner's tax liability with respect to partnership items may result from an audit of AMMLP-II's or the limited partner's tax return. Intentional or negligent disregard of the consistency requirement may subject a limited partner to substantial penalties.

     The information return filed by AMMLP-II may be audited by the IRS. Adjustments (if any) resulting from such an audit may result in adjustments to the limited partner's tax return, and possibly may result in an audit of that return, which would not necessarily be limited to AMMLP-II items. The Code contains special procedures that specify the manner in which IRS audit adjustments of partnership items are resolved. Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of IRS adjustments and tax settlement proceedings. The tax treatment of partnership items is determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with each partner. The Code provides for one partner to be designated as the 'Tax Matters Partner' ('TMP') for these purposes. The AMMLP-II Partnership Agreement appoints the General Partner as TMP.

     The TMP is authorized, but not required, to take certain actions on behalf of AMMLP-II and its limited partners. For example, the TMP can extend the statute of limitations for assessment of tax deficiencies against limited partners with respect to AMMLP-II items. The TMP is required to keep each limited partner informed of administrative and judicial tax proceedings with respect to partnership items in accordance with temporary Regulations issued under Section 6223. In connection with any adjustments to AMMLP-II tax return proposed by the IRS, the TMP may bind any limited partner with less than a one percent (1%) profits interest in AMMLP-II to a settlement with the IRS unless such limited partner elects, by filing a statement with the IRS, not to give such authority to the TMP. The TMP may seek judicial review (to which all limited partners are bound) of a final administrative adjustment and, if the TMP fails to seek judicial review, such review may be sought by any limited partner having at least a one percent (1%) interest in the profits of AMMLP-II and by partners having, in

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the aggregate, at least a five percent (5%) profits interest. Only one judicial proceeding will go forward, however, and each limited partner with an interest in the outcome may participate.

     Electing Large Partnerships. The Taxpayer Relief Act of 1997 (the '1997 Act'), enacted August 5, 1997, includes numerous provisions intended to simplify reporting and audit provisions for 'electing large partnerships,' which are electing partnerships with at least 100 partners. AMMLP has, and AMMLP-II is expected to have, more than 100 partners. Before a decision about the election is made, the General Partner intends to study the issue to determine whether it will be advantageous for AMMLP-II to become an electing large partnership.

     If AMMLP-II becomes an electing large partnership, the following provisions, found in new Sections 771 to 777, would apply to partnership taxable years beginning after December 31, 1997. The taxable income of an electing large partnership would be computed in the same manner as an individual, except that certain modifications would be made and certain items would be separately stated. Such items include: (1) taxable income or loss from passive loss limitation activities; (2) taxable income or loss from other activities; (3) net capital gain or loss to the extent allocable to passive loss limitation activities and other activities; (4) tax-exempt interest; (5) net alternative minimum tax adjustment separately computed for passive loss limitation activities and other activities; (6) general credits; (7) low-income housing tax credit; (8) rehabilitation credit; (9) foreign income taxes; (10) credit for producing fuel from a nonconventional source; and (11) any other items to the extent that the Treasury Secretary determines that separate treatment of such items is appropriate. All elections affecting the computation of taxable income or any credit generally would be made by the partnership.

     The 1997 Act also included simplified audit provisions for electing large partnerships, which are found in new Code Sections 6240 to 6255. These provisions apply to partnership taxable years ending on or after December 31, 1997. If AMMLP-II becomes an electing large partnership, the following rules would apply. Partnership audit adjustments will generally flow through to the partners for the year in which the adjustment takes effect. Thus, the current-year partners' shares of current-year partnership items of income, gain, losses, deductions or credits will be adjusted to reflect partnership adjustments that take effect in that year. The adjustments generally will not affect prior-year returns of any partners (except in the case of changes to any partner's distributive shares). The electing large partnership may elect to pay an imputed underpayment itself in lieu of flowing an adjustment through to its partners. In any event, the electing large partnership, rather than the partners individually, generally is liable for any interest and penalties that result from a partnership adjustment.

     A partner in an electing large partnership is not permitted to report any items inconsistently with the partnership return, even if the partner notifies the IRS of the inconsistency. Further, partners in electing large partnerships will have no right to participate in settlement conferences or to request a refund with respect to partnership adjustments. Only the electing large partnership, and not partners individually, can petition a court for a readjustment of partnership items. The IRS is not required to give notice to individual partners of an electing large partnership of the commencement of an administrative proceeding or of a final adjustment. Instead, the IRS is authorized to send notice of a partnership adjustment to only the electing large partnership.

                                 LEGAL MATTERS

     The validity of the New Units offered hereby will be passed upon for AMMLP-II by Arnold & Porter, Washington, D.C.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated financial statements of AMMLP as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 and the balance sheet of AMMLP-II as of July 9, 1997 included in this Consent Solicitation Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in its report included herein.

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                                    GLOSSARY

     Unless the context otherwise requires, the following list of capitalized terms shall have the meaning set forth below for the purposes of this Consent Solicitation/Prospectus:

     '1997 Act' means the Taxpayer Relief Act of 1997.

     'AMMLP' means the Atlanta Marriott Marquis Limited Partnership.

     'AMMLP-II' means the Atlanta Marriott Marquis II Limited Partnership.

     'AMMLP Partnership Agreement' means the amended and restated limited partnership agreement of AMMLP.

     'AMMLP-II Partnership Agreement' means the limited partnership agreement of AMMLP-II in substantially the same form as Exhibit A attached hereto.

     'AMTI' means the alternative minimum taxable income.

     'Code' means the Internal revenue Code of 1986, as amended.

     'Consent Solicitation' means the General Partners solicitation of the holders of Units to approve the Merger.

     'Commission' means the Securities and Exchange Commission.

     'CPI' means the Consumer Price Index.

     'Class B Interest' means the limited partnership interest which the General Partner holds in AMMLP.

     'DRULPA' means the Delaware Revised Uniform Limited Partnership Act.

     'Effective Time' means the time and date the Merger will become effective as specified in the certificate of merger filed with the Secretary of State in the State of Delaware.

     'Exchange Act' means the Securities Exchange Act of 1934.

     'Extension Date' means July 10, 1997 which is the date AMMLP and Ivy Street entered into the Letter Agreement that extends the maturity date of the Mortgage Debt until the New Maturity Date.

     'FF&E' means furniture, fixtures and equipment of the Hotel.

     'Financial Advisor' means the firm which will render the fairness opinion regarding the preferred and priority returns paid to the General Partner.

     'General Partner' means Marriott Marquis Inc.

     'GEMISYS' means GEMISYS, Inc., the proxy solicitation firm employed to monitor the distribution and collection of the Consent Solicitation Statement/Prospectus and Consent Forms.

     'Host Marriott' means Host Marriott Corporation.

     'Hotel' means the Atlanta Marriott Marquis Hotel located in Atlanta,
Georgia.

     'Initial Basis' means the initial tax basis that a partner will have in the partner's New Units.

     'Inside Basis' means the partners share of the of the tax basis of AMMLP-II in its assets, plus any basis adjustments.

     'Interest Guarantee' means the guarantee from Host Marriott to cover any interest shortfalls owed on the Mortgage Debt up to $50 million when combined with the Principal Guarantee.

     'Ivy Street General Partners' means AMMLP-II and Portman Marquis Corporation as the general partners of Ivy Street.

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     'Ivy Street Partnership Agreement' means the amended and restated limited partnership agreement of Ivy Street in substantially the same form as Exhibit B attached hereto.

     'Land' means the real estate upon which the Hotel is situated.

     'Lease' means the long-term ground lease agreement where the Land is leased to Ivy Street.

     'Management Agreement' means the long-term management agreement between MII and Ivy Street where MII manages the operations of the Hotel.

     'Manager' means MII.

     'Merger' means the merger of AMMLP with and into AMMLP-II.

     'MII' means Marriott International Inc.

     'Mortgage Debt' means the current mortgage debt of approximately $199 million encumbering the Hotel.

     'New Maturity Date' means February 2, 1998 which is the date of the maturity of the Mortgage Debt.

     'New Mortgage Debt' means the new mortgage financing of approximately $164 million Ivy Street will obtain after the Merger and will be used to repay the Mortgage Debt.

     'New Units' means Class A limited partnership interests in AMMLP-II.

     'Principal Guarantee' means the guarantee from Host Marriott to cover any principal shortfalls owed on the Mortgage Debt up to $50 million when combined with the Interest Guarantee.

     'Project' means collectively the Land and the Hotel.

     'Record Date' means the close of business on November 7, 1997 which is the date for determining the limited partners entitled to notice of to vote upon the Merger.

     'Regulations' means existing and proposed United States Treasury Department Regulations.

     'Restructuring Transactions' means the transactions described in the Consent Solicitation/Prospectus, but is not limited to, the Merger and the refinancing of the Mortgage Debt.

     'REVPAR' means the revenue per available room in the Hotel.

     'Securities Act' means the Securities Act of 1933, as amended.

     'Softgoods' means the carpeting, bedspreads, upholstery drapes, and other similar items located in the Hotel.

     'Solicitation Period' means the period commencing with the mailing of the Consent Solicitation Statement/Prospectus and Consent Form and will continue until 6:00 p.m. Eastern time, on December 12, 1997.

     'Tier I Liabilities' means a partner's share of the partnership minimum gain chargeback.

     'Tier II Liabilities' means a partner's share of the taxable gain that would be allocated under the principles of Section 704(c) of the Code if the partnership disposed of all partnership property subject to one or more nonrecourse liabilities of the partnership in full satisfaction of such liabilities and for no other consideration.

     'Tier III Liabilities' means a partner's share of the excess nonrecourse liabilities which are those liabilities that are neither Tier I nor Tier II liabilities.

     'Term Loan' means a 15 year term loan between Host Marriott and Ivy Street bearing interest of 9% per annum which represents a restructuring of approximately $20.1 million of prior advances by Host Marriott to Ivy Street.

     'TMP' means the Tax Matters Partner.

     'TMT' means the tentative minimum tax.

     'Units' means Class A limited partnership interests of AMMLP.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP

  Report of Independent Public Accountants.................................................................    F-2
  Balance Sheet as of July 9, 1997 and September 12, 1997 (unaudited)......................................    F-3
  Basis of Presentation....................................................................................    F-4

ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP

  Report of Independent Accountants........................................................................    F-5
  Consolidated Statement of Operations For the Years Ended December 31, 1996, 1995 and 1994................    F-6
  Consolidated Balance Sheet as of December 31, 1996 and 1995..............................................    F-7
  Consolidated Statement of Changes in Partners' Deficit For the Years Ended December 31, 1996, 1995 and
     1994..................................................................................................    F-8
  Consolidated Statement of Cash Flows For the Years Ended December 31, 1996, 1995 and 1994................    F-9
  Notes to Consolidated Financial Statements...............................................................   F-10
  Schedule III--Real Estate and Accumulated Depreciation (December 31, 1996)...............................   F-17

  Condensed Consolidated Statement of Operations For the Twelve and Thirty-Six Weeks Ended September 12,
     1997 and September 6, 1996 (unaudited)................................................................   F-18
  Condensed Consolidated Balance Sheet as of September 12, 1997 (unaudited) and December 31, 1996..........   F-19
  Condensed Consolidated Statement of Cash Flows For the Twelve and Thirty-Six Weeks Ended September 12,
     1997 and September 6, 1996 (unaudited)................................................................   F-20
  Notes to Condensed Consolidated Financial Statements.....................................................   F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP:

We have audited the accompanying balance sheet of Atlanta Marriott Marquis II Limited Partnership (a Delaware limited partnership) as of July 9, 1997. This balance sheet is the responsibility of the General Partner's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Atlanta Marriott Marquis II Limited Partnership as of July 9, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.,
September 25, 1997

                ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP
                                 BALANCE SHEET
                                     AS OF

                                                                                    JULY 9, 1997
                                                                                    ------------    SEPTEMBER 12, 1997
                                                                                                    ------------------
                                                                                                       (UNAUDITED)
                                     ASSETS

Due from Host Marriott Corporation...............................................       $ 20               $ 20
                                                                                      ------             ------

       Total Assets..............................................................       $ 20               $ 20
                                                                                      ------             ------
                                                                                      ------             ------

                        LIABILITIES AND PARTNERS' EQUITY

Liabilities......................................................................       $ --               $ --

Partners' Equity

       General Partner...........................................................         10                 10

       Limited Partner...........................................................         10                 10
                                                                                      ------             ------

                                                                                          20                 20
                                                                                      ------             ------

       Total Liabilities and Partners' Equity....................................       $ 20               $ 20
                                                                                      ------             ------
                                                                                      ------             ------

        The accompanying note is an integral part of this balance sheet.

                             BASIS OF PRESENTATION

     Atlanta Marriott Marquis II Limited Partnership ('AMMLP-II'), a Delaware limited partnership was formed on July 9, 1997 to acquire and own a general partner interest in Ivy Street Hotel Limited Partnership, a Georgia limited partnership. Marriott Marquis Corporation ('General Partner'), a Delaware corporation, is the sole general partner of AMMLP-II. The General Partner is a wholly owned subsidiary of Host Marriott Corporation. Christopher Townsend ('Limited Partner') is the sole limited partner of AMMLP-II. AMMLP-II was capitalized with a capital contribution of $10 from both the Limited Partner and the General Partner. AMMLP-II was formed in conjunction with a series of restructuring transactions ('Restructuring Transactions') intended to facilitate the refinancing of the $199 million mortgage debt encumbering the Atlanta Marriott Marquis Hotel ('Hotel'), which matures on February 2, 1998. The Restructuring Transactions will result in the merger of AMMLP into AMMLP-II. The merger will cease separate existence of AMMLP and units of AMMLP will be converted on a one-for-one basis into units of AMMLP-II.

                          INTERIM FINANCIAL STATEMENTS

     No interim statement of operation or cash flows have been presented for the period of July 9, 1997 (formation) through September 12, 1997 because there has been no activity in AMMLP-II.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE PARTNERS OF ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP:

We have audited the accompanying consolidated balance sheet of Atlanta Marriott Marquis Limited Partnership (a Delaware limited partnership) and Ivy Street Hotel Limited Partnership, its majority-owned subsidiary partnership, as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in partners' deficit and cash flows for each of the three years in the period ended December 31, 1996. These financial statements and the schedule referred to below are the responsibility of the General Partner's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Atlanta Marriott Marquis Limited Partnership and subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 6 to the financial statements, the Partnership's mortgage debt matures on July 10, 1997. This raises substantial doubt about its ability to continue as a going concern. The Partnership's plans in regard to this matter are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule included at page F-17 (Schedule III Real Estate and Accumulated Depreciation) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Washington, D.C.
March 28, 1997
(except for the matter discussed in
Note 9, as to which the date is August 15, 1997)

          ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                                                     1996       1995       1994
                                                                                    -------    -------    -------
REVENUES
  Hotel (Note 3).................................................................   $38,654    $34,831    $32,201
  Interest income................................................................       651        529        349
                                                                                    -------    -------    -------
                                                                                     39,305     35,360     32,550
                                                                                    -------    -------    -------

OPERATING COSTS AND EXPENSES
  Interest.......................................................................    22,890     22,712     22,493
  Depreciation...................................................................     5,525      6,608      7,464
  Property taxes.................................................................     2,858      2,692      2,784
  Base management fee............................................................     2,654      2,435      2,337
  Incentive management fee.......................................................     2,018        969         --
  Equipment rent and other.......................................................       817        357        545
                                                                                    -------    -------    -------
                                                                                     36,762     35,773     35,623
                                                                                    -------    -------    -------
NET INCOME (LOSS)................................................................   $ 2,543    $  (413)   $(3,073)
                                                                                    =======    =======    =======

ALLOCATION OF NET INCOME (LOSS)
  General Partner................................................................   $    25    $    (4)   $   (31)
  Limited Partners...............................................................     2,518       (409)    (3,042)
                                                                                    -------    -------    -------
                                                                                    $ 2,543    $  (413)   $(3,073)
                                                                                    =======    =======    =======
NET INCOME (LOSS) PER LIMITED PARTNER UNIT (530 Units)...........................   $ 4,751    $  (772)   $(5,740)
                                                                                    =======    =======    =======

  The accompanying notes are an integral part of these consolidated financial statements.

          ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                                             1996         1995
                                                                                           ---------    ---------
                                         ASSETS

  Property and equipment, net...........................................................   $ 162,111    $ 164,194
  Amounts held by Marriott International, Inc...........................................       3,490          874
  Working Capital and Supplies held by Marriott International, Inc......................       2,900        2,900
  Property improvement fund.............................................................       6,864        5,822
  Deferred financing costs, net of accumulated amortization.............................         542        1,163
  Cash and cash equivalents.............................................................       5,601        1,010
                                                                                           ---------    ---------
                                                                                           $ 181,508    $ 175,963
                                                                                           =========    =========

                           LIABILITIES AND PARTNERS' DEFICIT
  LIABILITIES
     Mortgage debt......................................................................   $ 215,574    $ 213,743
     Due to Host Marriott under Original Debt Service Guarantee and Commitment..........      20,134       20,134
     Due to Marriott International, Inc. ...............................................       3,030        1,064
     Accounts payable and accrued expenses..............................................         309          285
                                                                                           ---------    ---------
       Total Liabilities................................................................     239,047      235,226
                                                                                           ---------    ---------

  PARTNERS' DEFICIT
     General Partner
       Capital contributions............................................................         536          536
       Capital distributions............................................................        (165)        (157)
       Cumulative net losses............................................................        (885)        (910)
                                                                                           ---------    ---------
                                                                                                (514)        (531)
                                                                                           ---------    ---------
     Limited Partners
       Capital contributions, net of offering costs of $6,430...........................      46,570       46,570
       Capital distributions............................................................     (15,982)     (15,171)
       Cumulative net losses............................................................     (87,613)     (90,131)
                                                                                           ---------    ---------
                                                                                             (57,025)     (58,732)
                                                                                           ---------    ---------
       Total Partners' Deficit..........................................................     (57,539)     (59,263)
                                                                                           ---------    ---------
                                                                                           $ 181,508    $ 175,963
                                                                                           =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

          ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP AND SUBSIDIARY
             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                                    GENERAL    LIMITED
                                                                                    PARTNER    PARTNERS     TOTAL
                                                                                    -------    --------    --------
Balance, December 31, 1993.......................................................    $(454)    $(51,087)   $(51,541)
  Capital distributions..........................................................      (19)      (1,870)     (1,889)
  Net loss.......................................................................      (31)      (3,042)     (3,073)
                                                                                     -----     --------    --------
Balance, December 31, 1994.......................................................     (504)     (55,999)    (56,503)
  Capital distributions..........................................................      (23)      (2,324)     (2,347)
  Net loss.......................................................................       (4)        (409)       (413)
                                                                                     -----     --------    --------
Balance, December 31, 1995.......................................................     (531)     (58,732)    (59,263)
  Capital distributions..........................................................       (8)        (811)       (819)
  Net income.....................................................................       25        2,518       2,543
                                                                                     -----     --------    --------
Balance, December 31, 1996.......................................................    $(514)    $(57,025)   $(57,539)
                  === =====                                                          =====     ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

          ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                  FOR THE YEARS ENDED DECEMBER 31,
                                                                                 ---------------------------------
                                                                                  1996        1995        1994
                                                                                 -------     -------     -------
                                                                                         (IN THOUSANDS)
Operating activities
  Net income (loss)..........................................................    $ 2,543     $  (413)    $(3,073)
  Noncash items:
     Depreciation............................................................      5,525       6,608       7,464
     Deferred interest.......................................................      1,831       1,654       2,765
     Amortization of financing costs as interest.............................        621         619         633
     (Gain) loss on disposition of assets....................................         (1)         64          (3)
  Changes in operating accounts:
     Accounts payable and accrued expenses...................................         24        (178)     (1,207)
     Due from Marriott International, Inc....................................     (2,616)        782        (764)
     Due to Marriott International, Inc......................................      1,966         926        (213)
                                                                                 -------     -------     -------
       Cash provided by operating activities.................................      9,893      10,062       5,602
                                                                                 -------     -------     -------
Investing activities
  Additions to property and equipment, net...................................     (3,444)     (2,643)     (1,531)
  Change in property improvement fund........................................     (1,039)     (1,097)     (1,568)
                                                                                 -------     -------     -------
       Cash used in investing activities.....................................     (4,483)     (3,740)     (3,099)
                                                                                 -------     -------     -------
Financing activities
  Capital distributions......................................................       (819)     (2,347)     (1,889)
  Repayments under Original Debt Service Guarantee and Commitment............         --      (3,500)     (2,700)
                                                                                 -------     -------     -------
       Cash used in financing activities.....................................       (819)     (5,847)     (4,589)
                                                                                 -------     -------     -------
Increase (decrease) in cash and cash equivalents.............................      4,591         475      (2,086)
Cash and cash equivalents at beginning of year...............................      1,010         535       2,621
                                                                                 -------     -------     -------
Cash and cash equivalents at end of year.....................................    $ 5,601     $ 1,010     $   535
                                                                                 =======     =======     =======
Supplemental disclosure of cash flow information
  Cash paid for mortgage interest............................................    $20,438     $20,438     $19,706
                                                                                 =======     =======     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP AND SUBSIDIARY
                           DECEMBER 31, 1996 AND 1995

NOTE 1. THE PARTNERSHIP

  Description of the Partnership

     Atlanta Marriott Marquis Limited Partnership (the 'AMMLP'), a Delaware limited partnership, was formed on May 28, 1985 (the 'Closing Date'), to (i) acquire an 80% general partnership interest in the Ivy Street Hotel Limited Partnership ('Ivy Street'), a partnership between John C. Portman, Jr. ('Portman') and Host Marriott Corporation ('Host Marriott') that was formed to develop, own and operate the 1,671 room Atlanta Marriott Marquis Hotel (the 'Hotel'), and (ii) purchase from Ivy Street the parcel of land (the 'Land') on which the Hotel is located. The sole general partner of AMMLP, with a 1% interest, is Marriott Marquis Corporation (the 'General Partner'), a wholly-owned direct subsidiary of Host Marriott. On December 29, 1995, Host Marriott's operations were divided into two separate companies: Host Marriott and Host Marriott Services Corporation. Marriott International, Inc. serves as the Manager of the Hotel (the 'Manager').

     On the Closing Date, 530 Class A limited partnership interests of $100,000 per Unit ('Unit') were sold in a private placement. The General Partner made a capital contribution of $536,000 on May 28, 1985 for its 1% general partnership interest. In addition, the General Partner acquired a Class B limited partnership interest without making any additional capital contribution.

     AMMLP purchased its 80% general partnership interest in Ivy Street from Host Marriott for a total price of $28.8 million. AMMLP also acquired the Land from Ivy Street for $10 million in a separate transaction. AMMLP subsequently leased the Land to Ivy Street under a 99-year lease with rentals based primarily on Hotel sales.

  Partnership Allocations and Distributions

     Ivy Street generally allocates operating income, gains and losses, deductions and cash available for distribution 80% to AMMLP and 20% to Portman. However, the first $1 million plus 3% of annual gross room sales of annual cash available for distribution from Ivy Street was paid to AMMLP through December 31, 1994. Thereafter, an amount equal to 5% of annual gross room sales will be paid to AMMLP from annual cash available for distribution from Ivy Street unless Ivy Street exercises its option to repurchase the Land.

     During 1990, AMMLP determined that the probability of collecting the minority interest receivable from Portman was remote. Thus, AMMLP wrote off this receivable which totaled $3,542,000 and began recording 100% of the losses of Ivy Street. In future years, if AMMLP records income, 100% of the income will be allocated to AMMLP until such excess income allocated to AMMLP equals the excess losses previously recorded by AMMLP. Thereafter, any income would be allocated 80% to AMMLP and 20% to Portman. As of December 31, 1996 and 1995, excess losses recognized by AMMLP were $50,000 and $581,000, respectively. Partnership net losses, as defined, are generally allocated as follows:

          (i) through December 31, 1990, 1% to the General Partner and 99% to the Class A limited partners;

          (ii) beginning in 1991 and continuing until the Class A limited partners and the General Partner have received sale or refinancing proceeds ('Capital Receipts') equal to their total cumulative capital contributions ('Original Capital'), 1% to the General Partner, 80% to the Class A limited partners and 19% to the Class B limited partner; and

          (iii) thereafter, 1% to the General Partner, 65% to the Class A limited partners and 34% to the Class B limited partner.

     These allocations may be subject to certain special allocations of net profit or net loss to the General Partner required by Federal income tax regulations.

          ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP AND SUBSIDIARY
                           DECEMBER 31, 1996 AND 1995

NOTE 1. THE PARTNERSHIP--(CONTINUED)
     Cash Available for Distribution, as defined, generally will be distributed semi-annually as follows:

          (i) through December 31, 1990, 1% to the General Partner and 99% to the Class A limited partners;

          (ii) beginning in 1991, and continuing until the Class A limited partners and the General Partner have received distributions of Capital Receipts equal to their Original Capital, 1% to the General Partner, 80% to the Class A limited partners and 19% to the Class B limited partner; and

          (iii) thereafter, 1% to the General Partner, 65% to the Class A limited partners and 34% to the Class B limited partner. However, until the General Partner and the Class A limited partners have received a return of their Original Capital through distributions of Capital Receipts, the Class B limited partner will subordinate its cash distributions to an annual non-cumulative 10% return on Original Capital to the General Partner and the Class A limited partners.

     Net profits, as defined, generally are allocated in the same ratio as Cash Available for Distribution. Excess net profits will then be applied to offset prior net losses in excess of the partners' remaining invested capital. Notwithstanding the above allocations, AMMLP Agreement provides for specific allocation to the partners of gain realized and proceeds received by AMMLP upon sale, condemnation or other disposition of the Hotel or assets of AMMLP. In addition, AMMLP Agreement provides for specific allocations of any excess refinancing or land sale proceeds.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Accounting

     AMMLP's records are maintained on the accrual basis of accounting and its fiscal year coincides with the calendar year. AMMLP's financial statements consolidate the financial statements of Ivy Street, its majority-owned subsidiary partnership. All material intercompany transactions, including the land lease between AMMLP and Ivy Street described in Note 8, have been eliminated.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenues and Expenses

     Hotel revenues represent house profit of Ivy Street's Hotel since Ivy Street has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to the Manager. House profit reflects hotel operating results which flow to Ivy Street as property owner and represents gross Hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes, equipment rent and certain other costs, which are disclosed separately in the consolidated statement of operations.

          ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP AND SUBSIDIARY
                           DECEMBER 31, 1996 AND 1995

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
  Property and Equipment

     Property and equipment is recorded at cost which includes interest, rent and real estate taxes incurred during development. Ivy Street sold the Land to AMMLP for $2.6 million less than its carrying value. This amount is being amortized over the life of the lease (99 years). Depreciation is computed using the straight-line method over the following estimated useful lives of the assets, less a 10% residual value on the original building costs:

     Building and improvements               50 years
     Furniture and equipment            3 to 20 years

     All land, property and equipment is pledged as security for the mortgage debt described in Note 6.

     AMMLP assesses impairment of its real estate property based on whether estimated undiscounted future cash flows for the property will be less than its net book value. If the property is impaired, its basis is adjusted to fair market value.

  Deferred Financing Costs

     Financing costs incurred in connection with obtaining the mortgage debt have been deferred and are being amortized using the straight-line method, which approximates the effective interest rate method, over three to ten years. Accumulated amortization of the deferred financing costs totaled $4,090,000 and $3,469,000 at December 31, 1996 and 1995, respectively.

  Cash and Cash Equivalents

     AMMLP considers all highly liquid investments with a maturity of three months or less at date of purchase to be cash equivalents.

  Income Taxes

     Provision for Federal and state income taxes has not been made in the accompanying financial statements since AMMLP does not pay income taxes but rather allocates its profits and losses to the individual partners. There are significant differences between the net income/loss reported in these financial statements and the net income/loss determined for income tax purposes. These differences are due primarily to the use, for tax purposes, of accelerated depreciation methods and shorter depreciable lives for the assets, the timing of the recognition of incentive management fee expense and the treatment of the minority interest receivable for income tax purposes. As a result of these differences, the excess of the tax basis in net Partnership liabilities and the net liabilities reported in the accompanying financial statements is $72,111,000 and $67,967,000 as of December 31, 1996 and 1995, respectively.

  Reclassification

     Certain prior year amounts have been reclassified to conform with current year presentation.

  New Statement of Financial Accounting Standards

     In the first quarter of 1996, AMMLP adopted Statement of Financial Accounting Standards ('SFAS') No. 121 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' Adoption of SFAS No. 121 did not have an effect on its financial statements.

          ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP AND SUBSIDIARY
                           DECEMBER 31, 1996 AND 1995

NOTE 3. REVENUES

     Revenues consist of Hotel operating results for the three years ended December 31 (in thousands):

                                                                            1996       1995       1994
                                                                          --------   --------   --------
HOTEL SALES
     Rooms.............................................................    $56,115    $50,515    $48,982
     Food and beverage.................................................     25,968     25,379     23,920
     Other.............................................................      6,381      5,277      4,987
                                                                           -------    -------    -------
                                                                            88,464     81,171     77,889
                                                                           -------    -------    -------
HOTEL EXPENSES
  Departmental direct costs
     Rooms.............................................................     11,508     10,821     11,156
     Food and beverage.................................................     18,003     17,289     17,092
  Other hotel operating expenses.......................................     20,299     18,230     17,440
                                                                           -------    -------    -------
                                                                            49,810     46,340     45,688
                                                                           -------    -------    -------
REVENUES...............................................................    $38,654    $34,831    $32,201
                                                                           =======    =======    =======

NOTE 4. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of December 31 (in thousands):

                                                                                     1996        1995
                                                                                   ---------   ---------
Leased land acquisition costs and land..........................................     $12,617     $12,617
Building and improvements.......................................................     182,597     181,806
Furniture and equipment.........................................................      34,142      33,457
                                                                                    --------    --------
                                                                                     229,356     227,880
                                                                                    --------    --------
Less accumulated depreciation...................................................     (67,245)    (63,686)
                                                                                    --------    --------
                                                                                    $162,111    $164,194
                                                                                    ========    ========

NOTE 5. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of financial instruments are shown below. The fair values of financial instruments not included in this table are estimated to be equal to their carrying amounts:

                                                       AS OF DECEMBER 31,         AS OF DECEMBER 31,
                                                              1996                       1995
                                                     ----------------------     ----------------------
                                                                  ESTIMATED                  ESTIMATED
                                                     CARRYING       FAIR        CARRYING       FAIR
                                                      AMOUNT        VALUE        AMOUNT        VALUE
                                                     --------     ---------     --------     ---------
                                                         (IN THOUSANDS)             (IN THOUSANDS)
Mortgage debt....................................    $215,574     $ 215,574     $213,743     $ 213,743
Due to Host Marriott under Original Debt Service
  Guarantee and Commitment.......................    $ 20,134     $  14,300     $ 20,134     $   7,114
Incentive management fees due to Marriott
  International, Inc. ...........................    $  2,987     $      --     $    969     $     208

     The estimated fair value of the mortgage debt is based on the expected future debt service payments discounted at estimated market rates adjusted for the presence of the Principal and Interest Guarantees, as defined in Note 6. The Host Marriott liability and the incentive management fees due are valued based on the expected future payments from operating cash flow discounted at risk-adjusted rates.

          ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP AND SUBSIDIARY
                           DECEMBER 31, 1996 AND 1995

NOTE 6. MORTGAGE DEBT

     As of December 31, 1996, AMMLP's mortgage debt consists of a $215,574,000 nonrecourse mortgage note of Ivy Street (the 'Mortgage Debt'). Interest accrues on the Mortgage Debt at a fixed rate of 10.3%. Interest only is payable semi-annually in arrears. The cash payment rate is 10.17% until maturity on July 10, 1997. The difference between the cash payment rate and the accrual rate ('Deferred Interest') is added to the balance of the Mortgage Debt. The cumulative Deferred Interest added to the Mortgage Debt totaled $16.5 million and $14.7 million at December 31, 1996 and 1995, respectively. The Mortgage Debt was funded with the proceeds of a secured note offering. The Notes consist of $159 million of Senior Secured Notes and $40 million of Subordinated Secured Notes. In addition, the Mortgage Debt was issued at a discount of $2.5 million which was amortized as interest expense through March 24, 1991.

     The General Partner is currently attempting to refinance the Mortgage Debt which matures on July 10, 1997. In conjunction with the refinancing, AMMLP is expected to incur significant refinancing costs which will be funded from Partnership cash reserves. The refinanced debt will likely require significant amortization of principal in addition to interest; AMMLP's debt service payments are currently for interest only. There can be no assurance that a successful refinancing will be achieved. Failure to refinance the debt could lead to a foreclosure of the Hotel.

     The Mortgage Debt is supported by certain guarantees provided by Host Marriott. Host Marriott has agreed to advance up to $50 million to cover interest and principal shortfalls (respectively, the 'Interest Guarantee' and the 'Principal Guarantee') on the Mortgage Debt. Should cash flow from operations be insufficient to fully fund interest due, $20 million is available under the Interest Guarantee through loan maturity. The $30 million Principal Guarantee is available in case of a sale, refinancing or acceleration of the principal amount of the underlying notes resulting from an Event of Default, as defined. To the extent the Interest Guarantee is not used, it becomes available as an additional Principal Guarantee. There are no amounts outstanding under either the Interest Guarantee or the Principal Guarantee. No amounts have been funded under the Principal Guarantee.

     Host Marriott had guaranteed up to $33 million of the original debt (the 'Original Debt Service Guarantee' and the 'Commitment') under which Host Marriott was obligated to make certain required debt service payments and restore any cash flow deficits to the extent that Partnership cash flow, as defined, was insufficient. Pursuant to the terms of the Mortgage Debt, the Commitment was modified to fund only certain furniture, fixtures and equipment expenditures and ground rent shortfalls. Any interest, principal or guarantee loans made at a time when the Commitment has not been fully funded shall reduce, dollar for dollar, but not below zero, the remaining unfunded amount of the Commitment. Advances under the Principal Guarantee, Interest Guarantee and Original Debt Service Guarantee and Commitment up to cumulative fundings of $33 million do not bear interest. Amounts advanced in excess of $33 million accrue interest at 1% over the prime rate. As of December 31, 1996 and 1995, AMMLP had $20.1 million due to Host Marriott under the Commitment.

     On March 24, 1994, the note holders of the Mortgage Debt voted to accept the Manager as a back-up guarantor and on December 21, 1994, the agreement was finalized. The Manager, as back-up guarantor, will be required to perform the obligations under the guarantees in the event that Host Marriott fails to do so.

NOTE 7. HOTEL MANAGEMENT AGREEMENT

     Ivy Street entered into a hotel management agreement (the 'Agreement') with the Manager to manage the Hotel for a term of 25 years, renewable at Ivy Street's or the Manager's option for five additional 10-year terms. The Manager is entitled to compensation for its services in the form of a base management fee equal to 3% of gross sales. Base management fees paid in 1996, 1995 and 1994 were $2,654,000, $2,435,000 and $2,337,000, respectively.

     In addition, the Manager earns an incentive management fee equal to 50% of assumed net cash flow of the Hotel, as defined. However, once total cumulative incentive management fees reach an amount equal to or

          ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP AND SUBSIDIARY
                           DECEMBER 31, 1996 AND 1995

NOTE 7. HOTEL MANAGEMENT AGREEMENT--(CONTINUED) greater than 20% of total cumulative Hotel profit, as defined, the Manager will earn an incentive management fee equal to the average of (i) 50% of assumed net cash flow and (ii) 20% of Hotel profit. The incentive management fee is paid out of cash flow available for incentive management fee, as defined, and is subordinated to the Mortgage Debt, guarantee repayments and rent under the Land lease. Any incentive management fees earned but not paid will be deferred without interest and paid out of the first cash flow available for the incentive management fee. As of December 31, 1996 and 1995, $2,018,000 and $969,000,
respectively, in incentive management fees have been earned. Through December 31, 1996, no incentive management fees have ever been paid. Deferred incentive management fees for the years ended December 31, 1996 and 1995 were $2,987,000 and $969,000, respectively, and are included in Due to Marriott International, Inc. in the accompanying financial statements. Payment of such deferred fees is not expected to occur in the near-term.

     Pursuant to the terms of the Agreement, the Manager is required to furnish the Hotel with certain services ('Chain Services') which are generally provided on a central or regional basis to all domestic full-service hotels managed, owned or leased by the Manager or its subsidiaries. Chain Services include central training, advertising and promotion, a national reservation system, computerized payroll and accounting services and such additional services as needed which may be more efficiently performed on a centralized basis. Costs and expenses incurred in providing such services are allocated among all hotels in the Marriott full-service hotel system. In addition, the Hotel also participates in the Manager's Honored Guest Awards Program ('HGA'). The cost of this program is charged to all hotels in the Marriott full-service hotel system. The total amount of Chain Services and HGA costs allocated to the Hotel was $2,685,000 in 1996, $2,431,000 in 1995 and $2,202,000 in 1994.

     Pursuant to the terms of the Agreement, AMMLP is required to provide the Manager with working capital and supplies to meet the operating needs of the Hotel. The Manager converts cash advanced by AMMLP into other forms of working capital consisting primarily of operating cash, inventories, and trade receivables and payables which are maintained and controlled by the Manager. Upon termination of the Agreement, the working capital and supplies will be returned to AMMLP. The individual components of working capital and supplies controlled by the Manager are not reflected in AMMLP's balance sheet. As of December 31, 1996 and 1995, $3,077,000 has been advanced to the Manager for working capital and supplies which is reflected as a receivable in the accompanying financial statements. The supplies advanced to the Manager are recorded at their estimated net realizable value. At December 31, 1996 and 1995, accumulated amortization related to the revaluation of these supplies totaled $177,000.

     AMMLP is required to maintain the Hotel in good repair and condition. Pursuant to the Agreement, annual contributions to a property improvement fund provide for the replacement of furniture, fixtures and equipment. Annual contributions to the fund equalled 4% of gross Hotel sales through June 1995 and are 5% thereafter. Total contributions to the property improvement fund for the years ended December 31, 1996, 1995, and 1994 were $4,122,000, $3,302,000 and
$2,954,000, respectively.

NOTE 8. LAND LEASE

     On the Closing Date, AMMLP acquired the Land on which the Hotel is located from Ivy Street for $10 million. AMMLP has leased the Land to Ivy Street for a period of 99 years. Through 1994, Ivy Street paid annual rent equal to $1 million plus 3% of annual gross room sales from the Hotel in excess of $20 million, up to a maximum of $2.5 million. Beginning January 1, 1995, annual rental increased to 5% of annual gross room sales from the Hotel. Ivy Street has an option to repurchase the Land at any time through 1999. Through 1995, the option price was $25 million and for the ensuing four years the option price will be adjusted for changes in the Consumer Price Index. At December 31, 1996, the option price was $25,825,000. Total rentals under the lease, which were eliminated in consolidation, were $2,806,000 in 1996, $2,526,000 in 1995 and $1,869,000 in 1994.

          ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP AND SUBSIDIARY
                           DECEMBER 31, 1996 AND 1995

NOTE 9. SUBSEQUENT EVENT

     On July 10, 1997 (the 'Extension Date'), AMMLP and Ivy Street entered into a letter agreement (the 'Letter Agreement') which effectively extends the maturity of the Mortgage Debt until February 2, 1998 (the 'New Maturity Date'). On the Extension Date, AMMLP and Ivy Street were required to pay $17,590,000 representing the Deferred Interest on the Mortgage Debt in addition to the scheduled interest payment due of $10,119,000. As a result, the Mortgage Debt balance outstanding was reduced to $199,000,000. The payment of the Deferred Interest was funded from $7,200,000 of Ivy Street cash reserves and $10,390,000 drawn pursuant to a Host Marriott interest guarantee (the 'Interest Guarantee'). Host Marriott had agreed to advance up to $50,000,000 to cover interest and principal shortfalls. Should cash flow from operations be insufficient to fund fully interest due, $20,000,000 was available under the Interest Guarantee through loan maturity. The remaining $30,000,000 was available under the Principal Guarantee. Prior to the payment of Deferred Interest in the amount of $10,390,000 on July 10, 1997, there were no amounts outstanding under either the Principal Guarantee or the Interest Guarantee. In conjunction with the extension, Host Marriott reaffirmed its obligations pursuant to these guarantees through the New Maturity Date. The Principal Guarantee is available in case of a sale, refinancing or acceleration of the principal amount of the underlying Notes resulting from an Event of Default. To the extent the Interest Guarantee is not used, it becomes available as a Principal Guarantee. The General Partner estimates that a sale of the Hotel would generate sufficient proceeds to repay the maturing Mortgage Debt, outstanding guarantees to Host Marriott and cover transaction costs; therefore, no payments would be required under the guarantees.

     During the term of the Letter Agreement, the Mortgage Debt continues to be nonrecourse, and will accrue interest at 12.3% based upon the actual number days with interest payments due on January 10 and February 2, 1998. Additionally, all funds remitted by the Manager during the term of the extension will be held for the benefit of the lender. In conjunction with the Letter Agreement, Ivy Street paid an extension fee of $500,000 as well as approximately $410,000 representing costs and expenses related to the transaction. It is expected that cash flow from operations will provide adequate funds to meet the scheduled interest payments. The General Partner is continuing its efforts to refinance the Mortgage Debt upon or prior to the New Maturity Date and expects to enter into a commitment with a prospective lender during the upcoming weeks.

                                                                    SCHEDULE III
                  ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                               DECEMBER 31, 1996
                       GROSS AMOUNT AT DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                              INITIAL COSTS
                                         -----------------------    SUBSEQUENT
                                                    BUILDINGS &       COSTS                  BUILDINGS &                ACCUMULATED
                         ENCUMBRANCES      LAND     IMPROVEMENTS    CAPITALIZED     LAND     IMPROVEMENTS     TOTAL    DEPRECIATION
                         ------------    --------   ------------    ----------    --------   ------------   ---------  ------------
Atlanta Marriott
  Marquis Atlanta,
  GA..................     $215,574       $12,565     $177,852        $4,797       $12,617     $182,597      $195,214    $39,982
                           ========       =======     ========        ======       =======     ========      ========    =======

                           DATE OF
                        COMPLETION OF      DATE      DEPRECIATION
                        CONSTRUCTION     ACQUIRED        LIFE
                        -------------    --------    ------------
Atlanta Marriott
  Marquis Atlanta,
  GA..................       1985          1985        50 years

NOTES:

                                                                            1994        1995        1996
                                                                          ---------   ---------   ---------
                                                                                   (IN THOUSANDS)
(a) Reconciliation of Real Estate:
   Balance at beginning of year........................................    $193,765    $194,117    $194,423
      Capital expenditures.............................................         352         306         815
      Dispositions.....................................................          --          --        (24)
                                                                           --------    --------    --------
   Balance at end of year..............................................    $194,117    $194,423    $195,214
                                                                           ========    ========    ========

(b) Reconciliation of Accumulated Depreciation:
   Balance at beginning of year........................................     $28,833     $32,518     $36,258
      Depreciation and amortization....................................       3,685       3,740       3,748
      Dispositions and other...........................................          --          --        (24)
                                                                            -------     -------     -------
   Balance at end of year..............................................     $32,518     $36,258     $39,982
                                                                            =======     =======     =======

(c) The aggregate cost of land, buildings and improvements for Federal income tax purposes was approximately $229,369 at December 31, 1996.

(d) The Hotel is pledged as collateral for AMMLP's mortgage debt of $215.6 million as of December 31, 1996.

                  ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)

                                                     TWELVE WEEKS ENDED                    THIRTY-SIX WEEKS ENDED
                                            ------------------------------------    ------------------------------------
                                             SEPTEMBER 12,        SEPTEMBER 6,       SEPTEMBER 12,        SEPTEMBER 6,
                                                  1997                1996                1997                1996
                                            ----------------    ----------------    ----------------    ----------------
                                                                            (UNAUDITED)
Revenues.................................       $  6,613             $8,985             $ 26,786           $ 26,972
                                                --------             ------             --------           --------
Operating costs and expenses
  Interest...............................          5,976              5,220               16,838             15,629
  Depreciation...........................          1,169              1,606                3,518              4,819
  Base management fee....................            536                618                1,847              1,854
  Property taxes and other...............            653              1,087                1,981              2,438
  Incentive management fee...............           (551)               280                1,447              1,307
                                                --------             ------             --------           --------
                                                   7,783              8,811               25,631             26,047
                                                --------             ------             --------           --------
Net income (loss)........................       $ (1,170)            $  174             $  1,155           $    925
                                                ========             ======             ========           ========
Allocation of net income (loss)
  General Partner........................       $    (12)            $    2             $     12           $      9
  Limited Partners.......................         (1,158)               172                1,143                916
                                                --------             ------             --------           --------
                                                $ (1,170)            $  174             $  1,155           $    925
                                                ========             ======             ========           ========
Net income (loss) per limited partner
  unit (530 Units).......................       $ (2,185)            $  325             $  2,157           $  1,728
       ====                                     ========             ======             ========           ========

            See Notes to Condensed Consolidated Financial Statements.

                  ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)



                                                                                       SEPTEMBER 12,    DECEMBER 31,
                                                                                           1997             1996
                                                                                       -------------    ------------
                                                                                        (UNAUDITED)
                                       ASSETS
  Property and equipment, net.......................................................     $ 162,654       $  162,111
  Amounts held by Marriott International, Inc.......................................         3,207            3,490
  Working capital and supplies held by Marriott International, Inc..................         2,900            2,900
  Other assets......................................................................         6,100            7,406
  Cash and cash equivalents.........................................................         6,709            5,601
                                                                                         ---------       ----------
                                                                                         $ 181,570       $  181,508
                                                                                         =========       ==========

                         LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES
  Mortgage note payable.............................................................     $ 199,019       $  215,574
  Due to Host Marriott Corporation under Original Debt Service Guarantee and
     Commitment.....................................................................        30,524           20,134
  Due to Marriott International, Inc................................................         4,478            3,030
  Accounts payable and accrued expenses.............................................         3,933              309
                                                                                         ---------       ----------
       Total Liabilities............................................................       237,954          239,047
                                                                                         ---------       ----------

PARTNERS' DEFICIT
  General Partner...................................................................          (503)            (514)
  Limited Partners..................................................................       (55,881)         (57,025)
                                                                                         ---------       ----------
       Total Partners' Deficit......................................................       (56,384)         (57,539)
                                                                                         ---------       ----------
                                                                                         $ 181,570       $  181,508
                                                                                         =========       ==========

           See Notes to Condensed Consolidated Financial Statements.

                  ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                           THIRTY-SIX WEEKS ENDED
                                                                                        -----------------------------
                                                                                        SEPTEMBER 12,    SEPTEMBER 6,
                                                                                            1997             1996
                                                                                        -------------    ------------
OPERATING ACTIVITIES
  Net income.........................................................................      $ 1,155         $    925
  Noncash items......................................................................        4,985            6,479
  Changes in operating accounts......................................................        5,355             (491)
                                                                                           -------         --------
     Cash provided by operating activities...........................................       11,495            6,913
                                                                                           -------         --------

INVESTING ACTIVITIES
  Additions to property and equipment, net...........................................       (4,064)          (3,306)
  Change in property improvement fund................................................          877              187
                                                                                           -------         --------
     Cash used in investing activities...............................................       (3,187)          (3,119)
                                                                                           -------         --------

FINANCING ACTIVITIES
Advances under Debt Service Guarantee and Commitment.................................       10,390               --
  Payment of Deferred Interest on Mortgage Note Payable..............................      (17,590)              --
  Cash distributions.................................................................           --             (819)
                                                                                           -------         --------
       Cash used in financing activities.............................................       (7,200)            (819)
                                                                                           -------         --------
INCREASE IN CASH AND CASH EQUIVALENTS................................................        1,108            2,975
CASH AND CASH EQUIVALENTS at beginning of period.....................................        5,601            1,010
                                                                                           -------         --------
CASH AND CASH EQUIVALENTS at end of period...........................................      $ 6,709         $  3,985
                                                                                           =======         ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage interest....................................................      $28,470         $ 10,881
                                                                                           =======         ========

           See Notes to Condensed Consolidated Financial Statements.

                  ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. The accompanying condensed consolidated financial statements have been prepared by the Atlanta Marriott Marquis Limited Partnership ('AMMLP') without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principles have been condensed or omitted from the accompanying statements. AMMLP believes the disclosures made are adequate to make the information presented not misleading. However, the condensed consolidated financial statements should be read in conjunction with AMMLP's consolidated financial statements and notes thereto included in AMMLP's Form 10-K filed on November 10, 1997 for the fiscal year ended December 31, 1996.

   In the opinion of AMMLP, the accompanying condensed consolidated unaudited financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of as of September 12, 1997 and the results of operations and cash flows for the twelve and thirty-six weeks ended September 12, 1997 and September 6, 1996. Interim results are not necessarily indicative of fiscal year performance because of seasonal and short-term variations.

2. AMMLP owns an 80% general partnership interest in Ivy Street Hotel Limited Partnership ('Ivy') which owns and operates the Atlanta Marriott Marquis Hotel (the 'Hotel'). The financial statements and all significant intercompany transactions and balances have been eliminated. In 1990, AMMLP determined that the probability of collecting the receivable from the minority partner in Ivy was remote. Thus, AMMLP wrote off this receivable and is now recording 100% of the income/(loss) of Ivy until such excess income allocated to AMMLP equals the excess losses previously recorded by AMMLP.

3. For financial reporting purposes, the net income/(loss) of AMMLP is allocated 99% to the limited partners and 1% to Marriott Marquis Corporation (the 'General Partner'), a wholly-owned subsidiary of Host Marriott Corporation. Significant differences exist between the net income/(loss) for financial reporting purposes and the net income/(loss) reported for Federal income tax purposes. These differences are due primarily to the use, for income tax purposes, of accelerated depreciation methods, shorter depreciable lives for the assets, differences in the timing of the recognition of incentive management fee expense and the treatment of the minority interest receivable.

4. Hotel revenues represent house profit of the Hotel since Ivy has delegated substantially all of the operating decisions related to the generation of house profit of the Hotel to Marriott International, Inc. (the 'Manager'). House profit reflects hotel operating results which flow to Ivy as property owner and represents gross hotel sales less property-level expenses, excluding depreciation and amortization, base and incentive management fees, property taxes and certain other costs, which are disclosed separately in the condensed consolidated statement of operations.

                  ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                  (UNAUDITED)

AMMLP revenues generated by the Hotel for 1997 and 1996 consist of (in thousands):

                                                               TWELVE WEEKS ENDED             THIRTY-SIX WEEKS ENDED
                                                          -----------------------------    -----------------------------
                                                          SEPTEMBER 12,    SEPTEMBER 6,    SEPTEMBER 12,    SEPTEMBER 6,
                                                              1997             1996            1997             1996
                                                          -------------    ------------    -------------    ------------
HOTEL SALES
  Rooms................................................      $11,138         $ 12,696         $38,848         $ 39,051
  Food and beverage....................................        5,016            5,971          18,270           18,209
  Other................................................        1,194            1,937           3,994            4,548
                                                             -------         --------         -------         --------
                                                              17,348           20,604          61,112           61,808
                                                             -------         --------         -------         --------
HOTEL EXPENSES
  Departmental direct costs
     Rooms.............................................        2,515            2,449           8,267            7,916
     Food and beverage.................................        3,954            4,435          12,324           12,694
     Other.............................................        4,266            4,735          13,735           14,226
                                                             -------         --------         -------         --------
                                                              10,735           11,619          34,326           34,836
                                                             -------         --------         -------         --------
REVENUES...............................................      $ 6,613         $  8,985         $26,786         $ 26,972
                                                             =======         ========         =======         ========

5. Pursuant to the terms of the Management Agreement, the Manager is obligated to transfer, not less than once each accounting period, all funds derived from the operation of the Hotel after all Hotel operating expenses. Such amounts from the Manager are owned by Ivy.

6. Certain reclassifications were made to the prior year financial statements to conform to the 1997 presentation.

                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP

                               TABLE OF CONTENTS

ARTICLE ONE--DEFINED TERMS.................................................................................     1
ARTICLE TWO--FORMATION, NAME, PLACE OF BUSINESS, PURPOSE AND TERM..........................................     7
  Continuation.............................................................................................     7
  Name and Offices.........................................................................................     7
  Purpose..................................................................................................     7
  Term.....................................................................................................     7
  Agent for Service of Process.............................................................................     7
ARTICLE THREE--PARTNERS AND CAPITAL........................................................................     7
  General Partner..........................................................................................     7
  Limited Partners.........................................................................................     7
  Capital Contributions by General Partner.................................................................     7
  Capital Contributions by Class A and Class B Limited Partners; Adjustment of Capital Accounts............     8
  Partnership Capital......................................................................................     8
  Liability of the Limited Partners........................................................................     8
  Voluntary Additional Financing...........................................................................     8
ARTICLE FOUR--ALLOCATIONS OF PROFITS AND LOSSES AND DISTRIBUTIONS..........................................     9
  Allocation of Profit and Loss............................................................................     9
  Distributions............................................................................................    12
  Allocation Among Class A Limited Partners................................................................    13
  Section 754 Adjustments..................................................................................    13
  Distribution Upon Liquidation............................................................................    13
  Restoration of Capital Accounts..........................................................................    14
ARTICLE FIVE--RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER.............................................    14
  Authority of the General Partner to Manage the Partnership...............................................    14
  Restrictions on Authority of the General Partner.........................................................    16
  Duties and Obligations of the General Partner............................................................    17
  Compensation of General Partner..........................................................................    18
  Other Business of Partners...............................................................................    18
  Limitation on Liability of General Partner; Indemnification..............................................    18
  Designation of Tax Matters Partner and Designated Person for Purposes of Investor List...................    19
ARTICLE SIX--WITHDRAWAL OR REMOVAL OF GENERAL PARTNER......................................................    20
  Limitation on Voluntary Withdrawal.......................................................................    20
  Bankruptcy or Dissolution of the General Partner.........................................................    20
  Liability of Withdrawn General Partner...................................................................    20
  Removal of General Partner...............................................................................    20
  Substitute General Partner...............................................................................    20
ARTICLE SEVEN--ASSIGNABILITY OF UNITS......................................................................    20
  Restrictions on Assignments..............................................................................    20
  Assignees and Substituted Limited Partners...............................................................    21
ARTICLE EIGHT--DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP..............................................    22
  Events Causing Dissolution...............................................................................    22
  Liquidation..............................................................................................    22
ARTICLE NINE--BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS........................................    23
  Books and Records........................................................................................    23
  Accounting and Fiscal Year...............................................................................    23
  Bank Accounts and Investments............................................................................    23
  Reports..................................................................................................    23
  Tax Depreciation and Elections...........................................................................    24
  Interim Closing of the Books.............................................................................    24
ARTICLE TEN--MEETINGS AND VOTING RIGHTS OF LIMITED PARTNERS................................................    24
  Meetings.................................................................................................    24
  Special Voting Rights of Class A Limited Partners........................................................    25

ARTICLE ELEVEN--MISCELLANEOUS PROVISIONS...................................................................    25
  Appointment of General Partner as Attorney-in-Fact.......................................................    25
  Amendments...............................................................................................    26
  Binding Provisions.......................................................................................    26
  Applicable Law...........................................................................................    26
  Counterparts.............................................................................................    27
  Separability of Provisions...............................................................................    27
  Article and Section Titles...............................................................................    27

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                ATLANTA MARRIOTT MARQUIS II LIMITED PARTNERSHIP

     This Amended and Restated Agreement of Limited Partnership dated as of
             , 199 , is made and entered into by and among Marriott Marquis Corporation, a Delaware corporation, as general partner (the 'General Partner') and Class B Limited Partner and those persons who were Class A Limited Partners of the Original Partnership (defined below) as of the date of the Merger (defined below).

     WHEREAS, Atlanta Marriott Marquis Limited Partnership (the 'Original Partnership') was formed pursuant to a Certificate and Agreement of Limited Partnership filed with the Secretary of State of Delaware on April 29, 1985. A Restated Certificate and Agreement of Limited Partnership was filed with the Secretary of State of Delaware on May 28, 1985;

     WHEREAS, on October 10, 1985, the General Partner, Christopher G. Townsend, as initial limited partner, and the Class A Limited Partners who purchased units of limited partnership interest (the 'Units') in the Original Partnership in the private placement effected pursuant to a private placement memorandum dated May 10, 1985, (the 'Private Placement Memorandum') entered into the Original Partnership Agreement (defined below);

     WHEREAS, the Partnership (defined below) was formed pursuant to a Certificate of Limited Partnership filed with the Secretary of State of Delaware on July 9, 1997, and the General Partner and Christopher G. Townsend, as initial limited partner (the 'Withdrawing Partner'), entered into a Limited Partnership Agreement for the Partnership dated as of July 9, 1997 (the 'Original AMMLP-II Agreement');

     WHEREAS, a statutory merger (the 'Merger') of the Original Partnership with and into the Partnership was approved by the requisite vote of Partners pursuant to Section 17-211 of the Act (defined below);

     WHEREAS, the General Partner has agreed to make certain capital contributions to the Partnership in consideration of the receipt of the Class B Limited Partner Interest, as more fully described herein;

     WHEREAS, the parties to this Agreement wish to set forth the terms and conditions upon which the Partnership shall conduct its operations;

     NOW, THEREFORE, in consideration of the mutual agreements made herein, the parties hereby agree to continue the Partnership as follows:

                                  ARTICLE ONE
                                 DEFINED TERMS

     1.01 The defined terms used in this Agreement shall, unless the context otherwise requires, have the respective meanings specified in this Section 1.01.

     'Accounting Period' means the four-week accounting period having the same beginning and ending dates as the four-week accounting periods of the General Partner, except that an Accounting Period may occasionally contain an additional number of days when necessary to conform the Partnership's and the General Partner's accounting system to the calendar.

     'Act' means the Delaware Revised Uniform Limited Partnership Act, as the same may be amended from time to time.

     'Adjusted Basis' means the basis for determining gain or loss for Federal income tax purposes from the sale or other disposition of property, as defined in Section 1011 of the Code.

     'Adjusted Capital Account Deficit' means with respect to any Partner, the deficit balance, if any, in the Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (i) credit to such Capital Account any amounts that the Partner is obligated to restore pursuant to any provision of this Agreement or pursuant to Section 1.704-1(b)(ii)(c) of the Treasury Regulations, or is deemed obligated to restore pursuant to the penultimate sentences of sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Treasury Regulations; and

          (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6) of the Treasury Regulations.

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

     'Affiliate' or 'Affiliated Person' means, when used with reference to a specified Person, (i) any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (ii) any Person that is an officer of, partner in or trustee of, or serves in a similar capacity with respect to, the specified Person or of which the specified Person is an officer, partner or trustee, or with respect to which the specified Person serves in a similar capacity, (iii) any Person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified Person or of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities, and (iv) any relative or spouse of the specified Person who makes his or her home with that of the specified Person. Affiliate or Affiliated Person of the Partnership or the General Partner does not include a Person who is a Partner of, or in a partnership or joint venture with the Partnership or any other Affiliated Person if such Person is not otherwise an Affiliate or Affiliated Person of the Partnership or the General Partner. Notwithstanding the foregoing, no corporation whose common stock is listed on a national securities exchange or authorized for inclusion on the NASDAQ national market, or any subsidiary thereof, shall be an 'affiliate' of the General Partner or any Affiliate thereof unless a Person (or Persons if such Persons would be treated as part of the same group for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934) directly or indirectly owns twenty percent (20%) or more of the outstanding common stock of the General Partner and such other corporation.

     'Agreement' means this Amended and Restated Agreement of Limited Partnership, as originally executed and as hereafter amended or modified from time to time.

     'Capital Account' means, with respect to a Partner, such Partner's total Capital Contribution, increased or decreased as provided for in this Agreement. As a result of the Merger, the Capital Account in the Partnership of each Partner who was a partner in the Original Partnership shall be the same immediately prior to the restatement described in Section 3.04(C) as it was in the Original Partnership at the time of the Merger. The Capital Account of the Withdrawing Partner shall be zero ($0).

     'Capital Contribution' means, with respect to any Partner, the total amount of money contributed to the Partnership or the Original Partnership by such Partner.

     'Capital Proceeds' means Sale Proceeds and/or Refinancing Proceeds.

     'Cash Available for Distribution' means, with respect to any fiscal period, the revenues of the Partnership from all sources during such fiscal period less
(i) all cash expenditures of the Partnership during such fiscal period, including, without limitation, debt service, and any partnership administrative expenses, and (ii) such reserves as may be determined by the General Partner, in its sole discretion, to be necessary to provide for the foreseeable needs of the Partnership, but shall not include Capital Contributions or Capital Proceeds.

     'Class A Limited Partner' means any Person admitted to the Partnership pursuant to the Merger who or which was a Class A Limited Partner of the Original Partnership, or any Person who, at the time of reference thereto, is a Class A Limited Partner.

     'Class B Limited Partner' means Marriott Marquis Corporation, or any Person who, at the time of reference thereto, is a Class B Limited Partner.

     'Class A Preferred Return' means the second priority return of 5% per annum to be paid to the Class A Limited Partners in respect of their Invested Capital, which Class A Preferred Return, to the extent not paid in any Fiscal Year, shall be paid out of Capital Proceeds in accordance with Section 4.02(B)(4). The Class A Preferred Return shall rank pari passu with the General Partner Preferred Return.

     'Class B Preferred Return' means the first priority return of 13.5% per annum to be paid to the Class B Limited Partner in respect of its Invested Capital, which Class B Preferred Return, to the extent not paid in any Fiscal Year, shall accrue and compound at the annual rate of 13.5%.

     'Code' means the Internal Revenue Code of 1986, as amended (or any corresponding provision or provisions of succeeding law).

     'Consent' means either (a) the consent given by vote at a meeting called and held in accordance with the provisions of Section 10.01, or (b) a prior written consent required or permitted to be given pursuant to this Agreement or the act granting such consent, as the context may require.

     'Depreciation' means for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

     'Extraordinary Profits' means any net taxable gain, as reflected on the Partnership's federal income tax return, attributable to a transaction which generates Capital Proceeds.

     'Fiscal Quarter' means, for the respective fiscal periods in any year, (i) the period beginning on January 1, and having the same ending date as the General Partner's 12 week fiscal first quarter, (ii) the same period of time as the General Partner's second fiscal quarter, (iii) the same period of time as the General Partner's third fiscal quarter, and (iv) the period from the end of the General Partner's third fiscal quarter through December 31 in such Fiscal Year.

     'Fiscal Year' means the fiscal year of the Partnership as established in
Section 9.02.

     'General Partner' means Marriott Marquis Corporation, a Delaware corporation and a wholly owned (direct or indirect) subsidiary of Host, and its successors or permitted assigns.

     'General Partner Preferred Return' means the second priority return of 5% per annum to be paid to the General Partner in respect of its Invested Capital, which General Partner Preferred Return, to the extent not paid in any Fiscal Year, shall be paid out of Capital Proceeds in accordance with Section 4.02(B)(4). The General Partner Preferred Return shall rank pari passu with the Class A Preferred Return.

     'Gross Asset Value' means, with respect to any asset, the asset's Adjusted Basis, except as follows:

          (i) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as reasonably determined by the General Partner.

          (ii) the Gross Asset Values of all Partnership's assets shall be adjusted to equal their respective gross fair market values immediately prior to the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an Interest in the Partnership; and (c) the liquidation of the Partnership or a Partner's Interest in the Partnership. The determination of fair market values will be made by the General Partner in its reasonable discretion. No adjustment shall be made if the General Partner determines that an adjustment is not required in order to reflect the relative economic interests of the Partners. If the Gross Asset Value of an asset has been determined or adjusted pursuant to Clause (i) or (ii) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses. The Gross Asset Value of an asset distributed by the Partnership to a Partner shall equal the fair market value of such asset at the time of such distribution.

     'Host' means Host Marriott Corporation, a Delaware corporation.

     'Hotel' means the Atlanta Marriott Marquis Hotel in Atlanta, Georgia, including, without limitation, the Land which the Partnership is contributing to the Hotel Partnership in accordance with the Hotel Partnership Agreement.

     'Hotel Partnership' means the Ivy Street Hotel Limited Partnership, a Georgia limited partnership.

     'Hotel Partnership Agreement' means the Third Restated Agreement of Limited Partnership of Ivy Street Hotel Limited Partnership, as the same may be amended from time to time.

     'Hotel Partnership Debt' means any indebtedness for borrowed money incurred by the Hotel Partnership.

     'Interest' means the entire interest of a Partner in the Partnership at any particular time, including the right of such Partner to any and all benefits to which a Partner may be entitled as provided in this Agreement, together with the obligations of such Partner to comply with all the terms and provisions of this Agreement. For purposes of voting, a Partner's Interest in the Partnership shall be such Partner's Percentage Interest.

     'Invested Capital' means the excess, if any, of paid in Capital Contributions of a Partner (whether the same have been made to the Partnership or to the Original Partnership and attributed to the Partnership by reason of the Merger) over any distributions to such Partner of Capital Proceeds pursuant to Section 4.02(B)(3) in the case of the Class B Limited Partner and Section 4.02(B)(5) in the case of the General Partner and the Class A Limited Partners.

     'Investor List' means that list, required by Section 6112 of the Code, identifying Persons to whom Interests in the Original Partnership were sold, such Persons' addresses and taxpayer identification numbers, the dates on which the Interests were acquired and the name and tax shelter registration number of the Partnership, and such other information as may be required by Treasury Regulations to be included therein.

     'IRS' means the Internal Revenue Service.

     'Land' means all of the land on which the Atlanta Marriott Marquis Hotel is located, principally that tract or parcel of land being Land Lot 51 of the 14th District of Fulton County, Georgia, as legally described in Exhibit 1 attached hereto.

     'Limited Partner' means any limited partner of the Partnership (whether the Class A Limited Partners, the Class B Limited Partner or a Substituted Limited Partner).

     'Majority in Interest' means, with respect to any specified class of Limited Partner, more than fifty percent (50%) of the Percentage Interest within such class; provided, if no class of Limited Partner is specified, the term shall mean more than fifty percent (50%) of the Percentage Interest of all of the Limited Partners in the Partnership.

     'Manager' means any Person who may from time to time act as manager of the Hotel; as of the date of this Agreement, the Manager is Marriott International, Inc., a Delaware corporation.

     'Management Agreement' means the management agreement entered into between the Hotel Partnership and the Manager as such agreement may be modified or amended in accordance with its terms.

     'Merger' means the partnership merger transaction pursuant to which the Original Partnership merged with and into the Partnership such that the Partnership is the resulting entity for Delaware state law purposes, but the Original Partnership is the continuing entity for purposes of Federal income tax law.

     'Mortgage Debt' means any loan provided to the Hotel Partnership which is secured by the Hotel and the Land as collateral.

     'Nomura Refinancing' means the refinancing of the first mortgage secured as of the date of this Agreement by the Hotel, in the aggregate principal amount of One Hundred Ninety-Nine Million Dollars ($199,000,000), which the Hotel Partnership intends to refinance.

     'Nonrecourse Deductions' has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and (c). The amount of Nonrecourse Deductions for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Partnership Minimum Gain during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year of proceeds of a Nonrecourse Liability that are allocable to an increase in Partnership Minimum Gain, determined according to the provisions of Treasury Regulations Section 1.704-2(c).

     'Nonrecourse Liability' has the meaning set forth in Treasury Regulations
Section 1.752-1(a)(2).

     'Notification' means a written notice, containing the information required by this Agreement to be communicated to any Person, sent by registered, certified or regular mail to such Person at the last known address of such Person; provided, however, that any communication containing such information sent to such Person and actually received by such Person shall constitute Notification for all purposes of this Agreement.

     'Original AMMLP-II Agreement' means the Limited Partnership Agreement of the Partnership entered into by the General Partner and the Withdrawing Partner as of July 9, 1997.

     'Original Partnership' means Atlanta Marriott Marquis Limited Partnership, the predecessor to the partnership merged with and into the Partnership in the Merger.

     'Original Partnership Agreement' means the Amended and Restated Agreement of Limited Partnership of the Original Partnership dated as of May 28, 1995.

     'Partner Minimum Gain' means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i).

     'Partner Nonrecourse Debt' has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

     'Partner Nonrecourse Deductions' has the meaning set forth in Treasury Regulations Section 1.704-2(i). The amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Fiscal Year equals the excess, if any, of the net increase, if any, in the amount of Partner Minimum Gain attributable to such Partner Nonrecourse Debt during that Fiscal Year over the aggregate amount of any distributions during that Fiscal Year to the Partner that bears the economic risk of loss for such Partner Nonrecourse Debt to the extent such distributions are from the proceeds of such Partner Nonrecourse Debt and are allocable to an increase in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations
Section 1.704-2(i)(2).

     'Partners' means, collectively, the Limited Partners as constituted from time to time and the General Partner.

     'Partnership' means Atlanta Marriott Marquis II Limited Partnership, the limited partnership formed under the Act and continued pursuant to this Agreement by the parties hereto, as said Partnership may from time to time be constituted.

     'Partnerships' means, collectively, the Partnership, the Hotel Partnership and any entity established to own the Property for financing purposes.

     'Partnership Debt' means any indebtedness for borrowed money incurred by the Partnership.

     'Partnership Merger Agreement' means that certain merger agreement having an effective date of even date herewith between the Original Partnership and the Partnership, pursuant to which the Merger has occurred, and pursuant to which the partners of the Original Partnership as of the date hereof have become Partners of the Partnership.

     'Partnership Minimum Gain' has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(2) and (d).

     'Percentage Interest' means, as to any Partner, subject to the matters discussed in Section 4.02(C) hereof, such Partner's Interest in the Partnership expressed as a percentage of all of the Interests owned by Partners within a particular class of Interests or the entirety of the Partnership, as the case may be. The Percentage Interest of the General Partner shall be determined by dividing the Capital Contributions made by the General Partner pursuant to the Original Partnership Agreement by the aggregate Capital Contributions made to the Partnership and the Original Partnership. The Percentage Interest of any Class A Limited Partner shall be determined by (i) dividing the Capital Contributions made by the Class A Limited Partners in the aggregate pursuant to the Original Partnership Agreement by the aggregate Capital Contributions made to the Partnership and the Original Partnership, (ii) establishing a percentage per Unit (based on the $100,000 per Unit paid) and multiplying that percentage by the number of Units owned by such Class A Limited Partner. The Percentage Interest of the Class B Limited Partner shall be determined by dividing the Capital Contributions made by the Class B Limited Partner pursuant to Section 3.04(B) by the aggregate Capital Contributions made to the Partnership and the Original Partnership.

     'Person' means any individual, partnership, limited liability company, corporation, trust or other legal entity.

     'Profits and Losses' means for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (A) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          (B) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

          (C) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to (B) or (C) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (D) Gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (E) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation; and

          (F) Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 4.01(D) hereof shall not be taken into account in computing Profits or Losses.

     'Project' means the Land and the Hotel, taken together.

     'Refinancing' means any refinancing or borrowing (including sale and leasebacks on which no taxable gain is recognized for Federal income tax purposes) by either of the Partnerships, the proceeds of which are applied to the repayment of previously incurred debt of either of the Partnerships, or borrowed for distributions to the partners of either of the Partnerships. The term 'Refinancing' shall include the Nomura Refinancing.

     'Refinancing Proceeds' means the net proceeds from any Refinancing.

     'Sale Proceeds' means (a) any proceeds received by the Partnership from (i) the sale or other disposition of all or a portion of the entire general partnership interest of the Partnership in the Hotel Partnership or (ii) the liquidation of the Partnership's property in connection with a dissolution of the Partnership (in excess of the outstanding indebtedness and other liabilities of the Partnership) and (b) any proceeds (i) received by the Hotel Partnership from (A) the exchange, condemnation, eminent domain taking, casualty, sale or other disposition of the Hotel or all or substantially all of the Hotel Partnership's assets or (B) the liquidation of the Hotel Partnership's property following a dissolution of the Hotel Partnership and (ii) distributed to the Partnership.

     'Substituted Limited Partner' means any person admitted to the Partnership as a Class A Limited Partner or Class B Limited Partner pursuant to the provisions of Section 7.02.

     'Substituted Class A Limited Partner' means any Person admitted to the Partnership as a Class A Limited Partner pursuant to the provisions of Section 7.02.

     'Substituted Class B Limited Partner' means any Person admitted to the Partnership as a Class B Limited Partner pursuant to Section 7.02.

     'Tax Matters Partner' means the General Partner.

     'Treasury Regulations' means the income tax regulations promulgated by the Department of the Treasury.

     'Unit' means the Interest of a Class A Limited Partner represented by a Capital Contribution of $100,000.

     'Withdrawing Partner' means Christopher G. Townsend, who was the sole Limited Partner of the Partnership prior to the Merger.

                                  ARTICLE TWO
              FORMATION, NAME, PLACE OF BUSINESS, PURPOSE AND TERM

     2.01 Continuation. The parties do hereby continue the Partnership pursuant to the provisions of the Act.

     2.02 Name and Offices. The name of the Partnership shall be Atlanta Marriott Marquis II Limited Partnership. The principal offices of the Partnership shall be located at 10400 Fernwood Road, Bethesda, Maryland 20817 or at such other place or places as the General Partner may from time to time determine. The registered office of the Partnership in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the registered agent in charge thereof shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

     2.03  Purpose.  The purpose of the Partnership is, without limitation, to
(i) acquire and own a general partnership interest in the Hotel Partnership, and
(ii) to engage in any other activities related or incidental thereto as more fully set forth in Section 5.01 hereof.

     2.04 Term. The term of the Partnership shall continue in full force and effect from the date of the filing of the original Certificate of Limited Partnership until December 31, 2085, or until dissolution prior thereto pursuant to the provisions of Article Eight.

     2.05 Agent for Service of Process. The agent for service of process of the Partnership shall be Corporation Service Company, 1013 Centre Road, Wilmington, Delaware 19805.

                                 ARTICLE THREE
                              PARTNERS AND CAPITAL

     3.01 General Partner. The General Partner of the Partnership shall be Marriott Marquis Corporation, a Delaware corporation and wholly owned subsidiary of Host, having its principal executive offices at 10400 Fernwood Road, Bethesda, Maryland 20817.

     3.02  Limited Partners.

     (A) The names and addresses of the Class A Limited Partners, the amount of their agreed upon Capital Contributions and the number of Units held by them are set forth in Schedule I of this Agreement.

     (B) The Class B Limited Partner is Marriott Marquis Corporation, a Delaware corporation.

     (C) Simultaneously with the execution hereof, the Withdrawing Partner shall withdraw from the Partnership.

     3.03  Capital Contributions by General Partner.

     The General Partner has made Capital Contributions to the Original Partnership and, therefore, to the Partnership, in the amount of Five Hundred Thirty-Six Thousand Dollars ($536,000).

     3.04 Capital Contributions by Class A and Class B Limited Partners; Adjustment of Capital Accounts.

     (A) For all purposes of this Agreement, the aggregate Capital Contribution of each Class A Limited Partner to the Original Partnership as credited to their respective Capital Accounts is acknowledged to be One Hundred Thousand Dollars ($100,000) per Unit. As a result of the Merger, the Capital Contribution of each Class A Limited Partner to the Partnership shall similarly be equal to One Hundred Thousand Dollars ($100,000) per Unit. Each such Class A Limited Partner shall be credited with a Capital Account equal to such Class A Limited Partner's capital account in the Original Partnership immediately prior to the Merger.

     (B) The Class B Limited Partner, in its capacity as Class B Limited Partner, made no Capital Contribution to the Original Partnership. The Class B Limited Partner will make Capital Contributions sufficient to enable the Partnership to provide the Hotel Partnership with funds necessary to (i) undertake repair of the facade of the Hotel; (ii) undertake refurbishment of the rooms in the Hotel; (iii) provide working capital reserves for the Hotel; (iv) upon consummation of the Nomura Refinancing, provide funds necessary to satisfy any shortfall in repayment of the Mortgage Debt existing as of the date of such Nomura Refinancing; (v) satisfy any shortfall in the payments made to Limited Partners on account of the lease of the Land by the Original Partnership to the Hotel Partnership; (vi) provide for any reserves deemed necessary or reasonably necessary in connection with the Nomura Refinancing; and (vii) pay all transaction costs associated with the formation of the Partnership, the Partnership Merger, the Nomura Refinancing and any other transactions attendant thereto. The Class B Limited Partner shall make the Capital Contributions described in (i) through (iv) above solely to the extent the Partnership's capital needs exceed available capital of the Partnership and the Hotel Partnership. The maximum Capital Contribution the Class B Limited Partner shall be obligated to make under this Section 3.04(B) shall be Seventy-Five Million Dollars ($75,000,000). The Class B Limited Partner shall make the Capital Contributions under this Section 3.04(B) as and when needed by the Partnership and the Hotel Partnership. Immediately after the Merger, the Class B Limited Partner shall contribute the first Six Million Dollars ($6,000,000) of such aggregate Capital Contribution, which the Partnership shall, in turn, contribute to the Hotel Partnership to commence the facade repair, the renovation of rooms, pay certain transaction costs incurred by the Partnership and the Hotel Partnership, and provide working capital for the Hotel Partnership.

     (C) In connection with the additional Capital Contribution of Six Million Dollars ($6,000,000) referenced in Section 3.04(B), the Capital Accounts of the Partners shall be adjusted as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as set forth in Exhibit 2 hereto.

     3.05 Partnership Capital. The Capital Contribution of each Partner shall be credited to each such Partner's Capital Account. Each Partner's Capital Account shall be credited for (i) the amount of such Partner's Capital Contributions, and (ii) the amount of Profits allocated to such Partner under this Agreement, and such Capital Account shall be debited for (i) the Gross Asset Value of any asset distributed to such Partner, and (ii) the amount of Losses allocated to such Partner under this Agreement. The foregoing is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(iv). Any transferee of a Partner's Interest shall succeed to that transferor's Capital Account.

     3.06 Liability of the Limited Partners. No Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Limited Partners shall not be required to lend any funds to the Partnership or, after their Capital Contributions have been paid, to make any further Capital Contributions to the Partnership or to repay to the Partnership, any Partner or to any creditor of the Partnership any portion or all of any negative balance of a Limited Partner's Capital Account.

     3.07  Voluntary Additional Financing.

     (A) CAPITAL CONTRIBUTIONS. Upon the request of the General Partner, the Class B Limited Partner may (but shall not be required to) make additional Capital Contributions in the amount of any required additional funds. In the event additional Capital Contributions are so made, such Capital Contributions shall be made on the same terms and conditions as the initial Class B Limited Partner Capital Contribution, and such additional Capital Contribution shall be entitled to receive the Class B Preferred Return. The foregoing notwithstanding, the aggregate amount which may be advanced under this Section 3.07(A) without the Consent of a Majority in Interest, shall be Twenty Million Dollars ($20,000,000), and any Capital Contributions made pursuant to this Section 3.07(A) shall not affect the Partners' respective Percentage Interests in the Partnership.

     (B) LOANS. The General Partner may (but shall not be required to) make loans to the Partnership in the amount of any required additional funds. In the event any loans are so made, such loans shall be made on terms and conditions, including interest rate and amortization (if any) which the General Partner reasonably determines are then prevailing in the marketplace for similar loans taking into account the nature and historical performance of the Project.

                                  ARTICLE FOUR
              ALLOCATIONS OF PROFITS AND LOSSES AND DISTRIBUTIONS

     4.01 Allocation of Profit and Loss. The income, profits, gains, losses, deductions and credits of the Partnership shall be determined in accordance with the capital accounting rules and principles established by Code Sections 702 and 704 and the regulations thereunder and, to the extent not inconsistent therewith, in accordance with generally accepted accounting principles, and shall be allocated each Fiscal Year as follows and in the following order of priority:

          (A) After giving effect to the special allocations set forth in
     Section 4.01(D) hereof, Profits (other than Extraordinary Profits) for any Fiscal Year shall be allocated as follows:

             (1) First, in any Fiscal Year in which the Partnership has Cash Available for Distribution pursuant to Section 4.02(A), Profits shall be allocated first among the Partners to the extent of and in proportion to the Cash Available for Distribution that is distributed to them pursuant to Section 4.02(A);

             (2) Second, Profits in excess of those allocated pursuant to
        Section 4.01(A), if any, shall be allocated to the Partners based on their negative Capital Account balances (taking into account for this purpose the Capital Contributions made pursuant to this Agreement but not taking into account the revaluation of Capital Accounts pursuant to
        Section 3.04(C) hereof), pro rata, in accordance with such negative Capital Account balances, until such negative Capital Accounts have been eliminated; and

             (3) The balance of Partnership Profits, if any, shall be allocated to the Partners in proportion to their Percentage Interests.

          (B) After giving effect to the allocations set forth in Section 4.01(A) and the special allocations set forth in Section 4.01(D) hereof, Extraordinary Profits for any Fiscal Year shall be allocated as follows:

             (1) First, to all Partners whose Capital Accounts have a negative balance (taking into account for this purpose the Capital Contributions made pursuant to this Agreement but not taking into account the revaluation of Capital Accounts pursuant to Section 3.04(C) hereof), pro rata, in accordance with such negative Capital Accounts, until such negative Capital Accounts have been eliminated; and

             (2) Thereafter, in the same manner and in accordance with the priority of distribution as Capital Proceeds are to be distributed to the Partners in accordance with Section 4.02(B) hereof.

          (C) After giving effect to the special allocations set forth in
     Section 4.01(D) hereof, Losses for any Fiscal Year shall be allocated as set forth in Section 4.01(C)(1) hereof, subject to the limitation in
     Section 4.01(C)(2) hereof.

             (1) Losses for any Fiscal Year shall be allocated in the following order of priority:

                (a) First, one hundred percent (100%) to the Partners in proportion to and to the extent of their positive Capital Accounts until all Capital Accounts have been reduced to zero; and

                (b) The balance, if any, to the Partners in proportion to their Percentage Interests.

             (2) The Losses allocated pursuant to Section 4.01(C)(1) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Limited Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4.01(C)(1) hereof but for this Section 4.01(C)(2), the limitation set forth in this
        Section 4.01(C)(2) shall be applied on a Limited Partner by Limited Partner basis so as to allocate the maximum permissible Losses to each Limited Partner under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitations set forth in this Section 4.01(C)(2) shall be allocated to the General Partner.

          (D) SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

             (1) MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of the foregoing Sections 4.01(A), (B) or (C), if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then, to the extent required by Treasury Regulations Section 1.704-2(f), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j). This Section 4.01(D)(1) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

             (2) PARTNER MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of Sections 4.01(A)-(F) hereof except Section 4.01(D)(1), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, then, to the extent required by Treasury Regulations Section 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations
        Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j). This Section 4.01(D)(2) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

             (3) QUALIFIED INCOME OFFSET. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 4.01(D)(3) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in Sections 4.01(A)-(F) hereof have been tentatively made as if this Section 4.01(D)(3) were not in the Agreement.

             (4) GROSS INCOME ALLOCATION. In the event any Limited Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Partner is obligated to restore, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.01(D)(4) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in Sections 4.01(A)-(F) hereof have been tentatively made as if Section 4.01(D)(3) and this Section 4.01(D)(4) were not in the Agreement.

             (5) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partners in proportion to their Percentage Interests.

             (6) PARTNER NONRECOURSE DEDUCTIONS. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

             (7) SECTION 754 ADJUSTMENT. To the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Treasury Regulations Section.

          (E) OTHER ALLOCATION RULES.

          (1) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Treasury Regulations thereunder.

          (2) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits and Losses, as the case may be, for the year.

          (3) The Partners are aware of the income tax consequences of the allocations made by Sections 4.01(A)-(F) hereof and hereby agree to be bound by the provisions of Sections 4.01(A)-(F) hereof in reporting their shares of Partnership income and loss for income tax purposes.

          (4) Solely for purposes of determining a Partner's proportionate share of the 'excess nonrecourse liabilities' of the Partnership within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Partners' interests in Partnership profits shall be equal to their Percentage Interests.

          (F) TAX ALLOCATIONS: CODE SECTION 704(C).

          (1) In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein).

          (2) In the event the Gross Asset Value of any Partnership Asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder.

          (3) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this
     Section 4.01(F) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

          (4) Consistent with this Section 4.01(F), in connection with the restatement of the Partners' Capital Accounts pursuant to Section 3.04(C), the Partners' shares of depreciation, depletion, amortization, and gain or loss, as computed for federal income tax purposes, with respect to the Project, shall be determined so as to take into account the variation between the adjusted tax basis of the Project and the Gross Asset Value of the Project using the principles of Code Section 704(c) as required by Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(4) and 1.704-1(b)(4)(i).

          (G) It is the intent of the Partners that each Partner's distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be allocated in accordance with this Article Four to the fullest extent permitted by and in a manner intended to comply with Section 704(b) of the Code. Such compliance shall include compliance with the provisions of the Treasury Regulations dealing with 'qualified income offsets' and 'minimum gain chargebacks.' Moreover, in conjunction with the 'book-up' set forth in Section 3.04(C) hereof, 'Section 704(c) principles' shall apply to the amount of the 'book-up' of the Partners. Recognizing the complexity of the allocations contained in this Article Four, in order to preserve and protect the allocations provided for in this Article Four, and to attempt to comply with the Treasury Regulations, the General Partner, upon obtaining the advice of counsel to the Partnership, is authorized and directed to allocate income, gain, loss, deduction or credit (or item thereof) arising in any year (the 'New Allocation') differently than otherwise provided for in this Article Four if, and to the extent that, the allocations under this Article Four would not fully conform with Section 704(b) of the Code, but only so long as no Limited Partner is materially affected thereby. Any New Allocation made pursuant to this Section 4.01(G) shall be deemed to be a complete substitute for any allocation otherwise provided for in this Article Four, and no amendment of the Partnership Agreement or approval of any Partner shall be required. The General Partner shall use its best efforts to cause the New Allocation to resemble in all material respects and to the maximum extent possible the allocations contained in the Partnership Agreement as originally adopted; the General Partner, however, makes no warranties in this regard. No New Allocation, and no choice by the General Partner among possible alternative New Allocations, shall give rise to any claim or cause of action by any Partner against any party, including but not limited to, the General Partner, the Partnership's counsel or accountants, or any Person related thereto.

          (H) The Partners intend that the allocation provisions of this Article Four (as applied with respect to allocations of book items) shall produce final Capital Account balances of the Partners that would permit liquidating distributions, if such distributions were made in accordance with final Capital Account balances (instead of being made in the order of priorities set forth in Section 4.02(B)), to be made (after unpaid loans and interest thereon, including those owed to Partners, have been paid) in a manner identical to the order of priorities set forth in Section 4.02(B). To the extent that the allocation provisions of this Article Four would fail to produce such final Capital Account balances, (i) such allocation provisions shall be amended by the Partners if and to the extent necessary to produce such result and (ii) Profits and Losses of the Partnership for prior open years (or items of gross income, loss and deduction of the Partnership for such years, as computed for book purposes) shall be reallocated among the Partners to the extent it is not possible to achieve such result with allocations of items of income (including gross income), loss and deduction (as computed for book purposes) for the current year and succeeding years, as reasonably determined by the General Partner. This
     Section 4.01(H) shall control notwithstanding any reallocation or adjustment of taxable income, taxable loss, or items thereof (as computed for book or tax purposes) by the IRS.

     4.02  Distributions.

     (A) CASH AVAILABLE FOR DISTRIBUTION. The Partnership shall make distributions of Cash Available for Distribution not less frequently than annually and in such amounts as the General Partner shall determine. Cash Available for Distribution shall be distributed as follows:

          (1) First, to the Class B Limited Partner, until the Class B Limited Partner has received an amount equal to its then accrued but unpaid Class B Preferred Return;

          (2) Next, on a pari passu basis and pro rata to their Invested Capital, to the General Partner and the Class A Limited Partners, until the General Partner and the Class A Limited Partners have received an amount equal to the General Partner Preferred Return and the Class A Preferred Return, respectively, for the Fiscal Year with respect to which such distribution is made; and

          (3) Thereafter, to the Partners in accordance with their respective Percentage Interests.

     (B) CAPITAL PROCEEDS. Capital Proceeds shall be distributed as soon as practicable following their receipt by the Partnership, in such amounts as the General Partner shall determine. Capital Proceeds shall be distributed as follows:

          (1) First, to the Class B Limited Partner, until the Class B Limited Partner has received an amount equal to its then accrued but unpaid Class B Preferred Return;

          (2) Next, on a pari passu basis, to the General Partner and the Class A Limited Partners, until the General Partner and the Class A Limited Partners have received an amount equal to the General Partner

     Preferred Return and the Class A Preferred Return, respectively, for the Fiscal Year with respect to which such distribution is made;

          (3) Next, to the Class B Limited Partner until the Class B Limited Partner's Invested Capital has been reduced to zero;

          (4) Next, on a pari passu basis and pro rata to their Invested Capital, to the General Partner and to the Class A Limited Partners until the General Partner and the Class A Limited Partners have received an amount equal to a cumulative five percent (5%) annual return on their Invested Capital from the effective date of this Agreement to the date of computation, compounded to the extent unpaid in any previous Fiscal Year, less any prior distributions to the General Partner and the Class A Limited Partners pursuant to Section 4.02(A)(2), 4.02(A)(3), 4.02(B)(2), and this
     Section 4.02(B)(4) from and after the effective date of this Agreement. For purposes of this Section 4.02(B)(4), the special distribution made in connection with the Merger of Five Thousand Dollars ($5,000) per Unit shall not be taken into account;

          (5) Next, on a pari passu basis and pro rata to their Invested Capital, to the General Partner and to the Class A Limited Partners in accordance with their respective amounts of Invested Capital, until the General Partner's and the Class A Limited Partners' Invested Capital have each been reduced to zero; and

          (6) Thereafter, to the Partners in accordance with their respective Percentage Interests.

     (C) DETERMINATION OF PERCENTAGE INTERESTS. For purposes of determining the respective Percentage Interests of the General Partner, the Class A Limited Partners and the Class B Limited Partner for purposes of Sections 4.02(A)(3) and 4.02(B)(6), all Capital Contributions by the Class B Limited Partner pursuant to
Section 3.04(B) shall be included in the computation; however, no Capital Contributions made by the Class B Limited Partner pursuant to Section 3.07(A) shall be included in the computation. The return of the Partners' Invested Capital, pursuant to Sections 4.02(B)(3) and 4.02(B)(5) shall have no effect on the Limited Partners' Percentage Interests.

     (D) ADDITIONAL BORROWINGS. To the extent the General Partner deems it appropriate, distributions under this Section 4.02 may be made out of borrowings made by the Partnership specifically for the purpose of making such distributions.

     4.03 Allocation Among Class A Limited Partners. Any Profits or Losses for any Fiscal Year allocable to the Class A Limited Partners under Section 4.01 shall be allocated among the Class A Limited Partners pro rata in accordance with the number of Units owned by each as of the end of such Fiscal Year, provided that if any Unit is assigned during the Fiscal Year in accordance with this Agreement, the Profits or Losses that are so allocable to such Unit shall be allocated between the assignor and assignee of such Unit according to the number of Fiscal Quarters in such Fiscal Year each owned such Unit.

     4.04 Section 754 Adjustments. Appropriate adjustments shall be made in the allocations to Limited Partners under this Article Four in order to reflect adjustments in the basis of Partnership property permitted pursuant to any election under Section 754 of the Code. The Partnership will make the basis adjustments and calculate depreciation deductions in accordance with such adjustments only for those transferee Limited Partners who supply information to the Partnership that enables the Partnership to determine when, and at what price, such transferee Limited Partners acquired Units. In the case of a transferee Limited Partner who does not supply such information to the Partnership, the Partnership will attempt to supply such Limited Partner with reasonably available information that will permit such Limited Partner to make the required basis adjustment calculation and to determine the depreciation deduction accordingly.

     4.05  Distribution Upon Liquidation.

     (A) Notwithstanding anything to the contrary in this Agreement, upon the liquidation of the Partnership, the assets of the Partnership shall be distributed first to the Partners with positive Capital Accounts (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs) in the same proportion which such Partner's positive balance bears to the aggregate of all such positive balances and thereafter in accordance with Section 4.02(B) hereof. If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof (without taking Section 7701(g) of the Code into account) and any Partner entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Partners so entitled. The fair market value of such assets shall be determined by an independent appraiser to be selected by the General Partner. Upon liquidation of a Partner's Interest in the Partnership, such Partner shall be entitled to receive the positive balance in its Capital Account as determined after taking into account all Capital Account adjustments for the taxable year in which such liquidation occurs.

     (B) If there is a termination of the Partnership under Section 708(b)(1)(B) of the Code, the assets of the Partnership shall be deemed distributed in kind and the principles of Section 4.05(A) hereof shall apply as if the assets were actually distributed in kind.

     4.06 Restoration of Capital Accounts. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or any other Person for any purpose whatsoever.

                                  ARTICLE FIVE
                RIGHTS, POWERS AND DUTIES OF THE GENERAL PARTNER

     5.01  Authority of the General Partner to Manage the Partnership.

     (A) Subject to the Consent of the Class A Limited Partners where required by this Agreement, the General Partner shall have the exclusive right and power to conduct the business and affairs of the Partnership and to do all things necessary to carry on the business of the Partnership, and is hereby authorized to take any action of any kind and to do anything and everything it deems necessary in accordance with the provisions of this Agreement and applicable law. Except as expressly provided herein, the authority of the General Partner to conduct the business of the Partnership shall be exercised only by the General Partner.

     (B) No Limited Partner shall participate in or have any control whatsoever over the Partnership's business or have any authority or right to act for or bind the Partnership. The Limited Partners hereby Consent to the exercise by the General Partner of the powers conferred on it by this Agreement.

     (C) Except to the extent otherwise provided herein, the General Partner, for and in the name and on behalf of the Partnerships, is hereby authorized to:

          (1) execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the development, financing, management, maintenance and operation of either of the Partnerships' properties and assets except as otherwise expressly limited by this Agreement;

          (2) borrow money from itself or others (including Affiliates of the General Partner) and issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Partnerships and to secure the same by mortgage, pledge or other lien on the assets of the Partnerships only with respect to the following: (a) any amounts advanced by the General Partner or an Affiliate of the General Partner (which amounts may not be secured) or any other lender to enable the Partnerships to satisfy any of their obligations arising in the normal course of their business or to make payments of principal, interest, premium or penalty on any debt of the Partnerships, (b) any indebtedness of the Partnership to the Hotel Partnership, (c) the Mortgage Debt, (d) any indebtedness incurred to refinance (and thereafter further refinance as often as shall be necessary) the unamortized portion of any of the foregoing from time to time outstanding, including, without limitation, the Nomura Refinancing, and (e) indebtedness incurred by the Partnerships for the purpose of making distributions to Partners (whether in payment of the Class A Preferred Return, the Class B Preferred Return, in repayment of the Partners' Capital Contributions, or otherwise);

          (3) prepay in whole or in part, refinance (to the extent permitted by clause (C)(2) above), recast, modify or extend any mortgage debt affecting or encumbering any of the Partnerships' property and in connection therewith to execute any extensions, consolidations, modifications or renewals of mortgages on any assets of the Partnerships;

          (4) on behalf of either of the Partnerships deal with, or otherwise engage in business with, or provide services to and receive compensation therefor from, any Person who has provided or may in the future provide any services, lend money or sell property to or purchase property from the General Partner or any Affiliate of the General Partner. No such dealing, engaging in business or providing of services may involve any direct or indirect payment by the Partnerships of any rebate or any reciprocal arrangement for the purpose of circumventing any restriction set forth herein upon dealings with the General Partner or any Affiliate of the General Partner. The General Partner may on behalf of either of the Partnerships enter into agreements to employ agents, attorneys, accountants, engineers, appraisers, or other consultants or contractors who may be Affiliates of the General Partner and may enter into agreements to employ Affiliates of the General Partner to provide further or additional services to the Partnerships; provided that any employment of such Persons is on terms not less favorable to the Partnerships than those offered by persons who are not Affiliates of the General Partner for comparable services;

          (5) transfer, sell, assign, pledge or otherwise dispose of all or any portion of the Partnership's interest in the Hotel Partnership or Consent to a sale of the Hotel by the Hotel Partnership.

          (6) engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with, or incidental to the accomplishment of the purposes of the respective Partnerships, as may be lawfully carried on or performed by a partnership under the laws of the State of Delaware or Georgia, as the case may be, and in each state where the Partnerships have formed, have qualified or do business;

     (D) Any Person dealing with the Partnership or the General Partner may rely upon a certificate signed by the Secretary or Assistant Secretary of the General Partner, thereunto duly authorized, as to:

          (1) the identity of the General Partner or any Limited Partner;

          (2) the existence or non-existence of any fact or facts which constitute a condition precedent to the acts by the General Partner or in any other manner germane to the affairs of the Partnership;

          (3) the Persons who are authorized to execute and deliver any instrument or document of the Partnership; and

          (4) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

     (E) Any agreements, contracts and arrangements between either of the Partnerships and the General Partner or any of their Affiliates except for rendering legal, tax, accounting and engineering services by employees of the General Partner and Affiliates of the General Partner shall be subject to the following additional conditions:

          (1) the General Partner or any such Affiliate must be actively engaged in the business of rendering such services or selling or leasing such goods, independently of its dealings with the Partnerships and as an ordinary ongoing business or must enter into and engage in such business with Marriott system hotels or hotel owners generally and not exclusively with the Partnerships;

          (2) such agreements, contracts or arrangements must be fair to the Partnerships and reflect commercially reasonable terms and shall be embodied in a written contract which precisely describes the subject matter thereof and all compensation to be paid therefor;

          (3) no rebates or give-ups may be received by the General Partner or any such Affiliate, nor may the General Partner or any such Affiliate participate in any reciprocal business arrangements which would have the effect of circumventing any of the provisions of this Agreement or the Hotel Partnership Agreement;

          (4) no such agreement, contract or arrangement as to which the Class A Limited Partners had previously given approval may be amended in such manner as to increase the fees or other compensation payable to the General Partner or any such Affiliate or to decrease the responsibilities or duties of the General Partner or any such Affiliate in the absence of the Consent contemplated by Section 5.02(B)(3); and

          (5) any such agreement, contract or arrangement which relates to or secures any funds advanced or loaned to either of the Partnerships by the General Partner or any such Affiliate must reflect commercially reasonable terms.

     (F) Section 5.01(E) notwithstanding, the Class B Limited Partner or other Affiliate of the General Partner, may make additional loans to the Partnership or Capital Contributions in accordance with Sections 3.07(A) and 3.07(B), regardless of whether or not the Class B Limited Partner or such other Affiliate of the General Partner is otherwise engaged in the business of lending money or providing equity financing.

     5.02  Restrictions on Authority of the General Partner.

     (A) Without the Consent of all the Limited Partners, the General Partner shall not have authority on behalf of the Partnership or the Hotel Partnership to:

          (1) do any willful act in contravention of this Agreement or the Hotel Partnership Agreement;

          (2) do any willful act which would make it impossible to carry on the ordinary business of either of the Partnerships (provided this provision shall not preclude a sale of the Hotel by the Hotel Partnership if such sale would otherwise be permitted);

          (3) confess a judgment against either of the Partnerships;

          (4) convert property of either of the Partnerships to its own use, or assign any rights in specific property of either of the Partnerships for other than a purpose of the respective Partnership;

          (5) except as a result of a merger of the General Partner with Host or an Affiliate of Host, admit any other Person as a General Partner or withdraw as a General Partner; or

          (6) knowingly perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided for herein or under the Act.

     (B) Without the Consent of a Majority in Interest of the Class A Limited Partners, the General Partner shall not have the authority on behalf of either the Partnership or the Hotel Partnership to:

          (1) have either Partnership acquire interests in other partnerships or hotel properties in addition to the Partnership's general partnership interest in the Hotel Partnership;

          (2) sell or otherwise dispose of or consent to the sale or disposition of all or substantially all of the assets of either of the Partnerships if it is proposed that the Partnership or the Hotel Partnership sell such assets to Host or any Affiliate of Host; in such case, the following procedures shall be followed: (a) the General Partner shall first give notice of the proposed sale to the Class A Limited Partners who shall thereafter have thirty (30) days within which to select a nationally recognized appraiser having the approval of the holders of a Majority in Interest of the Class A Limited Partners, (b) the appraiser selected under clause (a) of this proviso shall have thirty (30) days from the date of selection to prepare and submit to the General Partner an appraisal of the fair market value of the Hotel, (c) the purchaser shall submit to the General Partner an appraisal of the fair market value of the Hotel such appraisal to be submitted within the time limit provided by clause (b) of this proviso in the case of the appraisal to be submitted by the appraiser selected by the Class A Limited Partners, and (d) the General Partner shall thereafter make formal request for the required Consent and in connection therewith shall submit to the Class A Limited Partners the two appraisals contemplated by clauses (b) and (c) of this proviso; provided further, however, that if the Class A Limited Partners do not select an appraiser as contemplated by clause (a) of this proviso or if such appraiser does not supply an appraisal within the time period required by clause (b) of this proviso, the General Partner will not request Consent to the sale of the Hotel to any Affiliate of Host unless such request is accompanied by three appraisals as to market value of the Hotel, one such appraisal to be prepared by an appraiser selected by the purchaser and the other two appraisals to be prepared by appraisers selected by the first such appraiser, the cost of all such appraisals to be borne by the purchaser; provided further, however, that nothing contained in this Section 5.02(B)(2) shall be construed to require any Consent in connection with a transfer of the Land and/or the Hotel to a bankruptcy remote entity wholly owned by the Hotel Partnership, as contemplated in Section 6.01(C) of the Hotel Partnership Agreement.

          (3) effect any amendment to any agreement, contract or arrangement with the General Partner or any Affiliate of the General Partner which reduces the responsibilities or duties of the General Partner, or any of its Affiliates or which increases the compensation payable to the General Partner, or any of its Affiliates, to a level where such compensation is above the then-prevailing market rate, or which adversely affects the rights of the Class A Limited Partners, or vote the Partnership's general partnership interest in the Hotel Partnership in favor of any amendment to any agreement, contract or arrangement with any general partner of the Hotel Partnership or any of its Affiliates which reduces the responsibilities or duties of such general partner or which increases the compensation payable to such general partner or any of its Affiliates to a level where such compensation is above the then-prevailing market rate, or which adversely affects the rights of the Partnership as a general partner of the Hotel Partnership;

          (4) take any action or fail to take any action which would result in the Partnership withdrawing as a partner of the Hotel Partnership; or

          (5) except as permitted in the Hotel Partnership Agreement, make any election to continue, discontinue or dissolve the Hotel Partnership (provided this provision shall not preclude a sale of the Hotel by the Hotel Partnership if such sale would otherwise be permitted).

     5.03  Duties and Obligations of the General Partner.

     (A) The General Partner shall take all action which may be necessary or appropriate for the development, maintenance, preservation and operation of the properties and assets of either of the Partnerships in accordance with the provisions of this Agreement and applicable laws and regulations (it being understood and agreed, however, that the direct performance of day-to-day management services for the Hotel and other properties of the Hotel Partnership is not an obligation of the General Partner as general partner of the Partnership).

     (B) Without first obtaining the Consent of a Majority in Interest of the Class A Limited Partners, the General Partner shall not (i) directly or through a subsidiary engage in any business other than that of acting as general partner of the Partnership, (ii) merge or consolidate with another corporation except Host or a wholly owned direct or indirect subsidiary of Host, (iii) dissolve, or
(iv) borrow any funds or become liable for any obligations of third parties except to the extent that any such borrowings or liabilities are directly related to meeting the financial needs of the Partnership.

     (C) The General Partner shall devote to the Partnership such time as may be necessary for the proper performance of its duties hereunder, but the officers and directors of the General Partner shall not be required to devote their full time to the performance of duties of the General Partner.

     (D) The General Partner shall take such action as may be necessary or appropriate in order to form or qualify the Partnership under the laws of any jurisdiction in which the Partnership is doing business or owns property or in which such formation or qualification is necessary in order to protect the limited liability of the Limited Partners or in order to continue in effect such formation or qualification. The General Partner shall file or cause to be filed for recordation in the office of the appropriate authorities of the State of Delaware, and in the proper office or offices in each other jurisdiction in which the Partnership is formed or qualified, such certificates (including limited partnership and fictitious name certificates) and other documents as are required by the applicable statutes, rules or regulations of any such jurisdiction or as are required to reflect the identity of the Partners and the amounts of their respective Capital Contributions.

     (E) The General Partner shall at all times conduct its affairs and the affairs of the Partnership and all of its Affiliates in such a manner that neither the Partnership nor any Partner nor any Affiliate of any Partner will have any personal liability on any Partnership Debt. The General Partner shall use all commercially reasonable efforts, in the conduct of the Partnership's business, to put all suppliers and other Persons with whom the Partnership does business on notice that the Limited Partners are not liable for Partnership obligations.

     (F) The General Partner shall prepare or cause to be prepared and shall file on or before the due date (or any extension thereof) any Federal, state or local tax returns required to be filed by the Partnership. The General Partner shall cause the Partnership to pay from Partnership funds any taxes payable by the Partnership.

     (G) The General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership in accordance with the terms of this Agreement and in a manner consistent with the purposes set forth in Section 2.03. The General Partner shall be under a fiduciary duty to conduct the affairs of the Partnership and the Hotel Partnership in the best interests of the Partnership.

     (H) The General Partner shall use all commercially reasonable efforts to assure that the Partnership shall not be deemed an investment company as such term is defined in the Investment Company Act of 1940.

     5.04 Compensation of General Partner. The General Partner shall not in such capacity receive any salary, fees, profits or distributions except for such allocations to which it may be entitled under Article Four or Article Eight. Notwithstanding the foregoing, however, the Partnership shall reimburse the General Partner for the cost of providing any administrative or other services required or contemplated by this Agreement.

     5.05 Other Business of Partners. Any General or Limited Partner may engage independently or with others in other business ventures of every nature and description. Nothing in this Agreement shall be deemed to prohibit any Affiliate of the General Partner from dealing, or otherwise engaging in business with Persons transacting business with the Partnership or the Hotel Partnership or from providing services relating to the purchase, sale, financing, management, development or operation of hotels, motels, restaurants or other food and lodging facilities and receiving compensation therefor. Neither the Partnership or the Hotel Partnership nor any Partner shall have any right by virtue of this Agreement or the partnership relationship created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom, and the pursuit of such ventures, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper. Neither the General Partner nor any Affiliate of the General Partner shall be obligated to present any particular opportunity to the Partnership even if such opportunity is of a character which, if presented to the Partnership or the Hotel Partnership, could be taken by the Partnership or the Hotel Partnership, and any Affiliate of the General Partner shall have the right to take for its own account (individually or as a trustee, partner or fiduciary) or to recommend to others any such particular opportunity.

     5.06  Limitation on Liability of General Partner; Indemnification.

     (A) The General Partner shall not be liable to the Partnership or any Limited Partner because any taxing authority disallows or adjusts any deductions or credits in the Partnership income tax return. The General Partner shall not be liable for the return of the Capital Contributions of the Class A Limited Partners or for any portion thereof, it being expressly understood that any return of capital shall be made solely from the assets of the Partnership; nor shall the General Partner be required to pay to the Partnership or to any Limited Partner any deficit in the Capital Account of any Partner upon dissolution or otherwise.

     (B) The General Partner shall have no liability, responsibility or accountability in damages or otherwise to any other Partner or to the Partnership for, and the Partnership agrees to indemnify, pay, protect and hold harmless the General Partner (on the demand of and to the satisfaction of the General Partner and to the extent permitted by law) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings threatened or instituted against the General Partner or the Partnership and all costs of investigations in connection therewith) which may be imposed on, incurred by, or asserted against the General Partner or the Partnership in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Partnership, or on the part of the General Partner as the General Partner of the Partnership including any action or inaction in connection with the General Partner acting as Tax Matters Partner under Section 5.07; provided, that the General Partner shall be liable, responsible and accountable, and the Partnership shall not be liable to the General Partner for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses or disbursements (including, without limitation, all costs and expenses of defense, appeal and settlement of any and all suits, actions or proceedings threatened or instituted against the General Partner or the Partnership and all costs of investigation in connection therewith) which a court of competent jurisdiction shall have determined resulted primarily from the General Partner's own fraud, gross negligence, willful misconduct or other breach of fiduciary duty to the Partnership or any partner of the Partnership. The satisfaction of the obligations of the Partnership under this Section 5.06 shall be from and limited to the assets of the Partnership and no Limited Partner shall have any personal liability on account thereof. The provisions of this indemnification shall also extend to the officers, directors, employees or shareholders of the General Partner for any action taken by them on behalf of the General Partner pursuant to this Agreement.

     (C) Except as specifically provided in this Agreement, the General Partner shall have no liability or responsibility to make loans, advances or additional Capital Contributions to the Partnership except as may be required as a matter of law.

     5.07 Designation of Tax Matters Partner and Designated Person for Purposes of Investor List.

     (A) The General Partner shall act as the Tax Matters Partner of the Partnership, as provided in Treasury Regulations pursuant to Section 6231 of the Code and as the 'Designated Person' for purposes of maintaining the Investor List. Each Partner hereby consents to such designation and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such consent.

     (B) To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Tax Matters Partner shall furnish the name, address, profits interest and taxpayer identification number of each Partner to the IRS.

     (C) To the extent and in the manner provided by applicable Code sections and Treasury Regulations thereunder, the Tax Matters Partner shall inform each Partner of administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a 'tax audit' and such judicial proceedings being referred to as 'judicial review').

     (D) The Tax Matters Partner is authorized, but not required:

          (1) to enter into any settlement with the IRS with respect to any tax audit or judicial review, and in the settlement agreement the Tax Matters Partner may expressly state that such agreement shall bind all Partners except that such settlement agreement shall not bind any Partner who (within the time prescribed pursuant to the Code and Treasury Regulations thereunder) files a statement with the IRS providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Partner;

          (2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a 'final adjustment') is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the United States Claims Court, or the filing of a complaint for refund with the District Court of the United States for the district in which the Partnership's principal place of business is located;

          (3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

          (4) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

          (5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Partner for tax purposes, or an item affected by such item; and

          (6) to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

     (E) The Partnership shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees (as such fees are incurred), claims, liabilities, losses and damages incurred in connection with any tax audit or judicial review proceeding with respect to the tax liability of the Partners, and the payment of all such expenses shall be made before the distribution of Cash Available for Distribution. Neither the General Partner nor any of its Affiliates nor other person shall be obligated to provide funds for such purpose.

     The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of the General Partner and indemnification set forth in Section 5.06 of this Agreement shall be fully applicable to the Tax Matters Partner in its capacity as such.

                                  ARTICLE SIX
                    WITHDRAWAL OR REMOVAL OF GENERAL PARTNER

     6.01 Limitation on Voluntary Withdrawal. Except as permitted in Section 5.02(A), the General Partner shall not retire or withdraw voluntarily from the Partnership or sell, transfer or assign its entire Interest or any portion thereof.

     6.02  Bankruptcy or Dissolution of the General Partner.

     (A) In the event of the bankruptcy or dissolution of the General Partner, the General Partner shall immediately cease to be the General Partner and its Interest shall convert to that of a Limited Partner without voting rights; provided, however, that such termination shall not affect any rights or liabilities of the General Partner which matured prior to such event, or the value, if any, at the time of such event of the Interest of the General Partner.

     (B) Except as provided in Section 6.04, in the event of such bankruptcy or dissolution of the General Partner, the Partnership shall be dissolved.

     6.03 Liability of Withdrawn General Partner. If the General Partner shall cease to be General Partner of the Partnership, it shall be and remain liable for all obligations and liabilities incurred by it as General Partner prior to the time such withdrawal shall have become effective, but it shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time such withdrawal shall have become effective.

     6.04 Removal of General Partner. In the event of the removal of the General Partner pursuant to Section 10.02, the removed General Partner's Interest as General Partner in the Partnership shall become a limited partnership interest but without any voting or consensual rights which other Limited Partners may have.

     6.05 Substitute General Partner. If the General Partner withdraws, dissolves, becomes bankrupt or is removed pursuant to Section 10.02, it shall promptly notify the Limited Partners and the Limited Partners may elect by vote of a Majority in Interest of the Class A Limited Partners within 90 days of such withdrawal, removal, dissolution or bankruptcy to continue the Partnership and appoint a substitute general partner.

                                 ARTICLE SEVEN
                             ASSIGNABILITY OF UNITS

     7.01  Restrictions on Assignments.

     After the admission to the Partnership of the Limited Partners, no Limited Partner shall have the right to assign any Interest except with the consent of the General Partner, the giving or withholding of which is exclusively within the discretion of the General Partner, and provided further that:

          (A) No assignment of any Interest may be made other than on the first day of a Fiscal Quarter.

          (B) No assignment of any Interest may be made if the assignment is pursuant to a sale or exchange of the Interest and if the Interest sought to be assigned, when added to the total of all other Interests assigned within a period of 12 consecutive months prior thereto, would, in the opinion of legal counsel for the Partnership, result in the Partnership being deemed to have been terminated within the meaning of Section 708 of the Code. The General Partner shall give Notification to all Limited Partners in the event that sales or exchanges should be suspended for such reason. Any deferred sales or exchanges shall be made (in chronological order to the extent practicable) as of the first day of a Fiscal Quarter after the end of any such 12-month period, subject to the provisions of this Article Seven.

          (C) The General Partner may require that any assignment of an Interest in the Partnership be made only if the assignor or assignee provides an opinion of counsel that such assignment would not require filing of a registration statement under the Securities Act of 1933 or would otherwise not be in violation of any applicable Federal or state securities or Blue Sky laws (including any investment suitability standards).

          (D) No purported assignment by a Class A Limited Partner of any Unit after which the assignor or the assignee would hold a fraction of a Unit (other than a one-half Unit) will be permitted or recognized (except for assignments by gift, inheritance or family dissolution or assignments to Affiliates of the assignor).

          (E) No assignment of any Interest may be made if, in the opinion of legal counsel to the Partnership, it would result in the Hotel Partnership not being able to obtain or continue in effect any license permitting the service or sale of alcoholic beverages in the Hotel.

          (F) (1) No transfer, assignment or negotiation on any date of an Interest may be made to any Person if, in the opinion of legal counsel for the Partnership, it would result in the Partnership being treated as an association taxable as a corporation based on a failure to qualify for at least one of the safe harbors within the meaning of Section 7704 of the Code.

          (2) No assignment of any Interest may be made to any Person unless such Person agrees in writing that such Person will not, directly or indirectly, create for the Units, or facilitate the trading of Units on, a 'secondary market (or the substantial equivalent thereof),' within the meaning of Section 7704 of the Code.

          (3) The General Partner may prohibit transfers of Units for the remainder of a taxable year, notwithstanding that any such transfer would not in itself violate any restrictions on transfers contained in this
     Section 7.01, if the General Partner, in good faith and based upon the advice of counsel to the Partnership, determines that such action is necessary or advisable in order to protect the Partnership from possible failure to meet at least one of the safe harbors under Section 7704 of the Code. No purported transfer or assignment shall be of any effect unless all of the foregoing conditions have been satisfied.

     7.02  Assignees and Substituted Limited Partners.

     (A) If a Limited Partner dies, the executor, administrator or trustee, or, if such Partner is adjudicated incompetent or insane, the committee, guardian or conservator, or, if such Partner becomes bankrupt, the trustee or receiver of the estate, shall have all the rights of a Limited Partner for the purpose of settling or managing the estate and such power as the deceased, incompetent or bankrupt Limited Partner possessed to assign all or any part of the Units and to join with the assignee thereof in satisfying conditions precedent to such assignee becoming a Substituted Limited Partner. The death, dissolution, adjudication of incompetence or bankruptcy of a Limited Partner shall not dissolve the Partnership.

     (B) The Partnership need not recognize for any purpose any assignment of all or any Interest unless there shall have been filed with the Partnership a duly executed and acknowledged counterpart of the instrument making such assignment signed by both the assignor and the assignee and such instrument evidences the written acceptance by the assignee of all of the terms and provisions of this Agreement and represents that such assignment was made in accordance with all applicable laws and regulations (including investment suitability requirements).

     (C) Limited Partners who shall assign all their Interests shall cease to be Limited Partners of the Partnership except that unless and until Substituted Limited Partners are admitted in their stead, such assigning Limited Partners shall retain the statutory rights of assignors of limited partnership interests under the Act.

     (D) Any Person who is an assignee of all or any of the Interests of a Limited Partner and who has satisfied the requirements of Section 7.01 and
Section 7.02(B) shall become a Substituted Limited Partner when such Person shall have satisfied the conditions of Section 11.02(A) and shall have paid all reasonable legal fees and filing costs in connection with the substitution as a Limited Partner; provided, however, that the substitution of any assignee of an Interest as a Substituted Limited Partner shall be subject to the consent of the General Partner, which consent may be granted or withheld in its sole discretion.

     (E) Any Person who is the assignee of all or any of the Interest of a Limited Partner, but who does not become a Substituted Limited Partner and desires to make a further assignment of any such Interests, shall be subject to all the provisions of this Article Seven to the same extent and in the same manner as any Limited Partner desiring to make an assignment of the Interests.

     (F) There shall be no restrictions on the assignments of Interests except as provided in Article Six or this Article Seven.

                                 ARTICLE EIGHT
                 DISSOLUTION AND LIQUIDATION OF THE PARTNERSHIP

     8.01 Events Causing Dissolution.

     (A) The Partnership shall be dissolved upon the happening of any of the following events:

          (1) the bankruptcy of the Partnership;

          (2) the withdrawal, dissolution or bankruptcy of the General Partner, except upon the election of a substitute general partner pursuant to
     Section 6.04;

          (3) the sale or other disposition of all or substantially all of the property of the Partnership;

          (4) the happening of any other event causing the dissolution of the Partnership under the Act; or

          (5) the expiration of the term of the Partnership.

     Dissolution of the Partnership shall be effective on the day on which the event occurs giving rise to the dissolution. The Partnership's certificate of limited partnership shall be cancelled upon the dissolution and completion of winding up of the Partnership. The Partnership shall not terminate until the assets of the Partnership shall have been liquidated as provided in Section
8.02. Notwithstanding the dissolution of the Partnership, prior to the termination of the Partnership, as aforesaid, the business of the Partnership and the affairs of the Partners as such, shall continue to be governed by this Agreement.

     (B) Partners shall look solely to the assets of the Partnership for all distributions with respect to the Partnership and their Capital Contribution thereto, and shall have no recourse therefor (upon dissolution or otherwise) against the General Partner or any other Limited Partner.

     8.02  Liquidation.

     (A) Upon dissolution of the Partnership, the General Partner shall liquidate the assets of the Partnership and the proceeds of such liquidation shall be applied and distributed in the following order of priority:

          (1) to the payments of Partnership Debt and all other liabilities of the Partnership owing to third parties;

          (2) to the payment of any loans or advances that may have been made by any of the Partners to the Partnership;

          (3) to the payment of the expenses of the liquidation; and

          (4) thereafter, in accordance with Section 4.05(A) hereof.

     (B) Notwithstanding the foregoing, in the event the General Partner shall determine that an immediate sale of all or part of the Partnership assets would cause undue loss to the Partners, the General Partner, in order to avoid such loss, may, after having given Notification to all the Limited Partners, to the extent not then prohibited by the Act, either defer liquidation of and withhold from distribution for a reasonable time any assets of the Partnership except those necessary to satisfy the Partnership's debts and obligations, or distribute the assets of the Partnership in kind.

     (C) If any assets of the Partnership are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof, and any Partner entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Partners so entitled. The fair market value of such assets shall be determined by an independent appraiser to be selected by random number from a list of three qualified appraisers obtained by the General Partner from the American Institute of Real Estate Appraisers.

     (D) The General Partner shall cause the cancellation of the Partnership's certificate of limited partnership in accordance with the Act, and shall cause the liquidation and distribution of all the Partnership's assets.

                                  ARTICLE NINE
             BOOKS AND RECORDS, ACCOUNTING, REPORTS, TAX ELECTIONS

     9.01 Books and Records. The books and records of the Partnership shall be maintained at the principal office of the Partnership and shall be available for examination at such location by any Partner or such Partner's duly authorized representatives at any and all reasonable times. Any Partner, upon paying the costs of collating, duplication and mailing, shall be entitled, upon written application to the General Partner, to a copy of the list of the names and addresses of the Class A Limited Partners and the number of Units owned by each of them and the name and address of the Class B Limited Partner(s) for any valid purpose.

     9.02 Accounting and Fiscal Year. The books of the Partnership will be kept on the accrual basis of accounting and such method of accounting may be changed by the General Partner with the Consent of a Majority in Interest of the Class A Limited Partners. The Partnership will report its operations for tax purposes on the accrual method. The Fiscal Year of the Partnership shall end December 31 in each year.

     9.03 Bank Accounts and Investments. The bank accounts of the Partnership shall be maintained in such banking institutions as the General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signature or signatures as the General Partner may determine. All deposits and other funds not needed in the operation of the business or not yet invested may be invested in U.S. government securities, securities issued or guaranteed by U.S. government agencies, securities issued or guaranteed by states or municipalities, certificates of deposit and time or demand deposits in commercial banks, bankers' acceptances, savings and loan association deposits or deposits in members of the Federal Home Loan Bank System. The funds of the Partnership shall not be commingled with the funds of any other Person.

     9.04 Reports. The General Partner shall deliver to each Partner the following:

          (A) As soon as practicable but in no event later than 75 days after the end of each Fiscal Year of the Partnership, such information as shall be necessary for the preparation by such Partner of a Federal income tax return, and state income or other tax returns with regard to the jurisdiction in which the Hotel is located. Such information shall include computation of the distributions to such Partner and the allocation to such Partner of the Profits or Losses, as the case may be, the gain or loss recognized by the Partnership on the sale of the Hotel or other Partnerships' properties during such Fiscal Year;

          (B) Within one hundred twenty (120) days after the end of each Fiscal Year of the Partnership, a statement prepared by the General Partner on an accrual basis in accordance with generally accepted accounting principles, which statement is to be audited and certified by a firm of independent public accountants selected by the General Partner, setting forth its opinion as to the items in clauses (i) and (ii) below, which statement shall set forth the following (or in lieu of the following, the General Partner shall cause the Partnership's annual report on Form 10-K under the Securities Exchange Act of 1934 to be distributed to the Partners):

             (1) a statement of assets, liabilities and Partners' capital, a statement of income and expenses on an accrual basis, a statement of cash flow, and a statement of changes in Partners' capital, all such statements to be on a consolidated basis;

             (2) the balances in the Capital Accounts of the Class A Limited Partners in the aggregate and of the General Partner and Class B Limited Partner;

             (3) a report (which need not be audited) summarizing the fees, commissions, compensation and other remuneration and reimbursed expenses paid by the Partnerships for such Fiscal Year to the General Partner or any Affiliate of the General Partner and the general partners of the Hotel Partnership or any Affiliate of such general partners and the services performed; and

             (4) an estimate of the Profits or Losses per Unit for the current Fiscal Year.

          (C) Within seventy-five (75) days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Partnership, the General Partner shall send to each Person who was a Limited Partner at any time during the Fiscal Quarter then ended (i) a balance sheet (which need not be audited) and (ii) a profit and loss statement (which need not be audited) and any other pertinent information regarding the Partnership and its activities during the period covered by the report as required by Form 10-Q under the Securities Exchange Act of 1934 (or in lieu thereof, the General Partner shall cause the Partnership's quarterly report on Form 10-Q under the Securities Exchange Act, if one is filed, to be distributed to the Partners).

          (D) Concurrent with the report sent pursuant to Section 9.04(C) for the third Fiscal Quarter of each Fiscal Year, the Partners will be furnished an estimate of Profits or Losses per Unit for the remainder of such Fiscal Year and for such Fiscal Year as a whole.

          (E) The General Partner may prepare and deliver to the Limited Partners from time to time in its sole discretion during each Fiscal Year, in connection with cash distributions, unaudited statements showing the results of operations of the Partnerships to the date of such statement.

          (F) The General Partner shall prepare and file such registration statements, annual reports, quarterly reports, current reports, proxy statements and other documents, if any, as may be required under the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission thereunder.

     9.05  Tax Depreciation and Elections.

     (A) With respect to all depreciable assets of the Partnership, the General Partner may, in its sole discretion, elect to use such depreciation method for Federal tax purposes as it deems appropriate.

     (B) The General Partner shall be permitted in any Fiscal Year to make an election under Section 754 of the Code and such other tax elections as it may from time to time deem necessary or appropriate.

     9.06 Interim Closing of the Books. There shall be an interim closing of the books of account of the Partnership (i) at any time a taxable year of the Partnership ends pursuant to the Code and (ii) at such other times as the General Partner shall determine are required by good accounting practice or may be appropriate under the circumstances.

                                  ARTICLE TEN
                 MEETINGS AND VOTING RIGHTS OF LIMITED PARTNERS

     10.01  Meetings.

     (A) Meetings of the Limited Partners for any purpose may be called by the General Partner and shall be called by the General Partner upon receipt of a request in writing signed by holders of ten percent (10%) or more of the Units owned by the Class A Limited Partners. Notification of any such meeting shall be sent to the Limited Partners within ten business days after receipt of such a request. Such request or any notification from the General Partner shall state the purpose of the proposed meeting (if known) and the matters proposed to be acted upon thereat (if known). Such meeting may be held at the principal office of the Partnership or at such other location within the United States as the General Partner may deem appropriate or desirable. In addition, the General Partner may, and, upon receipt of a request in writing signed by holders of twenty-five percent (25%) or more of the Units owned by the Class A Limited Partners, the General Partner shall submit any matter (upon which the Class A Limited Partners are entitled to act) to the Class A Limited Partners for a vote by written Consent without a meeting.

     (B) Notification of any such meeting shall be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting, to the Limited Partners at their record addresses, or at such other address which they may have furnished in writing to the General Partner. Such Notification shall be in writing, and shall state the place, date, hour and purpose (if known) of the meeting, and shall indicate that it is being issued at or by the direction of the Partner or Partners calling the meeting. If a meeting is adjourned to another time or place, and if any announcement of the adjournment of time or place is made at the meeting, it shall not be necessary to give Notification of the adjourned meeting. The presence in person or by proxy of holders of a Majority in Interest of the Class A Limited Partners shall constitute a quorum at all meetings of the Limited Partners; provided, however, that if there be no such quorum, holders of a Majority in Interest of the Class A Limited Partners so present or so represented may adjourn the meeting from time to time without further notice, until a quorum shall have been obtained. No Notification of the time, place or purpose of any meeting of Limited Partners need be given to any Limited Partner who attends in person or is represented by proxy (except when a Limited Partner attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened), or to any Limited Partner entitled to such notice who, in a writing executed and filed with the records of the meeting, either before or after the time thereof, waives such Notification.

     (C) For the purpose of determining the Class A Limited Partners entitled to vote at any meeting of the Partnership or any adjournment thereof, the General Partner or the Class A Limited Partners requesting such meeting may fix, in advance, a date as the record date for any such determination of Class A Limited Partners. Such date shall be not more than sixty (60) days nor less than ten
(10) days before any such meeting.

     (D) The Class A Limited Partners may authorize any Person to act for them by proxy in all matters in which a Limited Partner is entitled to participate, whether by waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Class A Limited Partner granting such proxy or such Partner's attorney-in-fact. No proxy shall be valid beyond the period permitted by law. Every proxy shall be revocable at the pleasure of the Class A Limited Partner executing it.

     (E) At each meeting of Limited Partners, the General Partner shall appoint such officers and adopt such rules for the conduct of such meeting as the General Partner shall deem appropriate.

     (F) As and to the extent that the Securities Exchange Act of 1934 is applicable to the procedural rules governing any meeting of Limited Partners (including any proxies or proxy statement related thereto), the provisions of such Act shall take precedence over any provision of this Section 10.01 which may be inconsistent therewith.

     10.02 Special Voting Rights of Class A Limited Partners. To the extent not inconsistent with applicable law, in the event that the General Partner has breached its obligations under Section 5.03 hereof, or has committed and not, within a reasonable period of time, remedied any act of fraud, bad faith, gross negligence or breach of fiduciary duty in carrying out its duties as the general partner, by the affirmative vote of Class A Limited Partners owning at least sixty-six and two-thirds percent (66.67%) of the Percentage Interests of the Class A Limited Partners, the General Partner may be removed from its position as General Partner; provided, that a new General Partner is elected within 90 days following the effective date of such removal. A new General Partner may be elected in the manner set forth in Section 6.05.

                                 ARTICLE ELEVEN
                            MISCELLANEOUS PROVISIONS

     11.01  Appointment of General Partner as Attorney-in-Fact.

     (A) Each Limited Partner, including each Substituted Limited Partner, irrevocably constitutes and appoints the General Partner as true and lawful attorney-in-fact with full power and authority in such Limited Partner's name, place and stead to execute, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to carry out the provisions of this Agreement, including but not limited to:

          (1) all certificates and other instruments (including counterparts of this Agreement), and any amendment thereof, which the General Partner deems appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the Limited Partners will have limited liability comparable to that provided by the Act) in the jurisdictions in which the Partnership may conduct business or in which such formation, qualification or continuation is, in the opinion of the General Partner, necessary or desirable to protect the limited liability of the Limited Partners;

          (2) all amendments to this Agreement adopted in accordance with the terms hereof and all instruments which the General Partner deems appropriate to reflect a change or modification of the Agreement in accordance with the terms hereof; and

          (3) all conveyances and other instruments which the General Partner deems appropriate to reflect the dissolution and termination of the Partnership.

     (B) The appointment by all Limited Partners of the General Partner as attorney-in-fact shall be deemed to be a power coupled with an interest, in recognition of the fact that each of the Partners under this Agreement will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing and other action by it on behalf of the Partnership, and shall survive the bankruptcy, death, adjudication of incompetence or insanity, or dissolution of any Person hereby giving such power and the transfer or assignment of all or any part of the Units or Interest of such Person; provided, however, that in the event of the transfer by a Limited Partner of all of such Limited Partner's Interests, the foregoing power of attorney of a transferor Limited Partner shall survive such transfer only until such time as the transferee shall have been admitted to the Partnership as a Substituted Limited Partner and all required documents and instruments shall have been duly executed, filed and recorded to effect such substitution.

     11.02  Amendments.

     (A) Each Limited Partner, Substituted Limited Partner and any successor General Partner shall become a signatory hereof by signing such number of counterpart signature pages to this Agreement and such other instrument or instruments, and in such manner, as the General Partner shall determine. By so signing, each Limited Partner, Substituted Limited Partner or successor General Partner, as the case may be, shall be deemed to have adopted, and to have agreed to be bound by all the provisions of, this Agreement subject to the provisions of Section 7.02(D).

     (B) In addition to the amendments otherwise authorized herein, amendments may be made to this Agreement from time to time by the General Partner with the Consent of the holders of a Majority in Interest of the Class A Limited Partners provided, however, that without the Consent of all the Partners, this Agreement may not be amended so as to (i) convert the Interest of a Limited Partner into a general partner's interest; (ii) modify the limited liability of a Limited Partner; (iii) permit the General Partner to take any action prohibited by Article Five; (iv) cause the Partnership to be taxed for Federal income tax purposes as an association taxable as a corporation; or (v) effect any amendment or modification to this Section 11.02(B).

     (C) In addition to the amendments otherwise authorized herein, the Partnership may agree to amendments to the Hotel Partnership Agreement from time to time; provided, however, without the consent of a Majority in Interest of the Class A Limited Partners, the Partnership will not consent to an amendment of the Hotel Partnership Agreement so as to (i) dilute the interest of the Partnership in the Hotel Partnership in taxable profits, taxable losses, gains or loss (other than as required by the Code or Treasury Regulations), sale, condemnation, casualty or refinancing proceeds as a result of the admission of the General Partner or an Affiliate of the General Partner into the Hotel Partnership; (ii) cause the Hotel Partnership to be taxed for Federal income tax purposes as an association taxable as a corporation; or (iii) effect any amendment or modification to this Section 11.02(C).

     (D) If this Agreement shall be amended as a result of adding or substituting a Limited Partner, the amendment to this Agreement shall be signed by the General Partner and by the Person to be substituted or added and, if a Limited Partner is to be substituted, by the assigning Limited Partner. If this Agreement shall be amended to reflect the withdrawal or removal of the General Partner when the business of the Partnership is being continued, such amendment shall be signed by the withdrawing General Partner (and the General Partner hereby so agrees) and by the successor General Partner.

     (E) In making any amendments, there shall be prepared and filed for recordation by the General Partner such documents and certificates as shall be required to be prepared and filed under the Act and under the laws of the other jurisdictions under the laws of which the Partnership is then formed or qualified, not less frequently, in the case of a substitution of a Limited Partner, than once each calendar quarter.

     11.03 Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, executors, administrators, personal representatives, successors and assigns of the respective parties hereto.

     11.04 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

     11.05 Counterparts. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

     11.06 Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

     11.07 Article and Section Titles. Article and section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.
                                          GENERAL PARTNER:
                                          MARRIOTT MARQUIS CORPORATION

                                          By: __________________________________

                                          WITHDRAWING PARTNER:

                                          ______________________________________
                                          Christopher G. Townsend

                                          CLASS A LIMITED PARTNERS:

                                          MARRIOTT MARQUIS CORPORATION
                                          as Attorney-in-Fact for the Class A
                                          Limited
                                          Partners listed on the attached
                                          Schedule 1

                                          By: __________________________________

                                          CLASS B LIMITED PARTNER:

                                          MARRIOTT MARQUIS CORPORATION

                                          By: __________________________________

                                                                       EXHIBIT B

                THIRD RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                      IVY STREET HOTEL LIMITED PARTNERSHIP

                      [This page intentionally left blank]

                               TABLE OF CONTENTS

ARTICLE ONE--CONTINUATION..................................................................................     2
  Continuation.............................................................................................     2
  Name.....................................................................................................     2
  Place of Business; Registered Agent......................................................................     2
ARTICLE TWO--INTERPRETIVE PROVISIONS.......................................................................     2
  Certain Definitions......................................................................................     2
  Rules of Construction....................................................................................     6
ARTICLE THREE--BUSINESS PURPOSE............................................................................     6
  Business and Purpose.....................................................................................     6
  Authorized Activities....................................................................................     6
ARTICLE FOUR--CAPITAL; HOST ADVANCE........................................................................     6
  Capital Contributions of Portman.........................................................................     6
  Capital Contributions of AMMLP...........................................................................     7
  Class B Capital..........................................................................................     7
  Host Advance.............................................................................................     7
  No Other Obligations to Contribute.......................................................................     8
  Partner Loans............................................................................................     8
  Voluntary Additional Contributions.......................................................................     8
  No Third Party Beneficiaries.............................................................................     8
  Capital Accounts.........................................................................................     8
  Return of Capital Accounts...............................................................................     8
  Contingent Adjustments on Sale or Refinancing............................................................     9
ARTICLE FIVE--ALLOCATIONS AND DISTRIBUTIONS................................................................    10
  General..................................................................................................    10
  Distributions............................................................................................    10
  Limited Liability........................................................................................    10
  Distribution Upon Liquidation............................................................................    10
  Restoration of Capital Accounts..........................................................................    11
ARTICLE SIX--PARTNERSHIP MANAGEMENT........................................................................    11
  Management and Control of Partnership Business...........................................................    11
  No Management by Limited Partners........................................................................    12
  Limitations on Partners..................................................................................    12
  Business with Affiliates.................................................................................    12
  No Compensation; Reimbursement of Expenses...............................................................    12
  Liability for Acts and Omissions.........................................................................    13
  Hotel Policy Committee...................................................................................    13
  Right of First Negotiation...............................................................................    14
ARTICLE SEVEN--ACCOUNTING AND REPORTS......................................................................    15
  Books and Records........................................................................................    15
  Books and Records; Tax Matters...........................................................................    15
  Reports and Notices......................................................................................    15
  Partnership Funds........................................................................................    15
ARTICLE EIGHT--TRANSFER OF PARTNERSHIP INTERESTS...........................................................    16
  Transfer by General Partners.............................................................................    16
  Obligations of a Prior General Partner...................................................................    16
  Additional or Successor General Partners.................................................................    16
  Restrictions on Transfer by Limited Partners.............................................................    16
ARTICLE NINE--DISSOLUTION AND LIQUIDATION..................................................................    17
  Term and Dissolution.....................................................................................    17
  Liquidation of Partnership Assets........................................................................    17
ARTICLE TEN--AMENDMENTS....................................................................................    18
  Amendment Procedure......................................................................................    18

ARTICLE ELEVEN--MISCELLANEOUS PROVISIONS...................................................................    18
  Title to Property........................................................................................    18
  Other Activities.........................................................................................    18
  Applicable Law...........................................................................................    18
  Binding Agreement........................................................................................    18
  Counterparts and Effectiveness...........................................................................    18
  Entire Agreement.........................................................................................    18

  Exhibit 1  Schedule of Partners
  Exhibit 2  Allocation Provisions
  Exhibit 3  Description of the Land
  Exhibit 4  Form of Promissory Note

                            THIRD RESTATED AGREEMENT
                             OF LIMITED PARTNERSHIP
                                       OF
                      IVY STREET HOTEL LIMITED PARTNERSHIP

     THIS LIMITED PARTNERSHIP AGREEMENT (the 'Agreement') is made as of the
                    day of                    , 199  by and between (i) Atlanta
Marriott Marquis II Limited Partnership, a Delaware limited partnership ('AMMLP' or the 'Managing General Partner'); and Portman Marquis Corp., a Georgia corporation, (the 'Special General Partner') (collectively, the 'General Partners') and (ii) John C. Portman, Jr., a Georgia resident ('Portman'), Hopewell Group, Ltd., a Georgia limited partnership ('Hopewell'), and Hopeport, Ltd., a Georgia limited partnership ('Hopeport'), (collectively, the 'Limited Partners'); the General Partners and Limited Partners being hereinafter sometimes referred to, collectively, as the 'Partners.'

                                   RECITALS:

     R-1. Marriott Corporation ('Marriott') and Portman, as both general partners and limited partners, formed Ivy Street Hotel Limited Partnership (the 'Partnership') as a Georgia limited partnership organized and existing pursuant to that certain Agreement of Limited Partnership (the 'Original Partnership Agreement') dated July 31, 1982, a certificate (the 'Certificate') whereof is recorded in Limited Partnership Book 242, beginning at page 196, Records of Fulton County, Georgia.

     R-2. By subsequent amendments to the Original Partnership Agreement and said Certificate, (i) both Hopewell and Hopeport were admitted to the Partnership as limited partners by virtue of assignments from Portman, (ii) Marriott's interest as a limited partner in the Partnership was converted to a general partner interest, and (iii) Atlanta Marriott Marquis Limited Partnership ('AMMLP Predecessor'), a Delaware limited partnership, was admitted to the Partnership as a general partner by virtue of assignment and sale from Marriott of its entire interest in the Partnership.

     R-3. The Original Partnership Agreement was wholly restated and superseded by that certain Restated Agreement and Certificate of Limited Partnership (the 'Restated Partnership Agreement') dated May 28, 1985, and recorded in Limited Partnership Book 402, beginning at page 435, Records of Fulton County, Georgia.

     R-4. The Restated Partnership Agreement was wholly restated and superseded by that certain Second Restated Agreement of Limited Partnership dated July 10, 1990 (the 'Second Restated Partnership Agreement').

     R-5. By subsequent amendments to the Second Restated Partnership Agreement, Portman Holdings, L.P., a Georgia limited partnership ('Portman Holdings') was admitted to the Partnership as a limited partner by virtue of an assignment from Portman.

     R-6. The Interest of Portman Holdings was transferred to Portman, effective August 20, 1996, and the parties desire to reflect the re-admission of Portman as a Limited Partner and the withdrawal from the Partnership of Portman Holdings.

     R-7. Immediately prior to the execution of this Agreement, Portman and AMMLP Predecessor constituted all of the general partners of the Partnership, and Portman, Hopewell and Hopeport constituted all of the limited partners of the Partnership.

     R-8. Simultaneously with the execution and delivery of this Agreement (i) Portman shall transfer his Interest as a General Partner to the Special General Partner, which is wholly owned by Portman, (ii) AMMLP Predecessor shall merge with and into AMMLP and AMMLP shall succeed to the Interest of AMMLP Predecessor as a General Partner of the Partnership; and (iii) AMMLP shall become the Managing General Partner and Portman Marquis Corp. shall become the Special General Partner.

     R-9.  The parties hereto desire to enter into this Agreement in order to
(i) continue the Partnership, (ii) restate and supersede the Second Restated Partnership Agreement in the entirety, (iii) govern the affairs of the Partnership, and (iv) set forth their rights, obligations and understandings with respect to the Partnership.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

                                  ARTICLE ONE
                                  CONTINUATION

     1.01 Continuation. The Partners hereby confirm the continuation of the Partnership as a limited partnership under the Act. The Managing General Partner shall take all action required by law to perfect and maintain the Partnership as a limited partnership under the Act and under the laws of all other jurisdictions in which the Partnership may elect to conduct business. The Partners further agree and obligate themselves to execute, acknowledge, and cause to be filed for record, in the place or places and manner prescribed by law, any amendments to the Certificate or this Agreement as may be required, either by the Act, by the laws of a jurisdiction in which the Partnership transacts business, or by this Agreement, to comply with the requirements of law for the continuation, preservation and operation of the Partnership as a limited partnership under the Act or under the laws of such other jurisdiction(s) in which the Partnership transacts business.

     1.02 Name. The name of the Partnership is Ivy Street Hotel Limited Partnership.

     1.03 Place of Business; Registered Agent. The principal office of the Partnership is located at 10400 Fernwood Road, Bethesda, Maryland 20817-1109, or at such other place as the Managing General Partner may from time to time designate. The Partnership's registered agent for service of process is Corporation Service Company whose address is 100 Peachtree Street, Atlanta, Fulton County, Georgia 30303. The Managing General Partner may change the registered agent of the Partnership as it may from time to time determine.

                                  ARTICLE TWO
                            INTERPRETIVE PROVISIONS

     2.01 Certain Definitions. The following terms have the definitions hereinafter indicated whenever used in this Agreement with initial capital letters:

          ACT: The Georgia Revised Uniform Limited Partnership Act, as the same may be amended and in effect from time to time.

          AFFILIATE: With respect to any referenced Person: (i) such Person or a member of his immediate family, (ii) any Person who directly or indirectly owns, controls or holds the power to vote ten percent (10%) or more of the outstanding voting securities or membership interests of the Person in question; (iii) any Person ten percent (10%) or more of whose outstanding securities or membership interests are directly or indirectly owned, controlled by, or held with power to vote by the Person in question; (iv) any Person directly or indirectly controlling, controlled by, or under direct common control with the Person in question; (v) if the Person in question is a corporation or limited liability company, any executive officer, director or manager of such Person or of any corporation directly or indirectly controlling such Person; and (vi) if the Person in question is a partnership, any general partner of the partnership or any limited partner owning or controlling ten percent (10%) or more of either the capital or profits interest in such partnership. As used herein, 'control' shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of this definition, a publicly-traded entity (such as Marriott International, Inc.) will not be deemed an affiliate of a Partner or any of its Affiliates (as herein defined) unless a Person or group of Persons directly or indirectly owns twenty percent (20%) or more of the outstanding common stock of both such Partner (or its Affiliates) and such publicly-traded entity.

          AGREEMENT: This Third Restated Agreement of Limited Partnership and Exhibits 1 through 4 attached hereto, as the same may be amended and in effect from time to time.

          AMMLP: Atlanta Marriott Marquis II Limited Partnership, a Delaware limited partnership and the Managing General Partner of the Partnership.

          BANKRUPTCY: Either (i) a referenced Person's making an assignment for the benefit of creditors generally; (ii) the filing by a referenced Person of a voluntary petition in bankruptcy; (iii) a referenced Person's being adjudged insolvent or having entered against him an order for relief in any bankruptcy or insolvency proceeding; (iv) the filing by a referenced Person of an answer seeking any reorganization, composition, readjustment, liquidation, dissolution or similar relief under any law or regulation; (v) the filing by a referenced Person of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in any proceeding of reorganization, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation; or (vi) a referenced Person's seeking, consenting to, or acquiescing in appointment of a trustee, receiver or liquidator for all or substantially all of his property (or court appointment of such trustee, receiver or liquidator).

          BRE: The entity described in Section 6.01(C) of this Agreement.

          CAPITAL ACCOUNT: For each Partner, the separate account established with regard to such Partner on the books of the Partnership, which account shall be credited for (i) the amount of such Partner's Capital Contributions, and (ii) the amount of Profits allocated to such Partner under Exhibit 2 hereof, and which shall be debited for (i) the Gross Asset Value of any asset distributed to such Partner, and (ii) the amount of Losses allocated to such Partner under Exhibit 2 hereof. The foregoing definition is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(iv). Any transferee of a Partner's Interest transferred in accordance with this Agreement shall succeed to that transferor's Capital Account.

          CAPITAL CONTRIBUTION: The total amount of money or the fair market value (as agreed upon by the Partners in accordance with this Agreement) of other property contributed by each Partner to the Partnership pursuant to the terms of this Agreement, including the Capital Contribution made by a predecessor holder(s) of the Interest of such Partner, unless the context requires otherwise.

          CAPITAL PROCEEDS: The net proceeds received by the Partnership from, or attributable to, (i) any financing obtained by the Partnership after payment of the then-outstanding principal balance and accrued but unpaid interest on liabilities of the Partnership then payable from the proceeds of such financing; (ii) the sale or condemnation (other than a temporary taking) of all or substantially all of the Project after payment of the then-outstanding principal balance and accrued but unpaid interest on liabilities of the Partnership then payable pursuant to the terms thereof;
     (iii) the receipt of title or fire and extended coverage insurance; and
     (iv) any reserves previously set aside from Capital Proceeds or Capital Contributions which are deemed available for distribution by the Managing General Partner.

          CASH FLOW: With respect to any Fiscal Year or other accounting period designated by the Managing General Partner, the sum of all cash receipts of the Partnership other than Capital Proceeds or Capital Contributions.

          CERTIFICATE: The Partnership's Certificate of Limited Partnership, as amended from time to time and in effect, as required by the Act.

          CLASS A CAPITAL: The Capital Contributions of Portman and AMMLP (or their respective predecessors in interest) referred to in Sections 4.01 and 4.02(A) hereof.

          CLASS B CAPITAL: The capital contributed from time to time to the Partnership by the Managing General Partner pursuant to Section 4.03 hereof.

          CLASS C CAPITAL: The Capital Account credit given to the Managing General Partner in exchange for the contribution of the Land pursuant to
     Section 4.02(B) hereof.

          CLASS B PREFERRED RETURN: Commencing with the date of this Agreement an annual, cumulative return of thirteen and one-half percent (13.5%) per annum on the Unreturned Class B Capital, as the same may vary from time to time. To the extent unpaid in any Fiscal Year, the Class B Preferred Return shall compound at the rate of thirteen and one-half percent (13.5%) per annum.

          CLASS C PREFERRED RETURN: Commencing with the date of the contribution of the Land to the Partnership an annual, cumulative return of ten percent (10%) per annum on the Unreturned Class C Capital, as the same may vary from time to time. To the extent unpaid in any Fiscal Year, the Class C Preferred Return shall compound at the rate of ten percent (10%) per annum.

          CODE: The Internal Revenue Code of 1986, as amended from time to time, and all published rules, rulings and regulations thereunder.

          CONSENT: Either the written consent of a Person or the affirmative vote of such Person at a meeting duly called and held pursuant to this Agreement, as the case may be, to do the act or thing for which the consent is required or solicited, or the act of granting such consent, as the context may require.

          FIRST MORTGAGE: Certain mortgage financing evidenced by a secured note of the Partnership in the original principal amount of One Hundred Ninety-Nine Million Dollars ($199,000,000), which financing was obtained by the Partnership from Marriott/Portman Finance Corporation pursuant to notes issued by Marriott/Portman Finance Corporation in accordance with that certain indenture entered into on or about July 10, 1990, among Marriott/Portman Finance Corporation, Marriott and The Citizens and Southern National Bank, as collateral trustee.

          FISCAL YEAR: The calendar year or such other twelve (12)-month period designated by the Managing General Partner.

          GENERAL PARTNER(S): The Managing General Partner and the Special General Partner.

          HOST: Host Marriott Corporation, a Delaware corporation, an Affiliate of the Managing General Partner and the successor in interest to Marriott under various undertakings made by Marriott to the Partnership.

          HOST ADVANCE: The loan made to the Partnership by Host described in
     Section 4.04(A) of this Agreement.

          HOTEL: The Atlanta Marriott Marquis, a hotel owned by the Partnership containing 1,674 guest rooms, meeting/banquet facilities, restaurants and related amenities, located in Atlanta, Fulton County, Georgia.

          HOTEL MANAGEMENT AGREEMENT: That certain Restated and Amended Hotel Management Agreement entered into between the Partnership and the Hotel Operator dated May 28, 1985, as amended on or about July 10, 1990, and as the same may be hereafter further amended, providing for the day-to-day operation of the Hotel.

          HOTEL OPERATOR: Marriott Hotels, Inc., a Delaware corporation, or its successor or assignee as permitted under the Hotel Management Agreement, or any other Person who shall at any time act as the operator of the Hotel pursuant to an agreement with the Partnership.

          HOTEL POLICY COMMITTEE: The committee referred to in Section 6.07 hereof.

          INDEMNIFIED PARTIES: The Persons referred to in Section 6.06 hereof.

          IRS: The Internal Revenue Service, an agency of the United States government.

          LAND: The approximately 3.6-acre tract of land in Atlanta, Fulton County, Georgia on which the Hotel is situated, more particularly described in Exhibit 3 hereto, which Land will be contributed by AMMLP to the Partnership in exchange for the Class C Capital.

          LIMITED PARTNER(S): Those Persons indicated as Limited Partners on
     Exhibit 1 hereto, and their respective successor(s) who or which become Substituted Limited Partner(s) in accordance with the terms of this Agreement.

          MANAGING GENERAL PARTNER: AMMLP and its successor(s) who or which become Successor Managing General Partner(s) in accordance with the terms of this Agreement.

          NET CASH FLOW: Cash Flow and any other funds (other than Capital Proceeds) deemed available for distribution by the Managing General Partner, including any amounts previously set aside as reserves or escrows from Cash Flow, less (i) expenses and expenditures payable therefrom including, without limitation, operating expenses, taxes, insurance premiums, and repayment of advances and loans, including repayment of the Host Advance in accordance with the terms of the note evidencing such loan, and (ii) any reserves deemed reasonably necessary by the Managing General Partner.

          NOTICE: A writing given by any Partner to any other Partner or Partners pursuant to this Agreement personally delivered to such Partner or sent by (i) registered or certified mail, postage prepaid, return receipt requested, (ii) facsimile transmission with answer back confirmation, or
     (iii) nationally recognized overnight courier service to such Partner at the last known address of such Partner as shown on the books of the Partnership, the date of personal delivery, or of the certification receipt, as the case may be, being deemed the date of such Notice; provided, however, that any written communication actually received by a Partner shall constitute Notice for all purposes of this Agreement.

          PARTNER(S): The General Partner(s) and the Limited Partner(s), and such other Persons who become Partners pursuant to the terms of this Agreement.

          PARTNER LOANS: The loans referred to in Section 4.06 hereof.

          PARTNERSHIP: The Georgia limited partnership referred to herein as Ivy Street Hotel Limited Partnership, as such partnership may from time to time be constituted.

          PARTNERSHIP ASSETS: At any particular time, the Project and all other rights, assets or property (tangible or intangible, choate or inchoate, fixed or contingent) held or owned by the Partnership.

          PARTNERSHIP INTEREST OR INTEREST: The ownership interest of a Partner in the Partnership at any particular time, including the rights of such Partner to any and all benefits to which such Partner may be entitled as provided in this Agreement and in the Act, including such Partner's Percentage of Partnership Interest, right to distributions under Article V hereof, and any other rights which such Partner has in the Partnership, together with and subject to the obligation of such Partner to comply with all the terms and conditions of this Agreement.

          PERCENTAGE OF PARTNERSHIP INTEREST OR PERCENTAGE INTEREST: As to any Partner, the percentage in the Partnership shown opposite the name of such Partner on Exhibit 1 attached hereto, as the same may be adjusted from time to time in accordance with this Agreement.

          PERSON: Any individual, partnership, corporation, limited liability company, trust or other entity.

          PORTMAN: John C. Portman, Jr., a Georgia resident and a Limited Partner of the Partnership.

          PORTMAN APPROVED TRANSFEREES: (i) Portman's estate, (ii) any lineal relative, sibling, stepchild or spouse of Portman (or trusts for the benefit of any thereof or partnerships comprised either of any thereof or of trusts for the benefit of any thereof), (iii) business associates of Portman (or partnerships comprised thereof) actively engaged (as of the date of formation of the Partnership or as of the date such associate becomes a direct or indirect Partner) in the business of an Affiliate of Portman, and (iv) any Person controlled, directly or indirectly, by Portman.

          PORTMAN PARTNERS: All Partners from time to time owning any portion of the Partnership Interests owned on the date hereof by the Special General Partner and the Limited Partners, together with any other Partner from time to time who is an Affiliate of Portman.

          PRIME OR PRIME RATE: The prime rate as the same may be published and modified from time to time in The Wall Street Journal. If at any time there is more than one such published prime rate, the average of the range of the prime rates shall be used.

          PROJECT: Collectively, the Land and the Hotel.

          REPRESENTATIVES: Those Persons referred to in Section 6.07 hereof.

          SPECIAL GENERAL PARTNER: Portman Marquis Corp.

          SUBSTITUTED LIMITED PARTNER: That Person or those Persons admitted to the Partnership as substitute Limited Partner(s), in accordance with the provisions of this Agreement. A Substituted Limited Partner, upon his or its admission as such, shall succeed to the rights, privileges and liabilities of his or its predecessor in interest with respect to the Interest transferred.

          SUCCESSOR GENERAL PARTNER: Any Person who is admitted to the Partnership as an additional or substitute General Partner pursuant to
     Article VIII. A Successor General Partner, upon his or its admission as such, shall succeed to the rights, privileges and liabilities of his or its predecessor in interest as a General Partner with respect to the Interest transferred.

          SUCCESSOR MANAGING GENERAL PARTNER: Any Person who is admitted to the Partnership as a substitute Managing General Partner pursuant to Section 8.03(B) hereof.

          TAX MATTERS PARTNER: The Managing General Partner, or such other Partner who becomes Tax Matters Partner pursuant to the terms of this Agreement.

          TREASURY REGULATIONS: The income tax regulations promulgated under the Code, as such regulations are in effect on the date hereof.

          UNRETURNED CLASS B CAPITAL: The total Class B Capital less all distributions pursuant to Section 5.02(B)(3) of this Agreement.

          UNRETURNED CLASS C CAPITAL: The total Class C Capital less all distributions pursuant to Section 5.02(B)(4) of this Agreement.

     2.02 Rules of Construction. The following rules of construction shall apply to this Agreement:

          (A) All section headings in this Agreement are for the convenience of reference only and are not intended to qualify the meaning of any section.

          (B) All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.

          (C) Each provision of this Agreement shall be considered severable from the rest, and if any provision of this Agreement or its application to any Person or circumstances shall be held invalid and contrary to any existing or future law or unenforceable to any extent, the remainder of this Agreement and the application of any other provision to any Person or circumstances shall not be affected thereby and shall be interpreted and enforced to the greatest extent permitted by law so as to give effect to the original intent of the parties hereto.

                                 ARTICLE THREE
                                BUSINESS PURPOSE

     3.01 Business and Purpose. The business and purpose of the Partnership are, directly and indirectly, to own, promote, market, operate and finance the Project.

     3.02 Authorized Activities. In carrying out the purposes of the Partnership, but subject to all other provisions of this Agreement, the Partnership is authorized to engage in any kind of lawful activity, and perform and carry out contracts of any kind, necessary or advisable in connection with the accomplishment of the purposes and business of the Partnership.

                                  ARTICLE FOUR
                             CAPITAL; HOST ADVANCE

     4.01 Capital Contributions of Portman. On or about the date of the formation of the Partnership, Portman contributed or caused to be contributed to the capital of the Partnership fee simple title to the Land, together with all of Portman's right, title and interest in and to all assets, tangible and intangible, real, personal or mixed, used or intended to be used solely in connection with the Project. For purposes of this Agreement, the net value of such initial capital contribution (that is, the value after deduction of the then existing mortgage liabilities in favor of Crocker National Bank and Marriott, respectively, subject to which the transfer to the Partnership was made) is agreed by the Partners to be Two Million Five Hundred Thousand Dollars ($2,500,000) (i.e., Three

Million Dollars ($3,000,000) less a special Five Hundred Thousand Dollars ($500,000) distribution referenced in Section 8.3 of the Restated Partnership Agreement) and shall constitute the portion of the Class A Capital attributable to the Portman Partners. Portman represents and warrants that each of the assets contributed to the Partnership which are referred to in this Section 4.01 was freely assignable by or on behalf of Portman, or if assignable only with the consent of a third party, such consent was obtained prior to the assignment.

     4.02  Capital Contributions of AMMLP.

     (A) Simultaneously with the making of the capital contributions referred to in Section 4.01, AMMLP's predecessor in interest contributed to the capital of the Partnership the sum of Twelve Million Dollars ($12,000,000). In addition, on or about May 28, 1985, AMMLP's predecessor in interest contributed to the capital of the Partnership the sum of Fifteen Million Five Hundred Thousand Dollars ($15,500,000), a total of Twenty-Seven Million Five Hundred Thousand Dollars ($27,500,000) which shall constitute the portion of the Class A Capital attributable to AMMLP.

     (B) Simultaneously with the refinancing of the First Mortgage, (i) AMMLP shall contribute to the capital of the Partnership AMMLP's interest in the Land;
(ii) the ground lease to which the Land is subject shall terminate; and (iii) AMMLP shall be credited with a Capital Contribution of Twenty- Six Million Five Hundred Thousand Dollars ($26,500,000), which shall constitute Class C Capital. The parties acknowledge that in order to reduce potential transfer and recordation taxes, the Land may be transferred directly to a BRE as provided in
Section 6.01(C) of this Agreement.

     4.03 Class B Capital. Simultaneously with the execution and delivery of this Agreement, AMMLP shall contribute to the capital of the Partnership Six Million Dollars ($6,000,000) which capital is intended to permit the Partnership to repair the facade of the Hotel, to engage in a program of room repair and refurbishment, and for Partnership working capital. In addition, except as the Special General Partner may otherwise Consent, AMMLP shall contribute up to an additional Sixty-Nine Million Dollars ($69,000,000), but in no event less than Sixty Million Dollars ($60,000,000), to the capital of the Partnership in order to permit a refinancing of the First Mortgage, the completion of the repair of the facade of the Hotel and the program of room repair and refurbishment and to pay or reimburse the payment of transactional costs and accrued land rent. In connection with the first additional Capital Contribution referenced in this
Section 4.03, the Capital Accounts of the Partners shall be adjusted as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as set forth in Exhibit 2 hereto. In connection with the second additional Capital Contribution and refinancing referenced in this Section 4.03, Host shall be repaid any amounts it is owed as a result of advances under the 'Marriott Guaranties' (as such term is defined in the 'Marriott Commitment' which is itself defined in the Second Restated Partnership Agreement).

     4.04  Host Advance.

     (A) As of the date of this Agreement, Host has advanced an aggregate of Twenty Million One Hundred Thirty-Four Thousand Dollars ($20,134,000) ('Host Advance') to the Partnership pursuant to the 'Marriott Commitment' as 'Marriott Loans' (as such terms are defined in the Second Restated Partnership Agreement), in addition to the advances referenced in the last sentence of Section 4.03 above. Such Host Advance will be evidenced by a promissory note in the form attached hereto as Exhibit 4, dated the date of this Agreement, with a fifteen
(15) year term bearing interest at the rate of nine percent (9%) per annum. Such note shall provide for interest only during the first five (5) years of its term and then be fully amortizing, on a constant payment basis over the remaining ten
(10) years of its term. Said note shall be due and payable in full upon sale of the Project. Such Host Advance shall be repaid solely from Partnership Cash Flow and Capital Proceeds which would be available for distribution to the Partners but for the obligation to first repay the Host Advance. The interest rate and amortization schedule for the Host Advance may be changed, and voluntary prepayments may be made, only with the Consent of the Special General Partner. Simultaneously with the execution of this Agreement the promissory notes presently evidencing the Host Advance will be marked 'cancelled.'

     (B) In consideration of AMMLP's agreement to provide the Class B Capital, each Partner hereby agrees as follows:

          (i) Host, AMMLP, its or their Affiliates and/or predecessor(s) in interest shall have no further obligation to loan or advance funds under the Marriott Commitment or to make any Marriott Loan and are released from any guarantee or undertaking which runs to the benefit of the Partnership or the Partners (except as expressly set forth in this Agreement).

          (ii) Each of the Portman Partners (and the predecessor(s) in interest of each of the foregoing Persons) shall execute and deliver to the Managing General Partner (or its designee) such other and further documents as the Managing General Partner, in its discretion, shall deem reasonably necessary to evidence the termination of the funding obligations under the Marriott Commitment and the Marriott Loans and the release from any such guarantee.

          (iii) Nothing in this Section 4.04(B) shall (x) alter the obligations of the parties to the Hotel Management Agreement (including any guarantee thereof by Marriott International, Inc.) or (y) alter the obligations of Host or AMMLP to the Portman parties pursuant to that certain Escrow and Indemnification Agreement dated as of July 23, 1997.

     4.05 No Other Obligations to Contribute. Except as set forth in the foregoing Sections 4.02(B) and 4.03, no Partner shall be obligated to contribute or loan any funds to the Partnership.

     4.06 Partner Loans. The Managing General Partner, or any other Partner, may (but shall not be required to) loan to the Partnership funds in the amount of any required additional funds (as determined by the Managing General Partner), which loans (the 'Partner Loans') shall bear interest at a commercially reasonable rate unless such loan is expected to be repaid within two (2) years from the time it is made, or is for a term of two (2) years or less, in which case such loan shall bear interest at the Prime Rate plus one percent (1%) per annum. Such Partner Loans shall be repaid to the Partner(s) making such Partner Loans, with interest as aforesaid, prior to any distribution of Net Cash Flow or Capital Proceeds to any Partner but shall not be secured by any Partnership Assets.

     4.07 Voluntary Additional Contributions. The Managing General Partner may (but shall not be required to) request additional Capital Contributions from the Partners in the amount of any required additional funds (as determined by the Managing General Partner). In the event additional Capital Contributions are requested, each Partner shall have the right (but not the obligation) to make additional Capital Contributions equal to such Partner's pro rata portion (based on such Partner's Percentage of Partnership Interest in relation to the Percentage of Partnership Interest of all Partners who wish to contribute pursuant to this Section 4.07) of the requested funds. Any Notice requesting additional Capital Contributions shall specify the terms and conditions, including priority of repayment and preferred returns, upon which such additional Capital Contributions will be made.

     4.08  No Third Party Beneficiaries.  The foregoing provisions of this
Article IV are not intended to be for the benefit of any Person (other than a Partner in his or its capacity as a Partner) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners; and no such Person shall obtain any right under any such foregoing provision against the Partnership or any of the Partners by reason of any debt, liability or obligation (or otherwise).

     4.09 Capital Accounts. The Partnership shall establish and maintain a separate Capital Account for each Partner in accordance with Code Section 704 and Treasury Regulations 1.704-1. Any reference in this Agreement to the Capital Account of a Partner shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time in accordance with the Code, the Treasury Regulations and this Agreement.

     4.10 Return of Capital Accounts. Except as otherwise specifically provided in this Agreement, (i) no Partner shall have any right to withdraw or reduce his or its Capital Contributions, or to demand and receive property other than cash from the Partnership in return for his or its Capital Contributions;
(ii) no Partner shall have any priority over any other Partners as to the return of his or its Capital Contributions; (iii) any return of Capital Contributions or Capital Accounts to the Partners shall be solely from the Partnership Assets, and no Partner shall be personally liable for any such return; and (iv) no interest shall accrue or be payable to any Partner by reason of his or its Capital Contribution or Capital Account.

     5.  CONTINGENT ADJUSTMENTS ON SALE OR REFINANCING.

     (A) Notwithstanding any other provision of this Agreement to the contrary, if, without the Consent of the Special General Partner, the Managing General Partner causes the Partnership to (i) sell the Project prior to June 30, 2010,
(ii) refinance the First Mortgage in a manner that results, at the time of closing of such financing, in the Project being subject to less than One Hundred Fifty Million Dollars ($150,000,000) of Nonrecourse Liability (as defined in
Exhibit 2 hereto) or (iii) refinance the project without satisfying Section 4.11(E) below (the 'Gain Event'), then the Partnership shall (x) distribute an amount of cash determined pursuant to Section 4.11(C) (the 'Adjustment Amount') to each of the Portman Partners to compensate the Portman Partners for the acceleration of Federal and Georgia income taxes attributable to the Gain Event and that would not otherwise have been incurred by the Portman Partners as a result of the Gain Event occurring prior to June 30, 2010, and (y) allocate an amount of taxable income and/or gain from sale or refinancing of the Project equal to the Adjustment Amount to the Portman Partners.

     (B) If a Gain Event is contemplated, the Managing General Partner, with the Consent of the Special General Partner, which Consent shall not be unreasonably withheld, conditioned or delayed, shall select a qualified independent expert (the 'Expert'), the fees and expenses of which shall be paid by the Partnership, to determine the Adjustment Amount for each Portman Partner in accordance with Paragraph (C) of this Section 4.11.

     (C) The Adjustment Amount for each Portman Partner shall be equal to the excess, if any, of the Current Tax Cost for each Portman Partner (as defined in Section 4.11(C)(i)) over the Projected Tax Cost for each Portman Partner (as defined in Section 4.11(C)(ii)).

          (i) The Current Tax Cost for any Portman Partner with respect to any Gain Event shall mean the amount determined by subtracting the Capital Proceeds distributable to such Partner as a result of the occurrence of the Gain Event (determined without regard to this Section 4.11) or which have previously been distributed to such Portman Partner or his or its predecessor in interest from the excess of (x) the aggregate of the Federal and Georgia income taxes that would be incurred by such Partner for the taxable year which includes the Gain Event, taking into account the distributive share of income or gain that would be allocated to such Partner, or gain that would be recognized by such Partner, as a result of the Gain Event (determined without regard to this Section 4.11), over (y) the aggregate of the Federal and Georgia income taxes that would be incurred by such Partner for the taxable year which includes the Gain Event if the Gain Event did not occur. In determining the Current Tax Cost, the Expert shall take into account the actual Capital Account of each such Partner and such Partner's actual tax basis in its Partnership Interest, computed without regard to any election that may have been in effect under Code Section 754, but shall assume that each Portman Partner would have incurred Federal and Georgia income tax at the highest marginal rate applicable to individuals under relevant Federal and Georgia income tax statutes in effect as of the date of the Gain Event, and that such Partner has no net losses, loss carryforwards, deferred deductions or similar items that would reduce the effective rate of tax applicable to such Portman Partner's distributive share of income or gain.

          (ii) The Projected Tax Cost for any Portman Partner shall mean the present value as of the date of the Gain Event of the Current Tax Cost of such Portman Partner assuming such Current Tax Cost were incurred on June 30, 2010 and a discount rate equal to the 'applicable federal rate' under Code Section 1274(d) that would apply with respect to a debt instrument issued in a sale or exchange on the date of the Gain Event having a maturity corresponding most closely to the period of time from the date of the Gain Event to June 30, 2010.

     (D) Any Adjustment Amount shall be payable solely from Capital Proceeds otherwise distributable to AMMLP and/or from Capital Contributions by AMMLP.

     (E) The Managing General Partner covenants that in connection with any refinancing of the Project other than a refinancing of the First Mortgage, it will use commercially reasonable efforts to obtain replacement financing, which constitutes a Nonrecourse Liability (as defined in Exhibit 2 hereto), in an amount equal to or greater than the financing being replaced.

                                  ARTICLE FIVE
                         ALLOCATIONS AND DISTRIBUTIONS

     5.01 General. For purposes of maintaining Capital Accounts, the profits of the Partnership shall be shared, and the losses of the Partnership shall be borne, by the Partners as provided in Exhibit 2 hereto.

     5.02  Distributions.

     (A) NET CASH FLOW. The Partnership shall make distributions of Net Cash Flow not less frequently than annually and in such amounts as the Managing General Partner shall determine. Net Cash Flow shall be distributed as follows:

          (1) First, to the Partner(s) entitled to the Class B Preferred Return, until such Partner(s) have received an amount equal to their then accrued but unpaid Class B Preferred Return; and

          (2) Next, to the Partner(s) entitled to the Class C Preferred Return, until such Partner(s) have received an amount equal to their then accrued but unpaid Class C Preferred Return; and

          (3) Thereafter, to the Partners based upon their respective Percentage of Partnership Interest.

     (B) CAPITAL PROCEEDS. Capital Proceeds shall be distributed as soon as practicable following their receipt by the Partnership, in such amounts as the Managing General Partner shall determine. Capital Proceeds shall be distributed as follows:

          (1) First, to the Partner(s) entitled to the Class B Preferred Return, until such Partner(s) have received an amount equal to their then accrued but unpaid Class B Preferred Return;

          (2) Next, to the Partner(s) entitled to the Class C Preferred Return, until such Partner(s) have received an amount equal to their then accrued but unpaid Class C Preferred Return;

          (3) Next, to the Partner(s) who contributed the Class B Capital until the Unrecovered Class B Capital has been reduced to zero;

          (4) Next, to the Partner(s) who contributed the Class C Capital until the Unrecovered Class C Capital has been reduced to zero;

          (5) Thereafter, to the Partners based upon their respective Percentage of Partnership Interest.

     5.03 Limited Liability. For bookkeeping purposes, the Profits of the Partnership shall be shared, and the Losses of the Partnership shall be borne, by the Partners as provided in Exhibit 2 hereof; provided, however, that except as expressly provided in this Agreement, no Partner (solely by reason of being a Partner of the Partnership) shall be personally liable for losses, costs, expenses, debts, liabilities or obligations of the Partnership in excess of his or its Capital Contributions and other undertakings required herein. The foregoing shall not affect any liability a Partner may incur if such Partner undertakes additional obligations to the Partnership, the Partners or third parties in a capacity other than as a Partner.

     5.04  Distribution Upon Liquidation.

     (A) Notwithstanding anything to the contrary in this Agreement, upon the liquidation of the Partnership, the Partnership Assets shall be distributed first to the Partners with positive Capital Accounts (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs) in the same proportion which such Partner's positive balance bears to the aggregate of all such positive balances and thereafter in accordance with
Section 5.02(B) hereof. If any Partnership Assets are to be distributed in kind, such assets shall be distributed on the basis of the fair market value thereof (without taking Section 7701(g) of the Code into account) and any Partner entitled to any interest in such assets shall receive such interest therein as a tenant-in-common with all other Partners so entitled. The fair market value of such assets shall be determined by an independent appraiser to be selected by the Managing General Partner. Upon liquidation of a Partner's Interest in the Partnership, such Partner shall be entitled to receive the positive balance in its Capital Account as determined after taking into account all Capital Account adjustments for the taxable year in which such liquidation occurs.

     (B) If there is a termination of the Partnership under Section 708(b)(1)(B) of the Code, to the extent and in the manner provided by the Treasury Regulations, the Partnership Assets shall be deemed distributed in kind and the principles of Section 5.04(A) hereof shall apply as if the assets were actually distributed in kind.

     5.05 Restoration of Capital Accounts. If any Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or any other Person for any purpose whatsoever.

                                  ARTICLE SIX
                             PARTNERSHIP MANAGEMENT

     6.01  Management and Control of Partnership Business.

     (A) Except as otherwise expressly provided or limited by the provisions of this Agreement, the Managing General Partner shall have full, exclusive and complete discretion to manage and control the business and affairs of the Partnership, to make all decisions affecting the business and affairs of the Partnership, and to take all such action as it deems necessary or appropriate to accomplish the purposes of the Partnership as set forth herein. The Managing General Partner shall use reasonable efforts to carry out the purposes of the Partnership and shall devote to the management of the business and affairs of the Partnership such time as the Managing General Partner, in its reasonable discretion, shall deem to be reasonably required for the operation thereof. Except as otherwise expressly set forth in this Agreement, no Partner shall have any authority, right or power to bind the Partnership, or to manage or control, or to participate in the management or control of, the business and affairs of the Partnership in any manner whatsoever. Such management shall in every respect be the full and complete responsibility of the Managing General Partner alone except as herein provided.

     (B) Except as otherwise expressly provided or limited by the provisions of this Agreement, the Managing General Partner shall possess and may enjoy and exercise all of the rights and powers and perform all acts (i) that are expressly provided herein and (ii) that a partner in a partnership without limited partners may perform under the laws of the State of Georgia, including, but not limited to, the right and power to do each of the following acts on behalf of the Partnership:

          (1) sell and convey, or contract to sell and convey, all or any part of the property, real or personal, owned by the Partnership;

          (2) execute leases or subleases or modify leases or subleases of any real property, or any part thereof or interest therein, owned by the Partnership, or any amendment thereto or modification thereof, and terminate any such leases or subleases and accept the surrender of the property so leased or subleased upon the expiration or earlier termination of such leases or subleases;

          (3) borrow money and, as security therefor, mortgage or otherwise encumber all or any Partnership Asset, enter into sale/leaseback financing transactions and make, deliver and execute any commercial paper and sign, seal, deliver and otherwise execute any note, mortgage, deed to secure debt, security agreement, assignment of receivables or other collateral assignments, bond, financing statement guaranty, rental agreement, lease, contract to sell, deed or such other instrument of conveyance, road deed, right-of-way deed, quit-claim deed or easement, or exercise any purchase option, concerning the Project or other Partnership Asset; provided, however, that no recourse obligations as to the Special General Partner (other than trade debt arising from operation of the Project) shall be created without the Consent of Special General Partner;

          (4) except as otherwise provided in Section 4.04 and Section 4.06, prepay in whole or in part, refinance, recast, increase, modify, consolidate or extend any mortgages, deeds to secure debt or other encumbrances which may affect any Partnership Asset, and in connection therewith execute or cause to be executed, for and on behalf of the Partnership, any extensions, renewals, consolidations or modifications of such mortgages, deeds to secure debt or other encumbrances;

          (5) execute any and all other instruments to carry out the intention and purpose of this Agreement;

          (6) commence, terminate, defend or settle any litigation, arbitration, claim or other dispute involving the business or assets of the Partnership; and

          (7) take any action on behalf of the Partnership that this Agreement requires or permits the Managing General Partner or the Partnership to take.

     (C) The Partners acknowledge that in order to permit a financing or refinancing of the Project (including a refinancing of the First Mortgage), the Managing General Partner is authorized to cause the Partnership or AMMLP or AMMLP Predecessor to convey the Project to a bankruptcy remote entity ('BRE') wholly owned by the Partnership to the extent use of a BRE is required in order to obtain any such financing or refinancing, but only so long as such conveyance does not operate to terminate the Partnership for income tax purposes.

     (D) (1) It is the intention of the parties that except as provided in Sections 4.04, 4.11(B), 6.01(D)(2), 6.01(D)(3), 6.07, 9.01(A), and 10.01 hereof, the Special General Partner shall have no voting or Consent rights. To the extent that the Special General Partner is determined, as a matter of law or contract, to possess voting or Consent rights (other than as provided in Sections 4.04, 4.11(B), 6.01(D)(2), 6.01(D)(3), 6.07, 9.01(A), and 10.01), then on any matter on which the Partners or General Partners are required to vote, all such Partners or General Partners shall vote as a class and the vote of a majority in Percentage Interest of such class shall control.

     (2) Notwithstanding Sections 6.01(A) and (B) above, the Consent of the Special General Partner shall be required for a sale of all or substantially all of the Partnership Assets to the Host Marriott Corporation, a Delaware corporation, or any of its Affiliates or Marriott International, Inc., a Delaware corporation, or any of its Affiliates.

     (3) Notwithstanding Sections 6.01(A) and (B) above, the Consent of the Special General Partner shall be required for any material change in the economic terms of the Hotel Management Agreement; provided, however, the Special General Partner hereby grants its Consent to an amendment of the Hotel Management Agreement which (i) increases the owners priority to Twenty-Nine Million Six Hundred Seventy Thousand Dollars ($29,670,000) (ii) deletes paragraphs 5.2 through 5.6 of the Hotel Management Agreement, and (iii) provides that the Hotel Operator shall receive an incentive management fee equal to twenty percent (20%) of any operating profit of the Hotel in excess of the owners priority.

     6.02 No Management by Limited Partners. No Limited Partner, in his or its capacity as a limited partner, shall take part in the day-to-day management, operation or control of the business and affairs of the Partnership nor have any authority, right or power to act for or on behalf of or to bind the Partnership or transact any business in the name of the Partnership. The Limited Partners shall have no rights other than those specifically provided herein or granted by law where consistent with a valid provision hereof. To the extent that the Limited Partners are determined, as a matter of law or contract, to possess voting or Consent rights then on any matter on which the Limited Partners are required or permitted to vote, all such Limited Partners shall vote as a class and the vote of a majority in Percentage Interest of such class shall control.

     6.03 Limitations on Partners. No Partner shall have any authority to perform (i) any act in violation of any applicable law or regulation thereunder, or (ii) any act without any Consent or ratification which is required to be Consented to or ratified by any other Partner or Partners pursuant to the terms of this Agreement.

     6.04 Business with Affiliates. Except as otherwise expressly provided in this Agreement, the Managing General Partner, in its discretion, may cause the Partnership to transact business with any Partner or any Affiliate of any Partner for goods or services reasonably required in the conduct of the Partnership's business; provided that any such transaction shall be effected only on terms competitive with those that may be obtained in the marketplace from Persons who are not Affiliates of the Managing General Partner.

     6.05 No Compensation; Reimbursement of Expenses. The Managing General Partner shall not be paid any direct salary or other compensation for serving in such capacity. Except as otherwise set forth in this Agreement, the Managing General Partner shall be fully and entirely reimbursed by the Partnership for any and all reasonable costs and expenses (other than overhead) incurred in connection with the continuation of the Partnership pursuant to this Agreement and the management and supervision of the Partnership business. With respect to any such reimbursement, the Managing General Partner shall present the Partnership with such invoices or allocations as are necessary to substantiate such costs and expenses.

     6.06  Liability for Acts and Omissions.

     (A) The General Partners, and their officers, directors, employees and agents (together, the 'Indemnified Parties'), shall not be liable, responsible or accountable in damages or otherwise to the Partnership or any of the Partners for any act or omission performed or omitted in good faith on behalf of the Partnership which the General Partners or any Indemnified Party reasonably believed to be within the scope of the authority granted by this Agreement and in the best interests of the Partnership, provided such act or omission is in good faith and with such care as an ordinarily prudent person in a like position would use under similar circumstances. The General Partners and the Indemnified Parties shall nevertheless be liable, responsible or accountable for actual fraud, gross negligence or intentional misconduct.

     (B) The Partnership shall indemnify and make advances for expenses to the General Partners and the Indemnified Parties to the fullest extent permitted under Section 14-9-108 of the Act (to the extent of available assets, but without the requirement that any Partner make additional Capital Contributions for this purpose) against any loss or damage incurred by the General Partners or the Indemnified Parties by reason of any act or omission performed or omitted by the General Partners or any Indemnified Party which is consistent with the first sentence of Section 6.06(A) above.

     (C) Each of the General Partners shall indemnify and hold harmless the Partnership and the Partners against any damage or loss incurred by the Partnership or Partners by reason of its actual fraud, gross negligence or intentional misconduct.

     6.07  Hotel Policy Committee.

     (A) The Hotel Policy Committee shall represent the Partnership in coordinating the ownership of the Hotel with its operation and management by the Hotel Operator pursuant to the Hotel Management Agreement; provided, however, the Hotel Policy Committee's scope of operational authority shall be limited to review and approval of (i) the annual operating projection, (ii) the advertising and marketing program, (iii) the repairs and equipment budget, and (iv) the annual estimate of the cost of major capital improvements (all to be prepared initially by the Hotel Operator). The Hotel Policy Committee shall be the Partnership's authorized representative to make decisions or take other appropriate action on the Partnership's behalf where the same is provided for in the Hotel Management Agreement. The Managing General Partner and Special General Partner each shall appoint a member ('Representative') to serve on the Hotel Policy Committee. Such appointment shall be effective until revoked by the appointing Partner or until the resignation, death or incapacity to serve of such Representative, whereon such appointing Partner shall promptly appoint a replacement Representative. Either the Managing General Partner or Special General Partner may designate any Affiliate as its agent for the purpose of appointing its respective Representative. The Managing General Partner and Special General Partner may each change its Representative at any time upon Notice to the other. The Representatives shall have the authority to act for and bind the respective Partners by whom they were appointed in accordance with the provisions of this Agreement. The rights of the Special General Partner set forth in this Section 6.07 shall, if the Special General Partner shall no longer be a General Partner, expire.

     (B) The Hotel Policy Committee shall hold periodic meetings not less frequently than annually, and may hold special meetings upon not less than three
(3) calendar days' Notice from one Representative to the other Representative. Such meetings shall be held in Atlanta, Georgia, in Bethesda, Maryland, or in any other city agreeable to all Representatives, as set forth in such Notice. Such Notice shall specify the matters to be considered by the Hotel Policy Committee and the location of said meeting; provided, however, that the Hotel Policy Committee may adopt any other procedures with respect to the convening of Hotel Policy Committee meetings at any time during the term of this Agreement.

     (C) (1) An action shall be adopted by the Hotel Policy Committee only upon the unanimous vote of all the Representatives. Except as provided in Section 6.07(C)(2), if a vote of the Hotel Policy Committee shall not be unanimous, the vote of the Representative appointed by the Managing General Partner shall prevail.

     (2) Notwithstanding Section 6.07(C)(1) above, if, at a time when the Hotel Operator is an Affiliate of (or is) Host, a vote of the Hotel Policy Committee shall not be unanimous, the Representatives shall submit the issue in question to the General Partners for resolution. The General Partners shall direct their Representatives how to vote on such issue and the Hotel Policy Committee shall promptly reconvene to take another vote on such issue, which vote shall also be unanimous for any Approval or Consent. If a deadlock remains, then either General Partner may submit the matter for arbitration as provided in Section
20.11 of the Hotel Management Agreement (except that such arbitration shall be conducted between the General Partners and the Hotel Operator shall not be a party thereto).

     (D) In the event it is inconvenient at any time to schedule an actual meeting of the Hotel Policy Committee, then the Representatives may confer by telephone to approve any proposed action; however, no such approval shall be effective for purposes of this Agreement until and unless memorialized in a writing signed by all Representatives.

     (E) Any action required or permitted hereunder to be taken at a meeting of the Hotel Policy Committee may be taken without a meeting if written consent, setting forth the action so taken, shall be signed by all Representatives. For all purposes of this Agreement (including, without limitation, any action by the Hotel Policy Committee) either General Partner may act directly upon any matter, without acting through the Representative appointed by such party, and such direct action shall be effective as if taken by the Representative appointed by such party.

     6.08  Right of First Negotiation.

     (A) The Partnership hereby grants to Portman a first right of negotiation with respect to any sale of the Hotel proposed by the Managing General Partner (a 'Proposed Sale'). In the event of a Proposed Sale, the Managing General Partner shall give Notice to Portman setting forth a detailed description of the Proposed Sale (a 'Sale Notice'). The Sale Notice shall include the proposed price and all other material terms and conditions proposed by the Managing General Partner. Portman shall have a period of thirty (30) days following his receipt of a Sale Notice within which to elect to enter into negotiations with the Managing General Partner regarding the Proposed Sale (the 'Evaluation Period'), which election must be in writing and given by Portman to the Managing General Partner prior to the expiration of such Evaluation Period. If Portman makes such election, the Managing General Partner and Portman shall thereafter use bona-fide, good faith and best efforts to close such transaction within one hundred twenty (120) days thereafter (the 'Closing Period'), recognizing that time is of the essence. Notwithstanding the foregoing, Portman and the Managing General Partner shall use bona-fide, good faith and best efforts to reach a binding agreement (subject to any mutually agreed to contingencies contained in such agreement (the 'Contingencies') pursuant to which Portman shall post a forfeitable (except as may be provided in the Contingencies) deposit ('Required Deposit') equal to at least one and one-half percent (1.5%) of the proposed price set forth in the Sale Notice within sixty (60) days (the 'Deposit Period') from Portman's election to enter into negotiations.

     (B) If (i) Portman does not elect to enter into negotiations with the Managing General Partner within the Evaluation Period, (ii) Portman fails to post the Required Deposit with the Partnership within the Deposit Period, or
(iii) Portman elects to enter into negotiations with the Managing General Partner within the Evaluation Period, the Required Deposit is posted within the Deposit Period but the transaction is not closed within such Closing Period for any reason other than the failure of the Partnership to perform, then the Partnership shall be free, for a period of one (1) year following the last day of such Evaluation Period, Deposit Period or Closing Period, as the case may be (the 'Free Sale Period'), to enter into a binding agreement to close the transaction described in the Sale Notice with any other person at a price that is not less than ninety-two percent (92%) of the price contained in the Sale Notice (a 'Third Party Agreement'). Closing under any such Third Party Agreement must occur within fourteen (14) months following the last day of such Evaluation Period, Deposit Period or Closing Period, as the case may be (the 'Third Party Closing Period'). If (i) the Partnership does not enter into a Third Party Agreement within the Free Sale Period and the Partnership still wishes to sell the Hotel, or (ii) the Partnership enters into a Third Party Agreement within the Free Sale Period, but fails to close under such agreement within the Third Party Closing Period, and the Partnership still wishes to sell the Hotel, or
(iii) within the Free Sale Period the Partnership wishes to sell the Hotel for a price less than ninety-two percent (92%) of the price contained in the Sale Notice, then the Partnership must again submit a Sale Notice to Portman as provided in this

Section 6.08 and Portman shall have all the rights provided for in this Section
6.08 except that in the case of the situation described in clause (iii) immediately above, the Evaluation Period shall be for ten (10) days rather than thirty (30) days.

                                 ARTICLE SEVEN
                             ACCOUNTING AND REPORTS

     7.01 Books and Records. The Managing General Partner shall maintain at the office of the Partnership full and accurate books of the Partnership showing all receipts and expenditures, assets and liabilities, profits and losses, names and current addresses of Partners, and all other records necessary for recording the Partnership's business and affairs. All Partners and their duly authorized representatives shall have the right to inspect and copy any or all of the Partnership's books and records including, without limitation, books and records necessary to enable a Partner to defend any tax audit or related proceeding, during reasonable hours upon three (3) business days Notice to the Managing General Partner, and shall have, on demand, true and full information of all matters affecting the Partnership.

     7.02  Books and Records; Tax Matters.

     (A) The books and records of the Partnership shall be kept on the accrual basis or such other accounting method selected by the Managing General Partner. The accounts of the Partnership shall be analyzed by the Partnership's accountants in the reasonable discretion of the Managing General Partner, and any statements resulting from any such analysis shall be provided to each Partner as soon as practicable after receipt thereof by the Managing General Partner.

     (B) The Tax Matters Partner shall be required to prepare or cause to be prepared all tax returns required of the Partnership at the Partnership's expense. The Tax Matters Partner may be changed with the Consent of the Managing General Partner.

     (C) If the Partnership incurs any costs related to any tax audit, declaration of any tax deficiency or any administrative proceeding or litigation involving any Partnership tax matter, the Partnership shall use all available Cash Flow and/or Capital Proceeds for such purpose, but no Partner shall be required to advance or contribute funds to the Partnership for such purpose.

     7.03 Reports and Notices. In addition to any statements provided pursuant to Section 7.02(A), the Managing General Partner shall be required to provide all Partners with the following reports no later than the dates indicated or as soon thereafter as circumstances permit:

          (A) By March 31, IRS Form 1065 and Schedule K-l, or similar forms as may be required by the IRS, stating each Partner's allocable share of income, gain, loss, deduction or credit for the prior Fiscal Year.

          (B) By May 31, a balance sheet and the related statements of income, cash flow, Partners' capital and changes in financial position, audited by the Partnership's independent certified public accountant.

     7.04 Partnership Funds. The Managing General Partner shall have responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its direct or indirect possession or control. The funds of the Partnership shall not be commingled with the funds of any other Person (other than computerized checking accounts, centralized management accounts or other similar accounts) and the Managing General Partner shall not be permitted to employ such funds in any manner except for the benefit of the Partnership. All funds of the Partnership not otherwise invested shall be deposited in one or more accounts maintained in such banking institutions as the Managing General Partner shall determine, and withdrawals shall be made only in the regular course of Partnership business on such signatures as the Managing General Partner may from time to time determine.

                                 ARTICLE EIGHT
                       TRANSFER OF PARTNERSHIP INTERESTS

     8.01 Transfer by General Partners. The General Partners may not voluntarily withdraw from the Partnership. A General Partner may transfer any portion of its or his Partnership Interest only in accordance with Section 8.03 hereof. Notwithstanding the foregoing, the Special General Partner may withdraw as a General Partner of the Partnership at any time without the Consent of any other Partner.

     8.02 Obligations of a Prior General Partner. In the event of the involuntary withdrawal of a General Partner, he or it shall remain liable for all obligations and liabilities (other than Partnership liabilities payable solely from Partnership Assets) incurred by him or it as General Partner before the effective date of such event. However, the withdrawn General Partner shall be free of and held harmless by the Partnership against any obligation or liability incurred on account of the activities of the Partnership from and after the effective date of such event, except as provided in this Agreement.

     8.03  Additional or Successor General Partners.

     (A) A Person may be admitted to the Partnership as a Successor General Partner only if the following conditions are satisfied:

          (1) The admission of such Person shall have been Consented to by a majority in Percentage Interest of the Partners;

          (2) The Person shall have accepted and agreed to be bound by all the terms and provisions of this Agreement, by executing a counterpart thereof and such other documents or instruments as may be required or appropriate in order to effect the admission of such Person as a General Partner; and

          (3) An amendment to the Certificate evidencing the admission of such Person as a General Partner shall have been filed for recordation as required by the Act.

     (B) In the event of the withdrawal of the Managing General Partner as a General Partner, its Interest shall automatically be converted to that of a Limited Partner, and the Partners (including such withdrawn former Managing General Partner) owning a majority of the Percentage Interests shall elect a Successor Managing General Partner.

     (C) In the event of the withdrawal of the Special General Partner as a General Partner, or in the event the Special General Partner ceases to be wholly owned by Portman, its Interest shall automatically be converted to that of a Limited Partner and all voting or Consent rights of the Special General Partner shall terminate.

     8.04  Restrictions on Transfer by Limited Partners.

     (A) Except as otherwise provided in this Section 8.04(A), no Limited Partner may sell, assign, transfer or otherwise dispose of or pledge, hypothecate or otherwise encumber his or its Partnership Interest without the prior Consent of the Managing General Partner, and any such act in violation hereof shall be of no effect and shall not be binding on the Partnership. Anything contained herein to the contrary notwithstanding, no Limited Partner may sell, assign, transfer, encumber or otherwise dispose of his or its Partnership Interest if such disposition would (i) cause the Partnership to be treated as an association taxable as a corporation (rather than a partnership) for federal income tax purposes; (ii) violate the provisions of any federal or state securities laws; or (iii) violate the terms of (or result in a default or acceleration under) any law, rule, regulation, agreement or commitment binding on the Partnership; provided, however, that each Limited Partner shall have the right from time to time to assign or otherwise transfer, without the Consent of the Managing General Partner, all or any part of his or its Partnership Interest
(i) to his spouse or to any of his children who have reached majority, (ii) to trusts for any of his issue, (iii) to Portman, (iv) to any Portman Approved Transferees, or (v) to other Limited Partners; provided further, however, that notwithstanding the foregoing, no Interest owned by a Limited Partner shall be sold or exchanged and no purported sale or exchange shall be effective (except a disposition by gift, including assignment to a successor in interest, bequest or inheritance, or the liquidation of a Partnership Interest), if such sale or exchange would result in a termination of the Partnership for Federal income tax purposes or would constitute a violation of the registration provisions of the Securities Act of 1933, as amended, or any applicable state securities or real estate syndication law. Unless done in full compliance with the terms and conditions of this

Section, any assignment or other transfer of all or any portion of an Interest owned by a Limited Partner shall be null and void.

     (B) Subject to the provisions of Section 8.04(A), an assignee or successor of the whole or any portion of a Limited Partner's Partnership Interest pursuant to Section 8.04(A) shall become a Substituted Limited Partner upon the satisfaction of the following conditions:

          (1) The assignor and assignee file a Notice or other evidence of transfer and such other information reasonably required by the Managing General Partner, including, without limitation, names, addresses and telephone numbers of the assignor and assignee;

          (2) The assignee executes, adopts and acknowledges this Agreement, or a counterpart hereto, and such other documents as may be reasonably requested by the Managing General Partner, including without limitation, all documents necessary to comply with applicable tax and/or securities rules and regulations;

          (3) The assignor or assignee pays all reasonable costs and fees incurred by the Partnership to effect the transfer and substitution; and

          (4) If the Consent of the Managing General Partner to such transfer is required pursuant to Section 8.04(A), then the admission of such Substituted Limited Partner shall have been Consented to, in writing, by the Managing General Partner.

     (C) If an assignee of a Limited Partner pursuant to Section 8.04(A) does not become a Substituted Limited Partner pursuant to Section 8.04(B), the assignee shall not have any rights to require any information on account of the Partnership's business, to inspect the Partnership's books, to participate in the management or operation of the Partnership, or to vote or otherwise take part in the affairs of the Partnership.

                                  ARTICLE NINE
                          DISSOLUTION AND LIQUIDATION

     9.01 Term and Dissolution. The Partnership commenced as of September 24, 1982, and shall continue until December 31, 2085, or until dissolution occurs prior to that date for any one of the following reasons:

          (A) An election to dissolve the Partnership is made in writing by all Partners; or

          (B) The sale, exchange or other disposition of all or substantially all of the Partnership Assets; or

          (C) Withdrawal of a General Partner, unless at the time of the withdrawal there remains at least one (1) other General Partner, in which case the business of the Partnership shall be carried on by such remaining General Partner(s); or

          (D) Any other event causing dissolution of the Partnership under the Act.

     9.02  Liquidation of Partnership Assets.

     (A) In the event of dissolution and final termination of the Partnership, a full accounting of the assets and liabilities shall be taken, and the assets shall be liquidated, with the residual cash therefrom distributed in accordance with the provisions of Section 5.04 by the later of (i) the last day of the Fiscal Year in which the termination occurs or (ii) ninety (90) days after the date on which the termination occurs.

     (B) The Managing General Partner shall file all certificates and notices of the dissolution of the Partnership required by law. The Managing General Partner shall proceed without any unnecessary delay to sell and otherwise liquidate the Partnership Assets; provided, however, that if the Managing General Partner shall determine that an immediate sale of part or all of the Partnership Assets would cause undue loss to the Partners, the Managing General Partner may defer the liquidation except (i) to the extent provided by the Act, (ii) as required by Section 9.02(A) or (iii) as may be necessary to satisfy the debts and liabilities of the Partnership to Persons other than the Partners. Upon the complete liquidation and distribution of the Partnership Assets, the Partners shall cease to be Partners of the Partnership, and the Managing General Partner shall execute, acknowledge and cause to be filed any and all certificates and notices required by law to terminate the Partnership.

     (C) Upon the dissolution of the Partnership pursuant to Section 9.01, the Managing General Partner shall cause to be prepared by the Partnership's independent certified public accountants, and shall furnish to each

Partner, a statement setting forth the assets and liabilities of the Partnership. Promptly following the complete liquidation and distribution of the Partnership Assets, the Managing General Partner shall furnish to each Partner a statement showing the manner in which the Partnership Assets were liquidated and distributed.

                                  ARTICLE TEN
                                   AMENDMENTS

     10.01 Amendment Procedure. Amendments to this Agreement may be proposed by any Partner, and if proposed by a Limited Partner, such Partner shall send Notice thereof to the Managing General Partner. A proposed amendment will be adopted and effective only if it receives the Consent of all Partners. Within ten (10) days of the making of any proposal to amend this Agreement, the Managing General Partner shall give the Partners Notice of such proposal (along with the text of the proposed amendment and a statement of its purposes).

                                 ARTICLE ELEVEN
                            MISCELLANEOUS PROVISIONS

     11.01 Title to Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or in the name of its nominee, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities.

     11.02 Other Activities. Except as expressly provided otherwise in this Agreement, any Partner may engage in, or possess an interest in, other business ventures of every nature and description, independently or with others, including, without limitation, real estate business ventures, whether or not such other enterprises shall be in competition with any activities of the Partnership; and neither the Partnership nor the other Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.

     11.03 Applicable Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Georgia.

     11.04 Binding Agreement. This Agreement shall be binding upon the parties hereto, their heirs, executors, personal representatives, successors and assigns.

     11.05 Counterparts and Effectiveness. This Agreement may be executed in several counterparts, which shall be treated as originals for all purposes, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatory to the original or the same counterpart. Any such counterpart shall be admissible into evidence as an original hereof against the Person who executed it. The execution and delivery of this Agreement by facsimile shall be sufficient for all purposes hereof and shall be binding upon any Person who so executes.

     11.06 Entire Agreement. This Agreement (and the Exhibits hereto) contains the entire understanding between the parties hereto and supersedes all prior written or oral agreements among them respecting the within subject matter, unless otherwise provided herein. There are no representations, agreements, arrangements or understandings, oral or written, between the Partners hereto relating to the subject matter of this Agreement which are not fully expressed herein and in said Exhibits.

     IN WITNESS WHEREOF, this Agreement has been executed under seal as of the day and year first above written.

Attest:                                                  MANAGING GENERAL PARTNER:
                                                         Atlanta Marriott Marquis II
                                                         LIMITED PARTNERSHIP
                                                         By: MARRIOTT MARQUIS CORPORATION,
                                                             ITS GENERAL PARTNER

                                                         By:____________________________
[Corporate Seal]                                         Name:__________________________
                                                          Title:________________________

Witness:                                                 SPECIAL GENERAL PARTNER:
                                                         PORTMAN MARQUIS CORP.

                                                         By:________________________________
[Corporate Seal]                                             John C. Portman, Jr., President

Witness:                                                 LIMITED PARTNERS:
                                                             ___________________________(Seal)
                                                             John C. Portman, Jr.

Witness:                                                 HOPEWELL GROUP, LTD.
                                                         By:____________________________(Seal)
                                                             John C. Portman, Jr., General Partner

Witness:                                                 HOPEPORT, LTD.
                                                         By:____________________________(Seal)
                                                             John C. Portman, III, General Partner

                                                             For the sole purpose of acknowledging its
                                                             withdrawal from the Partnership:
                                                             PORTMAN HOLDINGS, L.P.
                                                         By: PORTMAN PROPERTIES, INC.,
                                                             ITS GENERAL PARTNER
                                                             By:________________________(Seal)
                                                                  John C. Portman, Jr.,
                                                                  President

                THIRD RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                      IVY STREET HOTEL LIMITED PARTNERSHIP
                                   EXHIBIT 1

                              SCHEDULE OF PARTNERS

GENERAL PARTNERS:                                                        PERCENTAGE OF
                                                                         PARTNERSHIP INTEREST

Atlanta Marriott Marquis II                                                     80.00%
Limited Partnership
10400 Fernwood Road
Bethesda, Maryland 20058

Portman Marquis Corp.                                                            0.10%
c/o Portman Holdings, L.P.
Suite 4600
303 Peachtree Street, N.E.
Atlanta, Georgia 30308

LIMITED PARTNERS:

John C. Portman, Jr.                                                             9.80%
c/o Portman Holdings, L.P.
Suite 4600
303 Peachtree Street, N.E.
Atlanta, Georgia 30308

Hopewell Group, Ltd.                                                             5.10%
c/o Portman Holdings, L.P.
Suite 4600
303 Peachtree Street, N.E.
Atlanta, Georgia 30308

Hopeport, Ltd.                                                                   5.00%
c/o Portman Holdings, L.P.
Suite 4600
303 Peachtree Street, N.E.
Atlanta, Georgia 30308

                                      1-1

                THIRD RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                      IVY STREET HOTEL LIMITED PARTNERSHIP

                                   EXHIBIT 2

                             ALLOCATION PROVISIONS

     1. Definitions. The following terms shall have the meaning ascribed to them for purposes of this Exhibit 2.

     ADJUSTED CAPITAL ACCOUNT DEFICIT: With respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          (A) Credit to such Capital Account any amounts which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and 1.704-2(i)(5); and

          (B) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     DEPRECIATION: For each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined consistent with the requirements of the Code and the Treasury Regulations.

     GROSS ASSET VALUE: With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (i) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset at the time of such contribution, as reasonably determined by the Managing General Partner, unless a specific value is provided herein.

          (ii) the Gross Asset Values of all Partnership Assets may, in the Managing General Partner's discretion, be adjusted to equal their respective gross fair market values immediately prior to the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an Interest in the Partnership; and (c) the liquidation of the Partnership or a Partner's Interest in the Partnership. The determination of fair market values will be made by the Managing General Partner in its reasonable discretion. Except as required by Section 4.03, no adjustment shall be made if the Managing General Partner determines that an adjustment is not required in order to reflect the relative economic interests of the Partners. If the Gross Asset Value of an asset has been determined or adjusted pursuant to Clause (i) or (ii) of this definition, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses. The Gross Asset Value of an asset distributed by the Partnership to a Partner shall equal the fair market value of such asset at the time of such distribution.

     NONRECOURSE DEDUCTIONS: The meaning set forth in Regulations Sections 1.704-2(b)(1) and (c).

     NONRECOURSE LIABILITY: The meaning set forth in Regulations Section 1.752-1(a)(2).

                                      2-1

     PARTNER MINIMUM GAIN: An amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i).

     PARTNER NONRECOURSE DEBT: The meaning set forth in Regulations Section 1.704-2(b)(4).

     PARTNER NONRECOURSE DEDUCTIONS: The meaning set forth in Regulations
Section 1.704-2(i).

     PARTNERSHIP MINIMUM GAIN: The meaning set forth in Regulations Sections 1.704-2(b)(2) and (d).

     PROFITS AND LOSSES: For each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          (A) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

          (B) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss;

          (C) In the event the Gross Asset Value of any Partnership Asset is adjusted pursuant to (B) or (C) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          (D) Gain or loss resulting from any disposition of Partnership Assets with respect to which gain or loss is recognized for federal income purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

          (E) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation; and

          (F) Notwithstanding any other provisions of this definition, any items which are specially allocated pursuant to Section 2(C) hereof shall not be taken into account in computing Profits or Losses.

     2. Allocation of Profit and Loss. The income, profits, gains, losses, deductions and credits of the Partnership shall be determined in accordance with the capital accounting rules and principles established by Code Sections 702 and 704 and the regulations thereunder and, to the extent not inconsistent therewith, in accordance with generally accepted tax accounting principles, and shall be allocated each Fiscal Year as follows and in the following order of priority:

          (A) After giving effect to the special allocations set forth in
     Section 2(C), Profits for any Fiscal Year shall be allocated as follows:

             (1) First, one hundred percent (100%) to the General Partners to the extent of the excess, if any, of (i) the cumulative Losses allocated the General Partners pursuant to Section (B)(2) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to the General Partners pursuant to this Section (A)(1) for all prior Fiscal Years;

             (2) Second, one hundred percent (100%) to the Partners, in proportion to and to the extent of the excess, if any, of (i) the cumulative Losses allocated to each Partner pursuant to Section
        (B)(1)(c) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to each Partner pursuant to this Section (A)(2) for all prior Fiscal Years;

             (3) Third, one hundred percent (100%) to the Partners, in proportion to and to the extent of the excess, if any, of (i) the cumulative Losses allocated to each Partner pursuant to Section

                                      2-2

        (B)(1)(b) hereof for all prior Fiscal Years, over (ii) the cumulative Profits allocated to each Partner pursuant to this Section (A)(3) for all prior Fiscal Years;

             (4) Fourth, one hundred percent (100%) to the Managing General Partner to the extent of the excess, if any, of (i) the cumulative Class B Preferred Return of such Partner accrued for the current and all prior Fiscal Years, over (ii) the cumulative Profits allocated to such Partner pursuant to this Section (A)(4) for all prior Fiscal Years;

             (5) Fifth, one hundred percent (100%) to the Managing General Partner, in proportion to and to the extent of the excess, if any, of
        (i) the cumulative Class C Preferred Return accrued for the current and all prior Fiscal Years, over (ii) the cumulative Profits allocated to such Partner pursuant to this Section (A)(5) for all prior Fiscal Years; and

             (6) The balance, if any, to the Partners in proportion to their respective Percentage Interests in the Partnership.

          (B) After giving effect to the special allocations set forth in Section (C) hereof, Losses for any Fiscal Year shall be allocated as set forth in Section (B)(1) hereof, subject to the limitation in Section (B)(2) hereof.

             (1) Losses for any Fiscal Year shall be allocated in the following order of priority:

                (a) First, one hundred percent (100%) to the Partners in proportion to and to the extent of the excess, if any, of (y) the cumulative Profits allocated to each such Partner pursuant to Section
           (A)(6) hereof for all prior Fiscal Years, over (z) the cumulative Losses allocated to such Partner pursuant to this Section (B)(1)(a) for all prior Fiscal Years;

                (b) Second, one hundred percent (100%) to the Partners in proportion to and to the extent of their positive Capital Accounts until all Capital Accounts have been reduced to zero; and

                (c) The balance, if any, to the Partners in proportion to their Percentages of Partnership Interest.

             (2) The Losses allocated pursuant to Section (B)(1) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Limited Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section (B)(1) hereof but for this Section (B)(2), the limitation set forth in this (B)(2) shall be applied on a Limited Partner by Limited Partner basis so as to allocate the maximum permissible Losses to each Limited Partner under Regulations Section 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitations set forth in this Section (B)(2) shall be allocated to the General Partners in proportion to their respective Percentage of Partnership Interest.

          (C) SPECIAL ALLOCATIONS. The following special allocations shall be made in the following order:

             (1) MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of the foregoing Sections 2(A) and (B), if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, then, to the extent required by Regulations Section 1.704-2(f), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g)(2). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j). This Section 2(C)(1) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

             (2) PARTNER MINIMUM GAIN CHARGEBACK. Notwithstanding any other provision of Sections 2(A)-(F) hereof except Section 2(C)(1), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, then, to the extent required by Regulations Section 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations

                                      2-3

        Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j). This Section 2(C)(2) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

             (3) QUALIFIED INCOME OFFSET. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this
        Section 2(C)(3) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in Sections 2(A)-(F) hereof have been tentatively made as if this Section 2(C)(3) were not in the Agreement.

             (4) GROSS INCOME ALLOCATION. In the event any Limited Partner has a deficit Capital Account at the end of any Fiscal Year that is in excess of the sum of (i) the amount such Partner is obligated to restore, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income, and gain for such year) in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2(C)(4) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in Sections 2(A)-(F) hereof have been tentatively made as if Section 2(C)(3) and this Section 2(C)(4) were not in the Agreement.

             (5) NONRECOURSE DEDUCTIONS. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partners in proportion to their Percentages of Partnership Interest.

             (6) PARTNER NONRECOURSE DEDUCTIONS. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations
        Section 1.704-2(i)(1).

             (7) SECTION 754 ADJUSTMENT. To the extent an adjustment to the adjusted tax basis of any Partnership Asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations
        Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.

          (D) OTHER ALLOCATION RULES.

          (1) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Managing General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

          (2) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits and Losses, as the case may be, for the year.

                                      2-4

          (3) The Partners are aware of the income tax consequences of the allocations made by Sections 2(A)-(F) hereof and hereby agree to be bound by the provisions of Sections 2(A)-(F) hereof in reporting their shares of Partnership income and loss for income tax purposes.

          (4) Solely for purposes of determining a Partner's proportionate share of the 'excess nonrecourse liabilities' of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partners' interests in Partnership profits shall be equal to their Percentages of Partnership Interest.

          (E) TAX ALLOCATIONS: CODE SECTION 704(C).

          (1) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein) using the traditional method without curative allocations as set forth in Regulations Section 1.704-3(b), unless otherwise Consented to by all Partners.

          (2) In the event the Gross Asset Value of any Partnership Asset is adjusted, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as specified in Section 2(E)(1) above.

          (3) Allocations pursuant to this Section 2(E) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

          (4) Consistent with this Section 2(E), in connection with the restatement of the Partners' Capital Accounts pursuant to Section 4.03, the Partners' shares of Depreciation, depletion, amortization, and gain or loss, as computed for federal income tax purposes, with respect to the Project, shall be determined so as to take into account the variation between the adjusted tax basis of the Project and the Gross Asset Value of the Project using the principles of Code Section 704(c) as required by Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(4) and 1.704-1(b)(4)(i).

          (F) It is the intent of the Partners that each Partner's distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be allocated in accordance with this Exhibit 2 to the fullest extent permitted by and in a manner intended to comply with Section 704(b) of the Code. Such compliance shall include compliance with the provisions of the Treasury Regulations dealing with 'qualified income offsets' and 'minimum gain chargebacks.' Moreover, in conjunction with the 'book-up' set forth in
     Section 4.03 hereof, 'Section 704(c) principles' shall apply to the amount of the 'book-up' of the Partners. Recognizing the complexity of the allocations contained in this Exhibit 2, in order to preserve and protect the allocations provided for in this Exhibit 2, and to attempt to comply with the Treasury Regulations, the Managing General Partner, upon obtaining the advice of counsel to the Partnership, is authorized and directed to allocate income, gain, loss, deduction or credit (or item thereof) arising in any year (the 'New Allocation') differently than otherwise provided for in this Exhibit 2 if, and to the extent that, the allocations under this
     Exhibit 2 would not fully conform with Section 704(b) of the Code, but only so long as no Limited Partner is materially affected thereby. Any New Allocation made pursuant to this Section (F) shall be deemed to be a complete substitute for any allocation otherwise provided for in this
     Exhibit 2, and no amendment of the Partnership Agreement or approval of any Partner shall be required. The Managing General Partner shall use its best efforts to cause the New Allocation to resemble in all material respects and to the maximum extent possible the allocations contained in the Partnership Agreement as originally adopted.

          (G) Notwithstanding the Managing General Partner's best efforts in this regard, by their execution of this Agreement, all Partners acknowledge that the Managing General Partner may not be able to achieve a New Allocation which resembles in all material respects the intended allocation hereunder, and that the New Allocation may have a material adverse effect on one or more Partners.

                                      2-5

                THIRD RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                      IVY STREET HOTEL LIMITED PARTNERSHIP
                                   EXHIBIT 3
                              DESCRIPTION OF LAND

     ALL THAT TRACT or parcel of land lying and being in Land Lot 51 of the 14th District of Fulton County, Georgia, containing 3.58 acres, same being more particularly described as follows:

     TO FIND THE TRUE POINT OF BEGINNING, begin at a drill hole set which marks the intersection of the northerly Right-of-Way Line of Harris Street (Sixty (60') foot Right-of-Way) with the easterly Right-of-Way Line of Peachtree Center Avenue (Sixty (60') foot Right-of-Way); thence traveling along the northerly Right-of-Way Line of said Harris Street south 89 degrees 10 minutes 36 seconds east a distance of 207.07 feet to a drill hole set on said Right-of-Way Line which drill hole set is the TRUE POINT OF BEGINNING; from the TRUE POINT OF BEGINNING as thus established leaving said Right-of-Way Line and traveling north 00 degrees 49 minutes 24 seconds east a distance of 112.72 feet to a point; thence traveling north 89 degrees 10 minutes 36 seconds west a distance of
206.60 feet to a nail set on the easterly Right-of-Way Line of said Peachtree Center Avenue; thence traveling along said Right-of-Way Line north 01 degrees 03 minutes 48 seconds east a distance of 177.30 feet to a drill hole set on said Right-of-Way Line; thence leaving said Right-of-Way Line and traveling south 89 degrees 10 minutes 36 seconds east a distance of 205.92 feet to a point; thence traveling north 00 degrees 49 minutes 24 seconds east a distance of 113.30 feet to a nail set on the southerly Right-of-Way Line of Baker Street (Sixty (60') foot Right-of-Way); thence traveling along said Right-of-Way Line south 89 degrees 19 minutes 51 seconds east a distance of 296.41 feet to a drill hole set on said Right-of-Way Line at its intersection with the westerly Right-of-Way Line of Courtland Street (Seventy (70') foot Right-of-Way); thence traveling along the westerly Right-of-Way Line of said Courtland Street south 01 degrees 03 minutes 16 seconds west a distance of 404.12 feet to a drill hole set on said Right-of-Way Line at its intersection with the northerly Right-of-Way Line of said Harris Street; thence traveling along the northerly Right-of-Way Line of said Harris Street north 89 degrees 10 minutes 36 seconds west a distance of
294.84 feet to a drill hole set on said Right-of-Way Line, which drill hole set marks the TRUE POINT OF BEGINNING.

     The above described property being shown on that certain Survey entitled 'ALTA/ACSM Land Title Survey for Atlanta Marriott Marquis Limited Partnership, Ivy Street Hotel Limited Partnership, Marriott/Portman Finance Corporation, The Citizens and Southern National Bank & Ticor Title Insurance Company of California', prepared by Planners and Engineers Collaborative, bearing the seal of Robert Lee White, Georgia Registered Land Surveyor No. 2080, dated January 5, 1990.

     TOGETHER WITH the following two (2) easement parcels, on the terms and subject to the conditions set forth with respect thereto in, to and under that certain Declaration of Easements and Restrictions dated on September 1, 1982 and recorded at Deed Book 8291, Page 40, Fulton County, Georgia Records; as amended by First Amendment to Declaration of Easements and Restrictions, dated as of August 4, 1983, recorded at Deed Book 8657, Page 385, aforesaid Records:

                                      3-1

                                EASEMENT PARCELS

(MARQUIS TWO TOWER)

     All that tract or parcel of land lying and being in the City of Atlanta, in Land Lot 51 of the 14th District of Fulton County, Georgia, and being more particularly described as follows:

     BEGINNING at the point formed by the intersection of the east right-of-way line of Peachtree Center Avenue (formerly known as Ivy Street) (as presently located) with the south right-of-way line of Baker Street (as presently located; run thence south 89 degrees, 19 minutes, 51 seconds east, as measured along the south right-of-way line of Baker Street (as presently located), a distance of
205.44 feet to a point; run thence south 00 degrees, 49 minutes, 24 seconds west, a distance of 113.30 feet to a point; run thence north 89 degrees, 10 minutes, 36 seconds west, a distance of 205.92 feet to a point lying on the east right-of-way line of Peachtree Center Avenue (formerly known as Ivy Street) (as presently located); run thence north 01 degrees, 03 minutes, 49 seconds east, as measured along the east right-of-way line of Peachtree Center Avenue (formerly known as Ivy Street) (as presently located) a distance of 112.75 feet to a point formed by the intersection of the south right-of-way line of Baker Street (as presently located) with the east right-of-way line of Peachtree Center Avenue (formerly known as Ivy Street) (as presently located) and the POINT OF BEGINNING; being property shown on the plat of survey, to which reference is made for all purposes, prepared for P.C. Towers, L.P., a Georgia limited partnership, by Planners and Engineers Collaborative, bearing the certification of Robert L. White, Georgia Registered Land Surveyor, number 2080, dated July 20, 1988, last revised September 9, 1988.

(MARQUIS ONE TOWER)

     All that tract or parcel of land lying and being in the City of Atlanta, in Land Lot 51, of the 14th District, of Fulton County, Georgia, and being more particularly described as follows:

     BEGINNING at the point formed by the intersection of the east right-of-way line of Peachtree Center Avenue (formerly known as Ivy Street) (as presently located) with the north right-of-way line of Harris Street (as presently located); run thence north 01 degrees, 03 minutes, 49 seconds east, as measured along the east right-of-way line of Peachtree Center Avenue (formerly known as Ivy Street) (an presently located), a distance of 112.72 feet to a point; run thence south 89 degrees, 10 minutes, 36 seconds east, a distance of 206.60 feet to a point; run thence south 00 degrees, 49 minutes, 24 seconds west, a distance of 112.72 feet to a point located on the north right-of-way line of Harris Street (as presently located); run thence north 89 degrees, 10 minutes, 36 seconds west, as measured along the north right-of-way line of Harris Street (as presently located), a distance of 207.07 feet to a point formed by the intersection of the east right-of-way line of Peachtree Center Avenue (formerly known as Ivy Street) (as presently located) with the north right-of-way line of Harris Street (as presently located) and the POINT OF BEGINNING; being property shown on the plat of survey, to which reference is made for all purposes, prepared for P.C. Towers, L.P., a Georgia limited partnership, by Planners and Engineers Collaborative, bearing the certification of Robert L. White, Georgia Registered Land Surveyor, number 2080, dated July 20, 1988, last revised September 9, 1988.

                                      3-2

                THIRD RESTATED AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                      IVY STREET HOTEL LIMITED PARTNERSHIP
                                   EXHIBIT 4
                                PROMISSORY NOTE

US $20,134,000                                     Dated as of            , 1997

     FOR VALUE RECEIVED, Ivy Street Hotel Limited Partnership, a Georgia limited partnership ('Maker'), promises to pay to the order of Host Marriott Corporation, a Delaware corporation ('Noteholder'), in lawful money of the United States of America, the principal sum of Twenty Million One Hundred Thirty-Four Thousand Dollars ($20,134,000), together with interest thereon at the annual rate of nine percent (9%) from the date of this Note, payable monthly in arrears, until paid in full. Commencing on the sixty-first (61st) monthly anniversary of the date of this Note, principal shall be paid in one hundred twenty (120) equal monthly installments at the rate of One Hundred Sixty-Seven Thousand Seven Hundred Eighty-Three and 33/100 Dollars ($167,783.33) per month.

     Notwithstanding the foregoing, any payments otherwise due under this Note shall be payable by Maker only to the extent of any Cash Flow (as such term is defined in the partnership agreement of Maker) and/or Capital Proceeds (as defined in the partnership agreement of Maker) which would be available for distribution to the partners of Maker but for the obligation to first make payments due under this Note ('Available Cash'). Any payments which are deferred in whole or in part as a result of the preceding sentence shall remain due and shall be paid as quickly as possible from Available Cash. Notwithstanding anything to the contrary herein, this Note shall be due and payable in full upon a sale of the Project (as such term is defined in the partnership agreement of Maker).

     All payments of principal and interest hereunder shall be made to the Noteholder at 10400 Fernwood Road, Bethesda, Maryland 20817.

     Maker may prepay the principal amount outstanding in whole or in part at any time without penalty or premium.

     Maker agrees to pay to Noteholder on demand, in addition to the amount of principal and interest as aforesaid, the amount of any and all expenses incurred by Noteholder (a) in enforcing its rights hereunder, or (b) as the result of a default by Maker in performing its obligations under any provision of this Note, including without limitation the expense of collecting any amount owed hereunder and any actual attorneys' fees and expenses reasonably incurred in connection therewith.

     Maker hereby waives the exercise of any and all exemption rights which it may hold at law or in equity with respect to the debt evidenced by this Note, or to have or receive any presentment, protest, demand and notice of dishonor, protest, demand and nonpayment as a condition of Noteholder's exercise of any rights under this Note.

     In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

     This Note may be not changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     This Note shall be governed by and construed in accordance with the laws of the State of Georgia.

                                          MAKER:
                                          IVY STREET HOTEL
                                          LIMITED PARTNERSHIP

                                          By:  ATLANTA MARRIOTT MARQUIS II
                                             LIMITED PARTNERSHIP,
                                             ITS MANAGING GENERAL PARTNER

                                          By:  MARRIOTT MARQUIS CORPORATION,
                                                ITS GENERAL PARTNER

                                               By:  ____________________________
                                                Name:  _________________________
                                                Title:  ________________________

                                      4-1

                                                                       EXHIBIT C

                          OPINION OF FINANCIAL ADVISOR

ARTHUR CONSULTING GROUP, INC.           [LETTERHEAD]



November 7, 1997



The General Partner
Atlanta Marriott Marquis Limited Partnership
10400 Fernwood Road
Bethesda, MD 20817-1109

TO:  The General Partner of the Atlanta Marriott Marquis Limited Partnership

Marriott Marquis Corporation, the General Partner ("General Partner") of Atlanta Marriott Marquis Limited Partnership ("AMMLP") and a wholly-owned subsidiary of Host Marriott Corporation ("Host Marriott"), has informed us that the General Partner is furnishing a Consent Solicitation Statement/Prospectus ("Consent Solicitation") to holders of units of Class A limited partnership interest in AMMLP. The purpose of the Consent Solicitation us to approve the merger of AMMLP with and into Atlanta Marriott Marquis II Limited Partnership ("AMMLP-II") of which the General Partner will be the sole general partner. This proposed merger is part of a series of transactions intended to facilitate a refinancing of the mortgage debt encumbering the Atlanta Marriott Marquis Hotel ("Hotel") prior to its February 2, 1998 maturity date, to recapitalize and stabilize AMMLP, and to provide additional funds for repairs to the facade of the Hotel and room refurbishments.

The Hotel is currently owned by Ivy Street Hotel Limited Partnership ("Ivy Street"), which is 80-percent owned by AMMLP. AMMLP owns the land on which the Hotel is situated; the land is leased to Ivy Street pursuant to a long-term ground lease.

As part of this proposed merger, the General Partner or its affiliate will immediately contribute $6 million in capital and, as needed, up to an additional $69 million to AMMLP-II. In return for such additional capital contributions and surrender of its current Class B interest in AMMLP, the General Partner will receive a new Class B limited partnership preferred equity interest in AMMLP-II. The General Partner will receive an annual cumulative 13.5 percent preferred return on the AMMLP-II Class B limited partnership preferred equity interest. Additionally, Host Marriott will waive its existing right to priority repayment of approximately $20.1 million in prior advances to Ivy Street and restructure such advances as a loan with a 15-year term bearing interest at a rate of 9 percent per annum, the repayment of which will be limited to the distributable cash of Ivy Street but made prior to the preferred distributions to AMMLP-II by Ivy Street.

The General Partner
Atlanta Marriott Marquis Limited Partnership
November 7, 1997
Page 2


You have requested the opinion of Arthur Consulting Group, Inc. ("ACG or "we"), an independent firm specializing in financial and economic analysis, as to the fairness, from a financial point of view, of the preferred and priority returns to be paid to the General Partner of AMMLP-II as a result of its to-be-issued Class B preferred equity interest in AMMLP-II to the Partnership and limited partners.

In connection with arriving at its opinion, ACG has, among other things:

        (a) reviewed the preferred and priority returns to be paid to the General Partner as a result of its Class B preferred equity interest in AMMLP-II;

        (b)   reviewed the historical financial statements of AMMLP and Ivy
              Street:

        (c) reviewed certain internal financial and operating information regarding the Hotel and AMMLP;

        (d) prepared a valuation analysis indicating the current value of the Hotel;

        (e) reviewed the terms, interest rates, and trading prices of public and private preferred equity holdings and subordinated loans which ACG believes to be relevant;

        (f) discussed the business and financial condition of, and other material information relating to, AMMLP and the Hotel with certain officers and certain members of management; and

        (g) performed such analysis and examination and considered such other information, financial studies, analysis, investigations, and financial economic and market data as ACG deemed relevant.

In rendering this opinion, we have relied, without independent verification, on the accuracy, completeness, and fairness of all financial and other information that was publicly available or furnished to us by the General Partner, AMMLP, and Host Marriott.

This opinion is addressed to, and for the sole use and benefit of, AMMLP and its limited partners. ACG have no consideration to any other material transaction, announced or contemplated, other than the proposed merger as described in the Consent Solicitation Statement/Prospectus. ACG has assumed that the Consent Solicitation Statement/Prospectus accurately summarizes all material terms and conditions, with no omissions. ACG has assumed that AMMLP will consummate the proposed merger in all material respects on terms and conditions identical to

The General Partner
Atlanta Marriott Marquis Limited Partnership
November 7, 1997
Page 3


the terms and conditions described in the Consent Solicitation Statement/ Prospectus. ACG has also assumed that all necessary governmental and regulatory approvals and consents of third parties will be obtained on terms and conditions that will not have a material adverse effect on the Partnership. This opinion may not be reproduced, summarized, or referred to in any public document or given to any other person without the prior written consent of ACG.

ACG will receive a fee and is being indemnified in connection with the delivery of this opinion.

Based upon and subject to the foregoing, it is ACG's opinion that the preferred and priority returns to be paid to the General Partner of the AMMLP-II are fair, from a financial point of view, to the Partnership and the limited partners.

Very truly yours,

ARTHUR CONSULTING GROUP, INC.

/s/ Arthur Consulting Group, Inc.

          [LETTERHEAD OF ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP]

November 10, 1997


Re: Consent Solicitation of Limited Partners of Atlanta Marriott Marquis Limited
    Partnership


Dear Limited Partner:

Enclosed with this letter are three documents, a Consent Solicitation Statement/ Prospectus dated as of November 10, 1997, a Question and Answer Sheet (blue) and a Consent Form (green). The purpose of the Consent Solicitation is to approve the merger ("Merger") of AMMLP with and into Atlanta Marriott Marquis II Limited Partnership, a newly formed Delaware limited partnership ("AMMLP-II") of which the General Partner is the sole General Partner. The Merger is part of a series of transactions intended to:

     o facilitate a refinancing of the mortgage debt encumbering the Atlanta Marriott Marquis Hotel ("Hotel") prior to its February 2, 1998 maturity date,

     o   recapitalize and stabilize AMMLP, and

     o provide additional funds for repairs to the facade of the Hotel and room refurbishment and renovations.

You are encouraged to carefully review these materials.

The General Partner has approved the Merger and believes that the Merger and Restructuring Transactions are fair to and in the best interests of the AMMLP limited partners. The General Partner recommends that the limited partners approve the Merger.


To vote, simply mark the appropriate box on the enclosed Consent Form (green), sign and date the Consent Form. The Consent Form should be mailed in the enclosed postage-paid envelope to the address set forth in the Consent Solicitation Statement or fax to (800) 387-7365. The Solicitation Period will end at 6:00 p.m. Eastern Time, on December 12, 1997, unless extended.

If you have any questions about completing the Consent Form or any other document, please call the Information Agent:

                            Trust Company of America
                                 (800) 955-9033

If you have questions about the Consent Solicitation, the Information Agent can also direct you to the party best able to answer your questions. In addition, as always, you may direct any questions to Host Marriott Partnership Investor Relations at (301) 380-2070.


Very truly yours,

MARRIOTT MARQUIS CORPORATION
General Partner


/s/ Bruce F. Stemerman
-----------------------
Bruce F. Stemerman
President

                  ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP
                           QUESTION AND ANSWER SHEET

     Set forth below are some commonly asked questions relating to the transactions described in the Consent Solicitation Statement/Prospectus dated November 10, 1997. Please note that this Question and Answer Sheet is not a substitute for the information set forth in the Consent Solicitation Statement/Prospectus. Conflicts of interest exist because the General Partner is a wholly owned subsidiary of Host Marriott. Please read the Consent Solicitation Statement/Prospectus in order to make an informed decision as to how to vote the enclosed Consent Form. Certain capitalized terms not otherwise defined herein have the meanings set forth in the Consent Solicitation Statement/Prospectus.

 1) WHAT IS THE RELATIONSHIP BETWEEN THE ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP ('AMMLP') AND THE IVY STREET HOTEL LIMITED PARTNERSHIP ('IVY STREET')?

     AMMLP owns an 80% general partnership interest in Ivy Street. Ivy Street owns the Atlanta Marriott Marquis Hotel.

 2)  WHY DO WE NEED THE RESTRUCTURING TRANSACTIONS?

     The General Partner has determined that, without a significant contribution of equity capital, Ivy Street will be unable to refinance the maturing Mortgage Debt of the Hotel and obtain sufficient funds to complete necessary capital repairs (including repairs to the facade of the Hotel) and room renovations. If Ivy Street is unable to repay the Mortgage Debt upon maturity on February 2, 1998, Ivy Street likely would be required to sell the Hotel to avoid both a default on the Mortgage Debt and the risk of foreclosure. The General Partner believes that such a sale would not result in cash proceeds available for distribution to the limited partners of AMMLP in excess of tax liabilities associated with the sale. Such a sale would, however, result in a significant taxable event to the partners.

     The Restructuring Transactions are also intended to stabilize the capital structure of Ivy Street and Atlanta Marriott Marquis II Limited Partnership ('AMMLP-II'), the surviving partnership after consummation of the Merger, and eliminate the need to refinance the New Mortgage Debt on the Hotel in the immediate future. The New Mortgage Debt is expected to have a minimum term of 12 years. In addition, the principal amount of the New Mortgage Debt will be significantly less than the level of mortgage debt historically encumbering the Hotel.

 3)  WHAT ARE SOME OF THE RISKS ASSOCIATED WITH THE RESTRUCTURING TRANSACTIONS?

     Limited partners should consider that the terms of the Restructuring Transactions have not been negotiated on an arm's-length basis and that no unaffiliated third party has negotiated the terms of the Restructuring Transactions on behalf of the limited partners. Furthermore, certain conflicts of interest exist between the limited partners and the General Partner in connection with the Restructuring Transactions. Additionally, the General Partner has not sought, and will not seek, a fairness opinion from an independent third party regarding the fairness of the Restructuring Transactions to the limited partners. These risk factors are not comprehensive and the limited partners are urged to read the Consent Solicitation Statement/Prospectus for a complete discussion of all risk factors.

 4)  WHAT WILL BE THE MORTGAGE DEBT BALANCE AT MATURITY?

     At maturity, approximately $199 million will be due to the lender. In addition to the funds needed to repay the Mortgage Debt, the General Partner estimates that approximately $12 million in additional funds will be required to make certain capital repairs (including repairs to the facade of the Hotel) and an additional $8 million will be needed to renovate and refurbish the Hotel's rooms. In addition, approximately $4 million will be used to pay refinancing costs, approximately $6 million will be applied to reserves and additional expenses. As a result, at the time the Mortgage Debt matures, the General Partner has concluded that a total of approximately $229 million in new funds will be required to continue to own and operate the Hotel.

 5) WHY DOESN'T AMMLP BORROW $229 MILLION AT MATURITY TO PAY $199 MILLION TO THE CURRENT LENDER AND TO PAY $30 MILLION FOR THE FUTURE CAPITAL REPAIRS, RENOVATIONS AND REFINANCING COSTS?

     The General Partner has been exploring alternatives to repay the Mortgage Debt at maturity and to obtain the additional funds needed for capital repairs, renovations and refinancing costs. The General Partner has contacted institutional lenders and other securitized lending sources. The General Partner could not find a lender, or a combination of lenders, that would fund the entire $229 million necessary to refinance the Hotel and pay for necessary capital repairs, room renovations and refinancing costs.

 6)  WHY WON'T LENDERS LOAN $229 MILLION TO AMMLP?

     In general, lenders for hotel loans of this type are requiring loan to value ratios (loan divided by the value of the hotel) of approximately 55% to 70%. The General Partner estimates that the loan to value ratio on a $229 million loan would significantly exceed the 55% to 70% ratio required by lenders in today's market.

 7) WHY DOESN'T THE GENERAL PARTNER SELL THE HOTEL AND USE THE PROCEEDS FROM THE SALE TO PAY THE CURRENT LENDER?

     The General Partner concluded that a sale likely would generate sufficient proceeds to repay the maturing Mortgage Debt, all or part of the outstanding Host Marriott interest guarantees and cover the transaction costs associated with such a sale. The General Partner believes that such a sale would not result in cash proceeds available for distribution to the limited partners of AMMLP in excess of tax liabilities associated with the sale. Each limited partner would be required to recognize a gain of approximately $145,100 per Unit. To the extent any cash would be received by the limited partners, the amount of gain would increase on a dollar-for-dollar basis.

 8) HOW DOES HOST MARRIOTT'S $75 MILLION PREFERRED EQUITY CONTRIBUTION AID IN REFINANCING THE $199 MILLION OF MORTGAGE DEBT AT MATURITY AND HELP FINANCE THE $30 MILLION FOR THE CAPITAL REPAIRS, ROOMS RENOVATIONS AND REFINANCING COSTS?

     The General Partner has secured a commitment from Nomura Asset Capital Corporation to provide $164 million in New Mortgage Debt. The difference between the existing Mortgage Debt of $199 million and the New Mortgage Debt of $164 million is $35 million. The loan shortfall of $35 million plus the $30 million needed for capital repairs, room renovations and refinancing costs plus the approximately $10 million repayment to Host Marriott for the outstanding interest advances, will be funded from the General Partner's $75 million preferred equity contribution.

 9) WHAT RETURN WILL HOST MARRIOTT RECEIVE ON ITS $75 MILLION PREFERRED EQUITY CONTRIBUTION?

     In exchange for its $75 million preferred equity contribution and the surrender of its existing Class B limited partnership interest in AMMLP, the General Partner will receive a 13.5% annual cumulative compounding preferred return and priority return of such capital. The General Partner retained a financial advisor who rendered an opinion with respect to fairness to the limited partners and AMMLP-II of the preferred and priority returns to be paid to the General Partner as a result of this additional capital contribution. The financial advisor opined that the preferred and priority returns to be paid to the General Partner are fair, from a financial point of view, to AMMLP-II and the limited partners.

10) WHY DOES HOST MARRIOTT RECEIVE A 58.4% INTEREST IN AMMLP-II FOR ITS $75 MILLION PREFERRED EQUITY CONTRIBUTION?

     The $75 million contribution equals 58.4% of the total investment in AMMLP-II. The limited partners originally invested $100,000 each, or $53,000,000 total, in AMMLP and the General Partner originally invested $536,000 in AMMLP. The General Partner will make an additional preferred equity contribution of $75,000,000 in AMMLP-II. Therefore, the total investment in AMMLP-II equals $128,536,000. The General Partner's contribution of $75,000,000 divided by the total investment in AMMLP-II of $128,536,000 equals 58.4%.

11) WHY WILL THE $20.1 MILLION OF NON-INTEREST BEARING GUARANTEE ADVANCES OF HOST MARRIOTT BE CONVERTED INTO AN INTEREST BEARING TERM LOAN?

     Currently, Ivy Street is required to use all available cash flow to repay $20.1 million to Host Marriott before making any distributions to partners of Ivy Street, including AMMLP. As part of the Restructuring Transactions, Host Marriott has agreed to allow current cash distributions to partners, thus delaying the $20.1 million repayment to Host Marriott. In addition, Host Marriott has agreed to limit the interest obligation (and principal obligation commencing in year six) on the Term Loan to net cash flow of Ivy Street. Therefore, to the extent that Ivy Street does not generate net cash flow after satisfaction of the New Mortgage Debt, no payment obligation will exist with respect to the Term Loan, and failure to make payments under such circumstances will create no legal rights for Host Marriott.

     In exchange for subordinating payments to Host Marriott to cash distributions to partners and limiting the obligation on the Term Loan to net cash flow of Ivy Street, the non-interest bearing guarantee advances to Host Marriott will be converted to the interest bearing Term Loan. The Term Loan will be interest bearing for the first five years and starting in year six will amortize over the remaining ten years. The interest rate will be 9% and interest will not compound.

12)  WHY DOES AMMLP-II CONTRIBUTE THE LAND TO IVY STREET?

     Contributing the Land to Ivy Street and eliminating the Lease payments to AMMLP-II will enable Ivy Street to secure more favorable loan terms. Under the current structure, Lease payments are already subordinated to payments with respect to the Mortgage Debt and other third-party obligations of Ivy Street; however, potential lenders have indicated that eliminating the Lease obligation would allow for more favorable financing terms. The contribution of the Land to Ivy Street, as part of the Restructuring Transactions, will terminate the Lease and result in the cessation of Lease payments from Ivy Street to AMMLP-II. AMMLP-II will receive a credit to its capital account in Ivy Street of $26,500,000 in consideration of the agreed upon value of the Land contribution, and such amount will be entitled to a 10% cumulative preferred return from Ivy Street. The General Partner believes that the preferred return will approximate the amount of the annual payments historically received by AMMLP under the terms of the Lease. Furthermore, the limited partners will receive an annual return of 5% of each limited partners' original invested capital from AMMLP-II ($5,000 per New Unit) which, to the extent unpaid in any year, will cumulate and compound and be payable from sale or financing proceeds. This 5% preferred return to the limited partners is approximately equal in amount to the 10% preferred return that AMMLP-II will receive from Ivy Street for the contribution of the Land.

13)  WHY IS THERE A MERGER INTO AMMLP-II?

     Under the terms of the AMMLP Partnership Agreement, the creation of the preferred and priority returns and certain other rights to be accorded to the General Partner (including the power to engage in extraordinary transactions) may require an unanimous vote of the limited partners. The General Partner has determined that it is unlikely that such unanimity can be obtained in light of the number of limited partners and transfers of Units as a result of death or gifts since the inception of AMMLP. However, a merger of limited partnerships can be approved by a vote of the holders of a majority of interest of the limited partnerships and the terms of the surviving Partnership's limited partnership agreement will control after such merger. Accordingly, the General Partner concluded that a merger would facilitate the creation of the Preferred Interest and other changes to the AMMLP Partnership Agreement, without the need to obtain the unanimous consent of the limited partners.

14) SINCE AMMLP-II WILL CONTRIBUTE THE LAND AND $75,000,000 TO IVY STREET SHOULDN'T AMMLP-II RECEIVE A GREATER RETURN FROM IVY STREET?

     The General Partner has determined that it would be beneficial to AMMLP-II and its limited partners to seek to establish certain preferred returns to AMMLP-II. The General Partner noted that such a preferred return could result in increased distributions from Ivy Street to AMMLP-II.
     Accordingly, the General Partner entered into negotiations with the Portman entities to give AMMLP-II certain preferred returns. As a result of those negotiations, the Portman entities agreed to give AMMLP-II a 13.5% preferred return on the $75 million cash contribution and a 10% preferred return on the $26,500,000 Land contribution.

15)  WHAT IS THE TAX IMPACT ON A LIMITED PARTNER IF THE MERGER TAKES PLACE?

     The Merger is expected to be a tax-free transaction to the original limited partners for federal income tax purposes; however, the limited partners should consult with their own tax advisors to determine the tax consequences to them, if any.

16)  WHO IS BEARING THE COST OF THE CONSENT SOLICITATION?

     All expenses of this solicitation, including the cost of preparing and mailing the Consent Solicitation Statement/Prospectus, Securities and Exchange Commission filing fees, legal and accounting fees, printing fees, information agent fees and the cost of the fairness opinion will be borne by Host Marriott.

17)  WHAT STEPS DO I TAKE TO VOTE FOR THE RESTRUCTURING TRANSACTIONS?

     Vote yes on the green Consent Form.

18)  WHAT WILL HAPPEN IF THE RESTRUCTURING TRANSACTIONS DO NOT TAKE PLACE?

     If the Merger is not approved and the remaining Restructuring Transactions are not completed, it is unlikely that Ivy Street will be able to refinance the Mortgage Debt at maturity. A failure to repay such Mortgage Debt could result in a sale of or foreclosure of the Hotel, which would have a material adverse effect on the AMMLP partners. In addition, the AMMLP partners would forgo any potential future benefits associated with owning the Hotel.

19)  WHO SHOULD I CONTACT IF I HAVE ANY QUESTIONS?

     Please contact the Information Agent listed below if you have any questions about (i) how to complete any document, (ii) which documents must be completed, (iii) where documents should be sent, or (iv) if you require any extra copies of any document.

                                 GEMISYS, INC.
                             Attn: Proxy Statement
                           7103 South Revere Parkway
                            Englewood, CO 80112-9523
                             Phone: (800) 955-9033

     If you have more substantive questions about the Restructuring Transactions, please contact Host Marriott Investor Relations, at (301) 380-2070. A representative from Host Marriott may be contacting you to further discuss this transaction and respond to your questions.

             CONSENT OF LIMITED PARTNER OF ATLANTA MARRIOTT MARQUIS
                              LIMITED PARTNERSHIP

     THIS CONSENT IS SOLICITED ON BEHALF OF MARRIOTT MARQUIS CORPORATION, INC., THE GENERAL PARTNER OF ATLANTA MARRIOTT MARQUIS LIMITED PARTNERSHIP ('AMMLP').

     The undersigned, a holder of units representing limited partnership interests of AMMLP, acting with respect to all of the units held by the undersigned, hereby takes the following action with respect to the merger (the 'Merger') of AMMLP with and into Atlanta Marriott Marquis II Limited
Partnership:

      (check one box)   / / CONSENTS   / / WITHHOLDS CONSENT  / / ABSTAINS

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE CONSENT SOLICITATION STATEMENT/PROSPECTUS DATED NOVEMBER 10, 1997.

The undersigned hereby revokes any consent or consents heretofore given with respect to the subject matter of this consent.

                                         Date: ____________, 1997

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                                                SIGN HERE (Title, if any)

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                                                SIGN HERE, if held jointly

A SIGNED BUT UNMARKED CONSENT CARD WILL BE DEEMED TO CONSENT TO THE PROPOSAL SET FORTH ABOVE.

Please sign exactly as set forth on the above sticker. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If interest is held jointly, each holder should sign.

This Consent Form must be returned to GEMISYS, INC. in the enclosed envelope or via facsimile by 6:00 p.m. Eastern Time, on December 12, 1997.

                                 GEMISYS, INC.
                           Attention: Proxy Statement
                           7103 South Revere Parkway
                         Englewood, Colorado 80112-9523
                             Phone: (800) 955-9033
                           Facsimile: (800) 387-7365